As filed with the U.S. Securities and Exchange Commission on July 18, 2025

Registration No. 333-284589

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

AMENDMENT NO. 4
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

GOLDENSTONE ACQUISITION LIMITED
(Exact name of registrant as specified in its charter)

____________________

Delaware	6770	85-3373323
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

4360 E. New York Street
Aurora, IL 60504
(330) 352-7788
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Eddie Ni, Chief Executive Officer
Goldenstone Acquisition Limited
4360 E. New York Street
Aurora, IL 60504
(330) 352-7788
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000	Joan S. Guilfoyle Loeb & Loeb LLP 901 New York Avenue, NW Suite 300 East Washington, DC 20001 Telephone: (202) 618-5000	John Tang DHH Law Firm, P.C. 1300 Pennsylvania Avenue, NW Suite 700 Washington, DC 20004 Telephone: (202) 204-3077

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Business Combination Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Infintium Fuel Cell Systems, Inc.	Delaware	3990	82-3374308

____________

(1)      The Co-Registrant has the following principal executive office:

Infintium Fuel Cell Systems, Inc.
6997 Pelham Road, Suite A
Greenville, SC 29615
864-326-3156

(2)      The agent for service for the Co-Registrant is:

Yan (Chris) Feng
Chief Executive Officer
c/o Infintium Fuel Cell Systems, Inc.
6997 Pelham Road, Suite A
Greenville, SC 29615
864-326-3156

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO
COMPLETION, DATED JULY 18, 2025

GOLDENSTONE ACQUISITION LIMITED

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear Goldenstone Acquisition Limited Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Goldenstone Special Meeting”) of Goldenstone Acquisition Limited (“Goldenstone”), which will be held at [•] [•].m., Eastern time, on [•], 2025. The Board of Directors of Goldenstone (the “Board”) has determined to convene and conduct the Goldenstone Special Meeting in a virtual meeting format at [•]. Stockholders will NOT be able to attend the Goldenstone Special Meeting in person. This proxy statement/prospectus includes instructions on how to access the virtual Goldenstone Special Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Goldenstone is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of our common stock, par value $0.0001 per share (the “Common Stock”) will be asked to approve, among other things, the Business Combination Agreement, dated as of June 26, 2024 and amended on January 28, 2025 (as amended, the “Business Combination Agreement”), by and among Goldenstone, Pacifica Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Goldenstone (“Merger Sub”), Infintium Fuel Cell Systems, Inc., a Delaware corporation (“Infintium”) and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the stockholders of Infintium (the “Securityholder Representative”), and the other related proposals.

Upon the closing of the transactions contemplated in the Business Combination Agreement (the “Closing”), Merger Sub will merge with and into Infintium, with Infintium surviving the merger as a wholly-owned subsidiary of Goldenstone. In addition, in connection with the consummation of the Business Combination, Goldenstone will be renamed “Infintium Fuel Cell Systems Holdings, Inc.” The transactions contemplated under the Business Combination Agreement relating to the Business Combination are referred to in this proxy statement/prospectus as the “Business Combination” and Goldenstone after the Business Combination is referred to in this proxy statement/prospectus as “New Infintium” or the “Combined Company.” The Board determined that the Business Combination Agreement and the Business Combination are fair to and in the best interest of Goldenstone’s stockholders, approved and adopted the Business Combination Agreement, the Business Combination and declared their advisability. In connection with the approval, the Board received the opinion of EntrepreneurShares LLC as to the fairness from a financial point of the consideration to be issued in the Business Combination. As described in this proxy statement/prospectus, Goldenstone’s stockholders are being asked to consider a vote upon (among other things) the Business Combination as recommended by the Board.

As a result of and upon the Closing, pursuant to the terms of the Business Combination Agreement, an aggregate of 13,000,000 shares of Common Stock will be issued to the Infintium Securityholders. Infintium Securityholders will also be entitled to receive additional shares post-Closing if certain stock price targets are achieved.

The following summarizes the pro forma ownership based on the actual shares held by Public and Initial Stockholders as of March 31, 2025, as adjusted for the 1,152,875 Public Shares that were redeemed in connection with the Goldenstone extension meeting held on June 18, 2025, of Common Stock of New Infintium immediately following the Business Combination under five redemption scenarios:

	No Additional Redemptions(1)		25% of Maximum Redemptions(2)		50% of Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
Goldenstone Public Stockholders(6)	1,017,996	6.3%	974,129	6.0%	930,263	5.8%
Infintium Stockholders	13,000,000	80.0%	13,000,000	80.2%	13,000,000	80.4%
Initial Stockholders(7)	1,823,875	11.2%	1,823,875	11.3%	1,823,875	11.3%
Representative(8)	407,500	2.5%	407,500	2.5%	407,500	2.5%
Total Shares at Closing (excluding shares below)	16,249,371	100.0%	16,205,504	100.0%	16,161,638	100.0%

	75% of Maximum Redemptions(4)		Maximum Redemptions(5)
	Shares	%	Shares	%
Goldenstone Public Stockholders(6)	886,396	5.5%	842,530	5.2%
Infintium Stockholders	13,000,000	80.7%	13,000,000	81.0%
Initial Stockholders(7)	1,823,875	11.3%	1,823,875	11.3%
Representative(8)	407,500	2.5%	407,500	2.5%
Total Shares at Closing (excluding shares below)	16,117,771	100.0%	16,073,905	100.0%

The table below reflects the same assumptions as above but includes the dilutive impact of securities that may be issued upon the exercise of outstanding warrants, the UPO, the convertible note, the related warrant and the shares initially reserved for issuance under the Incentive Plan in all scenarios

	No Additional Redemptions(1)		25% of Maximum Redemptions(2)		50% of Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
Shares at Closing	16,249,371	54.8%	16,205,504	54.8%	16,161,638	54.6%
Public Warrants(9)	2,875,000	9.7%	2,875,000	9.7%	2,875,000	9.7%
Private Warrants(10)	175,625	0.6%	175,625	0.6%	175,625	0.6%
Earn Out Shares	1,500,000	5.1%	1,500,000	5.1%	1,500,000	5.1%
Shares Underlying Unit Purchase Options(11)	432,400	1.5%	432,400	1.5%	432,400	1.5%
Shares Underlying the Goldenstone Senior Secured Convertible Note(12)	434,783	1.5%	434,783	1.5%	434,783	1.5%
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note(13)	127,396	0.4%	127,396	0.4%	127,396	0.4%
Infintium Warrants(14)	4,829,593	16.3%	4,829,593	16.3%	4,829,593	16.4%
Shares initially reserved for issuance under the Incentive Plan	3,000,000	10.1%	3,000,000	10.1%	3,000,000	10.2%
Total Diluted Shares at Closing	29,624,168	100.0%	29,580,301	100.0%	29,536,435	100.0%
	75% of Maximum Redemptions(4)		Maximum Redemptions(5)
	Shares	%	Shares	%
Shares at Closing	16,117,771	54.6%	16,073,905	54.5%
Public Warrants(9)	2,875,000	9.7%	2,875,000	9.8%
Private Warrants(10)	175,625	0.6%	175,625	0.6%
Earn Out Shares	1,500,000	5.1%	1,500,000	5.1%
Shares Underlying Unit Purchase Options(11)	432,400	1.5%	432,400	1.5%
Shares Underlying the Goldenstone Senior Secured Convertible Note(12)	434,783	1.5%	434,783	1.5%
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note(13)	127,396	0.4%	127,396	0.4%
Infintium Warrants(14)	4,829,593	16.4%	4,829,593	16.4%
Shares initially reserved for issuance under the Incentive Plan	3,000,000	10.2%	3,000,000	10.2%
Total Diluted Shares at Closing	29,492,568	100.0%	29,448,702	100.0%

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their shares of Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that the Public Stockholders holding 43,867 shares of Common Stock under the 25% of maximum redemption scenario will exercise their Redemption Rights for an aggregate payment of approximately $0.5 million (based on the estimated per-share redemption price of approximately $12.00 per share) from the Trust Account.

(3)      Assumes that the Public Stockholders holding 87,733 shares of Common Stock under the 50% of maximum redemption scenario will exercise their Redemption Rights for an aggregate payment of approximately $1.1 million (based on the estimated per-share redemption price of approximately $12.00 per share) from the Trust Account.

(4)      Assumes that the Public Stockholders holding 131,600 shares of Common Stock under the 75% of maximum redemption scenario will exercise their Redemption Rights for an aggregate payment of approximately $1.6 million (based on the estimated per-share redemption price of approximately $12.00 per share) from the Trust Account.

(5)      Assumes that the Public Stockholders holding 175,466 shares of Common Stock under the maximum redemption scenario will exercise their Redemption Rights for an aggregate payment of approximately $2.1 million (based on the estimated per-share redemption price of approximately $12.00 per share) from the Trust Account to satisfy the $5.0 million cash balance of closing condition.

(6)      Includes 575,000 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 5,750,000 Public Rights outstanding.

(7)      Includes 35,125 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 351,250 Private Rights outstanding.

(8)      Includes 350,000 shares of Common Stock to be issued upon consummation of the Business Combination to the representative as a repayment of the deferred underwriting discounts and commissions.

(9)      Each Public Unit included one redeemable Public Warrant, exercisable to purchase one-half of one share of Common Stock. Each two Public Warrants entitle the holder thereof to purchase one share of Common Stock at a per share exercise price of $11.50, subject to adjustment. A Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination.

(10)    Each Private Unit included one Private Warrant, exercisable to purchase one-half of one share of Common Stock. Each two Private Warrants entitle the holder thereof to purchase one share of Common Stock at a per share exercise price of $11.50, subject to adjustment. A Private Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(11)    In connection with Goldenstone’s IPO, the Representative purchased a Unit Purchase Option (“UPO) to purchase 270,250 Units exercisable at $11.00 per Unit, which include option to purchase 270,250 shares of Common Stock, option to purchase an aggregate of 270,250 shares of Common Stock from the exercise of the underlying warrants, and 27,025 shares of Common Stock automatically converted from the 270,250 rights upon consummation of the Business Combination.

(12)    Including the assumed conversion of the $5.0 million senior secured convertible note using an assumed conversion price of $11.50 at the closing of the Business Combination based on the non-binding term sheet entered by Goldenstone with an investor. The Business Combination requires a $5.0 million senior secured convertible note financing to occur.

(13)    In connection with the execution of the Convertible Note, Goldenstone will issue a warrant to the lender to purchase 127,396 shares at a per share exercise price of $11.50 per share.

(14)    Upon the closing of the Business Combination exchange, the outstanding 34,464,079 number of Infintium Warrants will be automatically cancelled, extinguished, and converted into 4,829,593 number of new Infintium Warrants, based on Infintium’s Equity Value and based on a conversion rate of 0.1401341 at March 31, 2025.

At Closing, the Sponsor shall hold a total of 1,823,875 shares of Common Stock of New Infintium.

Material Financing Transactions:

Sponsor Notes.    Since the completion of Goldenstone’s IPO in March 2022, Goldenstone has not completed any material financing transactions other than receiving loans from the Sponsor. These loans are on an unsecured, interest-free basis. Goldenstone has used the proceeds from these loans for working capital and to make payments into the Trust Account for extension payments. As of the expected Closing Date of the Business Combination, the Sponsor will have lent to Goldenstone an estimated $___ million pursuant to interest-free loans, including for funds deposited in the Trust Account in connection with extensions of the deadline by which Goldenstone had to consummate its initial business combination. These loans are due to be repaid in cash at Closing, but may, at the option of the lender, be converted immediately prior to the Closing Date of the Business Combination into units that are identical to the Private Units sold to the Sponsor and others at the time of the IPO and consist of one share of Common Stock, one right and one warrant at a per unit price of $10.00. The Sponsor has informed Goldenstone that it does not anticipate converting any of the loans into private units. Instead, such loans will be repaid in cash at Closing if there are sufficient funds available and, if not, the Sponsor has agreed to defer its receipt of payment for one year. As such, the Sponsor Notes will not have a dilutive impact on non-redeeming stockholders.

Convertible Note Term Sheet.    Goldenstone has entered into a non-binding term sheet with a third-party lender for a convertible note of up to $10,000,000 of which half ($5,000,000) would be funded at Closing. The loan would carry a 6% interest rate with a 7% original issue discount and would be convertible at a fixed convertible price of $11.50. The note will be convertible at any point in time after issuance at the option of the holder subject to limitations that the shares to be issued cannot be in violation of any Nasdaq or other applicable national securities exchange limits. The term of the loan would be 18 months with monthly redemption payments beginning 60 days from Closing. Monthly redemption payments may be made in shares of Common Stock subject to certain conditions. The funds from the loan would be used to pay a portion of the expenses associated with the closing of the Business Combination with remaining funds and subsequent draw down post-Closing In connection with the Convertible Note, the parties will also enter into a warrant agreement which will provide for the potential purchase of 127,396 shares at a per share purchase price of $11.50. The dilutive impact of the convertible note and warrant are shown above in the table showing the diluted number of shares.

Compensation to be received by the Sponsor, its affiliates and promoters in connection with the Business Combination:

At Closing, the following shall be received by the Sponsor and the other Initial Stockholders and affiliates:

•        Repayment of an estimated $____ million in loans the Sponsor has made to Goldenstone on an interest-free basis. These loans are due to be repaid at Closing. These loans are due to be repaid at closing, but, at the option of the lender, may be converted immediately prior to the Closing into units consisting of one share of Common Stock, one right and one warrant;

•        The Sponsor and the other Initial Stockholders own an aggregate of 1,437,500 founder shares for which they paid an aggregate of $25,874 which securities will have a significantly higher value at the time of the Business Combination with an aggregate market value of approximately $16.5 million, based on the closing price of the Common Stock of $11.48 on the OTC Markets on July 14, 2025;

•        The Sponsor and the other Initial Stockholders purchased 351,250 private placement units at a per unit price of $10.00 with each unit consisting of one share of Common Stock, one Right to receive 1/10th of a share of Common Stock upon consummation of a Business Combination and one Warrant with an aggregate market value of approximately $4.4 million consisting of the 386,375 shares of Common Stock (inclusive of shares issuable upon conversion of the Rights) based on the closing price of the Common Stock on the OTC Markets on July 14, 2025 of $11.48 and $21,075 for the 351,250 Warrants based on the closing price of the Warrants on the OTC Markets on July 14, 2025 of $0.06; and

•        Eddie Ni will be appointed to the Board of New Infintium and will be entitled to receive compensation for that role post-Closing.

This compensation will not result in a material dilution of the equity interests of non-redeeming shareholders who hold the securities until the consummation of the de-SPAC transaction. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination”.

The retention of shares by Sponsor and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming Goldenstone Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Ownership Following the Business Combination.”

Conflicts of Interest

Since the Sponsor, its affiliates and the other Initial Stockholders (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Common Stock, a conflict of interest may exist in determining whether the Business Combination with Infintium is appropriate. Such interests include that the Sponsor Related Parties, will lose their entire investment in Goldenstone if Goldenstone does not complete a business combination. When you consider the recommendation of the Goldenstone Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Goldenstone’s stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor and the other Initial Stockholders own 1,788,250 shares of Common Stock (exclusive of the 35,125 shares of Common Stock to be received upon conversion of the Private Rights included in the Private Units upon the close of the Business Combination) as of the date hereof, representing 52.0% of the voting power of the Common Stock, and Sponsor and the other Initial Stockholders are required by the Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that the Sponsor and the other Initial Stockholders paid an aggregate of $25,874 for 1,437,500 founder shares and such securities will have a significantly higher value at the time of the Business Combination with an aggregate market value of approximately $16.5 million, based on the closing price of the Common Stock of $11.48 on the OTC Markets on July 14, 2025;

•        the fact that the Sponsor and the other Initial Stockholders purchased 351,250 private placement units at a per unit price of $10.00 with each unit consisting of one share of Common Stock, one Right to receive 1/10th of a share of Common Stock upon consummation of a Business Combination and one Warrant with an aggregate market value of approximately $4.4 million consisting of the 386,375 shares of Common Stock (inclusive of shares issuable upon conversion of the Rights) based on the closing price of the Common Stock on the OTC Markets on July 14, 2025 of $11.48 and $21,075 for the 351,250 Warrants based on the closing price of the Warrants on the OTC Markets on July 14, 2025 of $0.06.

•        the fact that Sponsor, officers, advisors and directors of Goldenstone have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by July 21, 2025 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Goldenstone fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor and the Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Agreement and the Business Combination;

•        the fact that the Sponsor and the Initial Stockholder have agreed to (i) not transfer the shares of Common Stock beneficially owned by them prior to the Closing, (ii) certain lock-up provisions with respect to their shares of Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any shares of Common Stock beneficially owned by them;

•        the fact that the Sponsor and the other Initial Stockholders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the other Initial Stockholders would lose their entire investment);

•        the fact that Goldenstone’s officers and directors are not required to, and will not, commit their full time to Goldenstone’s affairs, which may result in a conflict of interest in allocating their time between Goldenstone’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Goldenstone’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware law. Goldenstone does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that the $2,976,966 principal balance as of March 31, 2025 under the Sponsor Notes will only be repaid if an initial business combination is consummated;

•        the fact that given the differential in the purchase price that the Sponsor and the other Initial Stockholders paid for the founder shares as compared to the price of the Public Units sold in the IPO, the Sponsor and the other Initial Stockholders may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the other Initial Stockholders have entered into a registration rights agreement, pursuant to which they have registration rights to require Goldenstone to register a sale of any of its securities held by them;

•        the fact that the Sponsor and the other Initial Stockholders will lose their entire investment in Goldenstone and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 21, 2025 or, if such period is extended, within such extended period;

•        the continued indemnification of Goldenstone’s directors and officers and the continuation of Goldenstone’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 21, 2025 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Goldenstone to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Goldenstone has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Goldenstone, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that Goldenstone may be entitled to distribute or pay over funds held by Goldenstone outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as the other Initial Stockholders may have influenced their motivation in identifying and selecting Infintium as a business combination target and completing an initial business combination with Infintium. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In considering the recommendations of the Goldenstone Board to vote for the proposals, its stockholders should consider these interests. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — Goldenstone’s directors and officers may have certain conflicts in determining to recommend the acquisition of Infintium, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.”

In addition to the foregoing, Infintium’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of Infintium. A conflict of interest may exist in determining whether the Business Combination with Goldenstone is appropriate.

These conflicts of interest include, among other things, the interests listed below:

•        certain of Infintium’s directors and officers hold stock options in Infintium. If the Business Combination is consummated, these individuals may receive significant financial benefits from the conversion of their interests. These financial interests, which are not available to holders of Common Stock generally, could create a conflict of interest as the directors and officers may be incentivized to support the Business Combination even if it is not in the best interests of holders of Common Stock;

•        certain of Infintium’s directors and officers may enter into new employment agreements with the Combined Company or stay on the board of the Combined Company following the Closing of the Business Combination. These agreements could provide for substantial cash payments, stock options, or other incentives upon the successful closing of the Business Combination, which could create a conflict of interest as the individuals may have a greater incentive to ensure the Business Combination closes, even if the terms of the Business Combination are not ideal for all stockholders;

•        certain of Infintium’s directors and officers may be offered the opportunity to retain significant management positions or governance roles within the Combined Company following the Business Combination. The potential for continued influence and control over the Combined Company may present a conflict of interest as these individuals may prioritize their personal positions over the best interests of all stockholders;

•        in negotiating the terms of the Business Combination, Infintium’s directors and officers may have been influenced by their desire to maximize their own financial benefits, including any personal equity interests in the Combined Company or Infintium. For instance, they may have supported a particular structure for the Business Combination that maximizes their personal gain but may not necessarily be in the best interests of all stockholders as a whole; and

•        some of Infintium’s directors and officers may view the Business Combination as an opportunity to realize liquidity and “cash out” of their holdings in Infintium. This could result in a conflict of interest, as their desire to secure personal financial benefits could influence their recommendation of the Business Combination, even if alternative strategic options would better serve the long-term interests of all stockholders.

As a result of these actual or potential conflicts of interest, there can be no assurance that the terms of the Business Combination have been negotiated in the best interests of Goldenstone’s unaffiliated stockholders. Investors should carefully consider these conflicts of interest when evaluating the transaction.

As of March 31, 2025, there was approximately $18.7 million in Goldenstone’s trust account (the “Trust Account”). On [•], 2025, the record date for the Goldenstone Special Meeting of stockholders, the last sale price of Goldenstone’s Public Shares was $[•].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Goldenstone Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Goldenstone Special Meeting if such stockholder subsequently chooses to participate in the Goldenstone Special Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 24.

Goldenstone’s board of directors recommends that Goldenstone stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2025, and is first being mailed to stockholders of Goldenstone on or about [•], 2025.

Eddie Ni
Chief Executive Officer
Goldenstone Acquisition Limited
[•], 2025

GOLDENSTONE ACQUISITION LIMITED
4360 East New York Street
Aurora, Illinois 60504
Telephone: (330) 352-7788

NOTICE OF SPECIAL MEETING OF
GOLDENSTONE ACQUISITION LIMITED STOCKHOLDERS
To Be Held on [•], 2025

To Goldenstone Acquisition Limited Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of Goldenstone Acquisition Limited (“Goldenstone,” “we”, “our”, or “us”), which will be held at [•] [•].m., Eastern time, on [•], 2025, at [•] (the “Goldenstone Special Meeting”). We will hold the Goldenstone Special Meeting virtually. You can participate in the virtual Goldenstone Special Meeting as described in “The Goldenstone Special Meeting.”

During the Goldenstone Special Meeting, Goldenstone’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

•        To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 26, 2024 and amended on January 28, 2025 (as amended, the “Business Combination Agreement”), by and among Goldenstone, Pacifica Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Goldenstone (“Merger Sub”), and Infintium Fuel Cell Systems, Inc., a Delaware corporation (“Infintium”) (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby. This proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

•        To consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of Goldenstone, a copy of which is to be attached to this proxy statement/prospectus as Annex B (the “Amended Charter”). This proposal is referred to as the “Charter Amendment Proposal” or “Proposal 2.”

•        To consider and vote, on a non-binding advisory basis, upon three separate governance proposals relating to material differences between Goldenstone’s Current Charter and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”). These proposals are referred to as the “Advisory Proposals” or “Advisory Proposals 3A – 3C.”

•        Advisory Proposal A — to increase the number of shares of capital stock that New Infintium is authorized to issue from 15,000,000 shares to 210,000,000 shares, consisting of 200,000,000 shares of New Infintium Common Stock and 10,000,000 shares of preferred stock;

•        Advisory Proposal B — to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

•        Advisory Proposal C — to change Goldenstone’s name to “Infintium Fuel Cell Systems Holdings, Inc.” and remove the various provisions applicable only to special purpose acquisition companies.

•        To consider and vote on a proposal to approve the Equity Incentive Plan Proposal (the “Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination. This proposal is referred to as the “Equity Incentive Plan Proposal” or “Proposal 4.”

•        To consider and vote upon a proposal to elect five members to serve on New Infintium’s board of directors effective upon the consummation of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal 5.”

•        To consider and vote upon a proposal to approve the adjournment of the Goldenstone Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals in the event Goldenstone does not receive the requisite stockholder vote to approve the proposals. This proposal is called the “Adjournment Proposal” or “Proposal 6.”

The Business Combination Agreement provides that approval of Proposals 1 and 2 (the “Condition Precedent Proposals”) is a condition to each of the parties’ obligation to consummate the Business Combination. As such, if any of the Condition Precedent Proposals is not approved, the Business Combination cannot be consummated unless the condition is waived, to the extent legally permissible. As such, the approval of each of the Condition Precedent Proposals is conditioned on the approval (or waiver) of the other Condition Precedent Proposals. In the event that our stockholders do not approve the Business Combination Proposal, Goldenstone will not consummate the Business Combination. If Goldenstone does not consummate the Business Combination and fails to complete an initial business combination by June 21, 2025, Goldenstone will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which Goldenstone must complete its initial business combination.

Approval of the Business Combination Proposal, the Advisory Proposals, the Equity Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting or any adjournment thereof. The Business Combination is not structured so that approval of at least a majority of unaffiliated Public Stockholders of Goldenstone is required. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — As the Sponsor has agreed to vote in favor of the Business Combination and the other proposals presented at the Special Meeting, regardless of how the holders of the Public Shares vote, and the Business Combination is not conditioned on the separate approval of a majority of the unaffiliated stockholders, the Business Combination may be approved even if none of the holders of Public Shares vote in favor of it.” Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

As of [•], 2025, there were 2,289,246 shares of Common Stock issued and outstanding and entitled to vote. Only Goldenstone stockholders who hold Common Stock of record as of the close of business on [•], 2025 are entitled to vote at the Goldenstone Special Meeting or any adjournment of the Goldenstone Special Meeting. This proxy statement/prospectus is first being mailed to Goldenstone stockholders on or about [•], 2025.

Investing in Goldenstone’s securities involves a high degree of risk. See “Risk Factors” beginning on page 24 for a discussion of information that should be considered in connection with an investment in Goldenstone’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Goldenstone Special Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Goldenstone Special Meeting no later than the time appointed for the Goldenstone Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Common Stock online if you subsequently choose to participate in the virtual Goldenstone Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Goldenstone Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Goldenstone Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Goldenstone Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Goldenstone Special Meeting.

You may revoke a proxy at any time before it is voted at the Goldenstone Special Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Goldenstone Special Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Advantage Proxy, Inc., that is received by the proxy solicitor before we take the vote at the Goldenstone Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Goldenstone’s Board of Directors recommends that Goldenstone stockholders vote “FOR” approval of each of the proposals. When you consider Goldenstone’s Board of Director’s recommendation of these proposals, you should keep in mind that Goldenstone’s directors and officers have interests in the Business Combination that may conflict with or differ from your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the Goldenstone Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
/s/ Eddie Ni
Eddie Ni
Chief Executive Officer
Goldenstone Acquisition Limited
[•], 2025

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: (A) HOLD PUBLIC SHARES, OR (B) HOLD PUBLIC SHARES THROUGH PUBLIC UNITS AND YOU SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING PUBLIC SHARES, WARRANTS AND RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES; AND (II) PRIOR TO [•] P.M., EASTERN TIME, ON [•], 2025, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT GOLDENSTONE REDEEM YOUR PUBLIC SHARES FOR CASH AND (B) DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE GOLDENSTONE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Goldenstone, constitutes a prospectus of Goldenstone and Infintium under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock of Goldenstone to be issued to Infintium’s stockholders pursuant to the Business Combination Agreement. This document also constitutes a proxy statement of Goldenstone under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither Goldenstone nor Infintium has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding Goldenstone and its business, operations, management and other matters has been provided by Goldenstone, and information contained in this proxy statement/prospectus regarding Infintium and its business, operations, management and other matters has been provided by Infintium.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Goldenstone’s and Infintium’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “Goldenstone” refer to Goldenstone Acquisition Limited, a Delaware corporation. Further, in this document:

•        “Additional Agreements” means the A&R Registration Rights Agreement, the Company Support Agreements, the Sponsor Support Agreement, the Company Lock-Up Agreements and the Sponsor Lock-Up Agreements.

•        “Amended Charter” means the Second Amended & Restated Certificate of Incorporation of Goldenstone to take effect upon Goldenstone’s stockholders approving the Second Amended & Restated Certificate of Incorporation, in the form included as Annex B to this proxy statement/prospectus and the Closing of the Business Combination, as further described in the “Charter Amendment Proposal” and the “Advisory Proposals” sections of this proxy statement/prospectus.

•        “A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into prior to the Closing by Goldenstone, certain stockholders of Goldenstone and certain stockholders of Infintium.

•        “Available Cash” means, as of immediately prior the Closing, an amount of cash and cash equivalents equal to: (a) the sum of (i) the funds in the Trust Account following the exercise of any Redemption Rights by the stockholders of Goldenstone, plus (ii) cash and cash equivalents available to Goldenstone from any other sources, including the proceeds of any equity or debt financing arrangement to be entered into by Goldenstone following the date of this Agreement and consummated in connection with the Closing and the Bridge Financing, plus (iii) Company closing cash.

•        “Board” means the Board of Directors of Goldenstone.

•        “Bridge Financing” means a financing, if any, of the Company obtained by Goldenstone subject to the provisions of Section 7.17 of the Business Combination Agreement and mutually agreeable by the parties. As of the date of this proxy statement/prospectus, no such financing has been committed.

•        “Business Combination” means the merger and the other transactions contemplated by the Business Combination Agreement.

•        “Business Combination Agreement” means that certain Business Combination Agreement, dated as of June 26, 2024 as amended on January 28, 2025, by and among Goldenstone, Merger Sub and Infintium, as it may be further amended or supplemented.

•        “Certificate of Incorporation” or “Current Charter” means Goldenstone’s current Amended and Restated Certificate of Incorporation.

•        “Closing” means the closing of the Business Combination.

•        “Closing Date” means date of the consummation of the Business Combination.

•        “Closing Merger Consideration Shares” means 13,000,000 shares of New Infintium Common Stock to be issued to Infintium Securityholders at the Effective Time.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Common Stock” means the common stock, $0.0001 par value per share, of Goldenstone.

•        “Company Support Agreements” means the agreements entered into simultaneously with the execution of the Business Combination Agreement pursuant to which certain stockholders of Infintium agreed to vote all of the shares of Infintium Common Stock beneficially owned by them in favor of the Business Combination.

•        “Continental” means Continental Stock Transfer & Trust Company, Goldenstone’s transfer agent.

•        “DGCL” means the Delaware General Corporation Law.

•        “Earnout Shares” means “an aggregate of one million and five hundred thousand (1,500,000) shares of Goldenstone Common Stock which the shareholders of Infintium are eligible to receive after the Closing, pursuant to the terms of the Business Combination Agreement.

•        “Effective Time” means the time at which the Business Combination becomes effective.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “founder shares” means the 1,437,500 outstanding shares of Common Stock held by the Sponsor and the other Initial Stockholders, sold for an aggregate purchase price of $25,874.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “Goldenstone” means Goldenstone Acquisition Limited, a Delaware corporation.

•        “Goldenstone Special Meeting” means the special meeting of the stockholders of Goldenstone, which will be held at [•] [•].m., Eastern time, on [•], 2025.

•        “Infintium” means Infintium Fuel Cell Systems, Inc., a Delaware corporation.

•        “Infintium Additional Agreements” means the Company Support Agreements and the Company Lock-Up Agreements.

•        “Infintium Board” means the board of directors of Infintium.

•        “Infintium Charter” means the certificate of incorporation of Infintium in effect prior to the Effective Time.

•        “Infintium Common Stock” means the shares of common stock, par value $0.0001 per share, of Infintium.

•        “Infintium Securityholders” means the holders of Infintium Common Stock and Infintium Warrants immediately prior to the Effective Time.

•        “Initial Stockholders” means the Sponsor and the other initial holders of the founder shares and the Private Units.

•        “IPO” refers to the initial public offering of 5,750,000 Units of Goldenstone consummated on March 21, 2022.

•        “IRS” means the United States Internal Revenue Service.

•        “Lock-Up Agreements” means the agreements entered into simultaneously with or following the execution of the Business Combination Agreement, pursuant to which certain Infintium stockholders agreed to certain restrictions on transfer of shares of Common Stock they will receive pursuant to the Business Combination for a period of six months after the Closing Date.

•        “Merger Sub” means Pacifica Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Goldenstone.

•        “Nasdaq” means the Nasdaq Stock Market LLC.

•        “New Infintium” means the combined company after the Business Combination.

•        “New Infintium Common Stock” means the common stock, par value $0.0001 per share, of New Infintium.

•        “Organizational Documents” means organizational or governing documents of an applicable entity.

•        “Over-Allotment Option” means the 45-day option to purchase up to 900,000 additional Public Units to cover over-allotments, that Goldenstone granted to the Representative in connection with the IPO which the Representative exercised in full on March 21, 2022 together with the closing of the IPO.

•        “Private Units” mean the 351,250 Units issued to the Initial Stockholders in a private placement.

•        “Private Rights” means the Rights that are part of the Private Units.

•        “Private Warrants” means the Warrants that are part of the Private Units.

•        “Proposals” means Proposals 1 – 6 to be voted on at the Goldenstone Special Meeting.

•        “Public Rights” means the Warrants that are part of the Public Units.

•        “Public Share” means a share of Common Stock held by Goldenstone stockholders other than the Sponsor or the other Initial Stockholders

•        “Public Stockholders” means holders of Public Shares.

•        “Public Units” means the 5,750,000 Units sold by Goldenstone in the IPO and upon exercise of the Over-Allotment Option with each Public Unit consisting of one share of Common Stock, one Public Warrant and one Public Right.

•        “Public Warrants” means the redeemable Warrants that are part of the Public Units.

•        “Right” means the right included as part of the Units and the Private Units that entitle the holder to one-tenth of one share of New Infintium Common Stock upon consummation of the Business Combination.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Sponsor” means Goldenstone Holding, LLC, a Delaware limited liability company.

•        “Sponsor Support Agreement” means the agreements entered into in connection with execution of the Business Combination Agreement pursuant to which certain stockholders of Goldenstone agreed to vote all of the shares of Common Stock beneficially owned by them in favor of the Business Combination.

•        “Trust Account” means Goldenstone’s trust account maintained by Continental as trustee.

•        “Units” means the units of Goldenstone, each consisting of one Public Share, one Warrant and one Right.

•        “Warrants” refer to the redeemable warrants that entitle the holder thereof to purchase one-half of one share of Common Stock at a price of $11.50 per whole share (subject to adjustment).

SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus statement with respect to Goldenstone’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      No Public Stockholders exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on March 31, 2025 of approximately $____ million (as adjusted for the redemption payments in connection with a meeting of stockholders held on June 18, 2025). Please see the section entitled “The Goldenstone Special Meeting — Redemption Rights.”

2.      There are no transfers by the Sponsor of Goldenstone securities held by the Initial Stockholders on or prior to the Closing Date.

3.      No holders of Warrants exercise any of the outstanding Warrants and that, in the event of redemptions of Public Shares in connection with the Closing, for each Public Share redeemed, the one-quarter Warrant included in such redeemed Public Share is forfeited.

4.      There are no other issuances of equity securities of Goldenstone prior to or in connection with the Closing.

5.      That none of the Infintium Securityholders exercises dissenters rights in connection with the Business Combination.

6.      That for all purposes the number of outstanding shares and equity-linked securities of each of Goldenstone and Infintium is the same as the number of outstanding shares and equity-linked securities of Goldenstone and Infintium, respectively, as of ____________, 2025.

7.      That none of the Infintium Options or Warrants that are outstanding as of ___________, 2025 are exercised prior to the Closing.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Goldenstone and/or Infintium and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Infintium” and “Business of Infintium.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Goldenstone and Infintium as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Goldenstone and the following:

•        Infintium’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

•        the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Infintium or the expected benefits of the Business Combination, if not obtained;

•        the failure to realize the anticipated benefits of the Business Combination;

•        the ability of New Infintium following the Business Combination, to maintain the listing of New Infintium’s securities on Nasdaq;

•        costs related to the Business Combination;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive the Business Combination Agreement by the stockholders of Goldenstone;

•        the risk of actual or alleged failure to comply with data privacy laws and regulations;

•        the outcome of any legal proceedings that may be instituted against Goldenstone or Infintium related to the Business Combination;

•        the attraction and retention of qualified directors, officers, employees and key personnel of Goldenstone and Infintium prior to the Business Combination, and New Infintium following the Business Combination;

•        the impact from future regulatory, judicial, and legislative changes in Infintium’s industry;

•        those factors set forth in documents filed, or to be filed, with SEC by Goldenstone and Infintium.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Goldenstone and Infintium prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Goldenstone, Infintium or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Goldenstone and Infintium undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION AND
THE OTHER PROPOSALS TO BE PRESENTED AT THE GOLDENSTONE SPECIAL MEETING

The following are answers to some questions that you, as a stockholder of Goldenstone or Infintium, may have regarding the Business Combination and the Proposals being considered at the Goldenstone Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Business Combination and the Proposals being considered at the Goldenstone Special Meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:     What will happen in the Business Combination?

A:     At the Closing, Merger Sub will merge with and into Infintium, with Infintium surviving such merger as the surviving entity as a wholly-owned subsidiary of Goldenstone (the “Surviving Corporation”). Upon consummation of the Business Combination, Infintium will become a wholly-owned subsidiary of Goldenstone. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Goldenstone’s Public Stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What is the consideration being paid to Infintium Securityholders?

A:     Subject to the terms of the Business Combination Agreement and customary adjustments set forth therein, the consideration to be delivered to Infintium Securityholders in connection with the Business Combination will consist of 13,000,000 newly issued shares of New Infintium Common Stock (the “Closing Merger Consideration Shares”). In addition, Infintium securityholders as of immediately prior to the Closing will be entitled to receive a pro rata share of up to an additional 1,500,000 shares of New Infintium Common Stock (the “Contingent Merger Consideration Shares”) post-closing if certain revenue targets are achieved.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received, Goldenstone expects that the Business Combination will occur as soon as possible following the Goldenstone Special Meeting.

Q:     Are Infintium’s stockholders required to approve the Business Combination Agreement?

A:     Yes. We expect, pursuant to the terms of the Business Combination Agreement, that Infintium’s stockholders will approve the Business Combination Agreement within five business days of the effective date of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Q:     Who will manage New Infintium after the Business Combination?

A:     As a condition to the consummation of the Business Combination, all of the officers and directors of Goldenstone will resign. For information on the anticipated management of New Infintium, see the section titled “Directors and Executive Officers of New Infintium after the Business Combination” in this proxy statement/prospectus.

Q:     What equity stake will current Goldenstone stockholders and Infintium Securityholders hold in New Infintium after the Business Combination?

A:     We anticipate that upon completion of the Business Combination, assuming no redemptions of the 442,996 Public Shares that remain outstanding, Goldenstone’s Public Stockholders would retain an ownership interest of approximately 6.3% in New Infintium, the Infintium Securityholders will own approximately 80.0% of New Infintium, the Initial Stockholders will retain an ownership of approximately 11.2% of New Infintium and the representative of the underwriters in the IPO (the “Representative”) will own approximately 2.5% of New Infintium. If 175,466 Public Shares are redeemed which represents the Maximum Redemption Scenario, Goldenstone’s Public Stockholders will retain an ownership interest of approximately 5.2% in New Infintium, the Infintium Securityholders will own approximately 81.0% of New Infintium, the Initial Stockholders will retain an ownership of approximately 11.3% of New Infintium and the Representative will own approximately 2.5% of New Infintium. The ownership percentages with respect to New Infintium do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account the issuance of 610,125 shares of New Infintium Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What are the possible sources and extent of dilution that holders of Public Shares who elect not to redeem their Public Shares will experience in connection with the Business Combination?

A:      After the completion of the Business Combination, Public Stockholders will own a significantly smaller percentage of New Infintium than they currently own of Goldenstone. Consequently, Public Stockholders, as a group, will have reduced ownership and voting power in New Infintium compared to their ownership and voting power in Goldenstone.

The following summarizes the pro forma ownership of Common Stock of New Infintium immediately following the Business Combination under five redemption scenarios:

	No Additional Redemptions(1)		25% of Maximum Redemptions(2)		50% of Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
Goldenstone Public Stockholders(6)	1,017,996	6.3%	974,129	6.0%	930,263	5.8%
Infintium Stockholders	13,000,000	80.0%	13,000,000	80.2%	13,000,000	80.4%
Initial Stockholders(7)	1,823,875	11.2%	1,823,875	11.3%	1,823,875	11.3%
Representative(8)	407,500	2.5%	407,500	2.5%	407,500	2.5%
Total Shares at Closing (excluding shares below)	16,249,371	100.0%	16,205,504	100.0%	16,161,638	100.0%
	75% of Maximum Redemptions(4)		Maximum Redemptions(5)
	Shares	%	Shares	%
Goldenstone Public Stockholders(6)	886,396	5.5%	842,530	5.2%
Infintium Stockholders	13,000,000	80.7%	13,000,000	81.0%
Initial Stockholders(7)	1,823,875	11.3%	1,823,875	11.3%
Representative(8)	407,500	2.5%	407,500	2.5%
Total Shares at Closing (excluding shares below)	16,117,771	100.0%	16,073,905	100.0%
	No Additional Redemptions(1)		25% of Maximum Redemptions(2)		50% of Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
Shares at Closing	16,249,371	54.8%	16,205,504	54.8%	16,161,638	54.6%
Public Warrants(9)	2,875,000	9.7%	2,875,000	9.7%	2,875,000	9.7%
Private Warrants(10)	175,625	0.6%	175,625	0.6%	175,625	0.6%
Earn Out Shares	1,500,000	5.1%	1,500,000	5.1%	1,500,000	5.1%
Shares Underlying Unit Purchase Options(11)	432,400	1.5%	432,400	1.5%	432,400	1.5%
Shares Underlying from the Goldenstone Senior Secured Convertible Note Investor	434,783	1.5%	434,783	1.5%	434,783	1.5%
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note	127,396	0.4%	127,396	0.4%	127,396	0.4%
Infintium Warrants	4,829,593	16.3%	4,829,593	16.3%	4,829,593	16.4%
Shares initially reserved for issuance under the Incentive Plan	3,000,000	10.1%	3,000,000	10.1%	3,000,000	10.2%
Total Diluted Shares at Closing	29,624,168	100.0%	29,580,301	100.0%	29,536,435	100.0%

	75% of Maximum Redemptions(4)		Maximum Redemptions(5)
	Shares	%	Shares	%
Shares at Closing	16,117,771	54.6%	16,073,905	54.5%
Public Warrants(9)	2,875,000	9.7%	2,875,000	9.8%
Private Warrants(10)	175,625	0.6%	175,625	0.6%
Earn Out Shares	1,500,000	5.1%	1,500,000	5.1%
Shares Underlying Unit Purchase Options(11)	432,400	1.5%	432,400	1.5%
Shares Underlying from the Goldenstone Senior Secured Convertible Note Investor(12)	434,783	1.5%	434,783	1.5%
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note(13)	127,396	0.4%	127,396	0.4%
Infintium Warrants(14)	4,829,593	16.4%	4,829,593	16.4%
Shares initially reserved for issuance under the Incentive Plan	3,000,000	10.2%	3,000,000	10.2%
Total Diluted Shares at Closing	29,492,568	100.0%	29,448,702	100.0%

__________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their shares of Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that the Public Stockholders holding 43,867 shares of Common Stock under the 25% of maximum redemption scenario will exercise their Redemption Rights for an aggregate payment of approximately $0.5 million (based on the estimated per-share redemption price of approximately $12.00 per share) from the Trust Account.

(3)      Assumes that the Public Stockholders holding 87,733 shares of Common Stock under the 50% of maximum redemption scenario will exercise their Redemption Rights for an aggregate payment of approximately $1.1 million (based on the estimated per-share redemption price of approximately $12.00 per share) from the Trust Account.

(4)      Assumes that of the Public Stockholders holding 131,600 shares of Common Stock under the 75% of maximum redemption scenario will exercise their Redemption Rights for an aggregate payment of approximately $1.6 million (based on the estimated per-share redemption price of approximately $12.00 per share) from the Trust Account

(5)      Assumes that the Public Stockholders holding 175,466 shares of Common Stock under the maximum of maximum redemption scenario will exercise their Redemption Rights for an aggregate payment of approximately $2.1 million (based on the estimated per-share redemption price of approximately $12.00 per share) from the Trust Account to satisfy the $5.0 million cash balance of closing condition.

(6)      Includes 575,000 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 5,750,000 Public Rights outstanding.

(7)      Includes 35,125 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 351,250 Private Rights outstanding.

(8)      Includes 350,000 shares of Common Stock to be issued upon consummation of the Business Combination to the representative as a repayment of the deferred underwriting discounts and commissions.

(9)      Each Public Unit included one redeemable Public Warrant, exercisable to purchase one-half of one share of Common Stock. Each two Public Warrants entitle the holder thereof to purchase one share of Common Stock at a per share exercise price of $11.50, subject to adjustment. A Public Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination.

(10)    Each Private Unit included one Private Warrant, exercisable to purchase one-half of one share of Common Stock. Each two Private Warrants entitle the holder thereof to purchase one share of Common Stock at a per share exercise price of $11.50, subject to adjustment. A Private Warrant may be exercised only during the Exercise Period commencing on the date that is thirty (30) days after the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.

(11)    In connection with Goldenstone’s IPO, the Representative purchased a Unit Purchase Option (“UPO) to purchase 270,250 Units exercisable at $11.00 per Unit, which include the option to purchase 270,250 shares of Common Stock, option to purchase an aggregate of 270,250 shares of Common Stock from the exercise of the underlying warrants, and 27,025 shares of Common Stock automatically converted from the 270,250 rights upon consummation of the Business Combination.

(12)    Including the assumed conversion of the $5.0 million senior secured convertible note using an assumed conversion price of $11.50 at the closing of the Business Combination based on the non-binding term sheet entered by Goldenstone with an investor. The Business Combination requires a $5.0 million senior secured convertible note financing to occur.

(13)    In connection with the execution of the Convertible Note, Goldenstone will issue a warrant to the lender to purchase 127,396 shares at a per share exercise price of $11.50 per share.

(14)    Upon the closing of the Business Combination exchange, the outstanding 34,464,079 number of Infintium Warrants will be automatically cancelled, extinguished, and converted into 4,829,593 number of new Infintium Warrants, based on Infintium’s Equity Value and based on a conversion rate of 0.1401341 at March 31, 2025.

Q:     Why am I receiving this document?

A:     Goldenstone, Merger Sub, and Infintium have agreed to the Business Combination under the terms of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Goldenstone Special Meeting because you owned Common Stock at the close of business on [•], 2025, the “Record Date” for the Goldenstone Special Meeting, and are therefore entitled to vote at the Goldenstone Special Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are the Proposals that the Goldenstone stockholders are being asked to vote on:

•        Proposal 1 — The Business Combination Proposal to approve the Business Combination Agreement and the Business Combination.

•        Proposal 2 — The Charter Amendment Proposal to approve the Amended Charter attached to this proxy statement/prospectus as Annex B.

•        Proposal 3 — The Advisory Proposals (3A-3C) to approve and adopt, on a non-binding advisory basis, a proposal to approve certain differences in the governance provisions set forth in the Amended Charter, as compared to our Current Charter.

•        Advisory Proposal 3A — to increase the number of shares of capital stock that New Infintium is authorized to issue from 15,000,000 shares of Common Stock to 210,000,000 shares, consisting of 200,000,000 shares of New Infintium Common Stock and 10,000,000 shares of preferred stock;

•        Advisory Proposal 3B — to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

•        Advisory Proposal 3C — to change Goldenstone’s name to “Infintium Fuel Cell Systems Holdings, Inc.” and remove the various provisions applicable only to special purpose acquisition companies.

•        Proposal 4 — The Equity Plan Proposal to approve the Equity Incentive Plan, a copy of which is annexed to this proxy statement/prospectus as Annex C.

•        Proposal 5 — The Director Election Proposal to elect five individuals, a copy of which is annexed to this proxy statement/prospectus as Annex C.

•        Proposal 6 — The Adjournment Proposal to approve the adjournment of the Goldenstone Special Meeting.

Q:     What vote is required to approve the Proposals?

A:     Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1. The Business Combination is not structured so that approval of at least a majority of unaffiliated Public Stockholders of Goldenstone is required. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — As the Sponsor has agreed to vote in favor of the Business Combination and the other proposals presented at the Special Meeting, regardless of how the holders of the Public Shares vote, and the Business Combination is not conditioned on the separate approval of a majority of the unaffiliated stockholders, the Business Combination may be approved even if none of the holders of Public Shares vote in favor of it.”

Proposal 2 — The Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

x

Proposal 3 — The Advisory Proposals, being presented as three separate sub-proposals (Proposals 3A – 3C), require the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposals 3A – 3C. Broker non-votes will have no effect on the vote for Proposals 3A – 3C.

Proposal 4 — The Equity Incentive Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.

Proposal 5 — The Director Proposal requires the affirmative vote of a plurality of the of the shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting. Abstentions will have no effect with respect to Proposal 5.

Proposal 6 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non votes have no effect on the vote for Proposal 6.

Q:     Are any of the Proposals conditioned on one another?

A:     The Business Combination Agreement provides that approval of Proposals 1 and 2 (the “Condition Precedent Proposals”) is a condition to each of the parties’ obligation to consummate the Business Combination. As such, if any of the Condition Precedent Proposals is not approved, the Business Combination cannot be consummated unless the condition is waived, to the extent legally permissible. As such, the approval of both of the Condition Precedent Proposals is conditioned on the approval (or waiver) of the other Condition Precedent Proposals. It is important for you to note that in the event that our stockholders do not approve the Business Combination Proposal, Goldenstone will not consummate the Business Combination. If Goldenstone does not consummate the Business Combination and fails to complete an initial business combination by June 21, 2026, Goldenstone will be required to dissolve and liquidate, unless we obtain stockholder approval to amend our Certificate of Incorporation to extend the date by which Goldenstone must complete its initial business combination.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of Common Stock acquired by them prior to the IPO and any shares of Common Stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with Infintium pursuant to which it agreed to vote all shares of Common Stock beneficially owned by it in favor of the Business Combination Proposal. As of [•], 2025, a total of 1,788,250 shares of Common Stock or approximately 52% of the outstanding shares were subject to the Letter Agreement and the Sponsor Support Agreement. As a result, no shares of Common Stock held by the Public Stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Goldenstone Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding shares of Common Stock present and entitled to vote at the Goldenstone Special Meeting and the shares of Common Stock subject to the Letter Agreement represent more than a majority of the outstanding shares, none of the shares held by the Public Stockholders are required to be voted in favor of the Business Combination Proposal for it to be approved. The Business Combination is not structured so that approval of at least a majority of unaffiliated Public Stockholders of Goldenstone is required. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — As the Sponsor has agreed to vote in favor of the Business Combination and the other proposals presented at the Special Meeting, regardless of how the holders of the Public Shares vote, and the Business Combination is not conditioned on the separate approval of a majority of the unaffiliated stockholders, the Business Combination may be approved even if none of the holders of Public Shares vote in favor of it.”

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were 2,289,246 outstanding shares of Common Stock.

Q:     Do any of Goldenstone’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Business Combination Agreement, Goldenstone stockholders should be aware that certain Goldenstone executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, or may conflict with those of Goldenstone stockholders generally, including:

•        the fact that Sponsor and the other Initial Stockholders own 1,788.250 shares of Common Stock (excluding 35,125 shares of Common Stock that will be received upon conversion of the Private Rights included in the Private Units at the close of the Business Combination) as of the date hereof, representing 52.0% of the voting power of the Common Stock, and Sponsor and the other Initial Stockholders are required by the Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that the Sponsor and the other Initial Stockholders paid an aggregate of $25,874 for 1,437,500 founder shares and such securities will have a significantly higher value at the time of the Business Combination with an aggregate market value of approximately $16.5 million, based on the closing price of the Common Stock of $11.48 on the OTC Markets on July 14, 2025;

•        the fact that the Sponsor and the other Initial Stockholders purchased 351,250 private placement units at a per unit price of $10.00 with each unit consisting of one share of Common Stock, one Right to receive 1/10th of a share of Common Stock upon consummation of a Business Combination and one Warrant with an aggregate market value of approximately $4.4 million consisting of the 386,375 shares of Common Stock (inclusive of shares issuable upon conversion of the Rights) based on the closing price of the Common Stock on the OTC Markets on July 14, 2025 of $11.48 and $21,075 for the 351,250 Warrants based on the closing price of the Warrants on the OTC Markets on July 14, 2025 of $0.06.

•        the fact that Sponsor, officers, advisors and directors of Goldenstone have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by June 21, 2026 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Goldenstone fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor and the Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Agreement and the Business Combination;

•        the fact that the Sponsor and the Initial Stockholder have agreed to (i) not transfer the shares of Common Stock beneficially owned by them prior to the Closing, (ii) certain lock-up provisions with respect to their shares of Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any shares of Common Stock beneficially owned by them;

•        the fact that the Sponsor and the other Initial Stockholders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the other Initial Stockholders would lose their entire investment);

•        the fact that Goldenstone’s officers and directors are not required to, and will not, commit their full time to Goldenstone’s affairs, which may result in a conflict of interest in allocating their time between Goldenstone’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Goldenstone’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware law. Goldenstone does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that the $2,976,966 principal balance as of March 31, 2025 under the Sponsor Notes will only be repaid if an initial business combination is consummated. The Sponsor loaned additional $100,000 to the Company subsequent to March 31, 2025. The Company is intended to repay the Sponsor in full at the close of the Business Combination;

•        the fact that given the differential in the purchase price that the Sponsor and the other Initial Stockholders paid for the founder shares as compared to the price of the Public Units sold in the IPO, the Sponsor and the other Initial Stockholders may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the other Initial Stockholders have entered into a registration rights agreement, pursuant to which they have registration rights to require Goldenstone to register a sale of any of its securities held by them;

•        the fact that the Sponsor and the other Initial Stockholders will lose their entire investment in Goldenstone and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 21, 2026 or, if such period is extended, within such extended period;

•        the continued indemnification of Goldenstone’s directors and officers and the continuation of Goldenstone’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 21, 2026 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Goldenstone to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Goldenstone has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Goldenstone, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that Goldenstone may be entitled to distribute or pay over funds held by Goldenstone outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as the other Initial Stockholders may have influenced their motivation in identifying and selecting Infintium as a business combination target and completing an initial business combination with Infintium. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In considering the recommendations of the Goldenstone Board to vote for the proposals, its stockholders should consider these interests. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — Goldenstone’s directors and officers may have certain conflicts in determining to recommend the acquisition of Infintium, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.”

In addition to the foregoing, Infintium’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of Infintium. A conflict of interest may exist in determining whether the Business Combination with Goldenston is appropriate.

These conflicts of interest include, among other things, the interests listed below:

•        certain of Infintium’s directors and officers hold stock options in Infintium. If the Business Combination is consummated, these individuals may receive significant financial benefits from the conversion of their interests. These financial interests, which are not available to holders of Common Stock generally, could create a conflict of interest as the directors and officers may be incentivized to support the Business Combination even if it is not in the best interests of holders of Common Stock;

•        certain of Infintium’s directors and officers may enter into new employment agreements with the Combined Company or stay on the board of the Combined Company following the Closing of the Business Combination. These agreements could provide for substantial cash payments, stock options, or other incentives upon the successful closing of the Business Combination, which could create a conflict of interest as the individuals may have a greater incentive to ensure the Business Combination closes, even if the terms of the Business Combination are not ideal for all stockholders;

•        certain of Infintium’s directors and officers may be offered the opportunity to retain significant management positions or governance roles within the Combined Company following the Business Combination. The potential for continued influence and control over the Combined Company may present a conflict of interest as these individuals may prioritize their personal positions over the best interests of all stockholders;

•        in negotiating the terms of the Business Combination, Infintium’s directors and officers may have been influenced by their desire to maximize their own financial benefits, including any personal equity interests in the Combined Company or Infintium. For instance, they may have supported a particular structure for the Business Combination that maximizes their personal gain but may not necessarily be in the best interests of all stockholders as a whole; and

•        some of Infintium’s directors and officers may view the Business Combination as an opportunity to realize liquidity and “cash out” of their holdings in Infintium. This could result in a conflict of interest, as their desire to secure personal financial benefits could influence their recommendation of the Business Combination, even if alternative strategic options would better serve the long-term interests of all stockholders.

As a result of these actual or potential conflicts of interest, there can be no assurance that the terms of the Business Combination have been negotiated in the best interests of Goldenstone’s unaffiliated stockholders. Investors should carefully consider these conflicts of interest when evaluating the transaction.

Q:     Are there any arrangements to help ensure that Goldenstone will have sufficient funds, together with the proceeds in its Trust Account, to consummate the Business Combination?

A:     The Sponsor or one of its affiliates may purchase Public Shares in the open market or in privately negotiated transactions for the purpose preventing such shares from being redeemed. In such circumstances, the Sponsor or its affiliates will not purchase any Public Shares at a price higher than the price offered through the redemption process. Goldenstone represents that:

(i)     any Public Shares purchased by the Sponsor or its affiliates will not be voted in favor of approving the Business Combination;

(ii)    the Sponsor and its affiliates will not possess any redemption rights with respect to the Public Shares purchased or, if they possess redemption rights, they waive such rights; and

(iii)   Goldenstone will disclose in a Form 8-K, prior to the Goldenstone Special Meeting, the following:

(a)     the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price;

(b)    the purpose of the purchases by the Sponsor or its affiliates;

(c)     the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved;

(d)    the identities of security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of such security holders (e.g., 5% security holders); and

(e)     the number of Public Shares for which Goldenstone has received redemption requests in connection with the approval of the Business Combination.

Q:     When and where is the Goldenstone Special Meeting?

A:     The Goldenstone Special Meeting will take place at [•], on [•], 2025, at [•] a.m.

Q:     Who may vote at the Goldenstone Special Meeting?

A:     Only holders of record of Common Stock as of the close of business on [•], 2025 may vote at the Goldenstone Special Meeting of stockholders. As of [•], there were [•] shares of Common Stock outstanding and entitled to vote. Please see “The Goldenstone Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Goldenstone Special Meeting?

A:     Stockholders representing a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Goldenstone Special Meeting must be present by virtual attendance or represented by proxy in order to hold the Goldenstone Special Meeting and conduct business. This is called a quorum. Shares of Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:     Am I required to vote against the Business Combination Proposal in order to have my Public Shares redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that Goldenstone redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of Public Shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of Common Stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a Public Stockholder and you seek to have your Public Shares redeemed, you must: (i) demand, no later than [•] p.m., Eastern Time on [•], 2025 (at least two business days before the Goldenstone Special Meeting), that Goldenstone redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Goldenstone Special Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Goldenstone Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Goldenstone Special Meeting.

Holders of outstanding Units must separate the underlying securities into one Public Share, one Warrant and one Right for each Unit, prior to exercising redemption rights with respect to the Public Shares. Holders of Units who separate the underlying securities will continue to hold the remaining one Warrant and one Right.

If a holder exercises his/her/its redemption rights with respect to all of the holder’s Public Shares, then such holder will be exchanging his/her/its Public Shares for cash and will no longer own shares of New Infintium other than shares received in connection with the Rights. Such a holder will be entitled to receive cash for his/her/its Public Shares only if such holder properly demands redemption and delivers his/her/its Public Shares (either physically or electronically) to Continental in accordance with the procedures and time limits described herein. Please see the section titled “The Goldenstone Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Goldenstone stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Common Stock as of the Record Date. Any Public Stockholder who holds shares of Common Stock on or before [•], 2025 (two business days before the Goldenstone Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of Common Stock underlying the Goldenstone Units sold in the IPO. Public stockholders who redeem their Public Shares for their share of the Trust Account still have the right to continue to hold any Warrants and Rights they hold outside of such Public Shares. Please see the section titled “The Goldenstone Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Common Stock for cash.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its Goldenstone Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Goldenstone Public Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Goldenstone Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Goldenstone Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of Exercising Redemption” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder or Non-U.S. Holder electing to redeem its Goldenstone Public Shares for cash.

Q:     Is the Business Combination taxable to Infintium Securityholders?

A:     The Business Combination is expected to be a tax-free reorganization under Section 368(a) of the Code for Infintium Securityholders. (Infintium Securityholders who are exchanging compensatory stock options for stock options in New Infintium should consult their own tax advisors about the tax consequences to them of such an exchange.) All Infintium Securityholders should review the tax risks of the Business Combination set forth below under “Risks Related to U.S. and International Taxation Generally and in Connection with the Business Combination” and the tax discussion of the Business Combination under “Material U.S. Federal Income Tax Consequences.”

Q:     What do I need to do now?

A:     We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How can I vote?

A:     If you are a stockholder of record, you may vote online at the virtual Goldenstone Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Goldenstone Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Goldenstone Special Meeting and vote online, if you choose.

To vote online at the virtual Goldenstone Special Meeting, follow the instructions below under “How may I participate in the virtual Goldenstone Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Goldenstone Special Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to [•] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•], 2025. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Goldenstone Special Meeting or attend the virtual Goldenstone Special Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Goldenstone Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Goldenstone Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Goldenstone Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-[•]-[•] or email proxy@continentalstock.com. Requests for registration must be received no later than [•] p.m., Eastern Time, on [•], 2025.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Goldenstone Special Meeting prior to the start time leaving ample time for the check in.

Q:     How may I participate in the virtual Goldenstone Special Meeting?

A.     If you are a stockholder of record as of the Record Date for the Goldenstone Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Goldenstone Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-[•]-[•] or email proxy@continentalstock.com.

You can pre-register to attend the virtual Goldenstone Special Meeting starting on [•], 2025. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Goldenstone Special Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the Goldenstone Special Meeting for processing your control number.

Q:     Who can help answer any other questions I might have about the virtual Goldenstone Special Meeting?

A.     If you have any questions concerning the virtual Goldenstone Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of Common Stock, please contact Continental at 917-[•]-[•] or by email at [_____].

The Notice of Goldenstone Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: [•].

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Goldenstone Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the Charter Amendment Proposal and will have no effect on the Business Combination Proposal.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Goldenstone will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present at the Goldenstone Special Meeting. For purposes of approval, an abstention on any proposals will have the same effect as a vote “AGAINST” such proposal.

Q:     If I am not going to attend the Goldenstone Special Meeting, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the Goldenstone Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     How can I submit a proxy?

A.     You may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the enclosed self-addressed, stamped envelope.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Goldenstone Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Goldenstone Special Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Goldenstone Special Meeting. If you hold your shares of Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of voting instructions. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

Unless revoked, a proxy will be voted at the virtual Goldenstone Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Common Stock represented by your proxy will be voted in favor of each proposal. Proxy cards that are returned without a signature will not be counted as present at the Goldenstone Special Meeting and cannot be voted.

Q:     Should I send in my share certificates now to have my shares of Common Stock redeemed?

A:     Goldenstone stockholders who intend to have their Public Shares redeemed should send their certificates to Continental at least two business days before the Goldenstone Special Meeting. Please see “The Goldenstone Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the Goldenstone Special Meeting?

A:     Goldenstone will pay the cost of soliciting proxies for the Goldenstone Special Meeting. Goldenstone has engaged Advantage Proxy to assist in the solicitation of proxies for the Goldenstone Special Meeting. Goldenstone has agreed to pay Advantage Proxy a fee of $12,500.00, plus disbursements, and will reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. Goldenstone will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares before the Goldenstone Special Meeting?

A:     The Record Date for the Goldenstone Special Meeting is earlier than the date of the Goldenstone Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Common Stock after the Record Date, but before the Goldenstone Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Goldenstone Special Meeting, but will transfer ownership of the shares and will not hold an interest in Goldenstone after the Business Combination is consummated.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Business Combination Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my Goldenstone shares?

A:     No. Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. For additional information, see the section titled “Proposal 1 — The Business Combination Proposal — Appraisal and Dissenters’ Rights.”

Q:     What happens if the Business Combination is not consummated?

A:     Unless Goldenstone seeks and obtains a subsequent amendment to its Amended and Restated Certificate of Incorporation, if Goldenstone does not consummate the Business Combination by June 21, 2026, then pursuant to Article VI its current Amended and Restated Certificate of Incorporation, Goldenstone’s officers must take all actions necessary in accordance with the Delaware General Corporation Law (the “DGCL”) to dissolve and liquidate Goldenstone as soon as reasonably possible. Following dissolution, Goldenstone will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of Common Stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of Common Stock would be paid at liquidation would be approximately $[•] per share for stockholders based on amounts on deposit in the Trust Account as of [•], 2025. The closing price of the Common Stock on the OTC Markets as of July 14, 2025 was $11.48. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of Common Stock held by them at the time that the founder shares were purchased for no additional consideration.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the Closing, holders of Public Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to New Infintium to pay expenses associated with the Business Combination and to fund working capital needs of New Infintium.

As of [•], 2025, there was approximately $[•] in the Trust Account. Goldenstone estimates that approximately $[•] per outstanding Public Share will be paid to the Public Stockholders exercising their redemption rights.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals to be presented at the Goldenstone Special Meeting or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Goldenstone’s proxy solicitor at:

ADVANTAGE PROXY, INC.
P.O. Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

You may also obtain additional information about Goldenstone from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, Goldenstone encourages you to read carefully this entire proxy statement, including the Business Combination Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Goldenstone’s stockholders.

The Parties to the Business Combination

Goldenstone Acquisition Limited

Goldenstone Acquisition Limited is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to herein as our “initial business combination.” Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region other than we have agreed that we will not undertake an initial business combination with any entity that is headquartered in, or conducts the majority of its business in, in China (including Hong Kong and Macau). The Company’s sponsor is Goldenstone Holding, LLC (“Sponsor”) which is controlled by Eddie Ni, our Chief Executive Officer.

Goldenstone’s principal executive offices are located at 4360 E. New York Street, Aurora, IL 60504 and its telephone number is (330) 352-7788.

Pacifica Acquisition Corp.

Pacifica Acquisition Corp. (“Merger Sub”) is a Delaware corporation formed as a wholly-owned subsidiary of Goldenstone for the sole purpose of effecting the Business Combination.

Merger Sub’s principal executive offices are located at 4360 E. New York Street, Aurora, IL 60504 and its telephone number is (330) 352-7788.

Infintium Fuel Cell Systems, Inc.

Infintium was incorporated in Delaware on November 9, 2017. Its principal executive offices are located at 6997 Pelham Road, Suite A, Greenville, South Carolina 29615.

Infintium is a developer, manufacturer, and provider of advanced hydrogen fuel cell (“HFC”) technologies and hydrogen fuel cell power units (HFCPU) built upon proton exchange membranes (“PEM”) for transportation applications. Its mission is to develop, design and manufacture reliable, innovative, and efficient HFCPUs to accelerate the development of the hydrogen economy for the clean energy transition.

An HFCPU is an electrochemical device that produces electricity through the combination of hydrogen and oxygen and without hydrocarbon combustion that generates carbon dioxide, a planet warming gas. Infintium engages in the design, engineering, commercialization, manufacturing, marketing, sales and after-sale services of its HFCPUs, which are sold and deployed in large factories and warehouses primarily for material handling applications for its automotive, industrial and retail distribution customers.

As awareness and concerns on climate change rises and government regulations tighten on carbon emissions for industrial and commercial activities, large industrial companies and retailers are actively and increasingly seeking to decarbonize their manufacturing, warehouse, and logistics operations with carbon-free electricity from HFCPUs. HFCPUs, unlike lithium-ion or lead-acid batteries, do not require carbon-intensive mining and refining of critical minerals, such as lithium, cobalt, manganese and nickel, to make. HFCPUs utilize far less precious metals in order to power the same vehicles that are currently serviced by lead-acid and lithium-ion battery systems. In addition, when powered by green hydrogen — hydrogen produced with renewable power sources — HFCs generate carbon-free electricity through electrochemical processes with pure water as its only byproduct, while batteries are mostly charged by grid power that today is mostly generated through burning fossil fuels that is believed to cause ongoing climate change.

Infintium is dedicated to building its business around driving the transition of global transportation systems towards a more sustainable and efficient ecosystem. Through over 15 years of R&D and engineering, in the company’s history, Infintium has established itself as a leading innovator in the rapidly emerging HFC industry in the transportation industry, with an initial focus on material handling equipment with ongoing product development for other heavy duty commercial vehicles and stationary power applications. Infintium’s predecessor was a Texas corporation which was merged into Infintium, Inc., a Delaware corporation, pursuant to a restructuring completed in 2017.

Infintium’s HFCPUs for material handling span three major classes of industrial vehicles — Class 1, 2 and 3. These HFCPUs for industrial vehicles are designed to provide reliable and efficient performance in a wide range of operating conditions. Infintium has developed proprietary and patent-pending control algorithms and monitoring systems that enable its HFCPUs to adapt to harsh working environments, minimize the risk of performance issues and maximize uptime for its customers. In addition, compared with battery-powered solutions, which generally require approximately one hour for lithium-ion batteries and four hours for lead-acid batteries for recharging, Infintium’s HFCs take less than three minutes to refill, enabling a longer shift of operation and saving significant downtime. HFCs also eliminate the need for battery swap and charging rooms.

Infintium has successfully deployed its HFC power units with renowned industrial brands such as BMW, Mercedes-Benz, Hyster-Yale and Ford, and are in the process of deploying in major retail chains with substantial warehouse facilities and footprints in the U.S. as well as select foreign countries in North and South America.

Products and Services

Infintium has developed a comprehensive portfolio of over 18 different HFC products, designed to be compatible with a wide range of electric industrial vehicle models in the market. The Company believes that its HFC power systems offer superior performance characteristics compared to traditional lithium-ion batteries, including higher energy density, faster refueling time, more distance coverage per fill, and a broader operating temperature range.

Infintium’s HFC systems, manufactured and assembled in its South Carolina headquarters and factory facility, are designed to comply with relevant safety and performance standards. The company closely monitors the evolving regulatory landscape to ensure that its operations and offerings are aligned with industry requirements. Infintium has achieved a cumulative runtime of more than 1.5 million hours in customer sites that typically demand fast turnaround times and high throughput across multiple shifts per day.

Infintium’s current products for sale consist of fuel cell power systems for industrial vehicles. Infintium’s product lines under development include HFCs for trucks and buses and HFC fuel backup systems.

For a more complete description of Infintium’s products, see “Information About Infintium — Products and Services” below.

Competition

Infintium considers the following to be its competitors:

(i) Producers of battery modules which power electric lift trucks with lead-acid or lithium-ion batteries. Leading companies that supply lithium-ion batteries for the heavy transportation industry include LG Chem, Panasonic, Tesla, CATL, and Samsung SDI. Companies that supply lead-acid batteries include Crown Battery, Johnson Controls, East Penn Manufacturing, Trojan Battery, Exide Technologies and EnerSys, etc. Infintium believes that with the faster refueling, less space demand and more environmental-friendly characteristics, coupled with strong government incentives and subsidies that help lower ownership costs, HFCs will continue to gain market share against lead-acid or lithium-ion batteries.

(2) Other HFC manufacturers. Infintium expects competition to intensify as the HFC market expands. Leading companies that provide HFCs for lift trucks include Plug Power, Ballard Power Systems, Doosan Fuel Cell, Toyota Motor Company, and Nuvera Fuel Cells, etc. In the U.S., where HFC penetration and growth are among the highest across the world, the market is currently led by Plug Power in terms of total units installed.

Infintium aims to compete against its competitors with its innovative technology, proven track record, robust partnerships, and strong customer support, which it believes enable it to effectively address the rapidly expanding HFC market and growing concerns of large industrial and retail distribution customers about relying on a single fuel cell supplier such as Plug Power and win more businesses.

Infintium further believes that in addition to its product benefits, features such as advanced remote monitoring and diagnostics capabilities that allow its customers to track system performance in near real-time and optimize their operations. Infintium believes that its transparency and data-driven approach also sets it apart from competitors.

Infintium also believes that its focus on developing and providing HFC products and services for material handling and heavy-duty transportation applications gives it strategic advantages against competitors that provide more vertically integrated and expansive product and service portfolios. Infintium believes that competitors who do so may dilute management attention and require far more resources to support other product and service portfolios Infintium believes its strategic focus enables it to better address the unique needs of each customer and provide more timely and tailored services.

Business Strategy and Growth Initiatives

Infintium’s immediate growth strategy is focused on leveraging its proven HFC technology, customer relationships, and manufacturing capabilities to expand its market share in the HFC forklift segment that is emerging rapidly in the U.S.

Infintium aims to expand its market share and sales first through increasing penetration and sales to its existing customers, including partners in forklift manufacturing, distribution, wholesale and HCF services, as well as direct, large end users. Infintium is also targeting new customers in the automotive, industrial, logistics, and retail distribution companies. Infintium also plans to expand geographically into non-U.S. markets, notably Canada, Central and South America, followed by Middle East and Europe.

Infintium believes that its combined strategy to first focus on increasing its market share in the U.S. material handling or industrial vehicle market as a qualified, reliable and attractive HFC supplier and to leverage its HFC knowhow and technology to enter segments outside of material handling (such as light and heavy-duty commercial trucks, distributed energy and energy storage markets) will bring significant market opportunities for the company’s long-term growth.

Background of the Business Combination

On March 17, 2022, Goldenstone consummated its IPO. Upon the consummation of the IPO, Goldenstone’s management team commenced an active search for prospective businesses to acquire in its initial business combination. During this search process, Goldenstone evaluated approximately 30 business combination opportunities across a broad range of sectors including medical, pharmaceutical, auto, EV, green energy/battery, robotics, etc. These targets represented opportunities in North America and Asia. After careful consideration, Goldenstone concluded that Infintium was the best fit for their strategic goals.

On January 12, 2024, a Letter of Intent (LOI) was signed with Infintium, The parties conducted due diligence and negotiated the terms of the Business Combination Agreement. The deal was publicly announced on June 26, 2024, coinciding with the signing of the Business Combination Agreement.

The Business Combination Agreement

On June 26, 2024, Goldenstone entered into the Business Combination Agreement with Infintium, Merger Sub, and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Infintium Securityholders (the “Securityholder Representative,” and, together with Infintium, Goldenstone and Merger Sub, the “Parties”), pursuant to which Merger Sub will merge with and into Infintium (the “Business Combination”), with Infintium surviving the Merger as a wholly-owned subsidiary of Goldenstone. In connection with the Business Combination, Goldenstone will change its name to “Infintium Fuel Cell Systems Holdings, Inc.” The board of directors of Goldenstone has unanimously (i) approved and declared advisable the Agreement, the Business Combination and the other transactions contemplated by the Agreement and (ii) resolved to recommend approval of the Agreement and related matters by the stockholders of Goldenstone once the Registration Statement has been declared effective. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

Treatment of Infintium Securities

Common Stock.    At the effective time of the Business Combination (the “Effective Time”), each share of the Class A common stock, par value $0.0001 per share, of Infintium (“Class A Common Stock”), and Class B common stock, par value $0.0001 per share, of Infintium (“Class B Common Stock,” and, together with the Class A Common Stock, the “Infintium Common Stock”), other than any shares the holders of which exercise dissenters’ rights of appraisal, will be converted into the right to receive shares of the common stock of Goldenstone, par value $0.0001 per share (the “Common Stock”). The total number of shares of Common Stock to be issued will be 13,000,000.

Options and Warrants.    Each option of Infintium (an “Infintium Option”) and each warrant to purchase shares of Infintium Common Stock (an “Infintium Warrant”) that is outstanding immediately prior to the Effective Time will be converted into an option to purchase a number of shares of Common Stock at an exercise price equal to the exercise price of such Infintium Option or Infintium Warrant. The number of shares that may be purchased will be proportionately adjusted by the Exchange Ratio.

Earnout.    Following the Closing, Infintium stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive 500,000 Merger Consideration Earnout Shares in accordance with their respective pro rata shares, if, within 12 months from the Closing Date, the closing share price of New Infintium Common Stock equals or exceeds $11.50 for any 20 consecutive Trading Days within such 12-month period. Infintium stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive 500,000 Merger Consideration Earnout Shares in accordance with their respective pro rata shares, if, within 24 months from the Closing Date, the closing share price of New Infintium Common Stock equals or exceeds $13.00 for any 20 consecutive Trading Days within such 24-month period. Further, Infintium stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive 500,000 Merger Consideration Earnout Shares in accordance with their respective pro rata shares, if, within 36 months from the Closing Date, the closing share price of the New Infintium Common Stock equals or exceeds $15.00 for any 20 consecutive Trading Days within such 36-month period. If the price conditions for any one tranche are not satisfied during the respective time period, the potential right to receive those shares is forfeited.

Representations and Warranties

The Agreement contains customary representations and warranties of the Parties with respect to, amongst other things, (i) entity organization, good standing and qualification, (ii) capital structure, (iii) authorization to enter into the Agreement, (iv) compliance with laws and permits, (v) taxes, (vi) financial statements and internal controls, (vii) real and personal property, (viii) material contracts, (ix) environmental matters, (x) absence of changes, (xi) employee matters, (xii) litigation, and (xiii) brokers and finders.

Covenants

The Business Combination Agreement includes customary covenants of the Parties with respect to operation of their respective businesses prior to Closing and efforts to satisfy conditions to Closing. The Agreement also contains additional covenants of the Parties, including, amongst others, covenants providing for: (i) Goldenstone’s preparation and filing with the SEC of this proxy statement/prospectus (with the assistance and cooperation of Infintium as reasonably requested by Goldenstone); (ii) Goldenstone’s preparation and filing with the SEC the Registration Statement; (iii) the Parties’ reasonable best efforts to cooperate in the preparation of the Registration Statement to comply in all material respects with all legal requirements applicable thereto, respond as promptly as reasonably practicable to and resolve all SEC comments regarding the Registration Statement, to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as applicable, and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Agreement and the Transaction Documents (the “Transactions”); (iv) Goldenstone’s agreement to hold a stockholders’ meeting to consider (A) approval and adoption of the Agreement and the Business Combination, (B) Goldenstone’s second amended and restated certificate of incorporation, (C) the Equity Plan, (D) the election of Goldenstone’s post-Closing board of directors and (E) any other proposals the Parties deem necessary to effectuate the Business Combination.

Each party’s representations, warranties and pre-Closing covenants will not survive Closing and no party has any post-Closing indemnification obligations.

Non-Solicitation Restrictions

Each of Goldenstone and Infintium has agreed that from the date of the Agreement to the earlier of the Closing and the termination of the Agreement, neither Infintium, on the one hand, nor Goldenstone, on the other hand, will (and will cause their respective Representatives not to) directly or indirectly: (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Such exclusivity provisions terminate immediately upon the earlier of (i) the Closing or (ii) the termination of the Agreement.

Conditions to Closing

The Closing is conditioned upon customary conditions, including, amongst others, (i) no Governmental Authority having enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions; (ii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been made and applicable waiting periods under the HSR Act with respect to the Closing having been expired or terminated, (v) the Available Cash being greater than $5,000,000; (vi) Goldenstone and Infintium each having received all of the required approvals from their stockholders in favor of the Transactions; (vii) the shares of Common Stock to be issued in the Business Combination having been approved for listing on Nasdaq; (viii) the Registration Statement having been declared effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC that remains in effect and no proceeding seeking such a stop order having been initiated or threatened by the SEC; (ix) each Party having performed or complied with the provisions of the Agreement applicable to it, subject to agreed-upon standards; (x) each Party’s representations and warranties included in the Agreement being true and correct, subject to agreed-upon standards; (xi) the absence of any material adverse effect with respect to a Party; (xii) each Party having received customary closing certificates from the other Party; (xiii) each Party having executed and delivered all applicable ancillary agreements to the other Party; (xiv) no more than five percent (5%) of the issued and outstanding shares of Infintium Common Stock having exercised dissenters’ rights of appraisal; and (xv) other than those persons identified in the Agreement as continuing directors, all members of Infintium’s board of directors having executed written resignations as of the Closing Date.

Termination

The Agreement may be terminated at any time prior to the Effective Time as follows: (i) by mutual written consent of Goldenstone and Infintium; (ii) by either Goldenstone or Infintium if (A) the Closing has not occurred prior to September 30, 2025 (such date, the “Outside Date”), provided, however, that the breach or violation of the Agreement of the party seeking to terminate the Agreement was not the principal cause of a failure of a Closing Condition on or prior to the Outside Date; (B) if any Governmental Authority issues a final and nonappealable injunction, order, decree or ruling having the effect of making the consummation of the Transactions illegal or otherwise preventing or preventing the consummation of the Transactions; (C) if any of the Goldenstone Proposals fails to receive the requisite vote for approval at the Goldenstone’s stockholders’ meeting; (iii) by Goldenstone if (A) Infintium has not obtained the required approval of Infintium’s stockholders in favor of the Transactions within two business days of the effective date of the Registration Statement; (B) if Infintium has breached any representation, warranty, agreement or covenant contained in the Agreement and such breach has not been waived by Goldenstone and cannot be cured by the earlier of 30 days following Infintium’s receipt of Goldenstone’s written notice of such breach; (c) after a written notice of Goldenstone’s intent to terminate the Agreement, which notice shall include a reasonably detailed description of the results of Goldenstone’s due diligence review, and good faith negotiations between Goldenstone and Infintium for a period of two weeks (such period, the “Negotiation Period”) after Infintium’s receipt of such notice, and Goldenstone and Infintium’s failure to reach a mutually satisfactory agreement regarding the identified issues in such notice within the Negotiation Period; (iv) by Infintium if Goldenstone has breached any representation, warranty, agreement or covenant contained in the Agreement and such breach has not been waived by Infintium and cannot be cured by the earlier of 30 days following receipt of Infintium’s written notice of such breach.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a willful breach of any covenant or agreement under the Business Combination Agreement or fraud.

Certain Related Agreements

Sponsor Support Agreement.    Concurrent with the execution of the Agreement, Goldenstone Holding, LLC (the “Sponsor”) entered into a Sponsor Support Agreement with Goldenstone and Infintium, in which the Sponsor agreed to, amongst other things: (i) not transfer or encumber any shares of Common Stock owned by it (the “Sponsor Shares”) and (ii) at any stockholders’ meeting of Goldenstone, however called and including any adjournment or postponement thereof, and in connection with any written consent of Goldenstone’s stockholders, vote or cause to be voted all of the Sponsor Shares in favor of the (A) approval and adoption of the Agreement and the Transactions and (B) each of the proposals and any other matters necessary or reasonably requested by Goldenstone for the Transactions.

Stockholder Support Agreement.    Concurrent with the execution of the Agreement, a certain stockholder of Infintium (the “Stockholder”) entered into a Stockholder Support Agreement with Goldenstone and Infintium in which the Stockholder agreed to, amongst other things: (i) not transfer or encumber any shares of Infintium Common Stock held by it and (ii) at any stockholders’ meeting of Infintium and in any written consent of Infintium’s stockholders, vote all shares of Infintium Common Stock owned by Stockholder in favor of the approval of the Agreement and the Transactions.

Additional Agreements to be Executed prior to Closing

Sponsor Lock-up Agreement.    Infintium and the Sponsor will enter into a sponsor lock-up agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Sponsor agrees not to do the following during the Sponsor Lock-up Period (as defined below): (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock held by the Sponsor (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Sponsor Lock-Up Period (the “Sponsor Lock-Up Shares”); (ii) enter into a transaction that would have the same effect as the actions set forth in clause (i) of this paragraph, or (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Sponsor Lock-up Shares; or otherwise, publicly disclose its intention to take the actions set forth in clauses (i) and (ii) of this paragraph. The term “Sponsor Lock-Up Period” means the earlier of (i) the date that is six (6) months after the Closing Date, (ii) the business day following the day that New Infintium Common Stock has traded at or above $12.50 for any fifteen trading days in a thirty trading day period, and (iii) the business day following the day that the New Infintium Common Stock has traded at or above $11.50 for fifteen consecutive trading days.

Company Lock-up Agreement.    Infintium and certain Infintium stockholders will enter into a lock-up agreement (the “Company Lock-Up Agreement”), pursuant to which such Infintium stockholders agree, subject to certain customary exceptions, not to do the following during the Lock-Up Period (as defined below): (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of New Infintium Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of New Infintium Common Stock if any, acquired during the Lock-Up Period, the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect as the actions set forth in clause (i) of this paragraph, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise, or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly disclose its intention to take the actions set forth in clauses (i) and (ii) of this paragraph. The term “Lock-Up Period” means the earlier of (i) the date that is six (6) months after the Closing Date, (ii) the business day following the day that the New Infintium Common Stock has traded at or above $12.50 for any fifteen trading days in a thirty trading day period, and (iii) the business day following the day that the New Infintium Common Stock has traded at or above $11.50 for fifteen consecutive trading days.

A&R Registration Rights Agreement.    At the Closing, Goldenstone will enter into the A&R Registration Rights Agreement with certain existing stockholders of Goldenstone and with certain Infintium stockholders with respect to the shares of New Infintium Common Stock and the New Infintium warrants to be owned by them after the Closing. The A&R Registration Rights Agreement will require New Infintium to, among other things, file a resale shelf registration statement on behalf of the stockholders no later than 30 days after the Closing. The A&R Registration Rights Agreement will also provide certain demand registration rights and piggyback registration rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods. New Infintium will agree to pay certain fees and expenses relating to registrations under the A&R Registration Rights Agreement.

Management Post-Closing

Effective as of the Closing, New Infintium’s Board of Directors will have five directors of which one director to be designated by the Sponsor prior to the Closing who shall initially be Eddie Ni, one independent director to be designated by the Sponsor prior to Closing with the consent of Infintium (not be unreasonably delayed, conditioned or withheld), and three directors to be designated by Infintium prior the Closing. In addition, the initial directors and officers of Infintium shall be mutually agreed by Goldenstone and Infintium, to be effective immediately after the Closing. At the Closing, all of the executive officers of Goldenstone shall resign.

See “Directors and Executive Officers of New Infintium After the Business Combination — Directors and Executive Officers” for additional information.

Voting Securities

As of the Record Date, there were [•] shares of Common Stock issued and outstanding. Only Goldenstone stockholders who hold shares of Common Stock of record as of the close of business on [•], 2025 are entitled to vote at the Goldenstone Special Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting or any adjournment thereof. The Business Combination is not structured so that approval of at least a majority of unaffiliated Public Stockholders of Goldenstone is required. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — As the Sponsor has agreed to vote in favor of the Business Combination and the other proposals presented at the Special Meeting, regardless of how the holders of the Public Shares vote, and the Business Combination is not conditioned on the separate approval of a majority of the unaffiliated stockholders, the Business Combination may be approved even if none of the holders of Public Shares vote in favor of it.” Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

Attending the Goldenstone Special Meeting either by virtual attendance or by submitting your proxy and abstaining from voting will have no effect with respect to the Business Combination Proposal and the Adjournment Proposal and will have the same effect as voting against all the Charter Amendment Proposal and, assuming that a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Amendment Proposal, for which it will have the same effect as voting against the Proposal.

With respect to the Business Combination, pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor and the other Initial Stockholders which hold 1,788,250 shares (or 52.0% of the outstanding shares) of Common Stock, has agreed to vote its shares of Common Stock in favor of each of the Proposals. As a result, none of the shares of Common Stock held by the Public Stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, none of the outstanding shares of the Common Stock held by the Public Stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights/Dissenters’ Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to Goldenstone’s Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [•], 2025, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any Public Shares you elect to be redeemed only if you:

(i)     (a)     hold Public Shares, or

(b)     hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares, Warrants, and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to [•], Eastern Time, on [•], 2025, (a) submit a written request to Continental that Goldenstone redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Shares prior to exercising redemption rights with respect to the Public Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for his/her/its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the Units.

If a holder exercises his/her/its redemption rights, then such holder will be exchanging his/her/its Public Shares for cash and will no longer own shares of New Infintium other than any shares received in connection with the Rights. Such a holder will be entitled to receive cash for his/her/its Public Shares only if such holder properly demands redemption and delivers his/her/its Public Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Goldenstone Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Ownership of the Post-Business Combination Company After the Closing

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 442,996 Public Shares that remain outstanding, Goldenstone’s Public Stockholders will retain an ownership interest of approximately 6.3% in New Infintium, the Infintium Securityholders will own approximately 80.0% of New Infintium, the Initial Stockholders will own approximately 11.2% of New Infintium and the Representative will own approximately 2.5% of New Infintium Common Stock. If 175,466 of the Public Shares are redeemed pursuant to the Maximum Redemption Scenario, Goldenstone’s Public Stockholders will retain an ownership interest of approximately 5.2% in New Infintium, the Infintium Securityholders will own approximately 81.0% of New Infintium, the Initial Stockholders will own approximately 11.3% of New Infintium and the Representative will own approximately 2.5% of New Infintium. The ownership percentages with respect to New Infintium do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account the issuance of 610,125 shares of New Infintium Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following summarizes the pro forma ownership of the Common Stock as of March 31, 2025, including Common Stock underlying Units, following the Business Combination under various redemption scenarios:

	No Additional Redemptions		25% of Maximum Redemptions		50% of Maximum Redemptions
	Shares	%	Shares	%	Shares	%
Goldenstone Public Stockholders	1,017,996	6.3%	974,129	6.0%	930,263	5.8%
Infintium Stockholders	13,000,000	80.0%	13,000,000	80.2%	13,000,000	80.4%
Initial Stockholders	1,823,875	11.2%	1,823,875	11.3%	1,823,875	11.3%
Representative	407,500	2.5%	407,500	2.5%	407,500	2.5%
Total Shares at Closing	16,249,371	100.0%	16,205,504	100.0%	16,161,638	100.0%
	75% of Maximum Redemptions		Maximum Redemptions
	Shares	%	Shares	%
Goldenstone Public Stockholders	886,396	5.5%	842,530	5.2%
Infintium Stockholders	13,000,000	80.7%	13,000,000	81.0%
Initial Stockholders	1,823,875	11.3%	1,823,875	11.3%
Representative	407,500	2.5%	407,500	2.5%
Total Shares at Closing	16,117,771	100.0%	16,073,905	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Compensation to the Sponsor, its Affiliates and Promoters in Connection with the Business Combination

The following table sets forth the terms and amount of compensation to be received by the Sponsor, its affiliates and promoters in connection with the Business Combination:

Recipient	Terms/Manner of Compensation/Securities	Value of Compensation/Securities (if applicable)
Sponsor	Repayment of Sponsor loans made to Goldenstone to be paid at Closing	$2,976,966 (as of March 31, 2025)
Sponsor and Initial Stockholders

Holds and will retain 1,823,875 shares of Common Stock (consisting of 1,437,500 Founders Shares, 351,250 shares included in the Private Units and 35,125 shares to be received upon conversion of the Private Rights included in the Private Units

Aggregate market value of approximately $21.7 million, based on the closing price of the Common Stock of $11.48 on the OTC Markets on July 14, 2025)
Sponsor and Initial Stockholders	Holds and will retain the 351,250 Private Warrants that were included in the Private Units	Aggregate market value of approximately $21,075 based on the closing price of the Warrants of $0.06 on the OTC Markets on July 14, 2025

With the exception of the Private Warrants which, if fully exercised would result in the issuance of an additional 175,625 shares of Common Stock, none of the compensation and securities to be issued that are described above has resulted or will result in the material dilution of the equity interests of non-redeeming Goldenstone Shareholders.

Interests of Certain Persons in the Business Combination

Since the Sponsor, its affiliates and the other Initial Stockholders (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Common Stock, a conflict of interest may exist in determining whether the Business Combination with Infintium is appropriate. Such interests include that the Sponsor Related Parties, will lose their entire investment in Goldenstone if Goldenstone does not complete a business combination. When you consider the recommendation of the Goldenstone Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Goldenstone’s stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor and the other Initial Stockholders own 1,788,250 shares of Common Stock (exclusive of 35,125 shares of Common Stock to be received upon conversion of the Private Rights included in the Private Units upon the closing of the Business Combination) as of the date hereof, representing 52.0% of the voting power of the Common Stock, and Sponsor and the other Initial Stockholders are required by the Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that the Sponsor and the other Initial Stockholders paid an aggregate of $25,874 for 1,437,500 founder shares and such securities will have a significantly higher value at the time of the Business Combination with an aggregate market value of approximately $16.5 million, based on the closing price of the Common Stock of $11.48 on the OTC Markets on July 14, 2025;

•        the fact that the Sponsor and the other Initial Stockholders purchased 351,250 private placement units at a per unit price of $10.00 with each unit consisting of one share of Common Stock, one Right to receive 1/10th of a share of Common Stock upon consummation of a Business Combination and one Warrant with an aggregate market value of approximately $4.4 million consisting of the 386,375 shares of Common Stock (inclusive of shares issuable upon conversion of the Rights) based on the closing price of the Common Stock on the OTC Markets on July 14, 2025 of $11.48 and $21,075 for the 351,250 Warrants based on the closing price of the Warrants on the OTC Markets on July 14, 2025 of $0.06.

•        the fact that Sponsor, officers, advisors and directors of Goldenstone have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by June 21, 2026 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Goldenstone fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor and the Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Agreement and the Business Combination;

•        the fact that the Sponsor and the Initial Stockholder have agreed to (i) not transfer the shares of Common Stock beneficially owned by them prior to the Closing, (ii) certain lock-up provisions with respect to their shares of Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any shares of Common Stock beneficially owned by them;

•        the fact that the Sponsor and the other Initial Stockholders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the other Initial Stockholders would lose their entire investment);

•        the fact that Goldenstone’s officers and directors are not required to, and will not, commit their full time to Goldenstone’s affairs, which may result in a conflict of interest in allocating their time between Goldenstone’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Goldenstone’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware law. Goldenstone does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that the $2,976,966 principal balance as of March 31, 2025 under the Sponsor Notes will only be repaid if an initial business combination is consummated. The Sponsor loaned additional $100,000 to the Company subsequent to March 31, 2025. The Company is intended to repay the Sponsor in full at the close of the Business Combination;

•        the fact that given the differential in the purchase price that the Sponsor and the other Initial Stockholders paid for the founder shares as compared to the price of the Public Units sold in the IPO, the Sponsor and the other Initial Stockholders may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the other Initial Stockholders have entered into a registration rights agreement, pursuant to which they have registration rights to require Goldenstone to register a sale of any of its securities held by them;

•        the fact that the Sponsor and the other Initial Stockholders will lose their entire investment in Goldenstone and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 21, 2026 or, if such period is extended, within such extended period;

•        the continued indemnification of Goldenstone’s directors and officers and the continuation of Goldenstone’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 21, 2026 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Goldenstone to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Goldenstone has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Goldenstone, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that Goldenstone may be entitled to distribute or pay over funds held by Goldenstone outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as the other Initial Stockholders may have influenced their motivation in identifying and selecting Infintium as a business combination target and completing an initial business combination with Infintium. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In considering the recommendations of the Goldenstone Board to vote for the proposals, its stockholders should consider these interests. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — Goldenstone’s directors and officers may have certain conflicts in determining to recommend the acquisition of Infintium, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.”

In addition to the foregoing, Infintium’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of Infintium. A conflict of interest may exist in determining whether the Business Combination with Goldenston is appropriate.

These conflicts of interest include, among other things, the interests listed below:

•        certain of Infintium’s directors and officers hold stock options in Infintium. If the Business Combination is consummated, these individuals may receive significant financial benefits from the conversion of their interests. These financial interests, which are not available to holders of Common Stock generally, could create a conflict of interest as the directors and officers may be incentivized to support the Business Combination even if it is not in the best interests of holders of Common Stock;

•        certain of Infintium’s directors and officers may enter into new employment agreements with the Combined Company or stay on the board of the Combined Company following the Closing of the Business Combination. These agreements could provide for substantial cash payments, stock options, or other incentives upon the successful closing of the Business Combination, which could create a conflict of interest as the individuals may have a greater incentive to ensure the Business Combination closes, even if the terms of the Business Combination are not ideal for all stockholders;

•        certain of Infintium’s directors and officers may be offered the opportunity to retain significant management positions or governance roles within the Combined Company following the Business Combination. The potential for continued influence and control over the Combined Company may present a conflict of interest as these individuals may prioritize their personal positions over the best interests of all stockholders;

•        in negotiating the terms of the Business Combination, Infintium’s directors and officers may have been influenced by their desire to maximize their own financial benefits, including any personal equity interests in the Combined Company or Infintium. For instance, they may have supported a particular structure for the Business Combination that maximizes their personal gain but may not necessarily be in the best interests of all stockholders as a whole; and

•        some of Infintium’s directors and officers may view the Business Combination as an opportunity to realize liquidity and “cash out” of their holdings in Infintium. This could result in a conflict of interest, as their desire to secure personal financial benefits could influence their recommendation of the Business Combination, even if alternative strategic options would better serve the long-term interests of all stockholders.

As a result of these actual or potential conflicts of interest, there can be no assurance that the terms of the Business Combination have been negotiated in the best interests of Goldenstone’s unaffiliated stockholders. Investors should carefully consider these conflicts of interest when evaluating the transaction.

Dilution

The following table illustrates the changes in the net tangible book value per share with material probable or consummated transactions and other material effect at de-SPAC at various redemption levels:

	Assuming no redemption of shares	Assuming 25% of maximum redemptions	Assuming 50% of maximum redemptions	Assuming 75% of maximum redemptions	Assuming maximum redemption of shares
Goldenstone’s initial offering price of $9.09 per share included in the units (adjusted to exclude the value of the rights)	$9.09	$9.09	$9.09	$9.09	$9.09
Goldenstone’s net tangible book value, as adjusted	$11,989,346	$11,462,745	$10,936,157	$10,409,556	$9,882,968
Goldenstone’s shares outstanding, as adjusted	3,249,371	3,205,504	3,161,638	3,117,771	3,073,905
Goldenstone’s net tangible book value per share, as adjusted(1)	$3.69	$3.58	$3.46	$3.34	$3.22
Dilution to non-redeeming Goldenstone’s public shareholders	$5.40	$5.51	$5.63	$5.75	$5.87

The following table illustrates the as adjusted net tangible book value to Goldenstone’s shareholders as a result of transaction costs incurred by Goldenstone, and funds released from the Trust Account at de-SPAC, and reflecting the issuance of ordinary shares to the Rights holders for Rights issued at the IPO:

	Assuming no redemption of shares	Assuming 25% of maximum redemptions	Assuming 50% of maximum redemptions	Assuming 75% of maximum redemptions	Assuming maximum redemption of shares
Numerator adjustments
Goldenstone’s net tangible book value	$12,489,346	$12,489,346	$12,489,346	$12,489,346	$12,489,346
Payments of Goldenstone’s transaction costs to be incurred subsequent to March 31, 2025	(500,000)	(500,000)	(500,000)	(500,000)	(500,000)
Redemptions of Goldenstone common stock for cash by Goldenstone stockholders	—	(526,601)	(1,053,189)	(1,579,790)	(2,106,378)
Goldenstone’s net tangible book (deficit) value, as adjusted(1)	$11,989,346	$11,462,745	$10,936,157	$10,409,556	$9,882,968

Denominator adjustments
Goldenstone’s founder and private shares	1,788,750	1,788,750	1,788,750	1,788,750	1,788,750
Goldenstone’s private shares converted from private rights	35,125	35,125	35,125	35,125	35,125
Goldenstone’s public shares	442,996	442,996	442,996	442,996	442,996
Goldenstone’s public shares converted from public rights	575,000	575,000	575,000	575,000	575,000
Redemptions of Goldenstone common stock by Goldenstone stockholders	—	(43,867)	(87,733)	(131,600)	(175,466)
Goldenstone’s representative Shares	407,500	407,500	407,500	407,500	407,500
Goldenstone’s shares outstanding, as adjusted(1)	3,249,371	3,205,504	3,161,638	3,117,771	3,073,905

____________

(1)      Exclude potentially dilutive outstanding securities consisting of 2,875,000 share count underlying the warrants held by Goldenstone’s public shareholders, and 175,625 share count underlying the warrants held by the Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable.

The following table represent additional potentially dilutive outstanding securities not included in the table above with respect to the determination of net tangible book value per share, as adjusted:

	Assuming no redemption of shares	Assuming 25% of maximum redemptions	Assuming 50% of maximum redemptions	Assuming 75% of maximum redemptions	Assuming maximum redemption of shares
Share count underlying the warrants held by Goldenstone’s public shareholders	2,875,000	2,875,000	2,875,000	2,875,000	2,875,000
Share count underlying the warrants held by Goldenstone’s private shareholders	175,625	175,625	175,625	175,625	175,625
Shares underlying from the Representative UPO	432,400	432,400	432,400	432,400	432,400
Shares Underlying from the Goldenstone Senior Secured Convertible Note Investor	434,783	434,783	434,783	434,783	434,783
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note	127,396	127,396	127,396	127,396	127,396
Shares issued in connection with the Business Combination	13,000,000	13,000,000	13,000,000	13,000,000	13,000,000
Infintium Shareholders’ potential earnout shares to be issued	1,500,000	1,500,000	1,500,000	1,500,000	1,500,000
Infintium Warrants	4,829,593	4,829,593	4,829,593	4,829,593	4,829,593
Shares initially reserved for issuance under the Equity Plan	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
Total potentially dilutive outstanding securities	26,374,797	26,374,797	26,374,797	26,374,797	26,374,797

Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Goldenstone will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Infintium’s Shareholders are expected to have a majority of the voting power of the Combined Company, Infintium will comprise all of the ongoing operations of the Combined Company, Infintium will comprise a majority of the governing body of the Combined Company, and Infintium’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Infintium issuing shares for the net assets of Goldenstone, accompanied by a recapitalization. The net assets of Goldenstone will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Infintium.

Infintium’s Board of Directors’ Consideration of Strategic Alternatives to the Business Combination

In connection with evaluating strategic financing alternatives, Infintium’s board of directors considered pursuing private financing rounds to raise additional capital while remaining a private company. However, after careful consideration, Infintium’s board of directors determined that private financing rounds were either unlikely to meet Infintium’s capital requirements within the desired timeframe, would not fulfill the company’s objective of becoming a publicly traded entity, or did not present comparable strategic value. The board concluded that the proposed Business Combination with Goldenstone offered the most favorable balance of speed to market, capital access, valuation certainty, and strategic alignment with Infintium’s long-term objectives.

Additionally, the Infintium board of directors also considered pursuing a traditional initial public offering (IPO) as a potential path to becoming a publicly traded company. However, the board of directors determined that entering into a business combination with a SPAC offered a more favorable and executable route to accessing the public markets. In making this determination, the board considered a number of factors, including:

•        The potential for a more efficient and expedited path to public listing compared to the traditional IPO process;

•        Increased transaction certainty through pre-negotiated terms and valuation;

•        The opportunity to secure additional capital through a concurrent PIPE financing;

•        Greater flexibility to present forward-looking projections in connection with the transaction, subject to applicable securities laws; and

•        The ability to partner with a SPAC sponsor with strategic expertise and investor relationships.

In addition, Infintium recognized that market sentiment toward Chinese-affiliated companies, including perceived regulatory, geopolitical, or jurisdictional risks, could limit institutional investor interest or underwriter support in a traditional IPO process. As a result, the board viewed the de-SPAC route as a more viable and timely alternative to achieve the company’s capital formation and strategic objectives.

Infintium’s Board of Directors’ Reasons for the Approval of the Business Combination

Infintium considered a number of factors in determining to enter into the Business Combination Agreement with Goldenstone and the transactions contemplated thereby. The factors that the Infintium board of directors viewed as generally supporting its decision included, but were not limited to, the following:

•        Access to additional growth capital, particularly to support the expansion and commercialization of Infintium’s hydrogen fuel cell business;

•        Access to public capital markets, providing flexibility to raise additional funding in the future through equity or debt offerings to support ongoing growth and operations;

•        Potential strategic benefits of a public equity currency, including the ability to utilize publicly traded equity in future mergers and acquisitions to expand Infintium’s asset portfolio and increase operational scale;

•        Market timing considerations, including favorable capital market conditions for companies in the clean energy space, which the board considered to be a timely opportunity;

•        Anticipated benefits of public company status, including increased visibility and credibility that could enhance Infintium’s ability to establish relationships with vendors, suppliers, customers, and other strategic partners;

•        Enhanced ability to attract and retain key personnel, including the implementation of traditional public company equity compensation programs; and

•        Stronger governance and internal controls, driven by compliance with public company reporting obligations, which can enhance operational discipline and corporate governance practices.

Infintium board of directors carefully considered the above benefits of the Business Combination and weighed them against the following possible detriments:

•        dilution to Infintium’s current shareholders as a result of the Business Combination. Post-Closing, existing Infintium shareholders will own a lesser percentage of the Combined Company, a reduction from their current ownership. This dilution includes the issuance of shares to the Sponsor, Goldenstone, and any PIPE investors, which could reduce the value of their holdings, particularly if the post-Closing stock price does not perform as expected; and

•        the interests of Infintium’s directors and officers may conflict with those of other stockholders due to their personal financial incentives. While these interests have been disclosed, they could affect decision0making in a way that is not fully aligned with the interests of the general stockholders.

In light of the foregoing, Infintium and its affiliates have considered both the potential benefits and detriments of the Business Combination and the related financing transactions. The benefits of the transaction, particularly the access to capital and public market liquidity, are expected to significantly enhance the growth prospects of the Combined Company. However, these benefits must be weighed against the potential for dilution, conflicts of interest, and integration risks. As a result, the Infintium board has carefully evaluated these factors to determine that the Business Combination is in the best interests of Infintium’s shareholders, despite the potential risks involved.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Business Combination Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Goldenstone and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by Infintium. In connection with its approval of the Business Combination Agreement, the Board received the opinion of EntrepreneurShares LLC as to the fairness from a financial point of view of the consideration to be given under the Business Combination Agreement. The Board recommends that Goldenstone stockholders vote:

•        FOR the Business Combination Proposal;

•        FOR the Charter Amendment Proposal;

•        FOR the Advisory Proposals;

•        FOR the Equity Incentive Plan Proposal;

•        FOR the Director Election Proposal; and

•        FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Goldenstone Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “Infintium” generally refer to Infintium in the present tense or New Infintium from and after the Business Combination.

The following summarizes certain principal factors that make an investment in New Infintium speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing Goldenstone’s, Infintium’s and/or New Infintium’s business.

Risks Related to Infintium’s Business

•        We may not be able to successfully execute our business plan.

•        We are dependent on third party suppliers for the supply of key materials and components for our products.

•        If we are unable to broaden our customer base and expand relationships with other potential customers, our business may be negatively impacted.

•        Global macro-economic and political conditions are beyond our control and may have an adverse impact on our business, our key suppliers, and/or customers.

•        We currently face and will continue to face significant competition, and many current and future competitors may have significantly more resources.

•        Our management lacks experience leading a public company.

•        We could be adversely affected by risks associated with capital investments and new business processes.

•        We could be adversely affected by risks associated with mergers and acquisitions.

•        We could lose or fail to attract the personnel necessary to operate our business.

•        Warranty claims, product performance guarantees, or indemnification claims could negatively impact our gross margins and financial performance.

•        We may not be able to sell our products on a commercially viable basis on the timetable we anticipate, or at all.

•        A mass market for our products may never develop or may take longer to develop than we anticipate.

•        We may experience cybersecurity threats to our information technology infrastructure and systems, and unauthorized attempts to gain access to our proprietary or confidential information, as may our customers, suppliers and/or partners.

•        We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our expected future growth and success.

•        Climate change risks may adversely affect our operations, or the operations of our suppliers, customers and/or partners.

•        Public policy and regulatory changes, particularly in the clean energy sector, could hurt the market for our products and services.

•        Commodity price fluctuations are beyond our control and may have a material adverse effect on our business, operating results, financial condition and profitability.

•        Potential fluctuations in our financial and business results make forecasting difficult and may restrict our access to funding for our commercialization plan.

•        Our products use flammable fuels and some generate high voltages, which could subject our business to product safety, product liability or other claims.

•        We could be liable for environmental damages resulting from our research, development or manufacturing operations.

Risks Related to Goldenstone’s Business

•        Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

•        A resurgence of COVID-19, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

•        Goldenstone will be forced to liquidate the Trust Account if it cannot consummate a business combination by June 21, 2026. In the event of a liquidation, Goldenstone’s Public Stockholders will receive $10.72 per share and the Warrants and Rights will expire worthless.

Risks Related to Goldenstone’s Business and the Business Combination

•        You must tender your Public Shares in order to validly seek redemption at the Goldenstone Special Meeting of stockholders.

•        If third parties bring claims against Goldenstone, the proceeds held in trust could be reduced and the per-Public Share liquidation price received by Goldenstone’s stockholders may be less than $10.00.

•        Any distributions received by Goldenstone stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Goldenstone was unable to pay its debts as they fell due in the ordinary course of business.

•        If Goldenstone’s due diligence investigation of Infintium was inadequate, then stockholders of Goldenstone following the Business Combination could lose some or all of their investment.

•        If the assumptions underlying the projections that Infintium’s financial advisor used in rendering its fairness opinion are not realized, then continued reliance on the projections and the fairness opinion could be misleading to shareholders when evaluating the Business Combination.

Risks Related to the New Infintium Common Stock

•        The market price of the New Infintium Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•        Volatility in New Infintium’s share price could subject New Infintium to securities class action litigation.

SELECTED HISTORICAL FINANCIAL DATA OF GOLDENSTONE

The following table contains selected historical consolidated financial data as of and for the fiscal years ended March 31, 2025 and 2024. The financial data as of and for the fiscal years ended March 31, 2025 and 2024 is derived from Goldenstone’s audited financial statements as included elsewhere in this proxy statement/prospectus.

The historical results of Goldenstone included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of the Combined Company. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Goldenstone” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	For the Year Ended March 31, 2025	For the Year Ended March 31, 2024
Statements of Operations Data:
Formation and operating costs	$(971,217)	$(717,167)
Franchise tax credit (expenses)	37,275	(129,953)
Other income	1,330,551	3,059,879
Provision for income taxes	(287,243)	(616,192)
Net income	$109,366	$1,596,567
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	2,349,413	5,379,021
Basic and diluted net income per share, common stock subject to possible redemption	$0.33	$0.41
Basic and diluted weighted average shares outstanding, common stock attributable to Goldenstone	1,846,250	1,846,250
Basic and diluted net loss per share, common stock attributable to Goldenstone	$(0.36)	$(0.34)

Cash Flows Data:
Net cash used in operating activities	$(1,493,543)	$(1,074,886)
Net cash provided by investing activities	$38,335,791	$7,581,747
Net cash used in financing activities	$(36,858,379)	$(6,486,801)
	As of March 31, 2025	As of March 31, 2024
Balance Sheets Data:
Cash	$14,692	$30,823
Other current assets	2,500	60,750
Prepaid income and franchise taxes	314,076	—
Dividend receivable	66,155	243,073
Investments held in Trust Account	18,666,931	55,495,253
Total assets	$19,064,354	$55,829,899
Total liabilities	$6,575,008	$5,025,131
Common stock subject to possible redemption	$19,007,601	$55,426,618
Total stockholders’ deficit	$(6,518,255)	$(4,621,850)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INFINTIUM

The following table contains selected historical consolidated financial data as of and for the fiscal years ended December 31, 2024 and 2023 and for the three months ended March 31, 2025 and 2024. The financial data as of and for the fiscal years ended December 31, 2024 and 2023 is derived from Infintium’s audited financial statements and the financial data as of and for the three months ended March 31, 2025 and 2024 is derived from Infintium’s unaudited financial statements, in each case, as included elsewhere in this proxy statement/prospectus.

The historical results of Infintium included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Infintium. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Infintium” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
	(Unaudited)	(Unaudited)
Statements of Operations Data:
Revenues	$364,171	$254,638	$5,055,110	$2,803,215
Cost of revenues	344,420	405,561	5,139,308	3,264,888
Operating expenses	1,577,460	1,937,442	7,484,423	4,658,756
Other expenses	1,087	7,663	20,943	74,930
Net loss	$(1,558,796)	$(2,096,028)	$(7,589,564)	$(5,195,359)
Basic and diluted weighted average shares outstanding, common stock attributable to Infintium	92,768,284	92,267,691	92,644,850	81,940,826
Basic and diluted net loss per share, common stock attributable to Infintium	$(0.02)	$(0.02)	$(0.08)	$(0.06)

Cash Flows Data:
Net cash (used in) provided by operating activities	$(3,038,092)	$(11,764)	$3,344,792	$(2,109,437)
Net cash (used in) provided by investing activities	$(3,495)	$(30,497)	$(194,370)	$47,225
Net cash (used in) provided by financing activities	$(300,000)	$—	$2,000,000	$2,392,937
	As of March 31, 2025	As of December 31, 2024	As of December 31, 2023
	(Unaudited)
Balance Sheets Data:
Cash	$2,685,242	$6,026,829	$876,407
Total current assets	13,080,437	$8,680,561	$4,313,417
Total assets	16,511,156	$12,354,842	$5,066,955
Total current liabilities	9,087,744	$9,504,708	$1,863,660
Total liabilities	16,650,633	$17,659,515	$5,037,125
Total stockholders’ (deficit) equity	$(139,477)	$(5,304,673)	$29,830

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data as of March 31, 2025, is presented as if the Business Combination had occurred on March 31, 2025. The unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2025 and for the year ended December 31, 2024 give effect to the Business Combination, as if it had been completed on January 1, 2024. The historical financial information presents the combination of the financial information of Infintium and Goldenstone after giving effect to the Business Combination and related adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, and have been prepared in accordance with Article 11 of Regulation S-X (“Article 11”). Furthermore, given the differing fiscal year ends of December 31st and March 31st for Infintium and Goldenstone, respectively, Article 11 permits the ending date of the periods included for the target company to differ from those of the registrant by up to 93 days.

The summary unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the historical balance sheet of Infintium and the historical balance sheet of Goldenstone on a pro forma basis as if the Business Combination, summarized below, had been consummated on March 31, 2025. The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024 combine the historical statement of operations of Infintium and Goldenstone for such period on a pro forma basis as if the transaction, summarized below, had been consummated on January 1, 2024, the beginning of the earliest period presented:

•        The merger of Infintium and Goldenstone, with Infintium surviving the merger as Infintium Fuel Cell Systems Holdings, Inc.; and

•        Upon the exchange, each outstanding share of Infintium Common Stock will be automatically cancelled, extinguished and converted into a number of shares of Common Stock, based on Infintium’s Equity Value and based on a conversion rate of 0.1401341 at March 31, 2025.

The summary unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Infintium and Goldenstone and the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Infintium” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Goldenstone.”

The following tables present selected pro forma information after giving effect to the Business Combination presented under the following scenarios:

•        Assuming No Redemption:    This presentation assumes that no Public Stockholders of Goldenstone exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemption:    This presentation assumes that holders of a maximum of 175,466 Public Shares that are outstanding exercise their redemption rights in exchange for their pro rata share of the Trust Account to satisfy the $5.0 million cash balance of closing condition. This scenario requires a $5.0 million senior secured convertible note financing for the Business Combination to occur.

The figures in the following tables are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

	For the Three Months Ended March 31, 2025
	Goldenstone	Infintium	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
Statements of Operations Data:
Revenues	$—	$364,171	$364,171	$364,171
Cost of goods sold	—	344,420	344,420	344,420
Gross profit	—	19,751	19,751	19,751
Operating expenses	126,431	1,577,460	1,703,891	1,703,891
Loss from operations	(126,431)	(1,557,709)	(1,684,140)	(1,684,140)
Other income (expense)	193,515	(1,087)	(1,087)	(1,087)
Income (loss) before income taxes	67,084	(1,558,796)	(1,685,227)	(1,685,227)
Provision for income taxes	57,177	—	—	—
Net income (loss)	$9,907	$(1,558,796)	$(1,685,227)	$(1,685,227)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	1,595,871		—	—
Basic and diluted net income per share, common stock subject to possible redemption	$0.07		$—	$—
Basic and diluted weighted average shares outstanding, common stock attributable to Goldenstone	1,846,250	92,768,284	16,249,371	16,073,905
Basic and diluted net loss per share, common stock attributable to Goldenstone	$(0.06)	$(0.02)	$(0.10)	$(0.10)

	For the Year Ended December 31, 2024
	Goldenstone	Infintium	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
Statements of Operations Data:
Revenues	$—	$5,055,110	$5,055,110	$5,055,110
Cost of goods sold	—	5,139,308	5,139,308	5,139,308
Gross profit	—	(84,198)	(84,198)	(84,198)
Operating expenses	795,047	7,484,423	8,779,470	8,779,470
Loss from operations	(795,047)	(7,568,621)	(8,963,668)	(8,963,668)
Other income (expense)	1,973,205	(20,943)	104,057	104,057
Income (loss) before income taxes	1,178,158	(7,589,564)	(8,759,611)	(8,759,611)
Provision for income taxes	386,922	—	—	—
Net income (loss)	$791,236	$(7,589,564)	$(8,759,611)	$(8,759,611)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	3,186,682		—	—
Basic and diluted net income per share, common stock subject to possible redemption	$0.41		$—	$—
Basic and diluted weighted average shares outstanding, common stock attributable to Goldenstone	1,846,250	92,644,850	16,249,371	16,073,905
Basic and diluted net loss per share, common stock attributable to Goldenstone	$(0.28)	$(0.08)	$(0.54)	$(0.54)
	As of March 31, 2025
	Goldenstone	Infintium	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
Balance Sheets Data:
Total assets	$19,064,354	$16,511,156	$21,048,879	$18,942,501
Total liabilities	$6,575,008	$16,650,633	$21,954,572	$21,954,572
Mezzanine equity	$19,007,601	$—	$—	$—
Total stockholders’ deficit	$(6,518,255)	$(139,477)	$(905,692)	$(3,012,070)

TRADING MARKET AND DIVIDENDS

Goldenstone

Units, Public Shares, Warrants and Rights

Upon completion of Goldenstone’s IPO, the Units commenced trading on the Nasdaq Stock Market. The Units, Public Shares, Warrants and Rights commenced trading on Nasdaq separately on or about April 14, 2022.

Effective March 26, 2025, the Units, Public Shares and Warrants began being quoted on OTC Markets, under the symbols “GDSTU,” “GDST,” “GDSTW,” and “GDSTR,” respectively. Each of Goldenstone’s Units consists of one Public Share, one Warrant and one Right. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share and each Right entitles the holder to one-tenth of one share of Common Stock upon completion of a business combination.

Goldenstone’s Dividend Policy

Goldenstone has not paid any cash dividends on the Common Stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Goldenstone’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, Goldenstone’s ability to declare dividends may be limited by restrictive covenants Goldenstone may agree to in connection therewith. The payment of any dividends subsequent to the Business Combination will be within the discretion of New Infintium’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Infintium

Dividend Policy

Infintium has not paid any dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Infintium’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, Infintium’s ability to declare dividends may be limited by restrictive covenants Infintium may agree to in connection therewith. The payment of any dividends subsequent to the Business Combination will be within the discretion of New Infintium’s Board of Directors. It is the present intention of Infintium’s Board of Directors to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

New Infintium

Dividend Policy

Following completion of the Business Combination, New Infintium’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that New Infintium will retain its earnings for use in business operations and accordingly, we do not anticipate New Infintium’s Board of Directors will declare any dividends in the foreseeable future.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to Infintium, including risks related to Infintium’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to New Infintium after the Closing.

Risks Related to Infintium’s Business and Industry

We may not be able to successfully execute our business plan.

The execution of our business plan poses many challenges and is based on a number of assumptions. We may not be able to successfully execute our business plan. If, for instance, we experience significant cost overruns on our projects, or if our business plan is more costly than we anticipate, these factors may impact execution of our business plan. We cannot predict with certainty our future revenues or results from our operations. If the assumptions on which our revenue or expenditure forecasts are based change, the benefits of our business plan may change as well. In addition, we may consider expanding our business beyond what is currently contemplated in our business plan. Depending on the financing requirements of a potential acquisition or new product opportunity, we may be required to raise additional capital through the issuance of equity or debt. If we are unable to raise additional capital on acceptable terms, we may be unable to pursue a potential acquisition or new product opportunity.

We are dependent on third party suppliers for the supply of key materials and components for our products.

We have established relationships with third party suppliers, on whom we rely to provide materials and components for our products. A supplier’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our products. In addition, to the extent that our product development plans rely on development of supplied materials or components, we cannot guarantee that we will be able to leverage our relationships with suppliers to support these plans. To the extent that the processes that our suppliers use to manufacture the materials and components are proprietary, we may be unable to obtain comparable materials or components from alternative suppliers, which could adversely affect our ability to produce viable fuel cell products or significantly raise our cost of producing such products.

Supply chains could be further disrupted in the future by factors beyond our control. This could include: a reduction in the supply or availability of commodities or parts required to manufacture our products; lockdowns and workforce disruptions caused by epidemics and pandemics; the impacts of climate change on transportation networks and suppliers manufacturing facilities; and economic sanctions or embargoes.

If we are unable to broaden our customer base and expand relationships with other potential customers, our business may be negatively impacted.

We currently have a limited customer base. If we are unable to broaden our customer base and expand relationships with other potential customers, our business may be negatively impacted. Our dependence on a small number of customers also exposes us to numerous other risks, including: (i) a slowdown or delay in the customers’ deployment of our products significantly reducing demand for our products as well as increase pricing pressure on our products due to increased purchasing leverage; (ii) customer-specific factors resulting in a choice to pursue an alternative technology or supplier; (iii) reductions in a few customers’ forecasts and demand resulting in excess inventories; (iv) current or future economic conditions negatively affecting our major customers and causing them to significantly reduce operations or file for bankruptcy; and (v) concentration of accounts receivable credit risk, which could have a material adverse effect on our liquidity and financial condition if one of our major customers declared bankruptcy or delayed payment of their receivables.

Our financial situation creates substantial doubt whether we will continue as a going concern.

Since inception, we have incurred losses from operations and a negative capital deficit. As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s

Ability to Continue as a Going Concern,” management has determined that our financial condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date our financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern. The report of our auditor includes a going concern paragraph.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our actual revenues, expenses and profitability may differ materially from its expectations.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflects estimates of future performance made in 2023. We operate in a rapidly changing and competitive industry and its projections are subject to the risks and assumptions made by management with respect to its industry and business. The projections may be incomplete and reflect assumptions as to certain business strategies or plans that are subject to change. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. This may result in decreased revenue levels and/or increased expenses, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause its results of operations in a given quarter or year to be higher or lower than expected. As a result, the projections may not be realized, and actual results may be significantly higher or lower than projected. Our actual results for fiscal years 2023 and 2024 did not meet our expectations. As a result, the financial forecasts for the years ending December 31, 2025 onward may no longer reflect our management’s beliefs regarding our anticipated future results for those periods. The inclusion of such projections in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the projections.

Global macro-economic and political conditions are beyond our control and may have an adverse impact on our business, our key suppliers, and/or customers.

Our financial performance may be impacted by geopolitical risk. There are risks of political instability in the jurisdictions of our suppliers. Current global economic conditions, including volatility in China and global and regional expectations with respect to the rate of inflation, may adversely affect the development of sales of our products, and thereby delay the commercialization of our products. Customers and/or suppliers may not be able to successfully execute their business plans; product development activities may be delayed or eliminated; new product introduction may be delayed or eliminated; end-user demand may decrease; and some companies may not continue to be commercially viable.

We currently face and will continue to face significant competition, and many current and future competitors may have significantly more resources.

As fuel cell products have the potential to replace existing power products, competition for our products will come from current power technologies, from improvements to current power technologies, and from new alternative energy technologies, including other types of fuel cells. Each of our target markets is currently serviced by existing manufacturers with existing customers and suppliers. These manufacturers use proven and widely accepted technologies such as internal combustion engines and batteries as well as coal, oil and nuclear-powered generators.

Many of our competitors have substantial financial resources, customer bases, manufacturing, marketing and sales capabilities, and businesses or other resources, which give them significant competitive advantages over us.

Infintium’s independent registered public accounting firm has identified material weaknesses in its internal control over financial reporting. If Infintium is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Infintium and materially and adversely affect its business and operating results.

Infintium’s independent registered public accounting firm identified material weaknesses in its internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. Infintium will take certain actions and continues to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If Infintium’s independent registered public accounting firm identifies any new material weaknesses in the future, any such newly identified material weakness could limit the company’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, investors may lose confidence in the company’s financial reporting and the company’s financial performance may be adversely impacted. Infintium cannot provide assurance that the measures it will take will be sufficient to avoid potential future material weaknesses.

Our management lacks experience leading a public company.

Our management team lacks experience in operating a public company which may place us in a competitive disadvantage to other companies with management members with such experience. This lack of experience may also result in our management team’s lack of adequate preparation for the challenges present in public companies, whether business, legal, and other challenges which our management members may face. New Infintium’s financial performance may be adversely impacted due to this lack of public company management experience. In addition, the requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate which may also affect our financial performance.

We could be adversely affected by risks associated with capital investments and new business processes.

We may in the future, seek to expand our business through investments in capital equipment and new business processes.

While necessary for the growth of our business, investments in capital equipment and new business processes involve allocating resources based on future expectations that may or may not be correct. Investments in capital equipment and new business processes may not address the requirements of the targeted markets in the future and may result in lower-than-expected returns on such investments.

The above risks and difficulties, if they materialize, could disrupt our ongoing business, distract management, result in the loss of key personnel, increase expenses and otherwise have a material adverse effect on our business, results of operations and financial performance.

We could be adversely affected by risks associated with mergers and acquisitions.

We may in the future, seek to expand our business through acquisitions and investments.

Acquisitions will be in part dependent on management’s ability to identify, acquire and develop suitable acquisition targets in both new and existing markets. In certain circumstances, acceptable acquisition targets might not be available. Acquisitions involve a number of risks, including: (i) the possibility that we, as successor owner, may be legally and financially responsible for liabilities of prior owners; (ii) the possibility that we may pay more than the acquired company or assets are worth; (iii) the additional expenses associated with completing an acquisition and amortizing any acquired intangible assets; (iv) the difficulty of integrating the operations and personnel of an acquired business; (v) the challenge of implementing uniform standards, controls, procedures and policies throughout an acquired business; (vi) the inability to integrate, train, retrain and motivate key personnel of an acquired business; (vii) the potential disruption of our ongoing business and the distraction of management from our day-to-day operations; and (viii) an inability to realize the full extent of, or any of, the anticipated benefits of a merger or acquisition transaction, including failure to realize projected revenue gains or achieve expected cost savings within the assumed timeframe.

The above risks and difficulties, if they materialize, could disrupt our ongoing business, distract management, result in the loss of key personnel, increase expenses and otherwise have a material adverse effect on our business, results of operations and financial performance.

We could lose or fail to attract the personnel necessary to operate our business.

Our success depends in large part on our ability to attract and retain key management, engineering, scientific, marketing, manufacturing and operating personnel. As we develop additional manufacturing capabilities and expand the scope of our operations, we will require more skilled personnel. Recruiting personnel for the fuel cell industry is highly competitive. We may not be able to continue to attract and retain qualified executive, managerial and technical personnel needed for our business. Our failure to attract or retain qualified personnel could have a material adverse effect on our business.

Warranty claims, product performance guarantees, or indemnification claims could negatively impact our gross margins and financial performance.

There is a risk that our warranty accrual estimates are not sufficient and we may recognize additional expenses, including those related to litigation, as a result of warranty claims in excess of our current expectations. Such warranty claims may necessitate changes to our products or manufacturing processes and/or a product recall, all of which could hurt our reputation and the reputation of our products and may have an adverse impact on our financial performance and/or on future sales. While we attempt to mitigate these risks through product development, quality assurance and customer support and service processes, there can be no assurance that these processes are adequate. Even in the absence of any warranty claims, a product deficiency such as a design or manufacturing defect could be identified, necessitating a product recall or other corrective measures, which could hurt our reputation and the reputation of our products and may have an adverse impact on our financial performance and/or on future sales.

New products may have different performance characteristics from previous products. In addition, we have limited field experience with existing commercial products from which to make our warranty accrual estimates.

Our technology and products may not meet the market requirements, including requirements relating to performance, integration and/or cost.

The market requirements for our products and, by extension, our technology changes rapidly. Our existing and planned products may not meet the market requirements for any number of characteristics, including performance, integration characteristics, cost, freeze-protection, ingress protection, and durability.

We may not be able to sell our products on a commercially viable basis on the timetable we anticipate, or at all.

We cannot guarantee that we will be able to develop commercially viable fuel cell products on the timetable we anticipate, or at all. Selling our fuel cell products on a commercially viable basis requires technological advances to improve the durability, reliability and performance of these products, and to develop commercial volume manufacturing processes for these products. It also depends upon our ability to reduce the costs of these products, since they are currently more expensive than products based on existing technologies, such as internal combustion engines and batteries. We may not be able to sufficiently reduce the cost of these products without reducing their performance, reliability and durability, which would adversely affect the willingness of consumers to buy our products. We cannot guarantee that we will be able to internally develop the technology necessary to sell our fuel cell products on a commercially viable basis or that we will be able to acquire or license the required technology from third parties.

In addition, before we release any product to market, we subject it to numerous field tests. These field tests may encounter problems and delays for a number of reasons, many of which are beyond our control. If these field tests reveal technical defects or reveal that our products do not meet performance goals, our anticipated timeline for selling our products on a commercially viable basis could be delayed, and potential purchasers may decline to purchase our products.

A mass market for our products may never develop or may take longer to develop than we anticipate.

Our fuel cell products represent emerging markets, and we do not know whether end-users will want to use them in commercial volumes. In such emerging markets, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. The development of a mass market for our fuel cell products may be affected by many factors, some of which are beyond our control, including the emergence of newer, more competitive technologies and products, the cost of fuels used by our products, regulatory requirements, consumer perceptions of the safety of our products and related fuels, and end-user reluctance to buy a new product.

If a mass market fails to develop, or develops more slowly than we anticipate, we may never achieve profitability. In addition, we cannot guarantee that we will continue to develop, manufacture or market our products if sales levels do not support the continuation of the products.

We may experience cybersecurity threats to our information technology infrastructure and systems, and unauthorized attempts to gain access to our proprietary or confidential information, as may our customers, suppliers and/or partners.

We depend on information technology infrastructure and systems (“IT Systems”), hosted internally and outsourced, to process, transmit and store electronic data and financial information (including proprietary or confidential information), and manage business operations. Our business requires the appropriate and secure utilization of sensitive, confidential or personal data or information belonging to our employees, customers and partners. In addition, our proprietary or confidential information may be stored on IT Systems of our suppliers, customers and partners. Increased global cybersecurity vulnerabilities, threats and more sophisticated and targets cyber-related attacks pose a risk to the security of Infintium’s and its customers’, partners’, suppliers’ and third-party service providers’ IT Systems and the confidentiality, availability and integrity of our and our customers’ and partners’ data or information. We may be subject to cybersecurity risks or other breaches of our IT Systems intended to obtain unauthorized access to our information and that of our business partners, destroy data or disable, degrade or sabotage our IT Systems through the introductions of computer viruses, fraudulent emails, cyber attached and other means, and such breaches could originate from a variety of sources including our own employees or unknown third parties. While we have made investments seeking to address these threats, including monitoring of networks and systems, hiring of experts, employee training and security policies for employees, we may face difficulties in anticipating and implementing adequate preventative measures and remain potentially vulnerable. We must rely on our own safeguards as well as the safeguards put in place by our suppliers, customers and partners to mitigate the threats. Our internal systems are audited for cybersecurity vulnerabilities by third party security firms to ensure we are prepared for new and emerging threats. Our suppliers, customers and partners have varying levels of cybersecurity expertise and safeguards, most have yearly compliance audits that are available upon request.

An IT System failure or non-availability, cyber-attack or breach of systems security could disrupt our operations, cause financial loss, a loss of business opportunities, misappropriation or unauthorized release of confidential/proprietary or personal information, damage to our systems and those with whom we do business, violation of privacy laws, litigation, regulatory penalties and remediation and restoration costs, as well as increased costs to maintain our IT Systems. Cybersecurity breaches or failures of our IT Systems could have an adverse effect on our business operations, financial reporting, financial condition and results of operations, and result in reputational damage. Furthermore, given the highly evolving nature of cybersecurity threats or disruptions and their increased frequency, the impact of any future incident cannot be easily predicted or mitigated, and the costs related to such threats or disruptions may not be fully insured or indemnified by other means.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our expected future growth and success.

Failure to protect our existing intellectual property rights may result in the loss of our exclusivity regarding, or the right to use, our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, or be enjoined from using such intellectual property. We rely on intellectual property laws to protect our intellectual property. Our future issued patents may not protect our technological leadership, and our patent portfolio may not grow at a rate necessary to lead to positive financial results. Moreover, our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there is no assurance that: (i) any of our patents or patents that third parties may license to us in the future will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others; or (ii) any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all. In addition, effective intellectual property protection may be unavailable, limited or not applied for in certain countries.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable. We can provide no assurance that our intellectual property rights will not be breached.

We may become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor.

Climate change risks may adversely affect our operations, or the operations of our suppliers, customers and/or partners.

Our business interruption risk is exacerbated by an increasing number of extreme weather events related to climate change. Extreme weather events such as floods and fires caused or exacerbated by climate change could impair our ability to carry on business. For example, extreme weather events could cause catastrophic destruction to some of our or our supplier’s and/or customer’s facilities, which could in turn disrupt our production and/or prevent us from supplying products to our customers.

Transitioning to a lower-carbon economy creates opportunities for us and may increase demand for zero-emission products like those that we produce. However, we may also become subject to potential negative impacts of new environmental regulations, laws, and policies that could result in increased costs of carrying on our business. Our financial condition may be negatively impacted by costs associated with changes in environmental laws and regulations and regulatory enforcement.

Public policy and regulatory changes, particularly in the clean energy sector, could hurt the market for our products and services.

Changes in existing government regulations and the emergence of new regulations with respect to fuel cell products may hurt the market for our products and services. Environmental laws and regulations have driven interest in fuel cells. We cannot guarantee that these laws and policies, including subsidies or incentives associated with the adoption of clean energy products, will not change. Changes in these laws and other laws and policies, or the failure of these laws and policies to become more widespread, could result in manufacturers abandoning their interest in fuel cell products or favoring alternative technologies. In addition, as fuel cell products are introduced into our target markets, governments may impose burdensome requirements and restrictions on the use of fuel cell products that could reduce or eliminate demand for some or all of our products and services.

Government budgetary constraints could reduce the demand for our products by restricting the funding available to public transportation agencies and militaries. We cannot guarantee that current government direct and indirect financial support for our products will continue.

Regulatory agencies could require us to modify or terminate existing investments, acquisitions or joint ventures and could delay or prevent future opportunities.

Commodity price fluctuations are beyond our control and may have a material adverse effect on our business, operating results, financial condition and profitability.

Commodity prices, in particular the price of platinum and palladium, affect our costs. Platinum and palladium are key components of our fuel cell products. Platinum and palladium are scarce natural resources and we are dependent upon a sufficient supply of these commodities. While we do not anticipate significant near or long-term shortages in the supply of platinum or palladium, such shortages could adversely affect our ability to produce commercially viable fuel cell products or significantly raise our cost of producing such products. In order to reduce the impact of platinum price fluctuations, we occasionally enter into various hedging programs.

Potential fluctuations in our financial and business results make forecasting difficult and may restrict our access to funding for our commercialization plan.

We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful. Due to the stage of development of our business, it is difficult to predict our future revenues or results of operations accurately. We are also subject to normal operating risks such as credit risks, foreign currency risks and fluctuations in commodity prices. As a result, it is possible that in one or more future quarters, our operating results may fall below the expectations of investors and securities analysts. Not meeting investor and security analyst expectations may materially and adversely impact the trading price of the Common Stock and restrict our ability to secure required funding to pursue our commercialization plans.

Our products use flammable fuels and some generate high voltages, which could subject our business to product safety, product liability or other claims.

Our business exposes us to potential product safety, product liability and similar claims that are inherent in electrical products, and in products that use hydrogen or hydrogen-rich reformate fuels. High-voltage electricity poses potential shock hazards, and hydrogen is a flammable gas and therefore a potentially dangerous fuel. Any accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for our fuel cell products. Involvement in litigation could result in significant expense to us, adversely affecting the development and sales of our products, and diverting the efforts of our technical and management personnel, whether or not the litigation is resolved in our favor. In addition, we may be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain our insurance coverage on acceptable terms.

We could be liable for environmental damages resulting from our research, development or manufacturing operations.

Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our operations may not comply with future laws and regulations, and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us, or to revoke or deny the issuance or renewal of operating permits, and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

Risks Related to Ownership of New Infintium Common Stock

The market price and trading volume of the New Infintium Common Stock may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which the shares of New Infintium Common Stock to be issued in the Business Combination are expected to be traded, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid, and orderly trading market develops and is sustained for the New Infintium Common Stock following the Business Combination, the market prices of shares of New Infintium Common Stock may be volatile and could decline significantly. In addition, the trading volumes in shares of the New Infintium Common Stock may fluctuate and cause significant price variations to occur. If the market prices of New Infintium Common Stock decline significantly, you may be unable to resell your shares of New Infintium Common Stock at or above the market price of the shares of New Infintium Common Stock as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of shares of New Infintium Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this proxy statement/prospectus;

•        actual or anticipated differences in our estimates, or in the estimates of analysts, for New Infintium’s revenues, results of operations, cash flows, level of indebtedness, liquidity, or financial condition;

•        actual or anticipated variations in our quarterly operating results;

•        announcements by New Infintium or its competitors of significant business developments;

•        New Infintium’s ability to obtain adequate working capital financing;

•        loss of any strategic relationships;

•        actions by New Infintium’s stockholders (including transactions in shares of New Infintium Common Stock);

•        changes in applicable laws or regulations, court rulings, enforcement, and legal actions;

•        sale of shares of New Infintium Common Stock or other securities in the future;

•        changes in market valuations of similar companies and general market conditions in our industry;

•        publication (or lack of publication) of research reports about New Infintium;

•        the trading volume of shares of New Infintium Common Stock;

•        additions or departures of key management personnel;

•        speculation in the press or investment community;

•        continuing increases in market interest rates, which may increase New Infintium’s cost of capital;

•        changes in our industry;

•        actual, potential, or perceived control, accounting, or reporting problems;

•        changes in accounting principles, policies, and guidelines;

•        other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to COVID-19) natural disasters, war, acts of terrorism, or responses to these events;

•        Our ability to execute New Infintium’s business plan; and

•        general economic and market conditions.

In addition, the securities markets have periodically experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the New Infintium Common Stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If New Infintium were involved in any similar litigation it could incur substantial costs and its management’s attention and resources could be diverted from running the business and implementing its business plan.

New Infintium will issue shares of New Infintium Common Stock as consideration in the Business Combination and may issue additional shares of New Infintium Common Stock or other equity or convertible debt securities without approval of the holders of New Infintium Common Stock, which would dilute then-existing ownership interests and may depress the market price of the New Infintium Common Stock.

We anticipate that, following the Business Combination, (i) former Infintium Securityholders will own approximately 74.7% of the outstanding shares of New Infintium Common Stock, (ii) former Goldenstone Public Stockholders will own approximately 12.5% of the outstanding shares of New Infintium Common Stock, (iii) the Initial Stockholders will own approximately 10.5% of the outstanding shares of New Infintium Common Stock, and (iv) the Representative will own 2.3% of the outstanding shares of New Infintium Common Stock. These percentages assume that no shares of Common Stock are redeemed in connection with the Business Combination and do not take into account any Warrants to purchase Common Stock that will be outstanding following the Business Combination. If the actual facts differ from these assumptions, these percentages will differ.

New Infintium may continue to require capital investment to support its business and may issue additional shares of New Infintium Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of its stockholders in certain of circumstances.

New Infintium’s issuance of additional shares of New Infintium Common Stock or other equity or convertible debt securities would have the following effects: (i) New Infintium’s existing stockholders’ proportionate ownership interest in New Infintium would decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding shares of New Infintium Common Stock may be diminished; and (iv) the market price of New Infintium Common Stock may decline.

There will be material differences between your current rights as a holder of Infintium Common Stock and the rights you will have as a holder of New Infintium Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, Infintium stockholders will no longer be stockholders of Infintium but will be stockholders of New Infintium. There will be material differences between the current rights of Infintium stockholders and the rights that you will have as a holder of the shares of New Infintium Common Stock, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Infintium stockholders and the New Infintium stockholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Stockholder Rights.”

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research, or cease publishing research about New Infintium, its share price and trading volume could decline significantly.

The trading market for New Infintium Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about New Infintium or its business. New Infintium may be unable to sustain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of New Infintium, or if these securities or industry analysts are not widely respected within the general investment community, the demand for New Infintium Common Stock could decrease, which might cause its share price and trading volume to decline significantly. In the event that New Infintium obtains securities or industry analyst coverage or, if one or more of the analysts who cover New Infintium downgrade their assessment of New Infintium or publish inaccurate or unfavorable research about New Infintium’s business, the market price and liquidity for New Infintium Common Stock could be negatively impacted.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our Common Stock.

The Inflation Reduction Act of 2022, which, among other things, imposes a 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022 (the “Excise Tax”), subject to certain exceptions. If applicable, the amount of the Excise Tax is generally 1% of the aggregate fair market value of any stock repurchased by the corporation during a taxable year, net of the aggregate fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. The Biden administration has proposed increasing the Excise Tax rate from 1% to 4%; however, it is unclear whether such a change will be enacted and, if enacted, how soon it could take effect.

Because we are a Delaware corporation and because our securities were traded on Nasdaq up until March 25, 2025, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our Goldenstone Public Shares after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. On June 28, 2024, the Treasury finalized certain of the proposed regulations (those relating to procedures for reporting and paying the Excise Tax). The remaining regulations (largely relating to the computation of the Excise Tax) remain in proposed form. The Treasury intends to finalize these proposed regulations at a later date and, until such time, taxpayers may continue to rely on the proposed regulations. In addition, the Excise Tax would be payable by us, and not by the redeeming holder. Finally, subject to certain exceptions, the Excise Tax should not apply in the event of our complete liquidation.

Future resales of shares of New Infintium Common Stock issued to Infintium stockholders and other significant stockholders may cause the market price of the New Infintium Common Stock to drop significantly, even if New Infintium’s business is doing well.

Pursuant to the Business Combination Agreement, immediately after Closing the Infintium Securityholders will hold approximately 74.7% of the outstanding shares of New Infintium Common Stock, approximately [•]% of which will be eligible for sale immediately after the consummation of the Business Combination. These percentages assume that no shares of Common Stock are redeemed in connection with the Business Combination and do not take into account any Warrants to purchase Common Stock that will be outstanding following the Business Combination. If the actual facts differ from these assumptions, these percentages will differ. Pursuant to Infintium Lock-Up Agreement and the Sponsor Lock-Up Agreement, certain New Infintium stockholders will be restricted, subject to certain exceptions, from selling any of the New Infintium Common Stock that they receive in or hold at the Effective Time, which restrictions will expire and therefore additional shares of New Infintium Common Stock will be eligible for resale six months after the Effective Time. See “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”

Subject to Infintium Lock-Up Agreements, the Infintium stockholders that are a party thereto (which are Infintium’s three executive officers and directors) may sell New Infintium Common Stock pursuant to Rule 144 under the Securities Act (“Rule 144”), if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because Goldenstone is currently a shell company, waiting until one year after New Infintium’s filing with the SEC of Form 10-type information reflecting the Business Combination.

Upon expiration of the Lock-Up Periods, and upon effectiveness of the registration statement that New Infintium files pursuant to the A&R Registration Rights Agreement or upon satisfaction of the requirements of Rule 144, certain former Goldenstone stockholders and certain other significant stockholders of New Infintium may sell large amounts of New Infintium Common Stock in the open market or in privately-negotiated transactions, which could have the effect of increasing the volatility in New Infintium’s share price or putting significant downward pressure on the price of the New Infintium Common Stock.

We do not expect that New Infintium will pay dividends in the foreseeable future after the Business Combination.

We expect that New Infintium will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund its operations and the development and growth of its business. As a result, we do not expect that New Infintium will pay any cash dividends on the New Infintium Common Stock in the foreseeable future.

Following completion of the Business Combination, New Infintium’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount, and form of such dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by New Infintium from its subsidiaries, New Infintium’s financial condition, contractual restrictions, and other factors deemed relevant by the board of directors. There is no guarantee that the shares of New Infintium Common Stock will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of the New Infintium Common Stock should not rely on an investment in shares of New Infintium Common Stock as a source for any future dividend income.

The existence of indemnification rights to New Infintium’s directors, officers, and employees may result in substantial expenditures by New Infintium and may discourage lawsuits against its directors, officers, and employees.

The Amended Charter and Goldenstone’s bylaws, which will become the bylaws of New Infintium, contain indemnification provisions for its directors, officers, and employees. Such indemnification obligations could result in New Infintium incurring substantial expenditures to cover the cost of settlement or damage awards against its directors, executive officers, and employees, which it may be unable to recoup. These provisions and resultant costs may also discourage New Infintium from bringing a lawsuit against its directors and executive officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by its stockholders against its directors and officers even though such actions, if successful, might otherwise benefit New Infintium and its stockholders.

If New Infintium fails to develop or maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in its financial reporting.

Infintium’s independent registered public accounting firm has identified material weaknesses with its internal control structure. New Infintium may also be subject to the risk that its independent registered public accounting firm could communicate to its board of directors that it has deficiencies in its internal control structure that they consider to be “significant deficiencies” or that there is a material weakness in its internal control structure. A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal control is necessary to provide reliable financial reports and effectively prevent fraud. If New Infintium cannot provide reliable financial reports or prevent fraud, it could be subject to regulatory action or other litigation and its operating results could be harmed.

The ineffectiveness of Infintium’s internal control over financial reporting was due to the following material weaknesses, which are indicative of many small companies with small number of staff:

•        Inadequate segregation of duties consistent with control objectives;

•        Lack of independent board of directors (as of the balance sheet date) and absence of an audit committee to exercise oversight responsibility related to financial reporting and internal control;

•        Lack of risk assessment procedures on internal controls to detect financial reporting risks in a timely manner; and

•        Lack of documentation on policies and procedures that are critical to the accomplishment of financial reporting objectives.

Infintium’s management continues to implement measures designed to ensure that control deficiencies contributing to the material weakness are remediated, such that these controls are designed, implemented, and operating effectively.

The remediation actions planned include:

•        Identify gaps in Infintium’s skills base and the expertise of its staff required to meet the financial reporting requirements of a public company;

•        Establish an independent board of directors and an audit committee to provide oversight for remediation efforts and ongoing guidance regarding accounting, financial reporting, overall risks and the internal control environment;

•        Retain additional accounting personnel with public company financial reporting, technical accounting, SEC compliance, and strategic financial advisory experience to achieve adequate segregation of duties; and

•        Continue to develop formal policies and procedures on accounting and internal control over financial reporting and monitor the effectiveness of operations on existing controls and procedures.

Infintium’s management will continue to monitor and evaluate the relevance of its risk-based approach and the effectiveness of our internal controls and procedures over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

Infintium’s, and thereby New Infintium’s, intended business, operations, and accounting are expected to be substantially more complex than Infintium’s has been to date. It may be time consuming, difficult, and costly for New Infintium to develop and implement the internal control and reporting procedures required by the Exchange Act. New Infintium may need to hire additional financial reporting, internal control, and other finance personnel in order to develop and implement appropriate internal control and reporting procedures. If New Infintium is unable to comply with the internal control over financial reporting requirements of the Exchange Act, then it may not be able to obtain the required independent accountant certifications, which may preclude it from keeping its filings current with the SEC.

Further, a material weakness in the effectiveness of internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce New Infintium’s ability to obtain financing, and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on its business, results of operations, and financial condition.

If New Infintium is unable to implement and maintain effective internal control over financial reporting, including as applicable standards governing internal control are modified, supplemented, or amended from time to time, New Infintium may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could cause New Infintium to face regulatory action and cause investors to lose confidence in its reported financial information, either of which could adversely affect the value of the New Infintium Common Stock.

Risks Related to China Affiliations

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact on our business and prospects.

Even though Goldenstone is a blank check company incorporated in Delaware, a majority of our officers and directors are either located in China or have significant ties to China. In addition, while Infintium is based in and conducts its operations in the United States, one of its significant stockholders is based in China. Accordingly, economic, political and legal developments in the PRC may significantly affect our business and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government may change quickly with little advance notice, which can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. If those significant ties continue in existence following our initial business combination, our post-combination entity’s business, financial condition and results of operations may be subject to changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the internet, including censorship and other restriction on material which can be transmitted over the internet, security, intellectual property, money laundering, taxation and other laws that affect our post-combination entity’s ability to operate its business.

Even though we are not a China-based issuer, the sponsor and a majority of our officers and directors have significant ties to China. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence its operations at any time, which could result in a material change in its operations and/or the value of our securities. We are also currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if the relevant PRC government agencies decide that we were required to obtain approval and we were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of our investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Even though we are not a PRC operating entity or a China-based issuer, the sponsor and a majority of our officers and directors are located in China. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof.

It is possible that in the future, we could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. In that case, we may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply, and such compliance or any associated inquiries or investigations or any other government actions may require significant management time and attention; and subject us to remedies, administrative penalties and even criminal liabilities that may harm the post-combination entity’s business, including fines assessed for its current or historical operations that it modifies or even cease its business practices.

As we are neither a China-based company under the Trial Measures nor a PRC operating entity, given that (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether companies like ours are subject to the M&A Rules; and (b) our company is a blank check company incorporated in the U.S. rather than in China and currently our company does not own or control any equity interest in any PRC company or operate any business in China, we believe that we are not required to obtain any licenses or approvals, under applicable

PRC laws and regulations, for our operation or listing on Nasdaq and while seeking a target for the initial business combination. Further, according to the Measures for Cybersecurity Review, which was promulgated on December 28, 2021 and became effective on February 15, 2022, online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As we are a blank check company and are not involved in the collection of personal data of at least 1 million users or implicate cybersecurity, we do not believe that we are, or the post-combination entity will be, a “network platform operator(s)”, or subject to the cybersecurity review of the CAC. As of the date of hereof, we have not received any inquiry, notice, warning, sanction or any regulatory objection to the listing of our securities on Nasdaq from any PRC authorities.

We do not consider ourselves a China-based issuer, in particular, as specified in the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023. According to the Trial Administration Measures, an issuer is a “domestic [Chinese] company” if the issuer meets both of the following conditions and thus, subject to the requirements for domestic [Chinese] companies seeking to offer or list securities overseas, both directly and indirectly, thereunder: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China. Furthermore, we do not own or control any equity interest in any PRC company or operate any business in China, and during the fiscal year ended December 31, 2022, we do not have 50% or more of our total assets, net assets, revenues or profits located or generated in China.

However, applicable laws, regulations, or interpretations of PRC may change, and the relevant PRC government agencies could reach a different conclusion. There is also a possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required when in fact it was. If prior approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the approval in the future, we may face regulatory actions or other sanctions from relevant Chinese regulatory authorities. These authorities may take actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. In addition, any changes in PRC law, regulations, or interpretations may severely affect our operations. Further, if we are required by the Trial Measures to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, be subject to other severe consequences, which would materially affect the interest of the investors. To that extent, we may not be able to conduct the process of searching for a potential target company. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer the securities, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the securities to significantly decline in value or become worthless.

China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. Even though we are not a China based issuer, if the CSRC or another PRC regulatory body subsequently determines that its approval is needed for our listing on Nasdaq or seeking a target for the initial business combination, we cannot predict whether we will be able to obtain such approval. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect our ability to continue our listing on Nasdaq and cause the value of our securities to significantly decline or be worthless.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Even though we are a blank check company incorporated in the U.S. and a non-China based issuer, our sponsor and a majority of our officers and directors have significant ties to China. Since this document is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws, regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our future business combination with a PRC Target Company. Therefore, CSRC and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas. If the CSRC or another PRC regulatory body subsequently determines that its approval is needed for our listing on Nasdaq, a business combination, the issuance of our ordinary shares upon exercise of the rights, or maintaining our status as a publicly listed company outside China, we may face approval delays, adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may delay a potential business combination, impose fines and penalties, limit our acquisitions and operations of a target business in China, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue our listing on Nasdaq and cause the value of our securities to significantly decline or be worthless.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management based on foreign laws. It will be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

It may be difficult for investors to effect service of process within the United States upon us or any future officer or director that resides in China or Hong Kong, or to enforce judgments in China, Macau, or Hong Kong that are obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments in China, Macau, or Hong Kong that are obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us or any future officer or director that resides in China or Hong Kong.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. At present, China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, there is no guarantee that a PRC court would enforce a judgment rendered by a court in the U.S.

It will be difficult for you or overseas regulators to conduct investigations or collect evidence within China. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council.

We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

Our board of directors consists of five members. All but one of our directors is a citizen of the United States. In addition, two members of Goldenstone Capital LLC, one of our initial stockholders, are foreign persons. In addition, while Infintium is a Delaware corporation that is headquartered in South Carolina, its significant stockholder is located in China. As a result, it is possible that the Business Combination may be subject to a CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If the Business Combination falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete an initial business combination by June 21, 2026 (or such later date if stockholders approve an extension of the Business Combination Period to the fullest extent) because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protection afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations continue to evolve and are subject to change. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and could have a material adverse effect on our business and the value of our securities.

Even though we are a blank check company incorporated in Delaware, a majority of our officers and directors are either located in China or have significant ties to China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake may be subject, to a significant extent, to economic, political and legal developments in China.

China’s economy differs from other countries’ economies in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy.

Although China’s economy has been transitioning from a planned economy to a more market oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations may be quick with little advance notice and could adversely affect the economy in China and could have a material adverse effect on our business and the value of our securities.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us, or more specifically, we cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our securities may depreciate quickly.

Risks Related to Goldenstone’s Business and the Business Combination

Goldenstone’s securities have been delisted from Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Up until March 25, 2025, our Units, Common Stock, Rights and Warrants were listed on Nasdaq. Upon the 36 month anniversary of our IPO, we received notification from that our securities were going to be delisted. Currently, our securities are quoted in the over-the-counter market. We have applied to list New Infintium’s securities to be issued in the Business Combination on Nasdaq. There can be no assurance that such listing application will be approved or, if approved, that the continued listing requirements will continue to be satisfied. We cannot assure you that we will be able to meet those initial listing requirements at that time.

Our securities are quoted on an over-the-counter market. As a result, we may face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Our Units, Common Stock, Rights and Warrants no longer qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, we could be subject to regulation in each state in which we offer our securities.

Goldenstone will be forced to liquidate the Trust Account if it cannot consummate an initial business combination by June 21, 2026 unless a further extension is approved by its stockholders. In the event of a liquidation, Goldenstone’s Public Stockholders will receive approximately $___ per Public Share and the Warrant and the Right included in each Unit will expire worthless.

If Goldenstone is unable to complete a business combination by June 21, 2026, and is forced to liquidate, the per-share liquidation distribution will be approximately $___ based on the trust balance as of March 31, 2025. Furthermore, any Warrants and Rights will expire worthless.

As the Sponsor has agreed to vote in favor of the Business Combination and the other proposals presented at the Special Meeting, regardless of how the holders of the Public Shares vote, and the Business Combination is not conditioned on the separate approval of a majority of the unaffiliated stockholders, the Business Combination may be approved even if none of the holders of Public Shares vote in favor of it.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor has agreed, among other things, to vote in favor of the proposals presented at the Goldenstone Special Meeting. Additionally, the Business Combination is not conditioned on the separate approval of a majority of Goldenstone’s Public Stockholders. Accordingly, none of the proposals presented at the Goldenstone Special Meeting is conditioned on the approval by the holders of a majority of the Goldenstone Common Stock held by stockholders other than the Sponsor or its affiliates. As of the record date for the Goldenstone Special Meeting, the Sponsor owned approximately ___% of the issued and outstanding shares of Goldenstone Common Stock. As a result, the public stockholders will not be able to exert meaningful influence over the outcome of the proposals presented at the Goldenstone Special Meeting. Approval by the Sponsor of the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Incentive Equity Plan Proposal and the Goldenstone Adjournment Proposal would be sufficient to approve such proposals.

You must tender your Public Shares in order to validly seek redemption at the Goldenstone Special Meeting of stockholders.

In connection with tendering your Public Shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Public Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Goldenstone Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against Goldenstone, the proceeds held in trust could be reduced and the per Public Share liquidation price received by Goldenstone’s Public Stockholders may be less than $10.00.

Goldenstone’s placing of funds in trust may not protect those funds from third party claims against Goldenstone. Although Goldenstone has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Goldenstone’s Public Stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Goldenstone’s Public Stockholders. If Goldenstone liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its Public Stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Goldenstone cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 per Public Share due to such claims.

Additionally, if Goldenstone is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Goldenstone’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Goldenstone may not be able to return $10.00 to our Public Stockholders.

We may be deemed a “foreign person” under the regulations relating to CFIUS and our failure to obtain any required approvals within the requisite time period may require us to liquidate.

We do not believe that either we or the Sponsor constitute a “foreign person” under CFIUS rules and regulations. However, if CFIUS considers us to be a “foreign person” and believes that the business of an initial business combination target may affect national security, we could be subject to foreign ownership restrictions and/or CFIUS review. If a potential business combination falls within the scope of applicable foreign ownership restrictions, we may be unable to consummate an initial business combination. In addition, if a potential initial business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with an initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

Although we do not believe we or the Sponsor are a “foreign person”, CFIUS may take a different view and decide to block or delay a potential initial business combination, impose conditions to mitigate national security concerns with respect to a potential initial business combination, order us to divest all or a portion of a U.S. business of New Infintium if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any potential foreign ownership by the Sponsor. As a result, the pool of potential targets with which we could complete an initial business combination may be limited due to such regulatory restrictions. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our Public Stockholders may only receive $10.00 per share, and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a potential initial business combination and the chance of realizing future gains on your investment through any price appreciation in New Infintium.

Any distributions received by Goldenstone stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Goldenstone was unable to pay its debts as they fell due in the ordinary course of business.

Upon completion of the IPO, Goldenstone’s Certificate of Incorporation provided that it will continue in existence only until January 22, 2024 (subject to Goldenstone’s ability to extend the deadline in accordance with its provisions). In January this deadline was extended to April 22, 2024 in accordance with its Certificate of Incorporation). In April 2024, stockholders approved an amendment to the Certificate of Incorporation to provide for monthly extensions, at the option of the Goldenstone board up through April 22, 2024 and currently the term has been extended through June 21, 2026. Each monthly extension requires the payment $50,000 into the Trust Account. If Goldenstone is unable to consummate an initial business combination transaction within the required time period, upon notice from Goldenstone, the trustee of the Trust Account will distribute the amount in the Trust Account to its Public Stockholders. Concurrently, Goldenstone shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Goldenstone cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $392,000 of cash held outside of the Trust Account as of March 31, 2022, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If Goldenstone’s due diligence investigation of Infintium was inadequate, then stockholders of Goldenstone following the Business Combination could lose some or all of their investment.

Even though Goldenstone conducted a thorough due diligence investigation of Infintium, it cannot be sure that this diligence uncovered all material issues that may be present inside Infintium or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Infintium and its business and outside of its control will not later arise.

Because the post-combination company will be a publicly traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because Goldenstone is already a publicly traded company, an underwriter has not been engaged. While the Sponsor may have an inherent conflict of interest because its shares of Common Stock and Warrants will be worthless if Goldenstone does not complete a business combination, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence. However, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm Goldenstone’s operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Goldenstone, whether or not resolved in Goldenstone’s favor, could result in substantial costs and divert Goldenstone’s management’s attention from other business concerns, which could adversely affect Goldenstone’s business and cash resources and the ultimate value Goldenstone’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of Common Stock and Private Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of 1,437,500 shares of Common Stock and 351,250 Private Units. They have waived their right to redeem any founder shares in connection with a stockholder vote to approve a proposed initial business combination or sell any founder shares to Goldenstone in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any founder shares upon the liquidation of the Trust Account if Goldenstone is unable to consummate a business combination. Based on a market price of $10.72 per Unit on July 14, 2025, the value of the Units was $3.8 million. The Private Units (including underlying securities) and founder shares acquired prior to the IPO will be worthless if Goldenstone does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting Infintium as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Goldenstone’s Public Stockholders’ best interest.

Goldenstone is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Goldenstone is requiring stockholders who wish to redeem their Public Shares to either tender their certificates to Continental or to deliver their Public Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Goldenstone Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Goldenstone’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because Goldenstone does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While Goldenstone has been advised that it takes a short time to deliver Public Shares through the DWAC System, Goldenstone cannot assure you of this fact. Accordingly, if it takes longer than Goldenstone anticipates for stockholders to deliver their Public Shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Public Shares.

Goldenstone will require its Public Stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Goldenstone requires Public Stockholders who wish to redeem their Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Goldenstone will promptly return such certificates to its Public Stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until Goldenstone has returned their securities to them. The market price of Public Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

If Goldenstone’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Goldenstone’s securities.

Goldenstone’s Initial Stockholders are entitled to make a demand that it register the resale of their founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of the Private Units are entitled to demand that Goldenstone register the resale of the Private Units and any other Units Goldenstone issues to them (and the underlying securities) commencing at any time after Goldenstone consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,823,875 shares of Common Stock and 351,250 Warrants (and underlying securities) eligible for trading in the public market. The presence of these additional shares of Common Stock and Warrants (and underlying securities) trading in the public market may have an adverse effect on the market price of Goldenstone’s securities.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Goldenstone’s securities may decline.

The market price of Goldenstone’s securities may decline as a result of the Business Combination if:

•        Goldenstone does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

Goldenstone’s directors and officers may have certain conflicts in determining to recommend the acquisition of Infintium, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

Goldenstone’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of Common Stock and Private Units (including the underlying securities) owned by Goldenstone’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and Goldenstone otherwise fails to consummate a business combination prior to June 21, 2026 unless we obtain stockholder approval of a further amendment to our Certificate of Incorporation to extend the deadline. See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 77 for additional information.

Goldenstone and Infintium have incurred and expect to incur significant costs associated with the Business Combination. Whether or not they complete the Business Combination, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Goldenstone if the Business Combination is completed or by Goldenstone if the Business Combination is not completed.

Goldenstone and Infintium have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Goldenstone expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Goldenstone if the Business Combination is completed or by Goldenstone if the Business Combination is not completed.

Goldenstone has incurred and will incur significant transaction costs in connection with transactions contemplated by the Business Combination Agreement.

Goldenstone has incurred and will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Goldenstone may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what New Infintium’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Infintium’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of Public Shares are redeemed, the Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Goldenstone may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New Infintium may be limited and your ability to sell your shares in the market could be adversely affected. New Infintium has applied to list its shares on Nasdaq. However, Nasdaq may not list the Common Stock, which could limit investors’ ability to make transactions in Goldenstone’s securities and subject Goldenstone to additional trading restrictions.

New Infintium will be required to meet the initial listing requirements to be listed on Nasdaq. However, New Infintium may be unable to maintain the listing of its securities in the future.

If New Infintium fails to meet the continued listing requirements and Nasdaq delists its securities, Goldenstone could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for New Infintium; and

•        a decreased ability to issue additional securities or obtain additional financing in the future

Goldenstone and/or Infintium may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

Goldenstone and/or Infintium may agree to waive, in whole or in part, one or more of the conditions to their respective obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Goldenstone has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to Goldenstone’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the Board determines that any such order or injunction is not material to the business of Infintium, then the Board may elect to waive that condition without stockholder approval and close the Business Combination.

Goldenstone’s stockholders will experience immediate dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Goldenstone’s current stockholders have on the management of Goldenstone.

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 442,996 Public Shares that remain outstanding, Goldenstone’s Public Stockholders will retain an ownership interest of approximately 6.3% in New Infintium, the Infintium Securityholders will own approximately 80.0% of New Infintium, the Initial Stockholders will own approximately 11.2% of New Infintium and the Representative will own approximately 2.5% of New Infintium. If 175,466 of the Public Shares outstanding are redeemed under the maximum redemptions scenario, Goldenstone’s Public stockholders will retain an ownership interest of approximately 5.2% in New Infintium, the Infintium Securityholders will own approximately 81.0% of New Infintium, the Initial Stockholders will own approximately 11.3% of New Infintium and the Representative will own approximately 2.5% of New Infintium. The ownership percentages with respect to New Infintium do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account the issuance of 610,125 shares of New Infintium Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Goldenstone stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The financial projections used by the Board and Infintium’s financial advisor in evaluating the Business Combination differed materially from Infintium’s actual results, which may limit their relevance.

The financial projections provided to and relied upon by Infintium’s financial advisor in rendering its fairness opinion, and considered by the Board in evaluating the Business Combination, differed materially from Infintium’s actual financial results for fiscal year 2024. These projections were prepared in good faith based on assumptions believed to be reasonable at the time. However, actual results have significantly deviated from those projections, and there can be no assurance that the underlying assumptions remain valid. Although Infintium and the Board continue to believe the fairness opinion remains valid, the material deviation between the projections and actual results may limit the relevance of the projections and the fairness opinion. Continued reliance on such projections could mislead shareholders in evaluating the merits of the Business Combination.

Risks Related to the New Infintium Common Stock and the Securities Market

New Infintium’s stock price may fluctuate significantly.

The market price of the New Infintium Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our results of operations due to factors related to its business;

•        success or failure of its business strategies;

•        competition and industry capacity;

•        changes in interest rates and other factors that affect earnings and cash flow;

•        its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

•        its ability to retain and recruit qualified personnel;

•        its quarterly or annual earnings, or those of other companies in its industry;

•        announcements by us or its competitors of significant acquisitions or dispositions;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        the failure of securities analysts to cover, or positively cover, the New Infintium Common Stock after the Business Combination;

•        changes in earnings estimates by securities analysts or its ability to meet those estimates;

•        the operating and stock price performance of other comparable companies;

•        investor perception of the company and its industry;

•        overall market fluctuations unrelated to its operating performance;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting its business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for the New Infintium Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against New Infintium could cause New Infintium to incur substantial costs and could divert the time and attention of its management and other resources.

An active, liquid trading market for the New Infintium Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for shares of New Infintium Common Stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither New Infintium nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the New Infintium Common Stock. An inactive market may also impair New Infintium’s ability to raise capital to continue to fund operations by issuing shares and may impair New Infintium’s ability to acquire other companies or technologies by using New Infintium’s shares as consideration.

Risks Related to U.S. and International Taxation Generally and in Connection with the Business Combination

Changes in tax laws or exposure to additional income tax liabilities could affect Infintium’s future profitability.

Factors that could materially affect Infintium’s future effective tax rates include but are not limited to:

•        changes in tax laws or the regulatory environment;

•        changes in accounting and tax standards or practices;

•        changes in the composition of operating income by tax jurisdiction; and

•        Infintium’s operating results before taxes.

Because Infintium does not have a long history of operating at its present scale and it has significant expansion plans, Infintium’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code, holders of Infintium Common Stock may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.

The U.S. federal income tax consequences of the Business Combination to U.S. Holders (as defined under the heading “Material Federal Income Tax Consequences”) will depend on whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Business Combination fails to qualify as a reorganization, a U.S. Holder of Infintium common stock would recognize gain or loss for U.S. federal income tax purposes on each share of Infintium common stock surrendered in the Business Combination for New Infintium common stock. For a more complete discussion of the material U.S. federal income tax consequences of the merger, please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders.”

THE GOLDENSTONE SPECIAL MEETING

General

Goldenstone is furnishing this proxy statement/prospectus to the Goldenstone stockholders as part of the solicitation of proxies by the Board for use at the Goldenstone Special Meeting of Goldenstone stockholders to be held on [•], 2025 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2025 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Goldenstone Special Meeting.

Date, Time and Place

The Goldenstone Special Meeting will be held virtually at [•] [•].m., Eastern Time, on [•] and conducted exclusively via live webcast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Goldenstone Special Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and Goldenstone. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Goldenstone Special Meeting and submit questions during the Goldenstone Special Meeting via a live webcast available at [•].

Virtual Goldenstone Special Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of the Common Stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to [•], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Goldenstone Special Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to ksmith@advantageproxy.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual Goldenstone Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual Goldenstone Special Meeting Webcast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-___-_____ or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

Goldenstone has fixed the close of business on [•], 2025, as the record date for determining those Goldenstone stockholders entitled to notice of and to vote at the Goldenstone Special Meeting. As of the close of business on [•], 2025, there were [•] shares of Common Stock issued and outstanding and entitled to vote, of which [•] are Public Shares and [•] are founder shares held by the Initial Stockholders. Each holder of shares of Common Stock is entitled to one vote per share on each proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with the IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of Common Stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into the Letter Agreement, pursuant to which they are obligated to, among other things, vote in favor of the Business Combination Proposal and the other proposals. As of the date of this proxy statement, the Initial Stockholders hold approximately 52.0% of the outstanding Common Stock.

Quorum and Required Vote for Stockholder Proposals

A quorum of Goldenstone stockholders is necessary to hold a valid meeting. A quorum will be present at the Goldenstone Special Meeting if a majority of the shares of Common Stock issued and outstanding is present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting or any adjournment thereof. The Business Combination is not structured so that approval of at least a majority of unaffiliated Public Stockholders of Goldenstone is required. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — As the Sponsor has agreed to vote in favor of the Business Combination and the other proposals presented at the Special Meeting, regardless of how the holders of the Public Shares vote, and the Business Combination is not conditioned on the separate approval of a majority of the unaffiliated stockholders, the Business Combination may be approved even if none of the holders of Public Shares vote in favor of it.” Approval of the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of Common Stock. Attending the Goldenstone Special Meeting either by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Charter Amendment Proposal.

Along with the approval of the Charter Amendment Proposal and the approval of the Business Combination Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2. If the Charter Amendment Proposal is not approved, unless waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Goldenstone Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote on each proposal to be presented to stockholders at the Goldenstone Special Meeting. Your proxy card shows the number of shares of Common Stock that you own.

There are two ways to ensure that your shares of Common Stock are voted at the Goldenstone Special Meeting:

•        You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Board. The Board recommends voting “FOR” each of the Proposals. If you hold your shares of Common Stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Goldenstone Special Meeting.

•        You can participate in the virtual Goldenstone Special Meeting and vote during the Goldenstone Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Goldenstone can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, Advantage Proxy, in writing before the Goldenstone Special Meeting that you have revoked your proxy; or

•        you may participate in the virtual Goldenstone Special Meeting, revoke your proxy, and vote during the virtual Goldenstone Special Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact Advantage Proxy, our proxy solicitor as follows:

ADVANTAGE PROXY, INC.
P.O. Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

No Additional Matters May Be Presented at the Goldenstone Special Meeting

The Goldenstone Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Proposals, the Equity Plan Proposal, the Director Proposal and the Adjournment Proposal. Under our Certificate of Incorporation, other than procedural matters incident to the conduct of the Goldenstone Special Meeting, no other matters may be considered at the Goldenstone Special Meeting if they are not included in the notice of the Goldenstone Special Meeting.

Approval of the Business Combination Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting or any adjournment thereof. The Business Combination is not structured so that approval of at least a majority of unaffiliated Public Stockholders of Goldenstone is required. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — As the Sponsor has agreed to vote in favor of the Business Combination and the other proposals presented at the Special Meeting, regardless of how the holders of the Public Shares vote, and the Business Combination is not conditioned on the separate approval of a majority of the unaffiliated stockholders, the Business Combination may be approved even if none of the holders of Public Shares vote in favor of it.”

Redemption Rights

Pursuant to our Certificate of Incorporation, a holder of Public Shares may demand that Goldenstone redeem such Public Shares for cash in connection with a business combination. You may not elect to redeem your Public Shares prior to the completion of a business combination.

If you are a Public Stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Public Shares for cash no later than [•] [•].m., Eastern Time on [•], 2025 (at least two business days before the Goldenstone Special Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the Public Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor
New York, NY 10004
Attention: [•]
Email: [•]

You must tender the Public Shares for which you are electing redemption at least two business days before the Goldenstone Special Meeting by either:

•        Delivering certificates representing the Public Shares to Continental, or

•        Delivering the Public Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Goldenstone Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Goldenstone Special Meeting.

Public stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Public Shares as of the Record Date. Any Public Stockholder who holds Public Shares of Goldenstone on or before [•], 2025 (at least two business days before the Goldenstone Special Meeting) will have the right to demand that his, her or its Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your Public Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Goldenstone Special Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your Public Shares through the DWAC system. Delivering Public Shares physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is Goldenstone’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. Goldenstone does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their Public Shares before exercising their redemption rights and thus will be unable to redeem their Public Shares.

In the event that a stockholder tenders his/her/its Public Shares and decides prior to the consummation of the Business Combination that it does not want to redeem his/her/its Public Shares, the stockholder may withdraw the tender. In the event that a stockholder tenders Public Shares and the Business Combination is not completed, these Public Shares will not be redeemed for cash and the physical certificates representing these Public Shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. Goldenstone anticipates that a stockholder who tenders Public Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Public Shares soon after the completion of the Business Combination.

If properly demanded by Goldenstone’s Public Stockholders, Goldenstone will redeem each Public Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [•], 2025, this would amount to approximately $[10.00] per Public Share. If you exercise your redemption rights, you will be exchanging your Public Shares for cash and will no longer own the Public Shares.

Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares.

If too many Public Stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination. Goldenstone may enter into agreements with holders of Public Shares in which the holders agree to not redeem their Public Shares. The Sponsor or one of its affiliates may purchase Public Shares in the open market or in privately negotiated transactions for the purpose preventing such shares from being redeemed. In such circumstances, the Sponsor or its affiliates will not purchase any Public Shares at a price higher than the price offered through the redemption process. Goldenstone represents that:

(i)     any Public Shares purchased by the Sponsor or its affiliates will not be voted in favor of approving the Business Combination transaction;

(ii)    the Sponsor and its affiliates will not possess any redemption rights with respect to the Public Shares purchased or, if they possess redemption rights, they waive such rights; and

(iii)   Goldenstone will disclose in a Form 8-K, prior to the Goldenstone Special Meeting, the following:

(a)     the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price;

(b)    the purpose of the purchases by the Sponsor or its affiliates;

(c)     the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved;

(d)    the identities of security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of such security holders (e.g., 5% security holders); and

(e)     the number of Public Shares for which Goldenstone has received redemption requests in connection with the approval of the Business Combination

Proxies and Proxy Solicitation Costs

Goldenstone is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Goldenstone and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. Goldenstone will bear the cost of solicitation. Advantage Proxy, a proxy solicitation firm that Goldenstone has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $12,500.00 and be reimbursed out-of-pocket expenses.

Goldenstone will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Goldenstone will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

Goldenstone is asking its stockholders to adopt the Business Combination Agreement and approve the Business Combination. Goldenstone stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Business Combination Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Business Combination Agreement. We also urge Goldenstone stockholders to read carefully the Business Combination Agreement in its entirety before voting on this proposal. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

General

On June 26, 2024, Goldenstone, entered into a Business Combination Agreement with Infintium and Merger Sub. Pursuant to the terms of the Business Combination Agreement, a Business Combination between Goldenstone and Infintium will be effected through the merger of Merger Sub with and into Infintium, with Infintium surviving the merger as a wholly-owned subsidiary of Goldenstone. The Board has (i) approved and declared advisable the Business Combination Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Business Combination Agreement and related transactions by the stockholders of Goldenstone. The Infintium Board has recommended the Business Combination Agreement to the stockholders and that Infintium’s stockholders (i) approve and adopt the Business Combination Agreement, the Infintium Additional Agreements, and Infintium’s performance of its obligations thereunder, and (ii) approve the Business Combination and the other transactions contemplated by the Business Combination Agreement and the Infintium Additional Agreements.

The Business Combination Agreement

The following is a summary of the material terms of the Business Combination Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Business Combination Agreement contains representations and warranties that Goldenstone and Merger Sub, on the one hand, and Infintium, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about Goldenstone or Infintium, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Goldenstone and Merger Sub, and Infintium and are modified by the disclosure schedules.

Merger Consideration

The Business Combination Agreement provides for Goldenstone to issue to the Infintium Securityholders aggregate consideration of 13,000,000 shares of New Infintium Common Stock at the Effective Time. In addition, the Business Combination Agreement provides for an additional earn-out of up to an aggregate of 1,500,000 additional shares of New Infintium Common Stock to be issued post-Closing to the Infintium Securityholders if the Surviving Corporation achieves certain stock price targets. Specifically, Infintium stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive an aggregate of 500,000 Merger Consideration Earnout Shares in accordance with their respective pro rata shares, if, within 12 months from the Closing Date, the closing share price of New Infintium Common Stock equals or exceeds $11.50 for any 20 consecutive Trading Days within such 12-month period. Infintium stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive a second tranche equal to an aggregate of 500,000 Merger Consideration Earnout Shares in accordance with their respective pro rata shares, if, within 24 months from the Closing Date, the closing share price of New Infintium Common Stock equals or exceeds $13.00 for any 20 consecutive Trading Days within such 24-month period. Lastly, Infintium stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive a third tranche of an aggregate of 500,000 Merger Consideration Earnout Shares in accordance with their respective pro rata shares, if, within 36 months from the Closing Date, the closing share price of the New Infintium Common Stock equals or exceeds $15.00 for any 20 consecutive Trading Days within such 36-month period. If the price conditions for any one tranche are not satisfied during the respective time period, the potential right to receive those shares is forfeited.

Conditions to the Consummation of the Business Combination

The consummation of the Business Combination is conditioned upon customary closing conditions including:

Mutual Conditions

•        The Written Consent of the Infintium stockholders shall have been delivered to Goldenstone and no resolutions superseding it shall have been adopted;

•        The Goldenstone Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Goldenstone at the Goldenstone Special Meeting or at any adjournment or postponement thereof;

•        No Governmental Authority with jurisdiction over the Business Combination shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of, making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

•        All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

•        All specified required consents, approvals and authorizations of Infintium shall have been obtained;

•        The Registration Statement shall have been declared effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC; and

•        The Common Stock shall have been conditionally approved for listing on The Nasdaq Stock Market LLC as of the Effective Time.

Additional Conditions to Goldenstone and Merger Sub’s Obligations to Close

•        Certain specified representations and warranties of Infintium shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and all other representations and warranties of Infintium contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect;

•        Infintium shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with by it on or prior to the Closing Date;

•        No Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

•        Goldenstone shall be fully satisfied, in its reasonable discretion exercised in good faith, with the results of its and its representatives’ review of Infintium’s business, Infintium’s capitalization and Infintium and its subsidiaries (including any review of the capitalization, assets, processes, systems, financial condition, and prospects of Infintium and its subsidiaries), provided that no such review shall affect any representation or warranty of Infintium given hereunder or in any instrument related to the transactions contemplated hereby;

•        Infintium shall have delivered to Goldenstone a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Infintium, certifying as to the satisfaction of the conditions specified in the Business Combination Agreement;

•        Goldenstone shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Infintium attaching true, correct and complete copies of: (i) Infintium’s Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) Infintium’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of Infintium approving the Business Combination Agreement, the Ancillary Agreements to which Infintium is a party and the transactions contemplated hereby and thereby and the Infintium Stockholder Written Consent; and (iv) a certificate of good standing of Infintium, certified as of a recent date by the Secretary of State of the State of Delaware;

•        Each of Infintium and each Securityholder, as applicable, shall have duly executed and delivered to Goldenstone a copy of each Ancillary Agreement to which Infintium or such Securityholder, as applicable, is a party;

•        Not more than five percent (5%) of the issued and outstanding shares of Infintium capital stock shall constitute dissenting shares;

•        Other than those persons identified as continuing directors, all members of the Infintium Board and the Board of Directors of the Infintium Subsidiaries shall have executed written resignations effective as of the Closing Date;

•        The Infintium Stockholder Support Agreement shall be in full force and effect on the Closing Date, and no Key Company Stockholder shall have attempted to repudiate or disclaim any of its or his/her obligations thereunder;

•        Infintium has delivered, or has caused to be delivered, to Goldenstone the Lock-Up Agreement duly executed by each executive officer, director, and holder of more than 10% of its Common Stock, each as of immediately prior to the Effective Time;

•        On or prior to the Closing, Infintium shall deliver to Goldenstone a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Goldenstone with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

•        Infintium shall have delivered to Goldenstone the PCAOB Financial Statements prior to July 20, 2024; provided, however, that if Infintium submits a written request to Goldenstone for a deadline extension for the delivery of the PCAOB Financial Statements, the deadline for such delivery will be August 5, 2024;

•        The Transaction Documents shall be in full force and effect and shall not have been rescinded by Infintium.

Additional Conditions to Infintium’s Obligation to Close

•        Certain specified representations and warranties of Goldenstone and Merger Sub shall each be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Goldenstone Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; all other representations and warranties of Goldenstone and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Goldenstone Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Goldenstone Material Adverse Effect;

•        Goldenstone and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with, by it on or prior to the Closing Date;

•        No Goldenstone Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date which is continuing and uncured;

•        Goldenstone shall have delivered to Infintium a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Goldenstone, certifying as to the satisfaction of the conditions specified in the Business Combination Agreement;

•        Provided the parties anticipate that the Closing Date will occur after June 21, 2024, Goldenstone has (i) obtained all necessary approvals of the Goldenstone Board and its shareholders to file an amendment to the Goldenstone Certificate of Incorporation to effectuate the Extension, (ii) has filed an amendment to the Goldenstone Certificate of Incorporation to effectuate the Extension, and (iii) has taken all such actions necessary to effectuate the Extension;

•        Goldenstone shall have taken all such actions as reasonable required such that, immediately following the Closing, the Goldenstone Board shall consist of the directors as specified in the Business Combination Agreement;

•        Goldenstone and certain Goldenstone Stockholders, as applicable, shall have duly executed and delivered to Infintium a copy of each Ancillary Agreement to which Goldenstone or such Goldenstone Stockholder, as applicable, is a party;

•        The Transaction Documents shall be in full force and effect and shall not have been rescinded by Goldenstone or Merger Sub;

•        The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement; and

•        The Available Cash shall be greater than $5,000,000.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Business Combination Agreement, the Additional Agreements, and to consummate the Business Combination and the transactions contemplated by the Additional Agreements, (c) governmental authorization, (d) capital structure, (e) corporate records, (f) subsidiaries, (g) consents, (h) financial statements, (i) books and records, (j) internal accounting controls, (k) absence of changes, (l) real and personal property, (m) litigation, (n) material contracts, (o) licenses and permits, (p) compliance with laws, (q) intellectual property, (r) accounts payable and affiliate loans, (s) employee matters and benefits, (t) tax matters, (u) environmental laws, (v) directors and officers, (w) insurance, (x) related party transactions, and (y) listing of securities.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the consummation of the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of Goldenstone, Merger Sub and Infintium to complete the Business Combination.

Conduct of Business Pending the Business Combination

Each of Infintium and Goldenstone have agreed that, except as expressly contemplated by the Business Combination Agreement or the Additional Agreements, as required by law, or as consented to in writing by the other (which consent shall not be unreasonably conditioned, withheld, or delayed), from the date of the Business Combination Agreement until the earlier of the Closing Date and the termination of the Business Combination Agreement in accordance with its terms, each party must:

(i)          conduct its business only in the ordinary course consistent with past practices,

(ii)         use its commercially reasonable efforts to preserve intact in all material respects its business organization, keep available the services of its current employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties.

In addition, except as expressly contemplated by the Business Combination Agreement or the Additional Agreements, as required by applicable law, or as previously disclosed, from the date of the Business Combination Agreement until the earlier of the Closing Date and the termination of the Business Combination Agreement in accordance with its terms, without the other’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), Infintium shall not, or permit its subsidiaries to:

•        amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents or engage in any reorganization, reclassification, liquidation, dissolution, or similar transaction;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of the Company or any Company subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any Company subsidiary, other than (1) the exercise or settlement of any Company options or Company warrants, (2) the capital stock or note with respect to any pre-closing investment, (3) the convertible note with respect to the Bridge Financing;

•        sell, pledge, dispose of, encumber, or authorize the sale, pledge, disposition or encumbrance of any material assets of the Company or any Company subsidiary except in the ordinary course of business and consistent with past practice;

•        make any capital expenditures in excess of $200,000 (individually or in the aggregate);

•        declare, set aside, make, promise to pay, or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•        (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

•        suffer or incur any Lien, except for permitted liens, on its assets;

•        delay, accelerate or cancel, or waive any material right with respect to, any receivables or indebtedness owed to it, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business;

•        terminate or allow to lapse any insurance policy protecting any of the Company or Company subsidiaries, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

•        institute, settle or agree to settle any action before any Governmental authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

•        change its principal place of business or jurisdiction of organization;

•        enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course

•        fail to duly observe and conform to any applicable laws and orders;

•        take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

•        other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected on the Company Disclosure Schedules, grant any severance or termination pay to, any director or officer of the Company or of any Company subsidiary

•        adopt, amend, and/or terminate any plan except as may be required by applicable law, is necessary in order to consummate the transactions, or health and welfare plan renewals in the ordinary course of business that are consistent in cost and benefits provided previously;

•        make any changes with respect to accounting policies or procedures, other than as required by GAAP;

•        make, change or revoke any material tax election, adopt or change any accounting method concerning taxes, change any tax accounting period, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability, fail to pay any material tax when due (including estimated taxes), enter into any tax allocation, tax sharing, tax indemnity, tax claim or other controversy relating to taxes, surrender or forfeit any claim for a refund of taxes, waive or extend the statute of limitations in respect of taxes, or prepare any tax return in a manner inconsistent in any material aspect with past practices;

•        amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company subsidiary’s material rights thereunder, in each case in a matter that is adverse to the Company or any Company subsidiary, taken as a whole, except in the ordinary course of business;

•        make any material alterations or improvements to the owned real property or the leased real property, or amend any written or oral agreements affecting the owned real property or the leased real property;

•        intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP, except in the ordinary course of business;

•        hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Goldenstone and Merger Sub have also agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

•        amend or otherwise change the Goldenstone organizational documents or the Merger Sub organizational documents or form any subsidiary of Goldenstone other than Merger Sub, except as contemplated herein or to extend the period to consummate an initial business combination of Goldenstone set forth in the Goldenstone Certificate of Incorporation;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Goldenstone organizational documents;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Goldenstone Common Stock or Goldenstone Warrants except for redemptions from the Trust Fund that are required pursuant to the Goldenstone organizational documents;

•        (i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Goldenstone or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Goldenstone or Merger Sub or (ii) amend any term of any Goldenstone Warrants, Goldenstone Units, or Goldenstone Rights, provided that Goldenstone may agree to issue up to 4,000,000 shares of Goldenstone Common Stock to persons that have agreed to enter into financing arrangements with Goldenstone, Merger Sub and/or the Company;

•        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person; or sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than pursuant to existing contracts or commitments or (y) in the ordinary course of business;

•        engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions);

•        except for such indebtedness as is necessary to amend the Goldenstone Certificate of Incorporation to the extent the period to consummate an initial business combination of Goldenstone set forth in the Goldenstone Certificate of Incorporation and to provide working capital to Goldenstone through such period, including for such payables as have been incurred but not paid by Goldenstone as reported in the Goldenstone SEC Reports, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Goldenstone, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•        make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

•        take any action where such action could reasonably be expected to prevent or impede the transactions contemplated in the Business Combination Agreement from qualifying for the Intended Tax Treatment;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of Goldenstone or Merger Sub;

•        settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against Goldenstone or Merger Sub, (B) any stockholder litigation or dispute against Goldenstone or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions, in each case, if the amount of such settlement, litigation, investigation, arbitration, dispute or other proceeding exceeds $150,000 individually or in the aggregate;

•        amend the Trust Agreement or any other agreement related to the Trust Account other than the Extension;

•        (i) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to take any of the actions set forth in subsections (a) to (n) of Section 6.02 of the Business Combination Agreement.

Non-Solicitation Restrictions

Goldenstone and Infintium have each agreed that from the date of the Business Combination Agreement to the Closing Date, it will not, nor will it permit any of its representatives to, (i) encourage, solicit, initiate, engage or participate in any negotiations with any Person concerning, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to, or (iii) approve, recommend, or enter into any agreement with, any Person in connection with a business combination other than with the other. Each of Goldenstone and Infintium has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of the Goldenstone or Infintium, as applicable, would be deemed a breach of such party’s obligations with respect to these non-solicitation restrictions.

Other Covenants of the Parties

The Business Combination Agreement contains certain additional covenants of Goldenstone and Infintium, including covenants regarding:

•        the preparation of the Registration Statement and this proxy statement/prospectus;

•        the Goldenstone Special Meeting; and

•        the Infintium Written Consent;

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, without limitation:

•        by mutual written consent of Goldenstone and Infintium;

•        by written notice by either Goldenstone or Infintium without liability to the other if the Closing has not occurred prior to September 30, 2025 (the “Outside Date”); provided, however, that this Agreement may not be terminated without default by or on behalf of any party that is in breach or violation of any covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition to Closing being satisfied on or prior to the Outside Date;

•        by written notice by either Goldenstone or Infintium without liability to the other if any Governmental authority having authority over the Business Combination has enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•        by written notice by either Goldenstone or Infintium to the other party, if any of the Goldenstone Proposals shall fail to receive the requisite vote for approval at the Goldenstone Special Meeting including at any adjournment or postponement thereof;

•        by written notice by Goldenstone to Infintium, if Infintium shall have failed to deliver the Written Consent to Goldenstone within two business days after effectiveness of the Form S-4;

•        by written notice by Goldenstone to Infintium upon a breach of any representation, warranty, covenant or agreement on the part of Infintium set forth in the Business Combination Agreement, or if any representation or warranty of Infintium shall have become untrue, in either case such that the conditions to Closing would not be satisfied (“Terminating Company Breach”); provided that Goldenstone has not waived such Terminating Company Breach and Goldenstone and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by Infintium, Goldenstone shall not terminate the Business Combination Agreement for so long as Infintium continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Goldenstone to Infintium;

•        by written notice by Infintium to Goldenstone upon a breach of any representation, warranty, covenant or agreement on the part of Goldenstone or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Goldenstone or Merger Sub shall have become untrue, in either case such that the conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating Goldenstone Breach”); provided that Infintium has not waived such Terminating Goldenstone Breach and Infintium is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Goldenstone Breach is curable by Goldenstone and Merger Sub, Infintium shall not terminate this Agreement under this for so long as Goldenstone and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Infintium to Goldenstone; or

•        by written notice by Goldenstone to Infintium after (i) a written notice of its intent to terminate this Agreement, which notice shall include a reasonably detailed description of the results of Goldenstone’s due diligence review, (ii) good faith negotiations between the Goldenstone and Infintium for a period of two (2) weeks (the “Negotiation Period”) after receipt by Infintium of such notice to address and resolve the issues identified in the due diligence review, and (ii) Goldenstone and Infintium’s failure to reach a mutually satisfactory agreement regarding the identified issues within the Negotiation Period.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a willful breach of any covenant or agreement under the Business Combination Agreement or fraud,

Certain Related Agreements

Sponsor Support Agreement.    In connection with the execution of the Business Combination Agreement, the Sponsor, Infintium and Goldenstone entered into the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to (i) not transfer any shares or redeem any shares of Common Stock held by it unless the buyer, assignee, or transferee thereof executes a joinder agreement to the Sponsor Support Agreement agreeing to be bound by its terms and (ii) vote in favor of the adoption of the Business Combination Agreement and the other proposals to be presented at the special meeting.

Stockholder Support Agreement.    Concurrent with the execution of the Agreement, a certain stockholder of Infintium (the “Stockholder”) entered into a Stockholder Support Agreement with Goldenstone and Infintium in which the Stockholder agreed to, amongst other things: (i) not transfer or encumber any shares of Infintium Common Stock held by it and (ii) at any stockholders’ meeting of Infintium and in any written consent of Infintium’s stockholders, vote all shares of Infintium Common Stock owned by Stockholder in favor of the approval of the Agreement and the Transactions.

Additional Agreements to be Executed prior to Closing

Sponsor Lock-up Agreement.    Infintium and the Sponsor will enter into a sponsor lock-up agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Sponsor agrees not to do the following during the Sponsor Lock-up Period (as defined below): (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock held by the Sponsor (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Sponsor Lock-Up Period (the “Sponsor Lock-Up Shares”); (ii) enter into a transaction that would have the same effect as the actions set forth in clause (i) of this paragraph, or (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Sponsor Lock-up Shares; or otherwise, publicly disclose its intention to take the actions set forth in clauses (i) and (ii) of this paragraph. The term “Sponsor Lock-Up Period” means the earlier of (i) the date that is six (6) months after the Closing Date, (ii) the business day following the day that New Infintium Common Stock has traded at or above $12.50 for any fifteen trading days in a thirty trading day period, and (iii) the business day following the day that the New Infintium Common Stock has traded at or above $11.50 for fifteen consecutive trading days.

Company Lock-up Agreement.    Infintium and certain Infintium stockholders will enter into a lock-up agreement (the “Company Lock-Up Agreement”), pursuant to which such Infintium stockholders agree, subject to certain customary exceptions, not to do the following during the Lock-Up Period (as defined below): (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of New Infintium Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of New Infintium Common Stock if any, acquired during the Lock-Up Period, the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect as the actions set forth in clause (i) of this paragraph, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise, or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly disclose its intention to take the actions set forth in clauses (i) and (ii) of this paragraph. The term “Lock-Up Period” means the earlier of (i) the date that is six (6) months after the Closing Date, (ii) the business day following the day that the New Infintium Common Stock has traded at or above $12.50 for any fifteen trading days in a thirty trading day period, and (iii) the business day following the day that the New Infintium Common Stock has traded at or above $11.50 for fifteen consecutive trading days.

A&R Registration Rights Agreement.    At the Closing, Goldenstone will enter into (the A&R Registration Rights Agreement with certain existing stockholders of Goldenstone and with certain Infintium stockholders with respect to the shares of New Infintium Common Stock they own at the Closing. The A&R Registration Rights Agreement will require Goldenstone to, among other things, file a resale shelf registration statement on behalf of the stockholders no later than 30 days after the Closing. The A&R Registration Rights Agreement will also provide certain demand registration rights and piggyback registration rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods. New Infintium will agree to pay certain fees and expenses relating to registrations under the A&R Registration Rights Agreement.

Background of the Business Combination

The terms of the Business Combination are the result of arm’s length negotiations between representatives of Goldenstone and Infintium. The proposed Business Combination was the result of an extensive search for potential transactions utilizing the network of Goldenstone’s management team and the board of directors and Goldenstone’s advisors.

The following is a brief description of the background of these negotiations, the Business Combination Agreement and the related transactions.

Goldenstone is a Delaware Corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On March 17, 2022, Goldenstone consummated its IPO of 5,000,000 Goldenstone Units at $10.00 per unit, generating gross proceeds of $50,000,000. Simultaneously with the IPO, Goldenstone also consummated the sale of 351,250 Private Units to its Sponsor generating total proceeds of $3,512,500. On March 17, 2022, in connection with the underwriters’ election to fully exercise their over-allotment option, Goldenstone consummated the sale of an additional 750,000 Goldenstone Units at $10.00 per unit resulting in additional gross proceeds of $7,500,000. A total of $57,500,000 of the net proceeds from the IPO and the over-allotment was deposited in a trust account established for the benefit of Goldenstone’s public stockholders (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee.

Prior to the consummation of the IPO, neither Goldenstone, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with SPAC.

Upon the consummation of the IPO, Goldenstone’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, Board of Directors, and the Sponsor, representatives of Goldenstone contacted, and representatives of Goldenstone were contacted by, a number of individuals, including financial advisors, investment banks, and other entities who offered to present ideas for business combination opportunities.

During this search process, Goldenstone evaluated approximately 30 business combination opportunities across a broad range of sectors including medical, pharmaceutical, auto, EV, green energy/battery, robotics, etc. These targets represented opportunities in North America and Asia.

Of the companies it had evaluated, Goldenstone executed non-disclosure agreements and entered into substantive discussions with approximately 30 potential target businesses and/or substantial stockholders thereof. Upon further discussions, we sent non-binding LOIs to 15 of these companies and signed non-binding LOIs with 5 companies. The potential valuations discussed for these potential targets ranged from $80 million to $3.5 billion. Prior to executing the Business Combination Agreement with Infintium, Goldenstone had also entered into a binding LOI with a few other parties which were terminated.

The decisions not to pursue the alternative acquisition targets were generally the result of one or more of the following factors: (i) a difference in valuation expectations between Goldenstone, on the one hand, and the target, on the other hand; (ii) Goldenstone’s assessment of the target company’s ability to execute, scale its business, and achieve its targeted financial projections; (iii) the long-term viability of the target business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to Goldenstone and the target; (v) material negative items surfacing during extensive due diligence efforts; or (vi) Goldenstone’s assessment of limited interest from institutional investors in the target or relevant industry. Goldenstone had either terminated discussions with each of these potential targets prior to meeting with Infintium or prior to its decision to focus exclusively on the business combination with Infintium. During the course of this process, Goldenstone management team kept the members of the Goldenstone Board apprised of the various target businesses, the discussions with such businesses during periods when exclusivity restrictions had lapsed, and the status thereof to discuss material issues as they arose.

Beginning shortly after completion of the IPO, Goldenstone began discussions with Roxe Holding Inc., a Delaware corporation (“Roxe”). On March 29, 2022, a letter of intent (LOI) was signed between Goldenstone and Roxe. Roxe is a blockchain payment company. During this period, cryptocurrency was gaining significant popularity in the market, and the business model was centered around utilizing crypto. On June 21, 2022, we entered into a Merger Agreement (the “Merger Agreement”) by and among Roxe, Goldenstone, Goldenstone Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Goldenstone, and Amazon Capital Inc., solely in its capacity as representative, agent and attorney-in-fact of the Roxe Securityholders (the “Securityholder Representative”) (collectively, the “Parties), pursuant to which Merger Sub would merge with and into the Company (the “Merger”) with the Roxe as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of the Company. A merger agreement was signed with board approval.

During the 2nd quarter of 2022, the crypto coin and NFT business market changed, with a few companies in crypto business had issues of credibility of accounting. For the purposes of due diligence, we visited the headquarter of Roxe Holdings, met with the management team and had a few special discussions with its in house legal team. However, after conducting thorough research and due diligence, it became clear that cryptocurrency was highly complex and difficult to navigate. The valuation of Roxe was also much higher than its actual company value. Subsequently, Eddie Ni initiated the termination process, with board consent granted on September 16, 2022. Subsequently, on September 30, 2022, we entered into a Joint Agreement to Terminate Merger Agreement (the “Termination Agreement”) with Roxe, pursuant to which (i) the Parties mutually agreed to terminate the Merger Agreement. The termination was by mutual agreement of the Company and Roxe pursuant to Section 10.1(c) of the Merger Agreement, and no termination fee or other payment is due to either party from the other as a result of the termination.

Subsequent to the termination of the agreement with Roxe, Goldenstone entered into non-binding LOIs with 4 parties.

On December 23, 2022, Goldenstone signed an LOI with a target company in the lithium battery industry (“Company A”). The Parties were introduced through a financial advisory who had a relationship with the President of Company A. Goldenstone conducted in-depth management meetings and site visits along with financial and industry due diligence on Company A. Company A’s capital plan required a significant amount of capital to be raised for asset acquisitions and operational viability post business combination. The amount of capital added both transactional risk as well as long term operational risk for Goldenstone. Due to information obtained during due diligence, Goldenstone decided not to pursue the Company A opportunity.

On February 21, 2023, Goldenstone signed an LOI with a target company in the auto industry (“Company B”) The Parties were introduced through an investment banker who had a relationship with the President of Company B Company B paid a deposit of $125,000 out of the $200,000 it agreed to pay towards deal-related expenses. Company B never paid the remaining balance and did not follow through with the proposal. Due to the lack of structure in Company B, Goldenstone decided not to pursue the Company B opportunity.

On October 10, 2023, Goldenstone signed an NDA with a target company in the robotic industry (“Company D”) The Parties were introduced by an investment banker who had a relationship with the CEO of Company D After Mr. Ni visited the company and studied the functionality of the robots, he realized the robots did not function as smooth as expected. There was also a delay in their audit. Due to information obtained during due diligence, Goldenstone decided not to pursue the Company D opportunity.

Prior to executing the NDA with Company D, on September 21, 2023, Goldenstone held a special meeting of shareholders. Goldenstone’s shareholders approved the proposal to extend the date by which Goldenstone has to consummate a business combination by nine months from September 21, 2023 to June 17, 2024.

On October 23, 2023, Goldenstone (Eddie Ni) met with Wei Qian (Wayne Qian) from Fusion Park LLC, who acts as a financial consultant to Infintium.

During their meeting, Goldenstone (Eddie Ni) and Fusion Park LLC signed a Non-Disclosure Agreement (NDA), after which Wei introduced Mr. Ni to Infintium, generating significant enthusiasm. Following this initial discussion, a follow-up meeting was arranged for October 31, 2023, at Infintium’s prior office location at 3271 Brushy Creek Rd, Greer, SC 29650. This meeting included Chris Feng, CEO of Infintium, James Tu, President of Fusion Park LLC, Wei Qian, Yi Li, a significant stockholder of Infintium. and Eddie Ni from Goldenstone.

Before finalizing their decision, Goldenstone had engaged with and assessed approximately 30 potential merger candidates. After careful consideration, Goldenstone concluded that Infintium was the best fit for their strategic goals.

On November 23, 2023, an NDA was signed with Chris Feng, facilitated by Fusion Park LLC, represented by Wei Qian and James Tu. Subsequently, on January 12, 2024, a Letter of Intent (LOI) was signed with Infintium, establishing an acquisition price of $80,000,000 to $120,000,000. A deposit of $200,000.00 was received on February 22, 2024, making the LOI official and exclusive. During the negotiation process, Infintium secured a substantial purchase order of approximately $5,000,000 from a leading e-commerce company. Due to this promising development, Infintium requested an increase in the acquisition price to $150,000,000. In response, Goldenstone engaged EntrepreneurShares LLC as a financial advisor and to provide a fairness opinion. EntrepreneurShares which presented four scenarios with valuations ranging from $15 million to $378 million.

After discussions with the Goldenstone’s directors and board members, including independent board members, determined that a fair acquisition price would be $130,000,000, which Infintium accepted. Throughout the merger process, Eddie Ni visited the South Carolina factory multiple times, gaining confidence from witnessing production and sales growth firsthand. Each company conducted due diligence on the other.

An initial draft of the Business Combination Agreement was circulated by Infintium’s counsel on March 27, 2024 with negotiations of the definitive Business Combination Agreement continuing through June 2024. The key issues that were subject to negotiation were (i) limits on transaction-related expenses as well as timing and responsibility for payment, (ii) the amount and mechanism for the agreed-upon earn-out, (iii) negative covenants that would be applicable to the companies during the period from signing of the Business Combination Agreement, (iv) the treatment for options that were outstanding at Infintium, (iv) the need for potential bridge financing and the mechanisms for arranging such, and (v) minimum cash at closing. The parties also discussed with their outside advisors the timetable for preparation of Infintium’s audit in accordance with PCAOB standards and the timing for filing of the Registration Statement.

On June 17, 2024, Goldenstone held an annual meeting of stockholders at which Goldenstone’s stockholders approved the proposal to extend the date by which Goldenstone has to consummate a business combination by 12 months from June 21, 2024 to June 21, 2025.

On June 21, 2024, the Board of Directors of Goldenstone met to discuss the final draft of the Business Combination Agreement. EntrepreneurShares met with the Board and gave its presentation regarding the fairness of the transaction and issued its fairness opinion. After discussions of the terms, the Board unanimously approved entering into the Business Combination Agreement. In connection with the negotiation and approval of the Business Combination, the Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. The Board did retain a third-party firm for purposes of providing an opinion as to the fairness, from a financial point of view of the consideration to be given to the Infintium stockholders.

The deal was publicly announced on June 26, 2024, coinciding with the signing of the Business Combination Agreement.

Subsequent to the signing and announcement of the transactions, the parties and their respective outside advisors began the work necessary for Infintium’s audit and the preparation of the Form S-4. In the late Fall of 2024, Infintium was asked by the large e-commerce company that had purchased units from Infintium to enter into an arrangement by which this company would receive a warrant to purchase shares of Infintium subject to this company increasing its purchases from Infintium. As the issuance of a warrant was restricted by the terms of the Business Combination Agreement without Goldenstone’s consent, Infintium asked Goldenstone to consider an amendment to the Business Combination Agreement to permit the issuance of the warrant and to provide for the conversion of the warrant upon close of the Business Combination. The parties negotiated the terms of the amendment which was executed on January 28, 2025.

On June 18, 2025, stockholders of Goldenstone approved a subsequent amendment to extend the date by which Goldenstone must complete its initial business combination to June 21, 2026.

Projections Provided in Connection with Business Combination

In connection with its evaluation of a potential business combination, Goldenstone was provided with projections that were prepared by the financial advisor to Infintium in conjunction with Infintium based on a number of material assumptions and estimates that reflect management’s best judgment at the time they were made. While actual results through December 31, 2024 have materially differed from these projections, Infintium continues to believe that many of the underlying assumptions and long-term strategic considerations remain relevant, particularly given that recent increase in customer demand that may potentially offset the cancelled purchase orders in 2024. However, there can be no assurance that these assumptions will be realized, and investors should not place undue reliance on the projections. These assumptions include the following:

•        Revenue Growth:    Management assumed a compound annual growth rate (CAGR) of approximately 74% over the projection period, based on historical performance, expected market expansion, and new product launches.

•        Gross Margin:    Assumed to increase from 15% to 30% based on anticipated cost efficiencies, pricing strategies, and product mix.

•        Operating Expenses:    Projected to grow at a rate of 38% for the 7 year period from 2023 to 2029, primarily due to increases in personnel costs and marketing spend.

•        Capital Expenditures:    Estimated at $3 million annually, consistent with management’s strategic investment plans.

•        Macroeconomic Factors:    Projections assumed moderate GDP growth, stable interest rates, and no material adverse regulatory changes.

These projections are subject to a number of material factors that could affect the above assumptions, including:

•        Changes in market demand,

•        Competitive dynamics,

•        Supply chain disruptions,

•        Regulatory developments, and

•        Overall macroeconomic conditions.

The projections are subjective in many respects. As a result, there can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the projections cover multiple years, that information by its nature becomes less predictive with each successive year. To the extent these factors differ materially from management’s expectations, actual results may differ significantly from the projections due to factors beyond Infintium’s ability to control or predict.

In addition, EntrepreneurShares LLC, the financial advisor, relied upon and utilized these projections in connection with its financial analysis and in rendering its opinion as to the fairness, from a financial point of view, of the consideration to be received by Infintium’s shareholders. EntrepreneurShares LLC assumed that these projections were reasonably prepared and reflected the best currently available estimates and judgments of management. The projections were only one source of information that EntrepreneurShares used in its analysis of the fairness of the merger consideration.

The projections were prepared in 2023. Due to certain factors, including: (1) the cancellation of orders from customers; (2) a decrease in market demand for Infintium’s products; and (3) delays in new orders from potential customers resulting from current regulatory and macroeconomic uncertainty, Infintium’s actual results through December 31, 2024, have not met the projections. Infintinum does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. The Goldenstone Board evaluated these projections at the time the Business Combination was approved. While the projections were considered by the Board, they were not the determinative factor. Infintium’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

In evaluating the fairness of the Business Combination and determining whether continued reliance on the financial projections and the fairness opinion previously rendered by EntrepreneurShares remained appropriate, Infintium and the Board considered that Infintium’s actual results for the fiscal year ended December 31, 2024 were materially different from the projections provided to EntrepreneurShares and used in its analysis.

With the assistance of their respective management teams, financial advisors, and legal counsel, Infintium and the Board reviewed the nature and magnitude of the variances, as well as the underlying reasons for the deviation from the original projections. They determined that the projections had been prepared in good faith based on reasonable assumptions at the time and continued to serve as a meaningful reference point for evaluating the transaction, particularly in light of recent changes in market conditions that have re-aligned with the original assumptions underpinning the projections.

After considering all relevant factors — including the fairness opinion, updated financial performance, prevailing market conditions, and the strategic rationale for the transaction — Infintium and the Board concluded that the fairness opinion remained valid and that reliance on the projections remained appropriate within the context of their overall evaluation of the Business Combination.

(in 000’s of $)	2023	2024	2025	2026	2027	2028
Fuel Cell Units Orders	123	601	1,000	1,600	2,500	4,000
Revenues	2,835	7,084	28,933	40,929	63,224	97,092
Gross Margin %	(8.45)%	17.07%	25.11%	29.70%	29.04%	29.07%
Net Income	(3,897)	(5,455)	40	1,260	4,052	8,180
Net Margin	(137.5)%	(77.0)%	0.1%	3.1%	6.4%	8.4%

Benefits and Detriments of the Business Combination

Stakeholder	Benefits	Detriments
Goldenstone	Failure to complete a business combination would result in Goldenstone and the Trust Account being liquidated. The Business Combination would create value for Goldenstone and its stockholders.

Goldenstone could potentially have found a target that may have a more optimal risk/return profile than Infintium. In this case, Goldenstone, its stockholders and affiliates would stand to benefit more than in the Business Combination with Infintium.

Sponsor and Other Initial Stockholders

Failure to complete a business combination would result in Goldenstone and the Trust Account being liquidated, and the Sponsor’s investment in shares of Goldenstone Common Stock and Goldenstone Private Placement Warrants would be worthless. The Business Combination would create value for the Sponsor and its affiliates.

Goldenstone could potentially have found a target that may have a more optimal risk/return profile than Infintium. In this case, Goldenstone, its stockholders (including the Sponsor) and affiliates would stand to benefit more than in the Business Combination with Infintium.

Stakeholder	Benefits	Detriments
Unaffiliated Stockholders of Goldenstone

Failure to complete a business combination would result in Goldenstone and the Trust Account being liquidated, in which case Goldenstone public stockholders would receive their pro rata portion of the Trust Account. If the market was to recognize the valuation and potential of the Combined Company, the stock price may increase from the Trust Account amount per share of approximately $[    ] as of [    ], 2025.

For non-redeeming Goldenstone public stockholders, there is a risk that the market will not support the valuation of the Combined Company either as a result of a general market downturn or risks specific to the Combined Company. In this case, the stock price may be reasonably expected to trade below the Trust Account amount per share of approximately $[    ] as of [    ], 2025. If this scenario were to materialize, the Goldenstone public stockholders would have been better off redeeming their Goldenstone Public Shares than holding their Goldenstone Public Shares following the Closing.

Infintium

The Business Combination represents the opportunity for Infintium to become a publicly traded company while maintaining Infintium’s mission and bitcoin treasury strategy. Becoming a publicly traded company as a result of the Business Combination would provide the Combined Company with enhanced access to capital to facilitate its growth, as well as greater liquidity to Infintium’s stockholders. The Business Combination is conditioned on the receipt of approval for listing on Nasdaq of the shares of Combined Company Common Stock to be issued in connection with the Business Combination.

The potential detriments to Infintium and its affiliates are the increased costs and difficulty of operating as a public company and the dilution of their ownership stake in Infintium as a result of the Business Combination.

Goldenstone’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, in evaluating the Business Combination, the Goldenstone Board consulted with Goldenstone’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, considered a range of factors, including but not limited to, the factors discussed below. In light of the complexity of those factors, the Goldenstone Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Goldenstone Board may have given different weight to different factors. Certain information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision to approve the transaction and the Business Combination Agreement, the Goldenstone Board reviewed the results of the due diligence conducted by its management, the Sponsor, and Goldenstone’s advisors, which included:

•        Extensive meetings and calls with the management team and advisors of Infintium regarding, among other things, operations and forecasts, including a review of recent purchase orders from a large e-commerce company;

•        The potential for further revenue growth through further sales to the e-commerce company;

•        The valuation which Goldenstone ultimately agreed to, after negotiating a reduction in the initial range and creation of an earn-out so as to incentivize management to cause further growth;

•        The opinion of EntrepreneurShares Valuation Services as to the valuation range for Infintium and EntrepreneurShares’ opinion as to the fairness from a financial point of view of the consideration to be given to the stockholders of Infintium;

•        Review of material contracts and other material matters;

•        Financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•        Consultation with Goldenstone’s management and its legal counsel and financial advisors;

•        Review of historical financial performance of Infintium and Infintium’s management projections for its business; and

•        Financial and valuation analyses of Infintium and the Business Combination.

The officers and directors of Goldenstone have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled such officers and directors of Goldenstone to make the necessary analyses and determinations regarding the Business Combination.

The Goldenstone Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Development Stage Company.    Target’s status as a growth stage company, and the risk that it may not be able to execute on its business plan;

•        Macro-economic Risks.    Macro-economic uncertainty and the effects it could have on the Combined Company’s revenues;

•        Redemption Risk.    The potential that a significant number of Goldenstone’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Goldenstone’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•        Stockholder Vote.    The risk that Goldenstone’s or Target’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        SPAC’s Stockholders Receive a Minority Position.    The fact that Goldenstone’s stockholders will hold a minority position in the Combined Company;

•        Potential Conflicts of Interest of SPAC’s Directors and Officers.    The potential conflicts of interest of the SPAC Board and officers in the Business Combination (see “— Interests of Goldenstone’s Directors and Officers in the Business Combination”); and

•        Other Risks Associated With the Business Combination.    Various other risks associated with the business of Target, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Goldenstone Board also considered the Business Combination in light of the investment criteria set forth in Goldenstone’s final prospectus for its IPO including, without limitation, that based upon Goldenstone’s analyses and due diligence, Target has the potential to be a market leader and has substantial future growth opportunities, all of which the Goldenstone Board believes have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the Goldenstone Board is not intended to be exhaustive, but does set forth the principal factors considered by the Goldenstone Board.

As described under “— The Background of the Business Combination” above, the Board, in evaluating the Business Combination, consulted with Goldenstone’s management and accounting and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the Business Combination, the Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Goldenstone’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Board reviewed the results of the due diligence conducted by our management, which included:

•        extensive meetings and calls with Infintium’s management to understand and analyze Infintium’s business and to understand Infintium’s final financial models and forecasts;

•        consultation with industry experts regarding competitive landscape, industry outlook, company reputation, business model and scientific validity;

•        consultation with Goldenstone’s legal and accounting advisors;

•        review of Infintium’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

•        review of Infintium’s financial statements;

•        research on comparable public companies; and

•        research on comparable transactions.

In approving the combination, the Board obtained the opinion of EntrepreneurShares LLC as to the fairness from a financial point of view of the consideration to be given in the Business Combination. In addition, the officers and directors of Goldenstone have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The above discussion of the material factors considered by the Board sets forth the principal factors it considered but is not intended to be exhaustive.

Infintium’s Board of Directors’ Reasons for the Approval of the Business Combination

Infintium considered a number of factors in determining to enter into the Business Combination Agreement with Goldenstone and the transactions contemplated thereby. The factors that the Infintium board of directors viewed as generally supporting its decision included, but were not limited to, the following:

•        Access to additional growth capital, particularly to support the expansion and commercialization of Infintium’s hydrogen fuel cell business;

•        Access to public capital markets, providing flexibility to raise additional funding in the future through equity or debt offerings to support ongoing growth and operations;

•        Potential strategic benefits of a public equity currency, including the ability to utilize publicly traded equity in future mergers and acquisitions to expand Infintium’s asset portfolio and increase operational scale;

•        Market timing considerations, including favorable capital market conditions for companies in the clean energy space, which the board considered to be a timely opportunity;

•        Anticipated benefits of public company status, including increased visibility and credibility that could enhance Infintium’s ability to establish relationships with vendors, suppliers, customers, and other strategic partners;

•        Enhanced ability to attract and retain key personnel, including the implementation of traditional public company equity compensation programs; and

•        Stronger governance and internal controls, driven by compliance with public company reporting obligations, which can enhance operational discipline and corporate governance practices.

Infintium board of directors carefully considered the above benefits of the Business Combination and weighed them against the following possible detriments:

•        dilution to Infintium’s current stockholders as a result of the Business Combination. Post-Closing, existing Infintium stockholders will own a lesser percentage of the Combined Company, a reduction from their current ownership. This dilution includes the issuance of shares to the Sponsor, Goldenstone, and any PIPE investors, which could reduce the value of their holdings, particularly if the post-Closing stock price does not perform as expected; and

•        the interests of Infintium’s directors and officers may conflict with those of other stockholders due to their personal financial incentives. While these interests have been disclosed, they could affect decision making in a way that is not fully aligned with the interests of the general stockholders.

•        In light of the foregoing, Infintium and its affiliates have considered both the potential benefits and detriments of the Business Combination and the related financing transactions. The benefits of the transaction, particularly the access to capital and public market liquidity, are expected to significantly enhance the growth prospects of the Combined Company. However, these benefits must be weighed against the potential for dilution, conflicts of interest, and integration risks. As a result, the Infintium board has carefully evaluated these factors to determine that the Business Combination is in the best interests of Infintium’s shareholders, despite the potential risks involved.

Satisfaction of 80% Test

At the time Goldenstone entered into the Business Combination Agreement, its securities were listed on Nasdaq. Nasdaq rules require that the business or assets acquired in Goldenstone’s initial business combination have a fair market value equal to at least 80% of Goldenstone’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account), which we refer to the “80% test,” at the time of the execution of a definitive agreement for such initial business combination. As of June 26, 2024, the date of the execution of the Business Combination Agreement, the fair value of marketable securities held in the Trust Account was approximately $17.8 million and 80% thereof represents approximately $14.2 million. In reaching its conclusion that the Business Combination meets the 80% test, the Board reviewed the pre-money valuation of approximately $130,000,000. In determining whether the pro forma total enterprise value described above represents the fair market value of Infintium, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” and that the pre-money valuation of approximately $130,000,000 was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Opinion of Financial Advisor

Pursuant to the engagement proposal dated February 26, 2024, EntrepreneurShares LLC (“EntrepreneurShares”) was engaged by Goldenstone to act as its financial advisor in connection with the proposed business combination involving Goldenstone and Infintium to evaluate the proposed Business Combination. As part of this engagement, Goldenstone requested that EntrepreneurShares evaluate the facts of the Business Combination and provide an opinion as to whether the total enterprise value upon which the consideration (the “Business Combination Consideration”), after adjusting for debt, cash and transaction expenses, in the form of New Infintium Common Stock, payable under the terms of the Letter of Intent (“LOI”) dated January 12, 2024 is fair, from a financial point of view, to the stockholders of Goldenstone other than the Sponsor, any of its affiliates and any other holder of Goldenstone Founder Shares. The consideration to be paid in the Business Combination was determined by Goldenstone.

The fairness opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Merger Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed.

The Board has not obtained nor will it obtain an additional updated fairness opinion prior to the Closing that takes into account any changes in the operations and prospects of Infintium, general market and economic conditions and other factors that may be beyond the control of Goldenstone and Infintium, and on which the fairness opinion was based, may alter the value of Goldenstone or Infintium or the price of the Goldenstone Common Stock by the time the Business Combination is completed. In particular, in rendering the fairness opinion, Entrepreneur Shares relied upon financial data and projections of future results provided to it. There have been material changes in Infintium’s financial results as compared to the projections provided at the time of the fairness opinion. For fiscal years 2023 and 2024, Infintium has not achieved any of its projected metrics.

In selecting EntrepreneurShares to provide a fairness opinion, Goldenstone considered, among other factors, EntrepreneurShares’ qualifications, experience, fees, required time to prepare its report, and reputation., including their unique academic qualifications as tenured professors at the top ranked entrepreneurship program, leading asset manager in the global entrepreneurial venture community, frequent guest appearances as valuation experts in leading media stations such as CNBC, Fox Business & Bloomberg and the fact that EntrepreneurShares is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with business combination transactions. EntrepreneurShares received a fixed fee of $75,000 and was not contingent upon the outcome of the Fairness opinion or closing of the transaction. No material relationships existed between EntrepreneurShares and Goldenstone for the previous two years.

The full text of EntrepreneurShares’ written opinion dated June 21, 2024, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering its opinion is incorporated by reference in its entirety into this registration/proxy statement. EntrepreneurShares’ opinion was addressed to, and provided for the information and benefit of, the board of directors of Goldenstone (the “Goldenstone Board”) in connection with their evaluation of the Business Combination. The opinion confirmed that, the consideration to be issued, paid or exchanged to Infintium’s stockholders in the Business Combination is fair from a financial point of view to the Goldenstone stockholders. The opinion does not constitute a recommendation to the relevant officers of Goldenstone or to any other persons in respect of the Business Combination, including as to how any stockholder of Goldenstone should vote or act in respect of the Proposed Business Combination. EntrepreneurShares’ opinion does not address the relative merits of the Proposed Business Combination as compared to other business or financial strategies that might be available to Goldenstone, nor does it address the underlying business decision of Goldenstone to engage in the Business Combination.

In connection with rendering its opinion, EntrepreneurShares had, among other things:

•        The financial terms and conditions of the proposed Business Combination set forth in the LOI.

•        Financial forecasts provided by the management of Infintium (the “Management”);

•        Certain guideline public companies and precedent transactions recommended by Management as having attributes similar to aspects of the Business Line that Infintium is pursuing;

•        Other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), information available from the virtual data room and relevant market data from databases such as Capital IQ;

•        Confirmatory discussions with Management regarding Infintium’s Business Lines and key assumptions and risks associated with Infintium’s business plans thereof, including working capital and capital expenditure assumptions; and

•        Confirmatory discussions with Management on appropriate unit economics and key metrics associated with the Company’s Business Lines.

For purposes of its analysis and opinion, EntrepreneurShares assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by EntrepreneurShares, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of the Management of Goldenstone that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to Infintium’s forecasts, EntrepreneurShares assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Management as to the future financial performance of Infintium, assuming that the assumptions incorporated therein materialize. EntrepreneurShares expressed no view as to Infintium’s forecasts or the assumptions on which they were based.

For purposes of its analysis and opinion, EntrepreneurShares assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the LOI were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the LOI and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. EntrepreneurShares further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Business Combination or reduce the contemplated benefits to the stockholders of Goldenstone.

EntrepreneurShares did not, in connection with its opinion, conduct any physical inspection of properties or facilities associated with Infintium. EntrepreneurShares did not evaluate the solvency or fair value of Infintium under any state or federal laws relating to bankruptcy, insolvency, or similar matters. EntrepreneurShares’ opinion is necessarily based upon information made available to EntrepreneurShares as of June 20, 2024, and financial, economic, market, and other conditions as they existed and as could be evaluated as of that date. Subsequent developments may affect EntrepreneurShares’s opinion and EntrepreneurShares does not have any obligation to update, revise, or reaffirm its opinion.

EntrepreneurShares was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to Goldenstone stockholders, from a financial point of view. EntrepreneurShares did not express any view on, and its opinion does not address, the fairness of the Business Combination to creditors or other constituencies of Infintium, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Infintium, or any class of such persons, whether related to the Business Combination or otherwise. EntrepreneurShares was not asked to, nor did it express any view on, and its opinion does not address, any other term or aspect of the LOI or the Business Combination Consideration, including, without limitation, the structure or form of the Business Combination, or any term or aspect of any other agreement or instrument contemplated by the Business Combination or the transactions that are the subject of such agreement.

EntrepreneurShares’ opinion does not address the relative merits of the Business Combination as compared to other business or financial strategies that might be available to Goldenstone, nor does it address the underlying business decision of Goldenstone to engage in the Business Combination. The credit, financial, and stock markets have been experiencing unusual volatility and EntrepreneurShares expressed no opinion or view as to any potential effects of such volatility on the parties or the Business Combination.

Set forth below is a summary of the material financial analyses carried out by EntrepreneurShares in connection with the opinion. as presented by EntrepreneurShares to the Goldenstone Board on June 21, 2024, in connection with EntrepreneurShares rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by EntrepreneurShares. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by EntrepreneurShares. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 20, 2024, and is not necessarily indicative of current market conditions.

Summary of EntrepreneurShares’ Financial Analysis of Infintium

Market Method — Guideline Public Traded Companies (GPTC)

The primary method EntrepreneurShares used as the basis for the fairness opinion assessment was a Market Method — GPC, GTM & GCM as further described below.

Guideline Public Companies Analysis

The Guideline Public Companies (“GPC”) Method is a market indicator used to value a business. In the GPC Analysis, EntrepreneurShares reviewed and analyzed publicly available data (sourced through paid search platform S&P Capital IQ (“CapIQ”)) about companies that were considered to have attributes similar to Infintium or one or more of the Business Lines (the “GPC Analysis”). There are no guideline public companies that are directly comparable to Infintium’s future prospective business. EntrepreneurShares, selected a group of 21 guideline public companies (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”), to use for purposes of the GPC Analysis. These Guideline Companies were as follows:

Company Name
Advait Infratech Limited (BSE:543230)
Calix Limited (ASX:CXL)
Clean Energy Technologies, Inc. (NasdaqCM:CETY)
Confidence Futuristic Energetech Limited (BSE:539991)
Dhoot Industrial Finance Limited (BSE:526971)
Enapter AG (DB:H2O)
Enogia SAS (ENXTPA:ALENO)
Entech SA (ENXTPA:ALESE)
ErreDue S.p.A. (BIT:RDUE)
Green Hydrogen Systems A/S (CPSE:GREENH)
Hazer Group Limited (ASX:HZR)
Hydrogen-Refueling-Solutions SA (ENXTPA:ALHRS)
HydrogenPro ASA (OB:HYPRO)
Hyzon Motors Inc. (NasdaqGS:HYZN)
Ideanomics, Inc. (NasdaqCM:IDEX)
Impact Coatings AB (publ) (OM:IMPC)
Jiangxi Hengda Hi-Tech Co.,Ltd. (SZSE:002591)
Kaji Technology Corporation (TSE:6391)
Lhyfe SA (ENXTPA:LHYFE)
NuScale Power Corporation (NYSE:SMR)
Oriana Power Limited (NSEI:ORIANA)
Pilot Energy Limited (ASX:PGY)
Pressure Technologies plc (AIM:PRES)
Sichuan Shudao Equipment & Technology Co.,Ltd. (SZSE:300540)
Wolftank-Adisa Holding AG (XTRA:WAH)
Summary Statistics	TEV/Total Revenues
High	76.3x
Low	0.5x
Mean	8.4x
Median	2.7x

The discount rate used was approximately 18%, which was based on the mid-point of the calculated WACC range of 10.89% to 25.59%. The WACC has been calculated based on the cost of debt and cost of equity using an assumed 98% equity to 2% debt ratio, based on current capital structure that was expected to continue. The after-tax cost of debt was approximately 5%. The cost of equity was calculated to be a range of 11.01% to 26.01% based on a risk premium range of approximately 0% to 15% which was assigned to the Company based on EntrepreneurShares’ evaluation of the particular risk profile given various factors such as stage of business, expected liquidity, size of the company, nature of industry, geographic location of business operations among other factors which may require an additional risk premium over the risk-free rate and equity risk premium.

Based upon each of the GPC Guideline Companies identified above, a forward next twelve months (“NTM”) Enterprise Value-to-Revenue (EV/Revenue) multiple range of 2.72x to 8.36x was selected as the comparable valuation metric. The multiples used were reflected in the most recent public filings made by the GPC Guideline Companies and consensus estimates obtained from publicly available equity research analysts’ projections made available by CapIQ as of the Access Date. EntrepreneurShares derived a multiple range based on the mean and median multiples of the GPC Guideline Companies and applied the multiple range to the Company’s FY2025 Revenue resulting in an implied valuation range of $79 million to $242 million. The implied valuation range of $79 million to $242 million was discounted using a period factor of 0.54 and discount rate of 18% calculated as the WACC, resulting in a valuation range of $72 million to $221 million. The FY2025 Revenue was based on the operational forecasts provided by Company Management. Based on the derived valuation range of approximately $72 million to $221 million, the transaction based on a pre-money total enterprise value of $130 million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

EntrepreneurShares utilized the platform and analytical tools of CapIQ’s public company database (the “database,” unless otherwise indicated, as accessed as of June 20, 2024 (the “Access Date”)), to assist with the identification of GPC Guideline Companies and to obtain certain publicly available information about those companies, as further described below. Of the total number of companies with securities listed on various national securities exchange (“public companies”) included in the database as of the Access Date, EntrepreneurShares focused its analysis on public companies classified within the following Global Industry Classification Standards classifications (“GICS,” referring to the classifications developed by S&P Dow Jones Indices and MSCI, as of the Access Date):

•        Worldwide Presence:    Of the total number of companies included in the database as of the Access Date, EntrepreneurShares selected a group of 70,719 public companies with securities listed on various national exchanges globally in order to incorporate in the GPC Analysis companies with operations and foci outside as well as inside of North America (the “Worldwide Presence Category”).

•        All Energy, Materials and Industrials:    Within the companies in the Worldwide Presence Category, EntrepreneurShares narrowed its search to the approximately 18,864 public companies that fall within the GICS general “Energy”, “Materials” and “Industrials” classification, which incorporates, among other companies, Coal and Consumable Fuels, Semiconductor Manufacturing Services and Hydroelectric Power Generation (the “General Energy, Materials and Industrials Category”).

•        Specific Hydrogen Category:    EntrepreneurShares’ search was further narrowed to approximately 408 companies within the General Energy, Materials and Industrials Category categorized as having the following business lines, which EntrepreneurShares considered to have attributes or potential similarities to Infintium: (i) Hydrogen

•        Total Revenue between USD 1 Million to USD 100 Million:    Among the companies within the specific hydrogen category, EntrepreneurShares focused on 89 companies with revenues between USD 1 Million to USD 100 Million, which EntrepreneurShares considered relevant to Infintium given its potential revenues upon consummation of the Transaction.

•        All Major Exchanges:    Among the companies within the revenue range of USD 1 Million to USD 100 Million, EntrepreneurShares focused on the 65 companies with securities listed on a major national securities exchange (“Exchange Listed Category”) as relevant for the GPC analysis, given the intention for Goldenstone’s securities to become listed on a major U.S. national securities exchange in connection with the Business Combination.

•        Annual Revenue Growth above 20%:    Among the companies with securities listed on a major national securities exchange. EntrepreneurShares chose 21 companies with annual revenue growth above 20%, which EntrepreneurShares considered relevant to Infintium given its current and potential revenue growth.

For each of the Comparable Companies identified above, an Enterprise Value-to-Revenue (EV/Revenue) multiple range of 2.7x to 8.36x was selected as the comparable valuation metric to determine an implied Enterprise Value range of USD 72 Million to USD 221 Million for Infintium’s consolidated potential future business. The multiples derived, were reflected in the most recent public filings made by the Comparable Companies and consensus estimates obtained from publicly available equity research analysts’ projections made available by CapitalIQ as of the date of valuation. Infintium’s implied Enterprise Value under this method was computed based on the present value of the 2025 Revenue forecasts (which Infintium management indicated would be a reasonable basis to illustrate the future potential of Infintium’s business plans, assuming the occurrence of events and circumstances underlying the assumptions incorporated in Infintium management forecasts).

Guideline Transaction Analysis

The Guideline Transactions Method (“GTM”) is a market method examining comparable transactions. Based on EntrepreneurShares review and analysis of publicly available data (sourced through the subscription database Pitchbook) about Early Stage Investments, Late Stage Investments and “go-public” transactions (in this case so-called “IPOs”) consummated on or after January 1, 2022 (the date the relevant guideline transaction was consummated, the “Guideline Transaction Date”). Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by EntrepreneurShares: (i) sector, (ii) Business Status and (iii) timeline as of the Guideline Transaction Date. Utilizing the criteria set forth above, EntrepreneurShares identified 4 guideline transactions (the “Guideline Transactions Group”) that EntrepreneurShares considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to any of Business Lines (or to the Business Lines, taken as a group). The categories of transactions used by EntrepreneurShares as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by EntrepreneurShares through Pitchbook on June 20, 2024:

•        Hydrogen Sector:    EntrepreneurShares focused on transactions involving companies falling in the Hydrogen category, which it considered most likely to encompass or have similarities to the Business Lines of Infintium in terms of operation characteristics and trajectories.

•        IPO Transactions:    Among transactions falling into the Hydrogen category, EntrepreneurShares selected transactions resulting in a previously privately owned company becoming a public company through an Initial Public Offering (“IPO”) with shares listed on a U.S. national exchange. EntrepreneurShares considered these types of transactions to be similar to the proposed Business Combination, following which Infintium, is expected to be a public company with shares listed on a U.S. exchange.

•        Early Stage and Late Stage Investments:    Among transactions falling into the Hydrogen category, EntrepreneurShares selected transactions resulting in an investment in a privately owned company being an investment in the early stages or late stages of the company. EntrepreneurShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the Business Lines of Infintium.

•        Guideline Transaction Date:    Among Go-Public Transactions in the Hydrogen Category, EntrepreneurShares selected transactions consummated between January 1, 2012, and the present (“Recent Guideline Transaction Dates”), as EntrepreneurShares considered these transactions to be of greater potential relevance to a GTM Analysis than transactions consummated during prior periods due to market conditions and other factors relevant to Hydrogen companies and Go-Public Transactions generally.

The companies used were as follows:

Company
Sinosynergy (HKG: 09663)
REFIRE
SPIC Hydrogen Energy
Pragma Industries

Summary Statistics

Summary Statistics	TEV/Total Revenues
High	60.9x
Low	13.2x
Mean	33.7x
Median	30.4x

Based upon each of the GTM Guideline Transactions identified above, as reflected in public filings made by the companies involved in the GTM Guideline Transactions, an Enterprise Value-to-Revenue (EV/Revenue) multiple range of 13.18x to 60.91x was selected as the comparable valuation metric. EntrepreneurShares derived a multiple range based on the min and max multiples of the GTM Guideline Transactions and applied the multiple range to the Company’s FY2024 Revenue forecasts resulting in an implied valuation range of $93 million to $ 431 million. The implied valuation range of $93 million to $431 million was discounted using a discount rate of 18% calculated as the WACC, resulting in a valuation range of $85 million to $394 million. The FY2024 Revenue forecasts were based on the operational forecasts provided by Company Management. Based on the derived valuation range of approximately $85 million to $394 million, the transaction based on a pre-money total enterprise value of $130 million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Guideline Companies Analysis

The Guideline Companies Method (“GCM”) is a market indicator used to value a business, based on trading multiples derived from publicly traded companies that are similar to the target i.e. Infintium. EntrepreneurShares reviewed and compared certain financial information of Infintium to corresponding trading multiples and financial ratios for the following selected publicly traded peers in selected segments of the Energy, Materials and Industrials industry such as Hydrogen. (referred to in this section as the “Comparable Companies”):

Comparable Companies:

•   Plug Power Inc.

•   PowerCell Sweden AB

•   Voltalia SA

•   SunHydrogen, Inc.

•   Beijing SinoHytec Co., Ltd.

•   Loop Energy Inc.

•   HydrogenPro ASA

•   Heliogen, Inc.

•   ReFuels N.V.

•   Sino-Synergy Hydrogen Energy Technology (Jiaxing) Co., Ltd.

• ITM Power Plc • Nel ASA • McPhy Energy S.A. • Green Hydrogen Systems A/S • CMG Cleantech S.A. • Next Hydrogen Solutions Inc. • L S materials., Ltd. • Tidewater Renewables Ltd. • Lhyfe SA

Although none of the Comparable Companies listed above are directly comparable to Infintium, EntrepreneurShares selected these companies based on its professional judgment due to similar operating industries with business characteristics that, for purposes of its analysis, EntrepreneurShares considered as close proxies the business characteristics of the current operations and plans that Infintium management indicated about Infintium.

For each of the Comparable Companies identified above, an Enterprise Value-to-Revenue (EV/Revenue) multiple range of 4.8x to 13.26x was selected as the comparable valuation metric to determine an implied Enterprise Value range of USD 72 Million to USD 221 Million for Infintium’s consolidated potential future business. The multiples derived, were reflected in the most recent public filings made by the Comparable Companies and consensus estimates obtained from publicly available equity research analysts’ projections made available by CapitalIQ as of the date of valuation. Infintium’s implied Enterprise Value under this method was computed based on the present value of the Next Twelve Months (“NTM”) Revenue forecasts (which Infintium management indicated would be a reasonable basis to illustrate the future potential of Infintium’s business plans, assuming the occurrence of events and circumstances underlying the assumptions incorporated in Infintium management forecasts).

Income Method — Discounted Cash Flow Analysis

EntrepreneurShares also conducted and analyzed a discounted cash flow analysis to calculate the implied Enterprise Value of Infintium, utilizing estimates of the illustrative standalone, unlevered, after-tax free cash flows that Infintium management forecast during a four and a-half year period based on various assumptions Infintium management indicated that Infintium plans to pursue.

For purposes of its discounted cash flow analyses, unlevered free cash flow was defined as Earnings Before Interest and after tax, plus depreciation and amortization expenses, less capital expenditures and less working capital investments.

EntrepreneurShares calculated the illustrative terminal value of Infintium’s future potential business using the Gordon Growth Method for a business in a state of rapid growth under the premise of a going concern. The Gordon Growth Method was applied to the estimate of the terminal year unlevered free cash flow reflected in Infintium’s forecasts of its business plans.

EntrepreneurShares discounted Company illustrative unlevered free cash flows over a four-and-a-half-year forecast horizon, as well as the terminal value using the Gordon Growth Method for a business in a state of rapid growth, to arrive at an estimated Enterprise Value as at the date of valuation using a time-weighted discount rate based on a WACC range of 10.89% to 25.59%, taking into account of the potential future business of the Company, in conjunction with industry and economic indicators. The WACC has been calculated based on the cost of debt and cost of equity using an assumed 98% equity to 2% debt ratio, based on current capital structure that was expected to continue. The after-tax cost of debt was approximately 5%. The cost of equity was calculated to be a range of 11.01% to 26.01% based on a risk premium range of approximately 0% to 15% which was assigned to the Company based on EntrepreneurShares’ evaluation of the particular risk profile given various factors such as stage of business, expected liquidity, size of the company, nature of industry, geographic location of business operations among other factors which may require an additional risk premium over the risk-free rate and equity risk premium. The valuation range under this method was calculated to be between $19 million to $ 192 million.

Based on the derived valuation range of approximately $19 million to $192 million, the transaction based on a pre-money total enterprise value of $130 million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by EntrepreneurShares. In connection with the evaluation of the Business Combination. EntrepreneurShares performed a variety of financial and comparative analyses for the purpose of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying EntrepreneurShares’ opinion. In arriving at its fairness determination, EntrepreneurShares considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, EntrepreneurShares made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, EntrepreneurShares may have given certain analyses and factors more or less weight than others and may have deemed certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of EntrepreneurShares with respect to the actual value of the potential future value of Infintium. Further, EntrepreneurShares’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Goldenstone, Infintium or their respective officers, managers and advisors.

EntrepreneurShares prepared these analyses for the purpose of providing an opinion to the Goldenstone Board as to the fairness, from a financial point of view, to the stockholders of Goldenstone. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, EntrepreneurShares’ analysis is dependent entirely on information, including Infintium management forecasts, that was provided to EntrepreneurShares by Infintium, without independent verification by EntrepreneurShares. Estimates, forecasts, illustrative information, business plans, prospects and other information that was used in, and the results derived from, EntrepreneurShares’ analyses are inherently subject to substantial uncertainty, and EntrepreneurShares assumes no responsibility if future results are materially different from those forecasted in such estimates.

Pursuant to the terms of EntrepreneurShares’ engagement letter with Goldenstone, EntrepreneurShares was entitled to receive a fee appropriate for the scope of work. Goldenstone has also agreed to reimburse EntrepreneurShares for any additional scope or changes and to indemnify EntrepreneurShares for any liabilities arising out of its engagement.

Goldenstone engaged EntrepreneurShares to act as a supplier of the fairness opinion based on EntrepreneurShares’ qualifications, experience, and reputation.

Interests of Certain Persons in the Business Combination

Since the Sponsor, its affiliates and the other Initial Stockholders (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Common Stock, a conflict of interest may exist in determining whether the Business Combination with Infintium is appropriate. Such interests include that the Sponsor Related Parties, will lose their entire investment in Goldenstone if Goldenstone does not complete a business combination. When you consider the recommendation of the Goldenstone Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Goldenstone’s stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor and the other Initial Stockholders own 1,788,250 shares of Common Stock (exclusive of the 35,125 shares of Common Stock to be received upon conversion of the Private Rights included in the Private Units upon the closing of the Business Combination) as of the date hereof, representing 52.0% of the voting power of the Common Stock, and Sponsor and the other Initial Stockholders are required by the Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that the Sponsor and the other Initial Stockholders paid an aggregate of $25,874 for 1,437,500 founder shares and such securities will have a significantly higher value at the time of the Business Combination with an aggregate market value of approximately $16.5 million, based on the closing price of the Common Stock of $11.48 on the OTC Markets on July 14, 2025;

•        the fact that the Sponsor and the other Initial Stockholders purchased 351,250 private placement units at a per unit price of $10.00 with each unit consisting of one share of Common Stock, one Right to receive 1/10th of a share of Common Stock upon consummation of a Business Combination and one Warrant with an aggregate market value of approximately $4.4 million consisting of the 386,375 shares of Common Stock (inclusive of shares issuable upon conversion of the Rights) based on the closing price of the Common Stock on the OTC Markets on July 14, 2025 of $11.48 and $21,075 for the 351,250 Warrants based on the closing price of the Warrants on the OTC Markets on July 14, 2025 of $0.06.

•        the fact that Sponsor, officers, advisors and directors of Goldenstone have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares it holds if SPAC fails to consummate an initial business combination by June 21, 2026 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Goldenstone fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor and the Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Agreement and the Business Combination;

•        the fact that the Sponsor and the Initial Stockholder have agreed to (i) not transfer the shares of Common Stock beneficially owned by them prior to the Closing, (ii) certain lock-up provisions with respect to their shares of Common Stock for twelve months following the Closing, and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any shares of Common Stock beneficially owned by them;

•        the fact that the Sponsor and the other Initial Stockholders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the other Initial Stockholders would lose their entire investment);

•        the fact that Goldenstone’s officers and directors are not required to, and will not, commit their full time to Goldenstone’s affairs, which may result in a conflict of interest in allocating their time between Goldenstone’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Goldenstone’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware law. Goldenstone does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that the $2,976,966 principal balance as of March 31, 2025 under the Sponsor Notes will only be repaid if an initial business combination is consummated. The Sponsor loaned additional $100,000 to the Company subsequent to March 31, 2025. The Company is intended to repay the Sponsor in full at the close of the Business Combination;

•        the fact that given the differential in the purchase price that the Sponsor and the other Initial Stockholders paid for the founder shares as compared to the price of the Public Units sold in the IPO, the Sponsor and the other Initial Stockholders may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that Sponsor and the other Initial Stockholders have entered into a registration rights agreement, pursuant to which they have registration rights to require Goldenstone to register a sale of any of its securities held by them;

•        the fact that the Sponsor and the other Initial Stockholders will lose their entire investment in Goldenstone and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by June 21, 2026 or, if such period is extended, within such extended period;

•        the continued indemnification of Goldenstone’s directors and officers and the continuation of Goldenstone’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by June 21, 2026 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Goldenstone to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Goldenstone has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Goldenstone, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that Goldenstone may be entitled to distribute or pay over funds held by Goldenstone outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as the other Initial Stockholders may have influenced their motivation in identifying and selecting Infintium as a business combination target and completing an initial business combination with Infintium. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In considering the recommendations of the Goldenstone Board to vote for the proposals, its stockholders should consider these interests. See “Risk Factors — Risks Related to Goldenstone’s Business and the Business Combination — Goldenstone’s directors and officers may have certain conflicts in determining to recommend the acquisition of Infintium, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.”

In addition to the foregoing, Infintium’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of Infintium. A conflict of interest may exist in determining whether the Business Combination with Goldenston is appropriate.

These conflicts of interest include, among other things, the interests listed below:

•        certain of Infintium’s directors and officers hold stock options in Infintium. If the Business Combination is consummated, these individuals may receive significant financial benefits from the conversion of their interests. These financial interests, which are not available to holders of Common Stock generally, could create a conflict of interest as the directors and officers may be incentivized to support the Business Combination even if it is not in the best interests of holders of Common Stock;

•        certain of Infintium’s directors and officers may enter into new employment agreements with the Combined Company or stay on the board of the Combined Company following the Closing of the Business Combination. These agreements could provide for substantial cash payments, stock options, or other incentives upon the successful closing of the Business Combination, which could create a conflict of interest as the individuals may have a greater incentive to ensure the Business Combination closes, even if the terms of the Business Combination are not ideal for all stockholders;

•        certain of Infintium’s directors and officers may be offered the opportunity to retain significant management positions or governance roles within the Combined Company following the Business Combination. The potential for continued influence and control over the Combined Company may present a conflict of interest as these individuals may prioritize their personal positions over the best interests of all stockholders;

•        in negotiating the terms of the Business Combination, Infintium’s directors and officers may have been influenced by their desire to maximize their own financial benefits, including any personal equity interests in the Combined Company or Infintium. For instance, they may have supported a particular structure for the Business Combination that maximizes their personal gain but may not necessarily be in the best interests of all stockholders as a whole; and

•        some of Infintium’s directors and officers may view the Business Combination as an opportunity to realize liquidity and “cash out” of their holdings in Infintium. This could result in a conflict of interest, as their desire to secure personal financial benefits could influence their recommendation of the Business Combination, even if alternative strategic options would better serve the long-term interests of all stockholders.

As a result of these actual or potential conflicts of interest, there can be no assurance that the terms of the Business Combination have been negotiated in the best interests of Goldenstone’s unaffiliated stockholders. Investors should carefully consider these conflicts of interest when evaluating the transaction.

Infintium’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of Infintium. The Infintium Board was aware of these interests and considered them in approving the Business Combination Agreement and the Business Combination. These interests consist of:

Appraisal and Dissenters’ Rights

There are no appraisal rights available to Goldenstone stockholders in connection with the Business Combination.

Total Shares of New Infintium Common Stock Outstanding Upon Consummation of the Business Combination

We anticipate that, upon the consummation of the Business Combination, assuming no redemption of the Public Shares that remain outstanding, Goldenstone’s stockholders will retain an ownership interest of approximately 6.3% in New Infintium, the Infintium Securityholders will own approximately 80.0% of the outstanding New Infintium Common Stock, the Initial Stockholders will own approximately 11.2% of New Infintium, and the Representative will own approximately 2.5% of the outstanding New Infintium Common Stock. If 175,466 of the Public Shares that outstanding are redeemed in the Maximum Redemption Scenario, then we anticipate that Goldenstone’s Public Stockholders will retain an ownership interest of approximately 5.2% in New Infintium, the Infintium Securityholders will own approximately 81.0% of New Infintium, the Initial Stockholders will own approximately 11.3% of New Infintium and the Representative will own approximately 2.5% of New Infintium. The ownership percentages with respect to New Infintium do not take into account (the issuance of any additional shares of Common Stock underlying the Warrants but do take into account the issuance of 610,125 shares of New Infintium Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different.

The following summarizes the pro forma ownership of New Infintium Common Stock as of March 31, 2025, including Common Stock underlying Units that have not yet been separated, following the Business Combination under various redemption scenarios:

	No Additional Redemptions		25% of Maximum Redemptions		50% of Maximum Redemptions
	Shares	%	Shares	%	Shares	%
Goldenstone Public Stockholders	1,017,996	6.3%	974,129	6.0%	930,263	5.8%
Infintium Stockholders	13,000,000	80.0%	13,000,000	80.2%	13,000,000	80.4%
Initial Stockholders	1,823,875	11.2%	1,823,875	11.3%	1,823,875	11.3%
Representative	407,500	2.5%	407,500	2.5%	407,500	2.5%
Total Shares at Closing	16,249,371	100.0%	16,205,504	100.0%	16,161,638	100.0%
	75% of Maximum Redemptions		Maximum Redemptions
	Shares	%	Shares	%
Goldenstone Public Stockholders	886,396	5.5%	842,530	5.2%
Infintium Stockholders	13,000,000	80.7%	13,000,000	81.0%
Initial Stockholders	1,823,875	11.3%	1,823,875	11.3%
Representative	407,500	2.5%	407,500	2.5%
Total Shares at Closing	16,117,771	100.00%	16,073,905	100.00%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

The following table illustrates the changes in the net tangible book value per share with material probable or consummated transactions and other material effect at de-SPAC at various redemption levels:

	Assuming no redemption of shares	Assuming 25% of maximum redemptions	Assuming 50% of maximum redemptions	Assuming 75% of maximum redemptions	Assuming maximum redemption of shares
Goldenstone’s initial offering price of $9.09 per share included in the units (adjusted to exclude the value of the rights)	$9.09	$9.09	$9.09	$9.09	$9.09
Goldenstone’s net tangible book value, as adjusted	$11,989,346	$11,462,745	$10,936,157	$10,409,556	$9,882,968
Goldenstone’s shares outstanding, as adjusted	3,249,371	3,205,504	3,161,638	3,117,771	3,073,905
Goldenstone’s net tangible book value per share, as adjusted(1)	$3.69	$3.58	$3.46	$3.34	$3.22
Dilution to non-redeeming Goldenstone’s public shareholders	$5.40	$5.51	$5.63	$5.75	$5.87

The following table illustrates the as adjusted net tangible book value to Goldenstone’s shareholders as a result of transaction costs incurred by Goldenstone, and funds released from the Trust Account at de-SPAC, and reflecting the issuance of ordinary shares to the Rights holders for Rights issued at the IPO:

	Assuming no redemption of shares	Assuming 25% of maximum redemptions	Assuming 50% of maximum redemptions	Assuming 75% of maximum redemptions	Assuming maximum redemption of shares
Numerator adjustments
Goldenstone’s net tangible book value	$12,489,346	$12,489,346	$12,489,346	$12,489,346	$12,489,346
Payments of Goldenstone’s transaction costs to be incurred subsequent to March 31, 2025	(500,000)	(500,000)	(500,000)	(500,000)	(500,000)
Redemptions of Goldenstone common stock for cash by Goldenstone stockholders	—	(526,601)	(1,053,189)	(1,579,790)	(2,106,378)
Goldenstone’s net tangible book value, as adjusted(1)	$11,989,346	$11,462,745	$10,936,157	$10,409,556	$9,882,968

Denominator adjustments
Goldenstone’s founder and private shares	1,788,750	1,788,750	1,788,750	1,788,750	1,788,750
Goldenstone’s private shares converted from private rights	35,125	35,125	35,125	35,125	35,125
Goldenstone’s public shares	442,996	442,996	442,996	442,996	442,996
Goldenstone’s public shares converted from public rights	575,000	575,000	575,000	575,000	575,000
Redemptions of Goldenstone common stock by Goldenstone stockholders	—	(43,867)	(87,733)	(131,600)	(175,466)
Goldenstone’s representative Shares	407,500	407,500	407,500	407,500	407,500
Goldenstone’s shares outstanding, as adjusted(1)	3,249,371	3,205,504	3,161,638	3,117,771	3,073,905

____________

(1)      Exclude potentially dilutive outstanding securities consisting of 2,875,000 share count underlying the warrants held by Goldenstone’s public shareholders, and 175,625 share count underlying the warrants held by the Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable.

The following table represent additional potentially dilutive outstanding securities not included in the table above with respect to the determination of net tangible book value per share, as adjusted:

	Assuming no redemption of shares	Assuming 25% of maximum redemptions	Assuming 50% of maximum redemptions	Assuming 75% of maximum redemptions	Assuming maximum redemption of shares
Share count underlying the warrants held by Goldenstone’s public shareholders	2,875,000	2,875,000	2,875,000	2,875,000	2,875,000
Share count underlying the warrants held by Goldenstone’s private shareholders	175,625	175,625	175,625	175,625	175,625
Shares underlying from the Representative UPO	432,400	432,400	432,400	432,400	432,400
Shares underlying from the Goldenstone Senior Secured Convertible Note Investor	434,783	434,783	434,783	434,783	434,783
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note	127,396	127,396	127,396	127,396	127,396
Shares issued in connection with the Business Combination	13,000,000	13,000,000	13,000,000	13,000,000	13,000,000
Infintium Shareholders’ potential earnout shares to be issued	1,500,000	1,500,000	1,500,000	1,500,000	1,500,000
Infintium Warrants	4,829,593	4,829,593	4,829,593	4,829,593	4,829,593
Shares initially reserved for issuance under the Equity Plan	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
Total potentially dilutive outstanding securities	26,374,797	26,374,797	26,374,797	26,374,797	26,374,797

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Infintium in many respects.

Under this method of accounting, Goldenstone will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Infintium will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Infintium (i.e., a capital transaction involving the issuance of stock by Goldenstone for the stock of Infintium). Accordingly, the consolidated assets, liabilities and results of operations of Infintium will become the historical financial statements of New Infintium, and Goldenstone’s assets, liabilities and results of operations will be consolidated with Infintium’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Infintium in future reports. The net assets of Infintium will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Redemption Rights

Pursuant to our Certificate of Incorporation, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [•], 2025, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a)     hold Public Shares, or

(b)    hold Public Shares through public Units and you elect to separate your public Units into the underlying Public Shares, Warrants and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(ii)     prior to [•] p.m., Eastern Time, on [•], 2025, (a) submit a written request to Continental that Goldenstone redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Shares prior to exercising redemption rights with respect to the Public Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the Units.

If a holder exercises his, her or its redemption rights for all of such holder’s Public Shares, then such holder will be exchanging his, her or its Public Shares for cash and will no longer own securities of New Infintium other than the shares received in connection with the Rights. Such a holder will be entitled to receive cash for his, her or its Public Shares only if he, she or it properly demands redemption and delivers his, her or its Public Shares (either physically or electronically) to Continental in accordance with the procedures and by the deadline described herein. Please see the section titled “The Goldenstone Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Vote Required for Approval

Along with the approval of the Charter Amendment Proposal, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to Proposal 2, Proposals 3A – 3B, and Proposal 4. If the Charter Amendment Proposal is not approved, unless the condition is waived, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Goldenstone Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Initial Stockholders holding an aggregate of 1,788,750 shares (or 52.0% of the outstanding shares) of Common Stock have agreed to vote their respective shares of Common Stock (including shares of Common Stock included in the Private Units) in favor of each of the Proposals. The Business Combination is not structured so that approval of at least a majority of unaffiliated Public Stockholders of Goldenstone is required. As a result, none of the shares of Common Stock held by the Public Stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Goldenstone Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, none of the outstanding shares of the Common Stock held by the Public Stockholders are needed to vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE BUSINESS COMBINATION PROPOSAL 1.

PROPOSAL 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

We are asking Goldenstone’s stockholders to adopt the Amended Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Board, is necessary to adequately address the needs of New Infintium. The following is a summary of the key amendments effected by the Amended Charter, but this summary is qualified in its entirety by reference to the full text of the Amended Charter:

•        change Goldenstone’s name to “Infintium Fuel Cell Systems Holdings, Inc.”;

•        increase the number of shares of capital stock that New Infintium is authorized to issue from 15,000,000 shares to 210,000,000 shares, consisting of 200,000,000 shares of New Infintium Common Stock and 10,000,000 shares of preferred stock;

•        remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

•        remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) that will no longer be applicable after the consummation of the Business Combination, including the elimination of Article VI (which generally set forth the requirements of an initial business combination).

This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Amendment Proposal

The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

•        Amending the Current Charter to change Goldenstone’s name to “Infintium Fuel Cell Systems Holdings, Inc.”    Goldenstone’s name is currently “Goldenstone Acquisition Limited” The Board believes that the name of the post-Business Combination company should align with the name of the post-Business Combination operating business.

•        Amending the Current Charter to increase the number of shares of Common Stock the post-Business Combination company is authorized to issue from 15,000,000 shares to 200,000,000 shares and authorize the post-Business Combination company to issue up to 10,000,000 shares of preferred stock.    The Current Charter authorizes 15,000,000 shares of Common Stock not divided into classes. The Amended Charter provides that the post-Business Combination company will be authorized to issue 210,000,000 shares, consisting of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. The Board believes that it is important for the post-Business Combination company to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

•        Amending the Current Charter to remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).    The Current Charter would be amended and replaced in its entirety with the Amended Charter. This includes approval of all other changes in the Amended Charter and related clean up changes, as well as the removal of provisions of the Current Charter that will no longer be relevant in connection with replacing the Current Charter with the Amended Charter, including the elimination of certain provisions related to Goldenstone’s status as a special purpose acquisition company, which is desirable because these provisions will serve no purpose following the

Business Combination. For example, these proposed amendments remove the requirement to dissolve the post-Business Combination company if an initial business combination is not completed within a certain period of time and will allow the post-Business Combination company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes that it is the most appropriate period for the post-Business Combination company. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Assuming that a quorum is present at the Goldenstone Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock on this Proposal 2 is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote online during the Goldenstone Special Meeting or by proxy, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” Proposal 2.

This proposal is conditioned on the approval or waiver, to the extent legally permissible, of the other Condition Precedent Proposals. If any of the Condition Precedent Proposals is not approved, Proposal 2 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 2 is a condition to completion of the Business Combination under the Business Combination Agreement, if this Proposal 2 is not approved by Goldenstone’s stockholders, the Business Combination will not occur unless Goldenstone and Infintium waive the applicable closing condition, to the extent legally permissible.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER PROPOSAL.

PROPOSALS 3A – 3C — THE ADVISORY PROPOSALS

Overview

We are also asking our stockholders to vote on three separate proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in order to give Goldenstone stockholders the opportunity to present their separate views on important corporate governance provisions. These separate votes are not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal and will be voted upon on a non-binding advisory basis. Accordingly, the stockholder votes regarding the Advisory Proposals are advisory votes and are not binding on Goldenstone or the Board (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Proposals, Goldenstone intends that the Amended Charter will take effect upon the Closing (assuming approval of the Charter Amendment Proposal).

The following summary of the material changes to the Current Charter that will be effected by the Amended Charter is qualified in its entirety by reference to the full text of the Amended Charter:

(a)     increase the number of shares of capital stock that New Infintium is authorized to issue from 15,000,000 shares to 210,000,000 shares, consisting of 200,000,000 shares of New Infintium Common Stock and 10,000,000 shares of preferred stock;

(b)    remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

(c)     change Goldenstone’s name to “Infintium Fuel Cell Systems Holdings, Inc.” and remove the various provisions applicable only to special purpose acquisition companies.

The subsection below entitled “— Reasons for the Advisory Proposals” summarizes the principal, material changes proposed to be made between the Current Charter and the Amended Charter and the Board’s reasons for proposing each change. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. We encourage all Goldenstone stockholders and Infintium Securityholders to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Advisory Proposals

The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

Proposal No. 3A: Increase in Authorized Shares — Amending the Current Charter to increase the number of shares of capital stock that the post-Business Combination company is authorized to issue from 15,000,000 shares to 210,000,000 shares, consisting of 200,000,000 shares of New Infintium Common Stock and 10,000,000 shares of preferred stock.

The Board believes that the increase in authorized shares of Common Stock is necessary in order for New Infintium to have sufficient authorized common stock to issue to the Infintium Securityholders pursuant to the Business Combination Agreement and the Business Combination. The Board also believes that it is important for New Infintium to have available for issuance a number of authorized shares of common stock and preferred stock that is sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of New Infintium Common Stock to be authorized would be issuable as consideration for the Business Combination and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends, or issuances under any future stock incentive plans. The shares of preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital-raising transactions.

Proposal 3B: Removal of Supermajority Voting Provision — Amending the Current Charter to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause.

The Board believes that removing this provision that requires a supermajority vote to remove any members of the Board of Directors is in the best interests of stockholders and consistent with preferred corporate governance practices. Under Delaware law, the default rule will apply which gives stockholders the right to vote to remove any or all directors with or without cause.

Proposal No. 3C: Name Change and Removal of SPAC Provisions — Amending the Current Charter to change Goldenstone’s name to “Infintium Fuel Cell Systems Holdings, Inc.” and to remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable after the consummation of the Business Combination, including the elimination of Article Sixth (which generally set forth the requirements of an initial business combination).

The Board believes that changing the post-Business Combination corporate name from “Goldenstone Acquisition Limited” to “Infintium Fuel Cell Systems Holdings, Inc.” is desirable to reflect the Business Combination and to align its name with the post-Business Combination company’s operating business.

Furthermore, the Board has determined that it is in the best interest of Goldenstone to eliminate provisions specific to its status as a special purpose acquisition company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the post-Business Combination company if Goldenstone does not complete an initial business combination within a certain period of time and will allow the post-Business Combination company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes that it is the most appropriate period for the post-Business Combination company.

Vote Required for Approval

The Advisory Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by teleconference or represented by proxy and entitled to vote at the Goldenstone Special Meeting vote “FOR” the Advisory Proposals.

The Business Combination is not conditioned upon the approval of the Advisory Proposals.

As discussed above, a vote to approve each of the Advisory Proposals is an advisory vote, and therefore, is not binding on Goldenstone, Infintium or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Goldenstone and Infintium intend that the Amended Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing, assuming approval of the Charter Amendment Proposal (Proposal 2).

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE ADVISORY PROPOSALS.

PROPOSAL 4 — THE EQUITY INCENTIVE PLAN PROPOSAL

The Equity Incentive Plan has been approved by Goldenstone’s board of directors and will take effect upon Closing, provided that the Equity Incentive Plan is approved by the stockholders at the Special Meeting. We are submitting the Equity Incentive Plan to the stockholders for their approval so that options granted under the Equity Incentive Plan may qualify for treatment as incentive stock options and awards under the Equity Incentive Plan may constitute performance-based compensation not subject to Section 162(m) of the Code.

The Equity Incentive Plan reserves 3,000,000 shares of the New Infintium’s Common Stock for issuance in accordance with the Equity Incentive Plan’s terms, subject to annual increases as provided in the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to enable the New Infintium to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to the New Infintium have been, are or will be important to the success of the New Infintium, an opportunity to acquire a proprietary interest in the New Infintium. The various types of incentive awards that may be provided under the Equity Incentive Plan are intended to enable the New Infintium to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

A summary of the principal features of the Equity Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the Equity Incentive Plan, which is attached to this proxy statement/prospectus as Annex C.

Administration

The Equity Incentive Plan will be administered by the compensation committee of the board of directors of the New Infintium. Subject to the provisions of the Equity Incentive Plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Reserved Shares of Common Stock

The Equity Incentive Plan reserves 3,000,000 shares of the New Infintium’s Common Stock for issuance in accordance with the Equity Incentive Plan’s terms, subject to annual increases as provided in the Equity Incentive Plan. Up to eighty percent (80)% of these shares will be reserved for the New Infintium’s issuance of awards to individuals who were employees or other service providers of Infintium as of the Closing, and remain continuously employed or engaged by the New Infintium at the time of the issuance of such awards following the Closing.

Stock Subject to the Equity Incentive Plan

If any shares are subject to an award that is forfeited, settled in cash, or expires, any such unissued shares covered by such award will be available for issuance under the Equity Incentive Plan. Shares not issued as a result of the net exercise of a stock appreciation right, shares tendered by a participant or retained by the New Infintium as full or partial payment for the purchase of an award or to satisfy tax withholding obligations in connection with an award, or shares repurchased on the open market with the proceeds from the payment of an exercise price of a stock option will not again be available for issuance under the Equity Incentive Plan.

In the event of any business combination, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of shares or other securities of the New Infintium, or similar corporate transaction, as determined by the compensation committee, the compensation committee shall, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan, adjust the number and type of shares available for awards under the Equity Incentive Plan.

Duration of Equity Incentive Plan

The Equity Incentive Plan will become effective upon Closing. Unless sooner terminated, the Equity Incentive Plan will terminate on the tenth anniversary of the Closing. After the Equity Incentive Plan is terminated, no awards will be granted under the Equity Incentive Plan, but awards previously granted will remain outstanding.

Eligibility

Awards may be granted under the Equity Incentive Plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to the New Infintium and who are deemed to have contributed, or to have the potential to contribute, to our success.

Types of Awards

Options.    The Equity Incentive Plan provides both for “incentive” stock options as defined in Section 422 of the Code, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the Equity Incentive Plan. The compensation committee determines the exercise price per share of Common Stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of Common Stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of our plans), measured at the date of the grant, may not exceed $100,000.

A stock option may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of Common Stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Except as otherwise permitted by the compensation committee, stock options granted under the Equity Incentive Plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative.

Stock Appreciation Rights.    The Equity Incentive Plan permits the compensation committee to grant stock appreciation rights. A stock appreciation right entitles the holder to receive a number of shares of Common Stock having a fair market value equal to the excess fair market value of one share of Common Stock over the exercise price, multiplied by the number of shares subject to the stock appreciation rights. The compensation committee determines the exercise price per share, which may not be less than 100% of the fair market value on the day of the grant. A stock appreciation right may only be exercised within ten years from the date of the grant.

Restricted Stock.    Under the Equity Incentive Plan, shares of restricted stock may be awarded either alone or in addition to other awards granted under the Equity Incentive Plan. The compensation committee determines the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Performance Awards.    Under the Equity Incentive Plan, awards may be granted that are vest upon the achievement of specified performance goals during a performance period. Performance awards may consist of shares of restricted stock (“Performance Shares”) or units having a dollar value. Performance Shares may, in the compensation committee’s discretion, be intended to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Code.

If the compensation committee intends for a performance award to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the IRS, payment will be contingent upon the achievement of one or more performance goals, as certified by the compensation committee. Such performance goals will be based on one or more of the following performance measures:

(a)     Net earnings or net income (before or after taxes);

(b)    Earnings per share;

(c)     Net sales or revenue growth;

(d)    Net operating profit;

(e)     Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)     Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)    Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)    Gross or operating margins;

(i)     Productivity ratios;

(j)     Share price (including, but not limited to, growth measures and total shareholder return);

(k)    Expense targets;

(l)     Margins;

(m)   Operating efficiency;

(n)    Market share;

(o)    Customer satisfaction;

(p)    Working capital targets; and

(q)    Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any performance measure(s) may be used to measure the performance of the New Infintium and/or an affiliate as a whole or any business unit of the New Infintium and/or affiliate or any combination thereof, as the compensation committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparable companies, or published or special index that the compensation committee, in its sole discretion, deems appropriate, or the New Infintium may select performance measure (j) above as compared to various stock market indices.

Other Stock Awards.    Under the Equity Incentive Plan, other stock-based awards may be granted, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed consistent with the purposes of the Equity Incentive Plan.

Withholding Taxes

Upon the exercise of any award granted under the Equity Incentive Plan, the holder may be required to remit to the New Infintium an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of Common Stock.

Amendments

Subject to the approval of the New Infintium’s board of directors, where required, the compensation committee may at any time, and from time to time, amend the Plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the Plan without the holder’s consent (except to the extent necessary to comply with Section 409A of the Code). In addition, the compensation committee may not increase the shares available under the Equity Incentive Plan, increase the individual limits on awards, allow for an exercise price below fair market value, permit the repricing of options or stock appreciation rights, or adopt any other amendment that would require stockholder approval.

Federal Income Tax Consequences

The material U.S. federal income tax consequences of awards under the Equity Incentive Plan, based on the current provisions of the Code and the regulations thereunder, with respect to employees who are subject to U.S. income tax are as follows:

The grant of an option to an employee will have no tax consequences to the employee or to the New Infintium or its subsidiaries or affiliates. In general, upon the exercise of an incentive stock option (“ISO”), the employee will not recognize income, and the employer will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax. When an employee disposes of ISO shares, the difference between the exercise price and the amount realized by the employee will, in general, constitute capital gain or loss, as the case may be. However, if the employee fails to hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, (i) the portion of any gain realized by the employee upon the disposition of the shares that does not exceed the excess of the fair market value of the shares on the exercise date over the exercise price generally will be treated as ordinary income, (ii) the balance of any gain or any loss will be treated as a capital gain or loss, and (iii) the employer generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee. If an employee exercises an ISO more than three months after his termination of employment with the New Infintium and any subsidiary in which the New Infintium owns at least 50% of the voting power (or one year after his termination of employment if the reason for the termination is disability), the option will be treated for tax purposes as a non-qualified stock option, as described below.

In general, upon the exercise of a non-qualified stock option, the employee will recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the employer generally will be entitled to a tax deduction in the same amount.

With respect to other awards that are settled either in cash or in shares that are transferable or are not subject to a substantial risk of forfeiture, the employee will recognize ordinary income equal to the excess of (a) the cash or the fair market value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.

In the case of an award to an employee that is settled in shares that are nontransferable and subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date on which the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs first) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.

An employee whose shares are both nontransferable and subject to a substantial risk of forfeiture may elect under Section 83(b) of the Code to recognize income when the shares are received, rather than upon the expiration of the transfer A participant may make a Section 83(b) election, within 30 days of the transfer of the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

Required Vote

The Equity Plan Proposal will be approved and adopted if the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Equity Plan Proposal. The Equity Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Closing. If the Business Combination Proposal is not approved, the Equity Plan Proposal will have no effect even if approved by our stockholders. Approval of the Equity Plan Proposal is a condition to the Closing. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this Equity Plan Proposal.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL UNDER PROPOSAL 4.

PROPOSAL 5 — THE DIRECTORS ELECTION PROPOSAL

At the Special Meeting, five (5) directors will be elected to be the directors of the New Infintium upon the closing of the Business Combination. If the nominees are elected, the members of the New Infintium’s board of directors will consist of the following members: Yan (Chris) Feng [(Chairman)], Eddie Ni, Curtis Rusu, Nan Sun, and Christian Cline, serving until their respective successors are elected and qualified. Biographical information about the nominees can be found in “Directors and Executive Officers of New Infintium After the Business Combination” below.

Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Required Vote

Under Delaware law, the election of a director requires the vote of a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. Abstentions and broker non-votes will have no effect with respect to the election of directors. Following the closing of the Business Combination, the election of directors of the New Infintium will be governed by the Amended Charter and the laws of the State of Delaware.

The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal and Closing. If the Business Combination Proposal is not approved, the Director Election Proposal will have no effect even if approved by our stockholders.

PROPOSAL 6 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Goldenstone Special Meeting to a later date, if necessary in the discretion of the chairman including, if necessary to permit further solicitation of proxies if there are insufficient votes received at the time of the Goldenstone Special Meeting to approve the Condition Precedent Proposals.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Goldenstone Special Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 6.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of Goldenstone Public Shares, (ii) of the Business Combination to U.S. Holders and Non-U.S. Holders of Infintium Common Stock, and (iii) following the Business Combination, of the ownership and disposition of New Infintium Common Stock received in the Business Combination.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of an exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Goldenstone Public Shares or Infintium Common Stock. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Goldenstone Public Shares or Infintium Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Goldenstone Public Shares or Infintium Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Goldenstone Public Shares or Infintium Common Stock, or, after the business combination, the issued New Infintium Common Stock (excluding treasury shares);

•        holders holding Goldenstone Public Shares or Infintium Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Goldenstone Public Shares or Infintium Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Goldenstone Public Shares or Infintium Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Goldenstone Public Shares or Infintium Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination, and the subsequent ownership and disposition of New Infintium Common Stock received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION OR THE OWNERSHIP AND DISPOSITION OF NEW INFINTIUM COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF GOLDENSTONE PUBLIC SHARES OR INFINTIUM COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF INFINITUM COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF NEW INFINTIUM COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Goldenstone Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Goldenstone Public Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Goldenstone Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in Goldenstone Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Goldenstone Public Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Goldenstone Public Shares may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Goldenstone Public Shares treated as held by the U.S. Holder relative to all of the shares of Goldenstone Public Shares outstanding both before and after the redemption. The redemption of Goldenstone Public Shares generally will be treated as a sale or exchange of the Goldenstone Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Goldenstone or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Goldenstone Public Shares actually owned by the U.S. Holder, but also shares of Goldenstone Public Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option.

In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Goldenstone Public Shares must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Goldenstone Public Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Goldenstone Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Goldenstone Public Shares. The redemption of the Goldenstone Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Goldenstone. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Goldenstone will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Goldenstone Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Goldenstone Public Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other Goldenstone Public Shares constructively owned by it.

Redemption Treated as Corporate Distribution

If the redemption does not qualify as a sale or exchange of Goldenstone Public Shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Goldenstone’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Goldenstone Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of Goldenstone Public Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Goldenstone Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Goldenstone Public Shares pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Goldenstone Public Shares as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Goldenstone Public Shares, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of Goldenstone Public Shares that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Goldenstone Public Shares redeemed, and either (A) shares of Goldenstone Public Shares are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Goldenstone Public Shares. There can be no assurance that shares of Goldenstone Public Shares will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Goldenstone Public Shares generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Goldenstone will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Goldenstone Public Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Goldenstone Public Shares

U.S. Holders of Goldenstone Public Shares who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Goldenstone Public Shares and should therefore not be subject to any material U.S. federal income tax consequences as a result of the Business Combination.

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Infintium Shares

The following is a discussion of the tax consequences of the Business Combination to an owner of Infintium shares who is a U.S. Holder.

Shares received on the closing of the merger

In connection with the filing of this proxy statement/prospectus, Infintium has received a short-form opinion of its counsel, DHH Law Firm P.C. (“Tax Counsel”), a copy of which is filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. A long-form tax opinion is not provided; instead, the discussion herein reflects the conclusions of Tax Counsel as stated in its short-form opinion. Subject to the assumptions, qualifications, and limitations described therein, such opinion states that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Code Section 368(a). If the merger does qualify as a reorganization then, except as discussed below with respect to the “Earn Out shares”, the consequences of the merger exchange to U.S. Holders are as follows:

A U.S. Holder will not recognize gain or loss on the exchange of his Infintium shares for New Infintium Common Stock.

The U.S. Holder’s aggregate adjusted tax basis in his shares of New Infintium Common Stock received as a result of the merger will be the same as his aggregate adjusted tax basis in the Infintium shares surrendered in the exchange as of the date of the merger.

The U.S. Holder’s holding period in his shares of New Infintium Common Stock received in the exchange will include the period during which he held the Infintium shares surrendered in the exchange.

U.S. Holders of compensatory options should consult with their own tax advisors about the tax consequences to them of exchanging their options for options in New Infintium.

Earn Out shares

Generally, the tax consequences of the receipt of Earn Out shares will be the same as those described above under “Shares received on the closing of the merger.” However, a portion of each Earn Out share will be treated as imputed interest and taxable as interest. Since Earn Out shares will not be delivered (if at all) until significantly after the closing of the merger, the merger is treated as a deferred payment sales contract subject to Code Section 483. Under Code Section 483, when a deferred payment sales contract does not provide for interest, a portion of the deferred payments are treated as interest income rather than as part of the stock consideration. The amount of interest imputed to an Earn Out payment will be determined by the total value of the payment, the time that elapses before the payment is made, and the IRS-prescribed interest rates in effect for the period following the closing and prior to the delivery of the Earn Out shares.

The tax consequences described above are based on the opinion of Tax Counsel. An opinion of counsel is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with the opinion if litigated. An opinion of counsel represents counsel’s best legal judgment on the matters presented.

U.S. Holders should consult their own tax advisors regarding the tax consequences of the Business Combination in light of their specific circumstances, including the applicability of federal, state, local, and foreign tax laws.

Reporting Requirements

If the Merger is a “reorganization” within the meaning of Code Section 368(a), each U.S. Holder who receives shares of New Infintium Common Stock in the Merger is required to retain permanent records pertaining to the merger and make such records available to the IRS. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such “reorganization.” Additionally, U.S. Holders who owned immediately before the merger at least one percent (by vote or value) of the total outstanding stock of Infintium (including U.S. shareholders of controlled foreign corporations that owned at least 1% of the total outstanding stock) are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such holder’s Infintium Common Stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of Infintium and New Infintium. U.S. Holders are urged to consult with their tax advisors to comply with these rules.

U.S. Federal Income Tax Consequences of the Business Combination to non-U.S. Holders of Infintium shares.

The following is a discussion of the tax consequences of the Business Combination to an owner of Infintium shares who is a non-U.S. Holder.

If the Business Combination constitutes a reorganization within the meaning of Section 368(a), non-U.S. Holders will not be subject to U.S. tax on the exchange of their Infintium shares for New Infintium shares. However, any interest imputed to a non-U.S. Holder on Earn Out shares will be subject to withholding at a rate of 30% unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below under “U.S. Federal Income Tax Consequences of Ownership and Disposition of New Infintium’s Common Stock — Distributions on New Infintium Common Stock”.

Even if the Business Combination did not constitute a reorganization, non-U.S. Holders would not be subject to tax in the United States on the exchange of their Infintium shares unless they were present in the United States for more than 183 days during the year of the exchange or unless the gain was connected to a trade or business carried on in the United States, as discussed more fully below under U.S. “Federal Income Tax Consequences of the Ownership and Disposition of New Infintium Common Stock to Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of New Infintium Common Stock”.

Non-U.S. Holders of compensatory options should consult with their own tax advisors about the tax consequences to them of exchanging their options for options in New Infintium.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO U.S. HOLDERS OF INFINITUM COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

GOLDENSTONE’S BUSINESS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “Goldenstone” refer to Goldenstone Acquisition Limited. prior to the consummation of the Business Combination.

Overview

Goldenstone Acquisition Limited (“we,” “us,” “our,” “Goldenstone” or the “Company”) is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to herein as our “initial business combination.” Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region other than we have agreed that we will not undertake an initial business combination with any entity that is headquartered in, or conducts the majority of its business in, in China (including Hong Kong and Macau). The Company’s sponsor is Goldenstone Holdings, LLC (“Sponsor”) which is controlled by Eddie Ni, our Chief Executive Officer.

We believe that our management team’s decades of experience in mergers and acquisitions for blank check companies, connections to the global business community including Asia and North America, and experience in business development will allow us to source attractive deals and find compelling investment opportunities from private and public sources to create value for stockholders, and give us a competitive advantage in pursuing a broad range of opportunities in many industries.

Initial Public Offering

On March 21, 2022, we consummated our initial public offering (the “IPO”) of 5,750,000 units (the “Units”), including the issuance of 750,000 Units as a result of the underwriter’s full exercise of its over-allotment option (referred to herein as the “Over-Allotment” and “over-allotment option”). Each Unit consists of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), one redeemable warrant (“Warrant”), each Warrant entitling the holder thereof to purchase one-half of one share of Common Stock for $11.50 per whole share and one right (“Right”), with each Right entitling the holder to 1/10 of one share of Common Stock. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $57,500,000.

Simultaneously with the closing of the IPO, the Company consummated the private placement with the Sponsors and certain other investors of 351,250 units (the “Private Units”), at a price of $10.00 per Private Unit, generating total proceeds of $3,512,500 (the “Private Placement”). The Private Units are identical to the Units sold in the IPO except that the holders have agreed not to transfer, assign, or sell any of the Private Units or underlying securities (except in limited circumstances, as described in the registration statement for the IPO (the “Registration Statement”) until the date that is 30 days after the date we complete our initial business combination. In addition, the warrants included in the Private Units are not redeemable if held by them or a permitted transferee. Our Sponsors and the anchor investors were granted certain demand and piggyback registration rights in connection with the purchase of the Private Warrants. The Private Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

Upon the closing of the initial public offering on March 21, 2022, a total of $58,362,500 of the net proceeds from the IPO, the Over-Allotment and the Private Placement (including $2,012,500 of the underwriter’s deferred commission) was deposited in a trust account (the “Trust Account”) established for the benefit of our public stockholders. As of March 31, 2025, a total of $18,666,931 including the net proceeds from the IPO and the Private Placement as well as income accrued since the date of the IPO was being held in a trust account established for the benefit of the Company’s public stockholders.

After the payment of IPO transaction costs that amounted to $4,331,021, consisting of $1,150,000 of underwriting discounts and commissions, $2,012,500 of deferred underwriting discounts and commissions (which amount will be payable upon consummation of our initial business combination, if consummated), $519,403 of other offering costs, the $441,025 fair value of the 57,500 shares issued to the representative (the “Representative Shares”) and the $208,093 fair value of the Unit Purchase Option sold to Maxim (the “UPO”) and considered as part of the transaction costs, $1,045,061 of the net proceeds of the Public Offering and Private Placement was not deposited into the Trust

Account and was retained by us for working capital purposes. The Representative has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

The initial stockholders, officers, directors, or their affiliates have agreed to loan us funds as may be required in order to finance transaction costs in connection with searching for a target business or consummating an intended initial business combination (the “working capital loans”). As of March 31, 2025, the Company had $2,976,966 of borrowings under the working capital loans. Any future working capital loans would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $600,000 of the notes may be converted upon consummation of the Company’s business combination into private units at a price of $10.00 per unit. The Company concluded the embedded conversion feature within the working capital and extension loans is not required to be bifurcated and accounted for as a liability in its entirely with the working capital and extension loans. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Such loans, if and when issued, would be evidenced by promissory notes. As of March 31, 2025, we had $14,692 held outside of the Trust Account.

Upon the closing of the IPO, the Company had an initial 12 months from the closing of the IPO to complete a Business Combination, and the Company may, but is not obligated to, extend the period of time to consummate a Business Combination three times by an additional three months each time (for a total of up to 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the initial stockholders or their affiliates or designees were required to deposit into the Trust Account $575,000 ($0.10 per share in either case), on or prior to the applicable deadline, for each three month extension (or up to an aggregate of $1,500,000 (or $1,725,000 if the underwriters’ over-allotment option is exercised in full), or $0.30 per share if the Company extends for the full nine months).

On March 14, 2023, the Company announced that it had extended the period of time by which it may complete an initial business combination by an additional three months (the “Extension”). In accordance with its amended and restated certificate of incorporation, a deposit of $575,000 was made into the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders. Pursuant to the Extension, the new deadline for completion of an initial business combination was extended to June 21, 2023.

On June 20, 2023, the Company announced that it had extended the period of time by which it may complete an initial business combination by an additional three months (the “Second Extension”). In accordance with its amended and restated certificate of incorporation, on June 14, 2023, a deposit of $575,000 was made into to the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders. Pursuant to the Second Extension, the new deadline for completion of an initial business combination was September 21, 2023.

On September 21, 2023, the Company’s stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to extend the date by which the Company has to consummate a business combination up to nine (9) times (the “Third Extension”), each such extension for an additional one (1) month period (each an “Extension”), from September 21, 2023 to June 21, 2024 (such date actually extended being referred to as the “Extended Termination Date”). The Company’s stockholders also approved an amendment to the Investment Management Trust Agreement, dated March 16, 2022 by and between the Company and Continental Stock Transfer & Trust Company, to provide that the time for the Company to complete its initial business combination (the “Business Combination Period”) under the Trust Agreement from September 21, 2023 to June 21, 2024 (the “Trust Amendment”) provided that the Company deposits into the Trust Account established in connection with the Company’s initial public offering (the “Trust Account”) the sum of $100,000 for each one month extended. In addition, the Company’s stockholders approved an amendment (the “NTA Amendment”) to Article Sixth, Paragraph D of the Charter to modify the net tangible asset requirement (the “NTA Requirement”) to state that the Company will not consummate any business combination unless it is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). As a result, on September 21, 2023, a deposit of $100,000 was made into to the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders and on October 20, 2023, November 20, 2023, December 20, 2023, January 20, 2024, February 20, 2023, March 20, 2023, April 20, 2023 and May 20, 2023, another deposit of $100,000 was made into to the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders.

On June 18, 2024, stockholders approved a further amendment to the Charter to extend the Combination Period, on a month-to-month basis to as late as June 21, 2025 provided that we deposit into the Trust Account $50,000 for each one-month extension. On June 18, 2025, stockholders approved a further amendment to the Charter to extend the Combination Period, on a month-to-month basis to as late as June 21, 2026 provided that we deposit into the Trust Account $50,000 for each one-month extension. We have deposited payments to extend the Combination Period through July 21, 2025.

We now have until as late as June 21, 2026, or such later time as our stockholders may approve in accordance with our Charter, to consummate our initial business combination. If we are unable to consummate our initial business combination by such date and do not obtain an additional extension, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s public warrants, public rights, private warrants or private rights. The warrants and rights will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.15.

The Company’s sponsor is Goldenstone Holdings, LLC (“Sponsor”) which is controlled by Eddie Ni, our Chief Executive Officer. All of our executive officers and four of five of our directors are US citizens although several of our directors have significant ties to China. These ties may make us a less attractive partner with a non China-based target company, which may therefore limit the pool of acquisition candidates available to us.

We may also be subject to risks due to uncertainty of the interpretation and the application of the People’s Republic of China (the “PRC”) laws and regulations. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In particular, on February 17, 2023, the Chinese Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and relevant supporting guidelines (collectively, the “New Administrative Rules Regarding Overseas Listings”), which came into effect on March 31, 2023. According to the New Administrative Rules Regarding Overseas Listings, among other things, a domestic company in the PRC that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC as per requirement of the Trial Measures. On February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions set out rules, requirements and procedures relating to provision of documents, materials and accounting archives for securities companies, securities service providers, overseas regulators and other entities and individuals in connection with overseas offering and listing, including without limitation to, domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and working secret of government agencies, or harm national security and public interest, and a domestic company shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Since the New Administrative Rules Regarding Overseas Listings and the Confidentiality and Archives Administration Provisions are newly promulgated, and the interpretation and implementation thereof are subject to change, we cannot assure you that they will not apply to us in the future and if we are required to complete such filings, we will be able to complete the relevant filings in a timely manner or fulfil all the regulatory requirements thereunder. At this time, it is highly uncertain on how the New Administrative Rules Regarding Overseas Listings and the Confidentiality and Archives Administration Provisions or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, and the potential impact such modified or new laws and regulations will have on our capability to complete a business combination within a prescribed time period, accept foreign investments, and post-combination entity’s ability to conduct its business or list on an United States (“U.S.”) exchange or other foreign exchange. See “Part I — Item 1. — Permission Required from the PRC Authorities for a Business Combination and Relevant PRC Regulations” starting on page 105 of this Annual Report.

Although we are not a PRC operating entity, we cannot assure you that the Chinese government will reach the same conclusion, or will not promulgate new rules or regulations to govern us due to the ties our management and Sponsor have with China. The governing PRC laws and regulations can change quickly with little advance notice, which may result in a material change in our search for a target business and/or the value of our securities, or cause the value of our securities after we have completed our business combination to significantly decline or be worthless, or substantially limit or completely hinder the post-combined company’s ability to offer or continue to offer securities to investors. See “Part I — Item 1A. Risk Factors — Uncertainties with respect to the PRC legal system could have a material adverse effect on us.” on page 38 and “China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and could have a material adverse effect on our business and the value of our securities.” on page 38 of this Annual Report. The Chinese government may intervene or influence the operations of the PRC operating entities at any time and may exert more control over offerings conducted overseas, which could result in a material change in our operations and/or the value of our securities. In addition, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions; as well as uncertainties with respect to the PRC legal system could have a material adverse effect on our operation and the value of our securities. For instance, as the date of this Annual Report, we are not required to obtain any permission from China authorities nor received any objection or restriction from Chinese authorities to continue listing our securities in U.S. exchanges, however, we cannot guarantee that PRC authorities may not initiate any change in its law, rules or regulations, or governmental policies that would require permission or scrutiny from relevant PRC authorities for our listing; or any law, regulation, rules and policies will become effective and enforceable while we are listing on The Nasdaq Capital Market or Nasdaq and seeking a target for the initial business combination that could substantially affect our operation and the value of our securities may depreciate quickly or even become worthless. See “Part I — Item 1.— Permission Required from the PRC Authorities for a Business Combination and Relevant PRC Regulations” on page 105. Though we will not undertake our initial business combination with any entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau), we are subject to risks and uncertainties about future actions of the PRC government or law enforcement to refrain our activities or operation due to the significant ties to China of our sponsor, officers and directors, which could limit our search for a target business and that can cause the value of our securities to significantly decline or become worthless. See “Part I — Item 1A. Risk Factors — Even though we are not a China-based issuer, the sponsor and some our officers and directors have significant ties to China. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence its operations at any time, which could result in a material change in its operations and/or the value of our securities. We are also currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if the relevant PRC government agencies decide that we were required to obtain approval and we were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of our investors.” on page 35 of this Annual Report.

Pending Business Combination Agreement

On June 26, 2024, we entered into a Business Combination Agreement (the “Agreement”) with Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”), Pacifica Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Goldenstone, and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Infintium Securityholders (the “Securityholder Representative,” and, together with Infintium, Goldenstone and Merger Sub, the “Parties”), pursuant to which Merger Sub will merge with and into Infintium (the “Merger”), with Infintium surviving the Merger as a wholly-owned subsidiary of Goldenstone. In connection with the Merger, Goldenstone will change its name to “Infintium Fuel Cell Systems Holdings, Inc.” The board of directors of Goldenstone has unanimously (i) approved and declared advisable the Agreement, the Merger and the other transactions contemplated by the Agreement and (ii) resolved to recommend approval of the Agreement and related matters by the stockholders of the Registrant once the Registration Statement has been declared effective. The Company filed Amendment No. 1 to its Form S-4 Registrant Statement on May 14, 2025, however, there is no assurance that the Registration Statement will be declared effective or that the Business Combination will be completed. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

Treatment of Company Securities

Common Stock.    At the effective time of the Merger (the “Effective Time”), each share of the Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), and Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock,” and, together with the Class A Common Stock, the “Company Common Stock”), other than any shares the holders of which exercise dissenters’ rights of appraisal, will be converted into the right to receive shares of the common stock of Parent, par value $0.0001 per share (the “Parent Common Stock”). The total number of shares of Parent Common Stock to be issued will be based on the valuation of the Company and will be calculated by dividing such valuation by $10.00. The valuation of the Company at the closing of the Merger (“Closing”) will be $130,000,000, or such other amount as may be determined by a valuation firm in accordance with the terms of the Agreement. Parent has engaged a valuation firm to provide such a valuation.

Options.    Each option of the Company (the “Company Option”) that is outstanding immediately prior to the Effective Time will be converted into an option to purchase a number of shares of Parent Common Stock at an exercise price equal to the exercise price of such Company Option. The number of shares that may be purchased will be proportionately adjusted by the Exchange Ratio.

Earnout.    Following the Closing, Company stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive 500,000 Merger Consideration Earnout Shares in accordance with their respective Pro Rata Shares, if, within 12 months from the Closing Date, the closing share price of Parent Common Stock equals or exceeds $11.50 for any 20 consecutive Trading Days within such 12-month period. Company stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive 500,000 Merger Consideration Earnout Shares in accordance with their respective Pro Rata Shares, if, within 24 months from the Closing Date, the closing share price of Parent Common Stock equals or exceeds $13.00 for any 20 consecutive Trading Days within such 24-month period. Further, Company stockholders (but excluding the holders who exercise dissenters’ rights) will be entitled to receive 500,000 Merger Consideration Earnout Shares in accordance with their respective Pro Rata Shares, if, within 36 months from the Closing Date, the closing share price of Parent Common Stock equals or exceeds $15.00 for any 20 consecutive Trading Days within such 36-month period.

Amended and Restated Business Combination Agreement

On January 28, 2025, the parties amended and restated the Agreement.

Prior Merger Agreement

On June 21, 2022, we entered into a Merger Agreement (the “Merger Agreement”) by and among Roxe Holding Inc., a Delaware corporation (the “Roxe”), the Registrant, Goldenstone Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, and Amazon Capital Inc., solely in its capacity as representative, agent and attorney-in-fact of the Roxe Securityholders (the “Securityholder Representative”) (collectively, the “Parties), pursuant to which Merger Sub would merge with and into the Company (the “Merger”) with the Roxe as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of the Company.

Subsequently, on September 30, 2022, we entered into a Joint Agreement to Terminate Merger Agreement (the “Termination Agreement”) with Roxe, pursuant to which (i) the Parties mutually agreed to terminate the Merger Agreement. The termination was by mutual agreement of the Company and Roxe pursuant to Section 10.1(c) of the Merger Agreement, and no termination fee or other payment is due to either party from the other as a result of the termination.

By virtue of the termination of the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) were terminated in accordance with their terms.

Permission Required from the PRC Authorities for a Business Combination and Relevant PRC Regulations

We are a blank check company incorporated in Delaware with no operations or subsidiaries in China. We are not a PRC operating entity and currently do not own or control any equity interest in any PRC company or operate any business in China. The China Securities Regulatory Commission (the “CSRC”) has not issued any definitive rule or interpretation concerning whether listing of our securities are subject to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), and we believe that we are not required to obtain any licenses or approvals, under applicable PRC laws and regulations, for our listing on Nasdaq and seeking a target for the initial business combination. Further, according to the Measures for Cybersecurity Review, which was promulgated on December 28, 2021 and became effective on February 15, 2022, online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As we are a blank check company and are not involved in the collection of personal data of at least 1 million users or implicate cybersecurity and we will not undertake our initial business combination with any entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau), we do not believe that we are, or the post-combination entity will be, a “network platform operator(s)”, or subject to the cybersecurity review of the Cyberspace Administration of China (the “CAC”). As of the date hereof, we have not received any inquiry, notice, warning, sanction or any regulatory objection to our listing from any relevant PRC authorities.

Further, we do not consider ourselves a PRC operating entity or a China-based issuer, in particular, as specified in the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023. According to the Trial Administration Measures, an issuer is a “domestic [Chinese] company” if the issuer meets both of the following conditions and thus, subject to the requirements for domestic [Chinese] companies seeking to offer or list securities overseas, both directly and indirectly, thereunder: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China.” We are a blank check company incorporated in Delaware with no operation of our own except searching for a non-China-based target for our initial business combination. Furthermore, we do not own or control any equity interest in any PRC company or operate any business in China, and during the fiscal year ended March 31, 2025, we did not have 50% or more of our total assets, net assets, revenues or profits located or generated in China.

As of the date of this Annual Report, no transfers, dividends, or distributions have been made by us. We have not adopted or maintained any other cash management policies and procedures and need to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions, if any. Given that we are not a China-based issuer or expect to be a China-based issuer upon the consummation of our initial business combination, we are not subject to, or are not expected to become subject to, the foreign exchange control rules of the PRC.

However, applicable laws, regulations, or interpretations of the PRC may change, and the relevant PRC government agencies could reach a different conclusion. There is also possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required when in fact it was. If prior approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the approval in the future, we may face regulatory actions or other sanctions from relevant Chinese regulatory authorities. These authorities may take actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. In addition, any changes in the PRC law, regulations, or interpretations may severely affect our operations. Further, if we are required by the Trial Measures to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or at all. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, be subject to other severe consequences, which would materially affect the interest of the investors. To that extent, we may not be able to conduct the process of searching for a potential target company. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer the securities, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the securities to significantly decline in value or become worthless.

Business Strategy

Our business strategy is to identify and complete a business combination that creates long-term value for our stockholders. We will seek to capitalize on the comprehensive experience and contacts of our executive officers and directors in consummating an initial business combination. Our team is led by Eddie Ni, our President.

Mr. Eddie Ni, our President and Chief Executive Officer, brings us his more than 30 years of investment, business management and entrepreneurial experience. He has been the chairman and chief executive officer of Windfall Group since December 2009. Windfall Group, a Ohio corporation, has a large business portfolio involved in a variety of industries in U.S., including real estate, building supply, construction, and import/export of construction materials and home building structures such as granite and cabinet. Under the management of Windfall Group, Mr. Ni has raised, invested, and managed over hundred-million-dollar assets including commercial real estates across the Midwest United States, from Ohio and Illinois to Georgia and South Carolina, and New York City and New Jersey. Mr. Ni was the chairman and chief executive officer of Direct Import Home Décor from November 2003 to November 2009. Prior to Windfall Group and Direct Import Home Décor, from May 1990 to October 2003, Mr. Ni was the founder and chief executive officer of Ni’s Dynasty, which focused on investments in management of the food and beverage industry.

With a management team with experience in merger and acquisitions for blank check companies, connections to the global business community including Asia and North America, and experience in business development, we believe we can source attractive deals and find compelling investment opportunities from private and public sources to create value for stockholders. See Item 10, “Directors, Officers and Corporate Governance” for complete information on the experience of our officers and directors.

Notwithstanding the foregoing, our officers and directors are not required to commit their full time to our affairs and will allocate their time to other businesses, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We presently expect each of our employees to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while we are trying to locate a potential target business to a In addition, past performance by our management team is not a guarantee either (i) of success with respect to any business combination we may consummate or (ii) that we will be able to locate a suitable candidate for our initial business combination. Furthermore, the members of the management team may not remain with us subsequent to the consummation of a business combination.

Sponsor Background and Ownership

Goldenstone Holding, LLC, (the “Sponsor”) was formed for the sole purpose of founding and supporting Goldenstone through its IPO and initial business combination. As of the date of this proxy statement/prospectus, the Sponsor is controlled by Eddie Ni, our Chief Executive Officer. The Sponsor does not engage in any other business activities and is not responsible for the day-to-day operations of Goldenstone.

In March 2021, Goldenstone issued an aggregate of 1,437,500 shares of our Common Stock for an aggregate purchase price of $25,874, or approximately $0.018 per share, to the Sponsor and the other Initial Stockholders. In connection with the closing of the IPO, Goldenstone consummated a private placement with the Sponsor and other initial stockholders of 351,250 private placement units generating total proceeds of $3,512,500.

There are no circumstances or arrangements under which there will be direct transfers of membership interests of the Sponsor by Goldenstone Holding, LLC. As of the date of this proxy statement/prospectus, there are no agreements, arrangements, or understandings, including any payments, between the Sponsor and unaffiliated security holders of Goldenstone regarding the redemption of outstanding securities of Goldenstone.

The following table sets forth the terms and amount of compensation to be received by the Sponsor, its affiliates and promoters in connection with the Business Combination:

Recipient	Terms/Manner of Compensation/Securities	Value of Compensation/Securities (if applicable)
Sponsor	Repayment of Sponsor loans made to Goldenstone to be paid at Closing	$2,976,966 (as of March 31, 2025)
Sponsor and Initial Stockholders

Holds and will retain 1,823,875 shares of Common Stock (consisting of 1,437,500 Founders Shares, 351,250 shares included in the Private Units and 35,125 shares to be received upon conversion of the Private Rights included in the Private Units

Aggregate market value of approximately $21.7 million, based on the closing price of the Common Stock of $11.48 on the OTC Markets on July 14, 2025
Sponsor and Initial Stockholders	Holds and will retain the 351,250 Private Warrants that were included in the Private Units	Aggregate market value of approximately $21,075 based on the closing price of the Warrants of $0.06 on the OTC Markets on July 14, 2025

With the exception of the Private Warrants which, if fully exercised would result in the issuance of an additional 175,625 shares of Common Stock, none of the compensation and securities to be issued that are described above has resulted or will result in the material dilution of the equity interests of non-redeeming Goldenstone Shareholders.

The following table sets forth the material terms of the Lock-Up Agreement and other agreements or arrangements that include restrictions on whether and when the Goldenstone Initial Stockholders and their affiliates may sell Goldenstone or New Infintium securities.

Agreement	Material Terms	Natural Persons and Entities Subject to the Agreement	Termination/ Expiration of Restriction	Exceptions
Stock Escrow Agreement	Founders shares were deposited into escrow with a third party escrow gent upon consummating of the IPO	Eddie Ni Ray Chen Yongsheng Liu Jonathan McKeage Pin Tai Nan Sun Goldenstone Holding LLC Raymond Charles Holding LLC Asia Pacific Capital Management Limited LSS Investment, LLC Goldenstone Capital LLC	180 days after consummation of an initial business combination

Only permitted transfers of the Escrow Shares will be (i) among the initial shareholders or to the initial shareholders’ or the Goldenstone’s officers, directors, consultants or their affiliates, (ii) to a holder’s shareholders or members upon the holder’s liquidation, in each case if the holder is an entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to

Agreement	Material Terms	Natural Persons and Entities Subject to the Agreement	Termination/ Expiration of Restriction	Exceptions

Goldenstone for no value for cancellation in connection with the consummation of a Business Combination, (vii) in connection with the consummation of a Business Combination by private sales at prices no greater than the price at which the Private Units were originally purchased, (viii) in the event of Goldenstone’s liquidation prior to its consummation of an initial Business Combination or (ix) in the event that, subsequent to the consummation of an initial Business Combination, Goldenstone completes a liquidation, merger, share exchange or other similar transaction which results in all of Goldenstone’s shareholders having the right to exchange their Shares for cash, securities or other property, in each case, except for clause (vi), (viii) or (ix) on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Initial Stockholder transferring the Escrow Shares.

Letter Agreement	Requires that the founders shares be put into escrow pursuant to the terms of the Stock Escrow Agreement and Private Placement Units be subject to lock-ups set forth in the Subscription Agreement	Eddie Ni Ray Chen Yongsheng Liu Jonathan McKeage Pin Tai Nan Sun Goldenstone Holding LLC Raymond Charles Holding LLC Asia Pacific Capital Management Limited	Subject to the terms of the stock escrow agreement and subscription agreement

Agreement	Material Terms	Natural Persons and Entities Subject to the Agreement	Termination/ Expiration of Restriction	Exceptions
Private Placement Units Subscription Agreement	Not transferable until completion of an initial business combination	Goldenstone Holding LLC Raymond Charles Holding LLC Asia Pacific Capital Management Limited	Upon completion of the initial business combination

Prior to completion of the initial business combination, not transferable except except (i) to the Company’s pre-IPO stockholders, or to the Company’s officers, directors, advisors and employees, (ii) transfers to the undersigned’s affiliates or its members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) by private sales made in connection with the consummation of a Business Combination at prices no greater than the price at which the Private Units were originally purchased or (vii) to the Company for cancellation in connection with the consummation of a Business Combination, in each case (except for clause vii) where the transferee agrees to the terms of the transfer restrictions.

Sponsor Lock-Up Agreement	Sponsor agreed to a lock-up on the shares it owned.	Goldenstone Holding, LLC

Earlier of (i) the date that is six (6) months after the Closing Date, (ii) the business day following the day that the Goldenstone Common Stock has traded at or above $12.50 for any fifteen trading days in a thirty trading day period, and (iii) the business day following the day that the Goldenstone Common Stock has traded at or above $11.50 for fifteen consecutive trading days.

may transfer Lock-up Shares in connection with (a) transfers or distributions to the Sponsor’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Sponsor’s immediate family or to a trust, the beneficiary of which is the Sponsor or a member of the Sponsor’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon death of the Sponsor; (d) pursuant to a qualified domestic relations order, (e) transfers to the Parent’s officers, directors or their affiliates, (f) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Sponsor, provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers, (g) transfers pursuant to a bona fide

Agreement	Material Terms	Natural Persons and Entities Subject to the Agreement	Termination/ Expiration of Restriction	Exceptions

third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement, (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period, (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Goldenstone Common Stock or the vesting of stock-based awards; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Goldenstone Common Stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period.

Agreement	Material Terms	Natural Persons and Entities Subject to the Agreement	Termination/ Expiration of Restriction	Exceptions
Sponsor Support Agreement

Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares.

Goldenstone Holding, LLC

Will terminate upon the earliest of (a) the Closing of the Merger, (b) the termination of the BCA in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of Goldenstone, the Company and the Sponsor.

N/A

All of the Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company at the time of the closing of the IPO. Subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold, or released from escrow for a period ending on the 180-day anniversary of the date of the consummation of the Business Combination, or earlier if, subsequent to the initial business combination, Goldenstone consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Goldenstone stockholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions include transfers, assignments or sales (i) to our Initial Stockholders’ officers, directors, consultants or their affiliates, (ii) to an entity’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions. The Sponsor has also agreed not to transfer, assign or sell any of the Private Units, including the underlying shares of Common Stock (except in connection with the same limited exceptions that the Founder Shares may be transferred as described above), until after the completion of an initial business combination.

Goldenstone is the first special purpose acquisition entity organized by the Sponsor. There are no agreements, arrangements, or understandings between the Sponsor and Goldenstone, its officers, directors or affiliates with respect to determining whether to proceed with an initial business combination. Such determination is solely within the discretion of our Board.

Competitive Advantages

Experienced Management Team with Proven Track Record

We believe we have a broad network of contacts and corporate relationships worldwide that makes us efficient at:

•        Sourcing and evaluating businesses;

•        Bridging cultural and language differences to negotiate and execute a transaction in a timely and professional manner; and

•        Utilizing our worldwide networks and relationships with investment banks and family offices to identify attractive acquisition candidates in the Artificial Intelligent, Green Energy and Electronic Vehicle industries.

By leveraging our management team’s industry expertise, performing disciplined due diligence, seeking downside protection, and providing post-acquisition value-add capabilities, we believe that we will be able to acquire a target business that will achieve significant returns for investors.

Status as a Publicly Listed Company

We believe our structure will make us an attractive business combination partner to prospective target businesses. As a publicly listed company, we will offer a target business an alternative to the traditional initial public offering. We believe that target businesses will favor this alternative, which we believe is less expensive, while offering greater certainty of execution than the traditional initial public offering. During an initial public offering, there are typically expenses incurred in marketing, which would be costlier than a business combination with us. Furthermore, once a proposed business combination is approved by our stockholders (if applicable) and the transaction is consummated, the target business will have effectively become public, whereas an initial public offering is always subject to the underwriters’ ability to complete the offering, as well as general market conditions that could prevent the offering from occurring. Once public, we believe the target business would have greater access to capital and additional means of creating management incentives that are better aligned with stockholders’ interests than it would as a private company. It can offer further benefits by augmenting a company’s profile among potential new customers and vendors and aid in attracting talented management staffs.

Strong Financial Position and Flexibility

With the funds held in our Trust Account, we can offer a target business a variety of options to facilitate a business combination and fund future expansion and growth of its business. Because we are able to consummate a business combination using the cash proceeds from this offering, our share capital, debt or a combination of the foregoing, we have the flexibility to use an efficient structure allowing us to tailor the consideration to be paid to the target business to address the needs of the parties. However, if a business combination requires us to use substantially all of our cash to pay for the purchase price, we may need to arrange third party financing to help fund our business combination. Since we have no specific business combination under consideration, we have not taken any steps to secure third-party financing.

Initial Business Combination Criteria

The focus of our management team is to create stockholder value by leveraging its experience to improve the efficiency of the business while implementing strategies to grow revenue and profits organically and/or through acquisitions.

Consistent with our strategy, we have identified the following general criteria and guidelines that we believe are important in evaluating prospective target businesses. While we intend to use these criteria and guidelines in evaluating prospective businesses, we may deviate from these criteria and guidelines should we see fit to do so:

•        Advantage of the Niche Deal Size

We intend to acquire companies with enterprise values of between $150 million and $500 million that are preferably already cash-generative. We believe we have greater access to companies within this range and the negotiation process is generally less time consuming than companies that are larger.

•        Predicable Revenue Visibility with Defensible Market Position

We intend to seek target companies that are at an inflection point, such as those requiring additional management expertise, are able to innovate by developing new products or services, or where we believe we can drive improved financial performance and where an acquisition may help facilitate growth.

•        Benefits from Being a U.S. Public Company (Value Creation and Marketing Opportunities)

We intend to seek target companies that offer attractive risk-adjusted equity returns for our stockholders. We intend to seek to acquire a target on terms and in a manner that leverages our experience. We expect to evaluate financial returns based on (i) the potential for organic growth in cash flows, (ii) the ability to achieve cost savings, (iii) the ability to accelerate growth, including through the opportunity for follow-on acquisitions and (iv) the prospects for creating value through other value creation initiatives. Potential upside from growth in the target business’ earnings and an improved capital structure will be weighed against any identified downside risks.

•        Exceptional management and governance.

We intend to seek companies that have trustworthy, talented, experienced, and highly competent management teams. These companies may be led by entrepreneurs who are looking for a partner with our expertise to execute on the next stage of their growth. For target companies that require new management, we will leverage our team’s experience in identifying and recruiting top talent.

These criteria and guidelines are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that our team may deem relevant. In the event that we decide to enter into our initial business combination with a target business that does not meet the above criteria and guidelines, we will disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination, which, as discussed in this Form 10-K, would be in the form of tender offer documents or proxy solicitation materials that we would file with the SEC.

Sourcing of Potential Business Combination Targets

We believe that the operational and transactional experience of our management team and their respective affiliates, and the relationships they have developed as a result of such experience, will provide us with a substantial number of potential business combination targets. These individuals and entities have developed a broad network of contacts and corporate relationships around the world. This network has grown through sourcing, acquiring and financing businesses, relationships with sellers, financing sources and target management teams and experience in executing transactions under varying economic and financial market conditions. We believe that these networks of contacts and relationships will provide us important sources of investment opportunities. In addition, we anticipate that target business candidates may be brought to our attention from various unaffiliated sources, including investment market participants, private equity funds and large business enterprises seeking to divest noncore assets or divisions.

Our acquisition criteria, due diligence processes and value creation methods are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decide to enter into our initial business combination with a target business that does not meet the above criteria and guidelines, we will disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination, which, as discussed in this Form 10-K, would be in the form of tender offer documents or proxy solicitation materials that we would file with the SEC.

Other Acquisition Considerations

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our sponsor, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm that our initial business combination is fair to our company from a financial point of view.

Unless we complete our initial business combination with an affiliated entity, or our Board of Directors cannot independently determine the fair market value of the target business or businesses, we are not required to obtain an opinion from an independent investment banking firm, another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or from an independent accounting firm that the price we are paying for a target is fair to our company from a financial point of view. If no opinion is obtained, our stockholders will be relying on the business judgment of our Board of Directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. Such standards used will be disclosed in our tender offer documents or proxy solicitation materials, as applicable, related to our initial business combination.

Members of our management team may directly or indirectly own our common stock and/or private units following this offering, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

Each of our directors and officers presently has, and in the future any of our directors and our officers may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present acquisition opportunities to such entity. Accordingly, subject to his or her fiduciary duties under Delaware laws, if any of our officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to us if such entity rejects the opportunity.

Our sponsor, officers and directors may become an officer or director of other special purpose acquisition companies with a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Notwithstanding the foregoing, such officers and directors will continue to have a pre-existing fiduciary obligation to us and we will, therefore, have priority over any special purpose acquisition companies they subsequently join.

Initial Business Combination

At March 31, 2025, we had until June 21, 2025 to consummate an initial business combination. However, we are seeking stockholder approval to extend further the deadline for completion.

If stockholders do not approve a further extension and we are unable to complete our initial business combination by June 21, 2025, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our public warrants, public rights, private warrants or private rights. The warrants and rights will expire worthless if we fail to complete our initial business combination within the Combination Period and no further extension has been approved. You will not be able to vote on or redeem your shares in connection with any such extension.

We have structured our pending initial business combination so that the post-transaction company in which our public stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% of net assets test. If our initial business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses.

We have registered our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

Permission Required from the PRC Authorities for a Business Combination and Relevant PRC Regulations

We are a blank check company incorporated in Delaware with no operations or subsidiaries in China. We are not a PRC operating entity and currently do not own or control any equity interest in any PRC company or operate any business in China. The China Securities Regulatory Commission (the “CSRC”) has not issued any definitive rule or interpretation concerning whether listing of our securities are subject to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), and we believe that we are not required to obtain any licenses or approvals, under applicable PRC laws and regulations, for our listing on Nasdaq and seeking a target for the initial business combination. Further, according to the Measures for Cybersecurity Review, which was promulgated on December 28, 2021 and became effective on February 15, 2022, online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As we are a blank check company and are not involved in the collection of personal data of at least 1 million users or implicate cybersecurity and we will not undertake our initial business combination with any entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau), we do not believe that we are, or the post-combination entity will be, a “network platform operator(s)”, or subject to the cybersecurity review of the Cyberspace Administration of China (the “CAC”). As of the date hereof, we have not received any inquiry, notice, warning, sanction or any regulatory objection to our listing from any relevant PRC authorities.

Further, we do not consider ourselves a PRC operating entity or a China-based issuer, in particular, as specified in the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023. According to the Trial Administration Measures, an issuer is a “domestic [Chinese] company” if the issuer meets both of the following conditions and thus, subject to the requirements for domestic [Chinese] companies seeking to offer or list securities overseas, both directly and indirectly, thereunder: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China.” We are a blank check company incorporated in Delaware with no operation of our own except searching for a non-China-based target for our initial business combination. Furthermore, we do not own or control any equity interest in any PRC company or operate any business in China, and during the fiscal year ended March 31, 2025, we did not have 50% or more of our total assets, net assets, revenues or profits located or generated in China.

As of the date of this Annual Report, no transfers, dividends, or distributions have been made by us. We have not adopted or maintained any other cash management policies and procedures and need to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions, if any. Given that we are not a China-based issuer or expect to be a China-based issuer upon the consummation of our initial business combination, we are not subject to, or are not expected to become subject to, the foreign exchange control rules of the PRC.

However, applicable laws, regulations, or interpretations of the PRC may change, and the relevant PRC government agencies could reach a different conclusion. There is also possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required when in fact it was. If prior approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the approval in the future, we may face regulatory actions or other sanctions from relevant Chinese regulatory authorities. These authorities may take actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. In addition, any changes in the PRC law, regulations, or interpretations may severely affect our operations. Further, if we are required by the Trial Measures to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or at all. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, be subject to other severe consequences, which would materially affect the interest of the investors. To that extent, we may not be able to conduct the process of searching for a potential target company. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer the securities, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the securities to significantly decline in value or become worthless.

Enforceability of Civil Liability

Our officers and four of five of our directors are US citizens and reside in the United States. The fifth director, Nan Sun, is a Chinese citizen and also resides in the United States. Further, there is uncertainty if any officers and directors of the post-combination entity will be located inside the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to effect service of process within the United States upon us or any future director or officer that resides in China or Hong Kong, or to enforce judgments in China, Macau or Hong Kong that are obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments in China, Macau, or Hong Kong that are obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us or any future director or officer that resides in China or Hong Kong.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. At present, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions, and you may have to incur substantial costs and contribute significant time to enforce civil liabilities and criminal penalties in reliance on legal remedies under PRC laws. As a result, there is no guarantee that a PRC court would enforce a judgment rendered by a court in the U.S. Recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Corporate Information

Our principal executive office is located at 4360 E. New York Street, Aurora, IL 60504, and our telephone number is 330-352-7788.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that are held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equal or exceeds $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the end of that fiscal year’s second fiscal quarter.

INFORMATION ABOUT INFINTIUM

Overview

Infintium is a developer, manufacturer, and provider of advanced hydrogen fuel cell (HFC) technologies and hydrogen fuel cell power units (HFCPU) built upon proton exchange membranes (PEM) for transportation applications. The company’s mission is to develop, design and manufacture reliable, innovative, and efficient HFCPUs to accelerate the development of the hydrogen economy for the clean energy transition.

An HFCPU is an electrochemical device that produces electricity through the combination of hydrogen and oxygen and without hydrocarbon combustion that generates carbon dioxide, a planet warming gas. Infintium engages in the design, engineering, commercialization, manufacturing, marketing, sales and after-sale services of its HFCPUs, which are sold and deployed in large factories and warehouses primarily for material handling applications for its automotive, industrial, and retail distribution customers.

As awareness and concerns on climate change rises and government regulations tighten on carbon emissions for industrial and commercial activities, large industrial companies and retailers are actively and increasingly seeking to decarbonize their manufacturing, warehouse, and logistics operations with carbon-free electricity from HFCPUs. HFCPUs, unlike lithium-ion or lead-acid batteries, do not require substantial carbon-intensive mining and refining of critical minerals, such as lithium, cobalt, manganese and nickel, to make. In addition, when powered by green hydrogen — hydrogen produced with renewable power sources — HFCs generate carbon-free electricity through electrochemical processes with pure water as its only byproduct, while batteries, are mostly charged by grid power that today is predominantly generated through burning fossil fuels that is believed to cause ongoing climate change.

Founded in 2007 in the United States and incorporated in the state of Delaware, Infintium has been dedicated to building its business around driving the transition of global transportation systems towards a more sustainable and efficient ecosystem. Through over 15 years of R&D and engineering, it has established itself as a leading innovator in the rapidly emerging HFC industry in the transportation industry, with an initial focus on material handling equipment, notably lift trucks, with ongoing product development for other heavy duty commercial vehicles and stationary power applications.

Infintium’s HFCPUs for material handling now cover three major classes of industrial vehicles — Class 1, 2 and 3. The company’s HFCPUs for industrial vehicles are designed to provide reliable and efficient performance in a wide range of operating conditions. The company has developed proprietary and patent-pending control algorithms and monitoring systems that enable its HFC systems to adapt to harsh working environments, minimize the risk of performance issues and maximize uptime for its customers. In addition, compared with battery-powered solutions, which generally require approximately an hour for lithium-ion batteries and four hours for lead-acid batteries for recharging, our HFCPUs take less than three minutes to refill, enabling a longer shift of operation and saving significant downtime. HFCs also eliminate the need for battery swap and charging rooms.

Infintium has successfully deployed its HFC power units with renowned industrial brands such as BMW, Mercedes-Benz, Hyster-Yale and Ford, and is in the process of deploying in major retail chains with substantial warehouse facilities and footprints in the U.S. as well as select foreign countries in North and South America.

Products and Services

Infintium has developed a comprehensive portfolio of over eighteen different HFC products, designed to be compatible with a wide range of electric material handling vehicle models in the market. The company believes that its HFC power systems offer superior performance characteristics compared to traditional lithium-ion batteries, including higher energy density, faster refueling time, more distance coverage per fill, and a broader operating temperature range.

Infintium’s HFC systems, manufactured and assembled in its South Carolina headquarters and factory facility, are designed to comply with relevant safety and performance standards. Infintium closely monitors the evolving regulatory landscape to ensure its operations and offerings are aligned with industry requirements, and have achieved a cumulative runtime of more than 1.5 million hours in customer sites that typically demand fast turnaround times and high throughput across multiple shifts per day.

Infintium’s product portfolio currently on sale or under research and engineering development comprises three main categories:

1.      Fuel Cell Power Systems for Industrial Vehicles:

Infintium has developed a range of HFCPU that covers three major classes of industrial vehicles, including Infintium® Class 1 Power Cell for sit-down counterbalance trucks, Infintium® Class 2 Power Cell for stand-up reach trucks, and Infintium® Class 3 Power Cell for rider pallet trucks, with power ratings from 1.5 kW to 10 kW. These systems are designed to be compatible with most electric models on the market, offering superior energy density, faster refueling, and longer service life compared to battery-powered alternatives.

2.      Hydrogen Fuel Cell for Trucks and Buses:

Building on its expertise in HFC systems for material handling, Infintium has developed prototype HFCs for light trucks and buses, with plans to launch commercial models in the coming years. These vehicles leverage the company’s modular design and advanced control technologies to deliver improved performance and efficiency.

Infintium’s HFC light truck prototype features a stack nominal power of 50 kW and above, with a hydrogen consumption of only about 2.5 kg per 100 km. The HFC heavy-duty truck designs incorporate a distributed architecture, with key components such as the hydrogen bottles, radiator, and motor strategically placed throughout the vehicle for optimal weight distribution and efficiency.

3.      Hydrogen Fuel Cell Backup Power Systems:

Infintium’s latest product line under development includes compact, modular HFC backup power systems, designed to provide reliable and long-lasting emergency power for a variety of applications, including but not limited to telecom infrastructure, data centers and renewable power storage for residential, commercial and remote communities.

Infintium’s backup power systems feature a rated power of 5 kW and a 48 VDC output voltage. The company’s modular design allows for easy expansion to meet varying power requirements, and the high adaptability of the systems enables its systems to be deployed in diverse application scenarios, including those with different voltage and frequency requirements.

Infintium believes that its products provide unique value propositions for its customers through the following primary differentiated features:

1.      Advanced Control Algorithms and Monitoring:

Infintium’s fuel cell systems feature adaptive control modes that can withstand harsh operating conditions, as well as real-time monitoring and diagnostics capabilities that enable predictive maintenance and improved system performance. Its millisecond-level data acquisition frequency and high-fidelity recording of system performance allow for virtual replay and in-depth analysis to optimize operations and prevent potential issues.

2.      High-Efficiency Power Conversion:

Infintium’s in-house-designed DC/DC converters achieve industry-leading efficiency, allowing for better overall system performance and longer operating times. Its converter technology enables its HFC systems to deliver superior power conversion and energy management capabilities compared to competitors.

3.      Modular and Customizable Design:

Infintium’s products are designed with modular components, enabling customization to meet the specific needs of different customers and applications. This flexibility allows the company to tailor its solutions to the unique requirements of various industries and use cases, providing a competitive advantage in the market.

In addition to product sales, Infintium also generates service revenues through parts and maintenance services through multi-year service contracts. Infintium aims to continue to grow its after-sale service revenues through more product deployments as well as expanded service offerings.

Infintium’s Class 1 forklift battery products have the following features and specifications:

Dimensions	Voltage	Model Number
24.5”	48V	P24-55L48B	48
25”	36V	P25-55L36C	36
25”	48V	P25-55L48B	48
30”	36V	P30-55L36C	36
30”	48V	P30-55L48B	48
33”	36V	P33-71L36C	36
33”	48V	P33-71L48B	48
40”	36V	P40-71L36C	36
40”	48V	P40-71L48B	48

Infintium’s Class 2 forklift battery products have the following features and specifications:

Dimensions	Voltage	Model Number
18”	36V	P18-55L36C
18”	48V	P18-55L48B
21”	36V	P21-55L36C
21”	48V	P21-55L48B

Infintium’s Class 3 forklift battery products have the following features and specifications:

Dimensions	Voltage	Model Number
12” SS	24V	P12-56A24F
13” SS	24V	P13-39A24A
14” SS	24V	P13-56A24F
14” SS–70	24V	P13-70A24A

As accessories to the forklift batteries, Infintium also sells telemetry to track battery usage and measure performance directly. These telemetry products have voltage ranging from 9 to 32V.

Market and Industry Overview

The global HFC industry is in its early stage of market penetration against electric batteries. It is rapidly expanding driven by the demand for cleaner energy solutions by large industrial, distribution and logistics companies, particularly in the heavy-duty transportation sector. According to Precedent Research, the global hydrogen fuel cell market is expected to grow from $4.0 billion in 2022 to $39.9 billion by 2032, with a compounded annual growth rate (CAGR) of 25.9%.

According to Industrial Truck Association, there are over 850,000 lift trucks currently in operation in the U.S., Infintium’s primary market today. Total sales across all classes (1-5) were 344,330, lower by 3,000 units compared with 2021. And according to U.S. Environmental Protection Agency (EPA), there are estimated over 50,000 lift trucks in the U.S. now powered by hydrogen fuel cells. And according to the 2023 annual report from Plug Power, Inc., a leading HFC supplier, it has deployed 69,000 fuel cell systems thus far.

The U.S. HFC market is expected grow even faster than the global average from $0.8 billion in 2022 to $7.9 billion in 2032 with a CAGR of 60.1%, an approximate 10-fold increase within 10 years. This surge in demand is driven by supportive government policies, such as the Inflation Reduction Act (IRA), which provides significant incentives for hydrogen production and fuel cell manufacturing, as well as Build America, Buy America Act and Bipartisan Infrastructure Law, which incentivize and support U.S. domestic manufacturing and supply chain development. Industry leaders in the private sector are also increasingly considering and adopting HFC-powered over battery-powered lift trucks due to their superior performance, operational characteristics and much lower carbon footprint. These public and private forces are expected to continue to contribute to the rapid growth of the HFC market over the coming decade.

Competition

Infintium competes firstly with battery modules that power electric lift trucks where electric batteries today are still the main source of power. Leading companies that supply lithium-ion batteries for the heavy transportation industry include LG Chem, Panasonic, Tesla, CATL, and Samsung SDI. Companies that supply lead-acid batteries include Crown Battery, Johnson Controls, East Penn Manufacturing, Trojan Battery, Exide Technologies and EnerSys, etc. Infintium believes that with the faster charging refueling, less space demand and more environmental-friendly characteristics, coupled with strong government incentives and subsidies that help lower ownership costs, its HFCPUs will continue to gain market share against lead-acid and lithium-ion batteries.

Infintium also competes with other HFC manufacturers in providing HFCs, and Infintium expects competition to intensify as the HFC market expands. The global market for hydrogen fuel cells today is highly fragmented, and the number of new companies entering the HFC market is likely to grow. Leading companies that provide HFCs for lift trucks include Plug Power, Ballard Power Systems, Doosan Fuel Cell, Toyota Motor Company, and Nuvera Fuel Cells, etc.

In the U.S., where HFC penetration and growth are among the highest across the world, the market is currently led by Plug Power in terms of total units installed. Infintium aims to compete with its innovative technology, proven track record, robust partnerships, and strong customer support, which together enable it to effectively address the rapidly expanding HFC market and growing concerns of large industrial and retail distribution customers about relying on a single fuel cell supplier.

In addition to product benefits, features such as advanced remote monitoring and diagnostics capabilities that allow Infintium’s customers to track system performance in near real-time and optimize their operations, Infintium believes that its transparency and data-driven approach also sets it apart from competitors.

Infintium believes that its focus on developing and providing HFC products and services for material handling and heavy-duty transportation applications gives it strategic advantages against competitors that provide more vertically integrated and expansive product and service portfolios, which might include other HFC applications as well as hydrogen production, transportation and storage and which might dilute management attention and require far more resources to support. Infintium believes that its strategic focus enables it to better address the unique needs of each of its customers and provide more timely and tailored services.

Business Strategy and Growth Initiatives

Infintium’s immediate growth strategy is focused on leveraging its proven HFC technology, customer relationships, and manufacturing capabilities to expand its market share in the HFC lift truck segment that is emerging rapidly in the U.S.

Infintium aims to expand its market share and sales first through increasing penetration and sales to its existing customers, including its partners in lift truck manufacturing, distribution, wholesale and HFC services, as well as direct, large end users. Infintium is targeting new customers in the automotive, industrial, logistics, and retail distribution companies, and it also plans to expand geographically into non-U.S. markets, notably Canada, Central and South America, followed by Middle East and Europe.

Infintium believes that its combined strategy to first focus on increasing its market share in the U.S. material handling or industrial vehicle market as a qualified, reliable and attractive HFC supplier and to leverage its HFC knowhow and technology to enter segments outside of material handling, such as light and heavy-duty commercial trucks, distributed energy and energy storage markets, brings significant market opportunities for its long-term growth.

____________

1        https://www.precedenceresearch.com/hydrogen-fuel-cells-market

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GOLDENSTONE

The following discussion and analysis of Goldenstone’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to Goldenstone Acquisition Limited.

Overview

We are a blank check company incorporated on September 9, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On March 21, 2022, we consummated our IPO of 5,750,000 units at $10.00 per unit (the “Units”). The units sold included the full exercise of the underwriters’ over-allotment. Each Unit consists of one share of our common stock (the “Public Shares”), one redeemable warrant to purchase one-half of one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of the Business Combination.

Simultaneously with the closing of the IPO and the over-allotment, we consummated the issuance of 351,250 private placement units (the “Private Placement Units”) for aggregate cash proceeds of $3,512,500. Each Private Placement Unit consists of one share of our common stock, one redeemable warrant to purchase one-half of one share of our common stock at a price of $11.50 per whole share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of our common stock upon the consummation of our Business Combination. Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating our Business Combination.

Upon the closing of the initial public offering on March 21, 2022, a total of $58,362,500, or $10.15 per share of the net proceeds from the IPO, the Over-Allotment and the Private Placement were deposited in a Trust Account established for the benefit of our public stockholders.

If we have not completed our initial business combination by June 21, 2025, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We cannot assure you that our plans to complete our initial business combination will be successful.

Termination of Roxe Merger Agreement

On June 21, 2022, we entered into a Merger Agreement (the “Merger Agreement”) by and among Roxe Holding Inc., a Delaware corporation (the “Roxe”), the Registrant, Goldenstone Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, and Amazon Capital Inc., solely in its capacity as representative, agent and attorney-in-fact of the Roxe Securityholders (the “Securityholder Representative”)(collectively, the “Parties), pursuant to which Merger Sub would merge with and into the Company (the “Merger”) with the Roxe as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of the Company.

Subsequently, on December 31, 2022, we entered into a Joint Agreement to Terminate Merger Agreement (the “Termination Agreement”) with Roxe, pursuant to which (i) the Parties mutually agreed to terminate the Merger Agreement. The termination was by mutual agreement of the Company and Roxe pursuant to Section 10.1(c) of the Merger Agreement, and no termination fee or other payment is due to either party from the other as a result of the termination.

By virtue of the termination of the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) were terminated in accordance with their terms.

Business Combination Agreement

On January 12 2024, the Company entered into a nonbinding LOI for a potential business combination with Infintium Fuel Cell Systems, Inc., a Delaware corporation (“Infintium”) and Infintium made a non-refundable earnest money deposit of $200,000 (“Earnest Money”) to proceed with the Company for the potential business combination. Such deposit is intended to cover the business combination expenses of the Company for which Infintium is responsible. If the potential business combination fails to occur and the LOI or the LOI or any subsequent definitive agreements are terminated by either party due to reasons not attributable to Infintium, the Company will be required to return the Earnest Money to Infintium.

On June 26, 2024, the Company entered into a Business Combination Agreement (the “Agreement”) with Infintium, Pacifica Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of Infintium Securityholders (the “Securityholder Representative,” and, together with Infintium, the Company, Merger Sub, the “Parties”), pursuant to which Merger Sub will merge with and into Infintium (the “Merger”), with Infintium surviving the Merger as a wholly-owned subsidiary of the Company. In connection with the Merger, the Company will change its name to “Infintium Fuel Cell Systems Holdings, Inc.” The board of directors of the Company has unanimously (i) approved and declared advisable the Agreement, the Merger and the other transactions contemplated by the Agreement and (ii) resolved to recommend approval of the Agreement and related matters by the stockholders of the Registrant once the Registration Statement has been declared effective.

Extension of the Deadline to Complete an Initial Business Combination

Pursuant to the terms of our Amended and Restated Certificate of Incorporation and the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company, LLC (“Continental”), the Company may elect to extend the time available to consummate our initial business combination, provided that our sponsor or its affiliates or designees must, upon ten days advance notice prior to the applicable deadline, deposit $575,000 into the Trust Account ($0.10 per share) on or prior to the date of the applicable deadline, for each three month extension (or up to an aggregate of $1,725,000, or $0.30 per share if we extend for the full nine months) ten days advance notice prior to the applicable deadline.

On March 14, 2023, the Company announced that it had extended the period of time by which it may complete an initial business combination by an additional three months (the “Extension”). In accordance with its amended and restated certificate of incorporation, a deposit of $575,000 was made into the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders. Pursuant to the Extension, the new deadline for completion of an initial business combination was extended to June 21, 2023.

On June 20, 2023, the Company announced that it had extended the period of time by which it may complete an initial business combination by an additional three months (the “Second Extension”). In accordance with its amended and restated certificate of incorporation, on June 14, 2023, a deposit of $575,000 was made into to the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders. Pursuant to the Second Extension, the new deadline for completion of an initial business combination was September 21, 2023.

On September 21, 2023, the Company’s stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a business combination up to nine (9) times (the “Third Extension”), each such extension for an additional one (1) month period (each an “Extension”), from September 21, 2023 to June 21, 2024 (such date actually extended being referred to as the “Extended Termination Date”). The Company’s stockholders also approved an amendment to the Investment Management Trust Agreement, dated March 16, 2022 by and between the Company and Continental Stock Transfer & Trust Company, to provide that the time for the Company to complete its initial business combination (the “Business Combination Period”) under the Trust Agreement from September 21, 2023 to June 21, 2024 (the “Trust Amendment”) provided that the Company deposits into the Trust Account established in connection with the Company’s initial public offering (the “Trust Account”) the sum of $100,000 for each one month extended. In addition, the Company’s stockholders approved an amendment (the “NTA Amendment”) to Article Sixth, Paragraph D of the Charter to modify the net tangible asset requirement (the “NTA Requirement”) to state that the Company will not consummate any business combination unless it is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). As a result, from September 2023 through May 2024, a total of nine deposits of $100,000 was made into to the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders. Pursuant to the Third Extension, the new deadline for completion of an initial business combination was June 21, 2024, the ninth additional months of the Third Extension.

In connection with the votes to approve the Company’s Amended and Restated Certificate of Incorporation, 758,539 shares of Common Stock of the Company were rendered for redemption in October 2023.

On June 18, 2024, the Company’s stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation, as previously amended on September 21, 2023, to extend the date by which the Company has to consummate a business combination up to twelve (12) times (the “Fourth Extension”), each such extension for an additional one (1) month periodifth, from June 21, 2024 to June 21, 2025. In connection with the stockholders’ vote at the Annual Meeting, 3,395,590 shares of common stock were tendered for redemption. As a result, approximately $38.0 million (approximately $11.20 per share) has been removed from the Company’s Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company, such as franchise taxes, but not including any excise tax, since that date. On June 18, 2024, the Company filed a second amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Charter Amendment”), to extend the date to consummate a business combination until June 21, 2025, as approved by the Company’s stockholders at the Annual Meeting. Pursuant to the Fourth Extension, the Company has deposited a total of twelve of $50,000 in the Trust Account, to initially extend the date by which the Company can complete an initial business combination by twelve months to June 21, 2025.

In connection with the votes to approve the Company’s Amended and Restated Certificate of Incorporation, 3,395,590 shares of Common Stock of the Company were tendered for redemption for an aggregate payment of approximately $38.0 million in June 2024.

On June 18, 2025, the Company’s stockholders approved a further amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a business combination up to twelve (12) times (the “Fifth Extension”), each such extension for an additional one (1) month period, from June 21, 2025 to June 21, 2026. In connection with the stockholders’ vote at the special Meeting, 1,152,875 shares of common stock were tendered for redemption. Pursuant to the Fifth Extension, the Company has deposited $50,000 in the Trust Account, to initially extend the date by which the Company can complete an initial business combination to July 21, 2025.

Results of Operations

Our entire activity since inception up to March 31, 2025 was in connection with our search for a target for our initial business combination. We will not generate any operating revenues until the closing and completion of our initial business combination, at the earliest. On June 26, 2024, the Company entered into a Business Combination Agreement as discussed above. The Company filed its initial Form S-4 Registrant Statement on January 30, 2025 and filed two amendments to the Form S-4 on April 24, 2025 and May 14, 2025, however, there is no assurance that the Registration Statement will be declared effective or that the Business Combination will be completed.

For the year ended March 31, 2025, we generated a net income of $109,366, which consisted of interest income on the Trust Account of $1,330,551 and franchise tax credit of $37,275, partially offset by formation and operating costs of $971,217 and income taxes provision of $287,243.

For the year ended March 31, 2024, we generated a net income of $1,596,567, which consisted of interest income on the Trust Account of $2,934,879, business combination income of $125,000 as our previous potential target did not move forward with the merger and we were able to keep the merger deposit funds, offset by formation and operating costs of $717,167, franchise tax expense of $129,953 and income taxes provision of $616,192.

Liquidity and Going Concern

As of March 31, 2025, we had $14,692 in cash in our operating account as compared to cash of $30,823 at March 31, 2024 and working deficit of $4,217,347 as compared to $2,870,013 at March 31, 2024. The change in liquidity is attributable to cash used in operating activities of $1,493,543 and cash used in financing activities of $36,858,379, and offset by cash provided by investing activities of $38,335,791.

For the year ended March 31, 2025, there was $1,493,543 of cash used in operating activities resulting from interest income earned on investment held in Trust Account amounting to $1,330,551, and non-cash deferred tax benefit of $37,152, increase in prepaid income taxes of $287,911, increase in prepaid franchise taxes of $26,165, decrease in income tax payable of $358,882, and decrease in franchise tax payable of $12,300, and offset by net income of $109,366, decrease in prepaid expenses of $58,250, and increase in accrued expenses of $391,802.

For the year ended March 31, 2024, there was $1,074,886 of cash used in operating activities resulting from interest income earned on investment held in Trust Account amounting to $2,934,879, business combination income of $125,000, and increase in prepaid expenses of $8,250, and offset by net income of $1,596,567, non-cash deferred tax expense of $2,975, increase in accrued expenses of $287,945, increase in income tax payable of $105,456, and increase in franchise tax payable of $300.

For the year ended March 31, 2025, there was $38,335,791 of cash provided by investing activities resulting from the withdrawal of an investment held in the Trust Account for payment to redeeming stockholders of $38,044,345, the withdrawal of an investment held in the Trust Account amounting to $991,446, offset by the purchase of investment held in Trust Account amounting to $700,000.

For the year ended March 31, 2024, there was $7,581,747 of cash provided by investing activities resulting from the withdrawal of an investment held in the Trust Account for payment to redeeming stockholders of $8,157,801, the withdrawal of an investment held in the Trust Account amounting to $698,946, offset by the purchase of investment held in Trust Account amounting to $1,275,000.

For the year ended March 31, 2025, there was $36,858,379 of cash used in financing activities resulting from the redemption of common stock of $38,044,345 and repayments of working capital loans from our Sponsor amounting to $230,000, offset by the proceeds from working capital and extension loans from our Sponsor amounting to $1,415,966.

For the year ended March 31, 2024, there was $6,486,801 of cash used in financing activities resulting from the redemption of common stock of $8,157,801, offset by the proceeds from working capital and extension loans from our Sponsor amounting to $1,471,000 and the business combination deposit of $200,000.

In addition, in order to finance transaction costs in connection with searching for a target business or consummating an intended initial business combination, the initial stockholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $600,000 of the notes may be converted upon consummation of our business combination into private units at a price of $10.00 per unit.

We had until 12 months from the closing of the Initial Public Offering to consummate an initial Business Combination. However, if we anticipate that it may not be able to consummate our initial Business Combination within 12 months, we may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of up to 21 months to complete a Business Combination). Pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement to be entered into between us and the trustee, in order to extend the time available for us to consummate our initial Business Combination, our sponsor or its affiliates or designees, upon ten days advance notice prior to the applicable deadline, must deposit into the Trust Account $575,000 ($0.10 per share) on or prior to the date of the applicable deadline, for each three month extension (or up to an aggregate of $1,725,000, or $0.30 per share if the Company extends for the full nine months). On September 21, 2023, our stockholders approved the amendment to our Amended and Restated Certificate of Incorporation to extend the date by which we have to consummate a business combination up to nine (9) times, each such extension for an additional one month period, from September 21, 2023 to June 21, 2024, and must deposit into the Trust Account in the sum of $100,000 for each one month extended. On June 18, 2024, the Company’s stockholders approved a second amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a business combination up to twelve (12) times, each such extension for an additional one month period, from June 21, 2024 to June 21, 2025, and must deposit into the Trust Account in the sum of $50,000 for each one month extended. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of our initial Business Combination. If we complete our initial Business Combination, we would either repay such loaned amounts out of the proceeds of the Trust Account released to us, or up to $1,725,000 of such loans may be convertible into private units at a price of $10.00 per unit at the option of the lender.

As of March 31, 2025 and 2024, we had $2,976,966 and $1,791,000, respectively, of borrowings under the working capital and extension loans.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, Presentation of Financial Statements — Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern. The management’s plan in addressing this uncertainty is through the Working Capital Loans. In addition, if we are unable to complete a Business Combination within the Combination Period by June 21, 2025, if not further extended, our board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of us. There is no assurance that our plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such conditions raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements does not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Estimates

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The Company does not have any critical accounting estimates.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280)” (“ASU 2023-07” or “Topic 280). The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision useful financial analyses. Topic 280 requires a public entity to report a measure of segment profit or loss that the chief operating decision maker (CODM) uses to assess segment performance and make decisions about allocating resources. Topic 280 also requires other specified segment items and amounts, such as depreciation, amortization, and depletion expense, to be disclosed under certain circumstances. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, adopted retrospectively. We adopted ASU 2023-07 for the year ended March 31, 2025 and provided the requiring disclosure in the accompanying notes to the consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on the Company’s consolidated financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our consolidated financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

Registration Rights

Pursuant to a registration rights agreement entered into on September 10, 2021, the holders of the founder shares, the private placement units and private placement units that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the closing date of this offering requiring us to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We sold to the underwriters, $100, a Unit Purchase Option (“UPO”) to purchase 270,250 Units exercisable at $11.00 per Unit, an aggregate exercise price of $2,972,750, commencing on the later of the first anniversary the effective date of the registration statement related to the Initial Public Offering and the consummation of a Business Combination. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement related to the Initial Public Offering.

The underwriters received a cash underwriting discount of 2% of the gross proceeds of the IPO, or $1,150,000, upon closing of the IPO. In addition the underwriters are entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the sale of Units in the IPO, or $2,012,500, which is currently held in the Trust Account and would be payable upon the completion of the initial Business Combination subject to the terms of the underwriting agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INFINTIUM

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Infintium Fuel Cell Systems, Inc. prior to the consummation of the Merger.

This discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this proxy statement/information statement/prospectus.

Overview

We are a developer, manufacturer and provider of advanced hydrogen fuel cell (“HFC”) technologies and hydrogen fuel cell power units (“HFCPU”) built upon proton exchange membranes (“PEM”) for transportation applications. We engage in the design, engineering, commercialization, manufacturing, marketing, sales and after-sale services of its HFCPUs, which are sold and deployed in large factories and warehouses primarily for material handling applications for its automotive, industrial and retail distribution customers. Our mission is to develop reliable, innovative, and efficient HFCs to accelerate the development of the hydrogen economy for clean energy transition.

Founded in 2007 in the United States and incorporated under the laws of Delaware in 2017, our corporate headquarters are located in South Carolina and we have built our business around driving the transition of global transportation systems towards a more sustainable and efficient ecosystem. Through over 15 years of R&D and engineering, we have established ourselves as a leading innovator in the rapidly emerging HFC industry in the transportation industry, with an initial focus on material handling equipment, notably forklift trucks, with ongoing product development for other heavy duty commercial vehicles and stationary power applications.

Our HFCPUs for material handling now cover three major classes of industrial vehicles — Class 1, 2 and 3. Our HFCPUs for industrial vehicles are designed to provide reliable and efficient performance in a wide range of operating conditions. We have developed proprietary and patent-pending control algorithms and monitoring systems that enable our HFC systems to adapt to harsh working environments, minimize the risk of performance issues and maximize uptime for our customers. In addition, compared with battery-powered solutions, which generally require approximately one hour for lithium-ion batteries and four hours for lead-acid batteries for recharging, our HFCs take less than three minutes to refill, enabling a longer shift of operation and saving significant downtime. HFCs also eliminate the need for battery swap and charging rooms.

We have successfully deployed our HFC power units with renowned industrial brands such as BMW, Mercedes-Benz, Hyster-Yale and Ford, and are in the process of deploying in major retail chains with substantial warehouse facilities and footprints in the U.S. as well as select foreign countries in North and South America.

Our immediate growth strategy is focused on leveraging our proven HFC technology, customer relationships, and manufacturing capabilities to expand our market share in the HFC forklift segment that is emerging rapidly in the U.S.

We aim to expand our market share and sales first through increasing penetration and sales to our existing customers, including our partners in forklift manufacturing, distribution, wholesale and HCF services, as well as direct, large end users. We are targeting new customers in the automotive, industrial, logistics, and retail distribution companies, and we also plan to expand geographically into non-U.S. markets, notably Canada, Central and South America, followed by Middle East and Europe.

In addition, we continue to develop additional HFCs adjacent to our current product portfolios for new applications such as hydrogen-powered light and heavy-duty commercial vehicles, as well as stationary power such as backup power generation and energy storage for corporate campuses, data centers and community microgrids.

We believe that our combined strategy to first focus on increasing our market share in the U.S. material handling or industrial vehicle market as a qualified, reliable and attractive HFC supplier and to leverage our HFC knowhow and technology to enter segments outside of material handling, such as light and heavy-duty commercial trucks, distributed energy and energy storage markets bring significant market opportunities for our long-term growth.

For the Three Months Ended March 31, 2025 compared to March 31, 2024

Results of Operations

The following table presents certain combined statement of operations information and presentation of that data as a percentage of change from year to year.

	For the Three Months Ended March 31,			Percentage Change
	2025	2024	Change
	US$	US$	US$	%
Revenues	364,171	254,638	109,533	43.0
Cost of revenue	344,420	405,561	(61,141)	(15.1)
Gross profit (loss)	19,751	(150,923)	170,674	(113.1)
Selling, general and administrative	1,435,488	1,665,177	(229,689)	(13.8)
Research and development	112,000	213,619	(101,619)	(47.6)
Depreciation and amortization	29,972	58,646	(28,674)	(48.9)
Allowance for credit losses	—	—	—	—
Loss from operations	(1,557,709)	(2,088,365)	530,656	(25.4)
Other expense, net	(1,087)	(7,663)	6,576	(85.8)
Loss before income taxes	(1,558,796)	(2,096,028)	537,232	(25.6)
Provision from income taxes	—	—	—	—
Net loss	(1,558,796)	(2,096,028)	537,232	(25.6)

Revenues

For the three months ended March 31, 2025 and 2024, we derived our revenue primarily from power cell units, component part sales and warranty revenue. The following table sets forth components of our revenues for the periods included:

	For the Three Months Ended March 31,			Percentage Change
	2025	2024	Change
	US$	US$	US$	%
Revenues:
Power cell units	—	136,451	(136,451)	(100.0)
Component parts	109,731	23,823	85,908	360.6
Warranty	254,440	94,364	160,076	169.6
Total	364,171	254,638	109,533	43.0

Revenues for the three months ended March 31, 2025 increased by 43% to approximately $364,000 as compared to approximately $255,000 for the three months ended March 31, 2024. Revenues changed mainly due to following reasons:

Power cell Units

Power cell revenue for the three months ended March 31, 2025 decreased by 100.0% to approximately $0 as compared to approximately $136,000 for the three months ended March 31, 2024. We had 0 and 9 units of power cell sold for the three months ended March 31, 2025 and 2024, respectively. The decrease in units sold was primarily driven by no unit were sold in the first quarter of 2025. At present, our revenue is predominantly project based. The negotiations with customers on their projects took longer than expected. In August 2024, we received a large purchase order which was cancelled towards the end of 2024, which resulted in no power cell units sold in the three months ended March 31, 2025. In the first half of 2025, we received a few purchase orders, and we expect to deliver these new orders in the second half of 2025.

Component parts

Component parts revenue for the three months ended March 31, 2025 increased by 360.6% to approximately $110,000 as compared to approximately $24,000 for the three months ended March 31, 2024. Component parts revenue increased caused by higher demands of the replacement parts for the aging of the power cell units that our customers previously purchased.

Warranty

Warranty revenue for the three months ended March 31, 2024 increased by 169.6% to approximately $254,000 as compared to approximately $94,000 for the three months ended March 31, 2024. The increase in warranty revenue was primarily due to the recognition of revenue from our 5-year optional extended service protection plans, which were sold with power units delivered in the second half of 2024.

Costs of Revenues

	For the Three Months Ended March 31,			Percentage Change
	2025	2024	Change
	US$	US$	US$	%
Cost of revenues:
Power cell units	—	197,715	(197,715)	(100.0)
Component parts	93,757	16,644	77,113	463.3
Warranty	250,663	191,202	59,461	31.1
Total	344,420	405,561	(61,141)	(15.1)

Costs of revenues for the three months ended March 31, 2025 decreased by 15.1% to approximately $344,420 as compared to approximately $405,000 for the three months ended March 31, 2024. The decrease in cost of revenues was primarily driven by approximately $198,000 reduction in power cell units as we did not sell any power cell units during the first quarter of 2025. The decreased is offset by the increase in cost of component parts revenue caused by higher demands of the replacement parts for the power cell units that our customers previously purchased to perform their own services. It is also offset by the increase in cost of warranty revenue as we incurred more labor costs to service our customers’ power cell units warranty plan.

Gross (Loss) Profit

	For the Three Months Ended March 31,			Percentage Change
	2025	2024	Change
	US$	US$	US$	%
Gross profit (loss):
Power cell units	—	(61,264)	(61,264)	(100.0)
Component parts	15,974	7,179	8,795	122.5
Warranty	3,777	(96,838)	100,615	103.9
Total	19,751	(150,923)	170,674	(113.1)

Gross profit was approximately $20,000 for the three months ended March 31, 2025 and gross loss was approximately $151,000 for the three months ended March 31, 2024. The gross profit (loss) margin for the three months ended March 31, 2025 increased to 5.4% from (59.3%) for the three months ended March 31, 2024. The increase primarily due to the (i) component part sales increased due to higher demand for repair parts related to units not under our warranty plan; and (ii) warranty gross profit increased due to revenue growth from higher sales and effective cost management. Improved operational efficiency also contributed to profitability in first quarter of 2025 as compared to the same period in 2024.

Operating Expenses

Our operating expenses include selling, general and administrative expenses, research and development expenses. The following table sets forth the components of operating expenses for the years indicated:

	For the Three Months Ended March 31,			Percentage Change
	2025	2024	Change
	US$	US$	US$	%
Selling, general and administrative	1,435,488	1,665,177	(229,689)	(13.8)
Research and development	112,000	213,619	(101,619)	(47.6)
Depreciation and amortization	29,972	58,646	(28,674)	(48.9)
Total Operating Expenses	1,577,460	1,937,442	(359,982)	(18.6)

Selling, General and Administrative

Selling, general and administrative expenses for the three months ended March 31, 2025 decreased by 13.8% to approximately $1.4 million as compared to approximately $1.7 million for the three months ended March 31, 2024. The decrease is mainly due to lower professional expense and consulting fees of approximately $0.4 million as the majority of expenses related to the Company’s public listing were incurred in 2024. Additionally, the decrease was offset by higher salary and benefits expenses of approximately $0.2 million as we expanded our workforce to support our growth strategy.

Research and Development

Research and development expenses for the three months ended March 31, 2025 decreased by 47.6% to approximately $112,000 as compared to approximately $214,000 for the three months ended March 31, 2024. The decrease was mainly due to reduced spending in research and development activities for product demos.

Depreciation and amortization

Depreciation and amortization expenses for the three months ended March 31, 2025 decreased by 49.0% to approximately $30,000 as compared to approximately $59,000 for the three months ended March 31, 2024. The decrease was primarily due to some of our equipment had reached the end of its estimated useful life span and were fully depreciated in 2024 with less depreciation incurred in the three months ended March 31, 2025.

Other Expense, net

Other expense, net, primarily consists of interest expense and other income (expense), net. Other expense, net for the three months ended March 31, 2025 was approximately $1,000 as compared to other expense of approximately $8,000 for the three months ended March 31, 2024. The decrease was mainly driven by a reduction in interest expense of approximately $8,000. Additionally, the decrease was caused by a decrease in other income of approximately $1,000, which resulted from no credit card reward redemptions in the three months ended March 31, 2025.

Provision for Income Taxes

We did not incur income tax expense for the three months ended March 31, 2025 and 2024 as we had operating losses.

Net Loss

We incurred a net loss of approximately $1.6 million for the three months ended March 31, 2025, as compared to a net loss of approximately $2.1 million for the three months ended March 31, 2024. This change was the result of the combination of the changes as discussed above.

For the Year Ended December 31, 2024 compared to December 31, 2023

Results of Operations

The following table presents certain combined statement of operations information and presentation of that data as a percentage of change from year to year.

	For the Year Ended December 31,			Percentage Change
	2024	2023	Change
	US$	US$	US$	%
Revenues	5,055,110	2,803,215	2,251,895	80.3
Cost of revenue	5,139,308	3,264,888	1,874,420	57.4
Gross loss	(84,198)	(461,673)	377,475	(81.8)
Selling, general and administrative	6,633,652	4,122,472	2,511,180	60.9
Research and development	616,397	97,428	378,280	532.7
Depreciation and amortization	234,374	274,157	(39,783)	(14.5)
Allowance for credit losses	—	164,699	(164,699)	(100.0)
Loss from operations	(7,568,621)	(5,120,429)	(2,307,503)	47.8
Other expense, net	(20,943)	(74,930)	53,987	(72.0)
Loss before income taxes	(7,589,564)	(5,195,359)	(2,253,516)	46.1
Provision from income taxes	—	—	—	—
Net loss	(7,589,564)	(5,195,359)	(2,253,516)	46.1

Revenues

For the years ended December 31, 2024 and 2023, we derived our revenue primarily from power cell units, component part sales and warranty revenue. The following table sets forth components of our revenues for the years included:

	For the Year Ended December 31,			Percentage Change
	2024	2023	Change
	US$	US$	US$	%
Revenues:
Power cell units	4,269,677	2,665,568	1,603,909	60.2
Component parts	198,342	100,687	97,655	97.0
Warranty	587,091	36,760	550,331	1,497.1
Total	5,055,110	2,803,215	2,251,895	80.3

Revenues for the year ended December 31, 2024 increased by 80.3% to approximately $5.1 million as compared to approximately $2.8 million for the year ended December 31, 2023. Revenues increased mainly due to following reasons:

Power cell Units

Power cell revenue for the year ended December 31, 2024 increased by 60.2% to approximately $4.3 million as compared to approximately $2.7 million for the year ended December 31, 2023. We had 157 and 92 units of power cell sold for the years ended December 31, 2024 and 2023, respectively. The increase in units sold was primarily driven by a new customer that we acquired in July 2024, which contributed to approximately $2.9 million of our power cell revenue. The average selling price per power cell unit for the years ended December 31, 2024 and 2023 were approximately $27,000 and $29,000, respectively. The decrease in average selling price per unit is mainly attributable to the sales incentive discounts that we had offered to this new customer, which reduced our average selling price per unit by approximately $2,000 per unit.

Component parts

Component parts revenue for the year ended December 31, 2024 increased by 97.0% to approximately $0.2 million as compared to approximately $0.1 million for the year ended December 31, 2023. Component parts revenue is consistent with the increase in our power cell revenue in the form of service-related parts that coincide with the delivery of the power cell units.

Warranty

Warranty revenue for the year ended December 31, 2024 increased by 1,497.1% to approximately $0.6 million as compared to approximately $37,000 for the year ended December 31, 2023. The increase in warranty revenue was primarily attributable to our 5-year optional extended service protection plan that we sold to our customers in connection with our power unit sold in the second half of 2023, which we are recognized these warranty revenues for a full year in 2024 as compared to the half a year in 2023. The increase also attributable a new customer that we acquired in April 2024 who also brought our 5-year optional extended service protection plan, which contributed to approximately $0.1 million of our warranty revenue.

Costs of Revenues

	For the Year Ended December 31,			Percentage Change
	2024	2023	Change
	US$	US$	US$	%
Cost of revenues:
Power cell units	4,430,096	2,880,009	1,550,087	53.8
Component parts	116,923	59,632	57,291	96.1
Warranty	592,289	325,247	267,042	82.1
Total	5,139,308	3,264,888	1,874,420	57.4

Costs of revenues for the year ended December 31, 2024 increased by 57.4% to approximately $5.1 million as compared to approximately $3.3 million for the year ended December 31, 2023. Cost of revenues increased are consistent with our increased in revenues for the same period. The increase were primarily driven by higher sales volume of our power cell units, which resulted from a new customer that we acquired in April 2024. The increase in cost of revenues also attributable to the increase in cost of warranty revenues which requires us to hire additional labor to service our power cell units sold with the 5-year optional extended service protection plan in 2024.

Gross Loss

	For the Year Ended December 31,			Percentage Change
	2024	2023	Change
	US$	US$	US$	%
Gross (loss) profit:
Power cell units	(160,419)	(214,241)	53,822	25.1
Component part	81,419	41,055	40,364	98.3
Warranty	(5,198)	(288,487)	283,289	98.2
Total	(84,198)	(461,673)	377,475	81.8

Gross loss was approximately $0.1 million for the year ended December 31, 2024 and approximately $0.5 million for the year ended December 31, 2023. The gross loss margin for the year ended December 31, 2024 decreased to (1.7) % from (16.5) % for the year ended December 31, 2023. The decrease primarily due to the (i) economies of scale, which allowed the cost of power cell components to be purchased at a lower cost. Additionally, majority of the units sold during 2024 were produced without accumulating inventory, reducing holding costs and minimizing potential write-downs. These factors contributed to a more efficient cost structure and improved gross loss margin as compared to the 2023; (ii) warranty gross loss decreased due to revenue growth from higher sales and effective cost management, which allowed the company to offset rising labor fees. Improved operational efficiency also contributed to maintaining a lower gross loss. We also expect our gross loss will turn into gross profit in 2025 due to economies of scale and continued improvement of operational efficiency.

Operating Expenses

Our operating expenses include selling, general and administrative expenses, research and development expenses and allowance for credit losses. The following table sets forth the components of operating expenses for the years indicated:

	For the Year Ended December 31,			Percentage Change
	2024	2023	Change
	US$	US$	US$	%
Selling, general and administrative	6,633,652	4,122,472	2,511,180	60.9
Research and development	616,397	97,428	518,969	532.7
Depreciation and amortization	234,374	274,157	(39,783)	(14.5)
Allowance for credit losses	—	164,699	(164,699)	(100.0)
Total Operating Expenses	7,484,423	4,658,756	2,825,667	60.7

Selling, General and Administrative

Selling, general and administrative expenses for the year ended December 31, 2024 increased by 60.9% to approximately $6.6 million as compared to approximately $4.1 million for the year ended December 31, 2023. The increase is mainly due to higher salary and benefits expense of approximately $0.6 million as we expanded our workforce to support growth initiatives. Additionally, legal and professional fees surged by approximately $1.6 million due to higher costs associated with our plan to be listed as a public traded company in 2024, reflecting the necessary costs incurred on legal, accounting, and consulting services to successfully navigate the going public process.

Research and Development

Research and development expenses for the year ended December 31, 2024 increased by 532.7% to approximately $0.6 million as compared to approximately $0.1 million for the year ended December 31, 2023. The increase was mainly because the Company invested in more hardware and materials for new products and continued to innovate our products in 2024.

Depreciation and amortization

Depreciation and amortization expenses for the year ended December 31, 2024 decreased by 14.5% to approximately $0.2 million as compared to approximately $0.3 million for the year ended December 31, 2023. The decrease was primarily due to our office equipment and special equipment had reached the end of its useful life and were fully depreciated with less depreciation in 2024.

Allowance for credit losses

Allowance for credit losses for the year ended December 31, 2024 decreased by 100.0% to $0 as compared to approximately $0.2 million for the year ended December 31, 2023. The decrease was mainly due to improved collection efforts and a more cautious approach to entering credit terms with our customer in 2024.

Other (Expense) Income

Other (expense) income primarily consists of interest expense and other income (expense), net. Other expense, net for the year ended December 31, 2024 was approximately $21,000 as compared to other expense of approximately $75,000 for the year ended December 31, 2023. The decrease was mainly driven by a reduction in interest expense of approximately $39,000, primarily due to the full repayment of a finance lease. Additionally, the decrease was offset by an increase in other income, net, of approximately $15,000, which resulted from higher credit card reward redemptions.

Provision for Income Taxes

We did not incur income tax expense for the years ended December 31, 2024 and 2023 as we had operating losses.

Net Loss

We incurred a net loss of approximately $7.5 million for the year ended December 31, 2024, as compared to a net loss of approximately $5.2 million for the year ended December 31, 2023. This change was the result of the combination of the changes as discussed above.

Liquidity and Working Capital

At March 31, 2025, we had cash on hand of approximately $2.7 million and a working capital of approximately $4.0 million, as compared to cash on hand of approximately $6.0 million and a working deficit of approximately $0.8 million at March 31, 2024. At December 31, 2024, we had cash on hand of $6,026,829 and a working deficit of $824,147, as compared to cash on hand of $876,407 and working capital of $1,243,806 at December 31, 2023. In assessing our liquidity, we monitor and analyze our cash-on-hand and operating and capital expenditure commitments. To date, we have financed our working capital requirements mainly through a combination of ownership contributions, proceeds from loans payables, advances from related parties and the issuance of common stock. Our ability to continue as a going concern is dependent on many factors, including, among other things, the ability to comply with the covenants in its existing debt agreements and the ability to pay, retire, amend, replace, or refinance indebtedness as defaults occur or as interest and principal payments come due.

Despite the terms of the ownership contributions and our current operations and expectations for continued growth, we believe that cash generated from operating activities will not be adequate to meet current and expected operating needs, anticipated capital investment and debt service obligations for the next twelve months from the issuance date of these financial statements. Management estimates that we will need to rely upon ownership contributions from stockholders, officers and directors, or their affiliates, as well as successful capital raises through equity and debt financings to cover operating and capital requirements. Although management has been successful to date in raising necessary funding and obtaining financing through investors, there can be no assurance that any required future financing can be successfully completed on a timely basis, on terms acceptable to us, or at all. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements. Accordingly, the accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of us as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The following table summarizes our working capital as of March 31, 2025, December 31, 2024 and 2023:

	March 31, 2025	December 31, 2024	December 31, 2023
	US$	US$	US$
Current assets	13,080,437	8,680,561	4,313,417
Current liabilities	9,087,744	9,504,708	3,069,611
Working capital (deficit) surplus	3,992,693	(824,147)	1,243,806

Cash Flows

	For the Three Months Ended March 31,
	2025	2024
	US$	US$
Net cash used in operating activities	(3,038,092)	(11,764)
Net cash used in investing activities	(3,495)	(30,497)
Net cash used in financing activities	(300,000)	—
Net change in cash	(3,341,587)	(42,261)

	For the Years Ended December 31,
	2024	2023
	US$	US$
Net cash provided by (used in) operating activities	3,344,792	(2,109,437)
Net cash (used in) provided by investing activities	(194,370)	47,225
Net cash provided by financing activities	2,000,000	2,392,937
Net change in cash and cash equivalents	5,150,422	330,725

Cash Flows from Operating Activities

Net cash used in operating activities for the three months ended March 31, 2025 was approximately $3.0 million of cash resulting from (i) a net loss of approximately $1.6 million, (ii) an increase of approximately $0.8 million in prepaid expenses and other current assets resulted from more prepayments to our vendors for securing our inventory purchase, (iii) an decrease of approximately $0.5 million in accrued expenses and other current liabilities mainly as a result of payment of sales tax payable and payment of professional fees (iv) an increase of approximately $1.5 million in inventory a result from increased raw materials to prepare for our sales, (v) a decrease of approximately $0.2 million in deferred service revenue liability as warranty obligations related to prior sales were fulfilled which was offset by (vi) a decrease of approximately $0.6 million in accounts receivable primarily resulted from our better collection efforts, (vii) an increase of approximately $0.6 million in accounts payable as we were behind on payments for a few of our vendors, and (viii) approximately $0.3 million of non-cash operating activities, which include stock-based compensation, amortization of right of use asset, and depreciation and amortization expense.

Net cash used in operating activities for the three months ended March 31, 2024 was approximately $12,000 resulting from (i) a net loss of approximately $2.1 million, (ii) an decrease of approximately $0.3 million in accounts payable primarily due to the payment of vendor invoices, (iii) an increase of approximately $0.2 million in prepaid expenses and other current assets mainly caused by the prepayment related to the SPAC transactions of $0.2 million which was offset by (iv) an increase of approximately $0.8 million in accrued expense and other current liabilities primarily due to the increased down payment by customers and the increased professional fees related to the going public process, (v) an increase of approximately $0.8 million in deferred service revenue liability as our customers generally prepaid our 5-year optional extended protection plan in advance for future warranty revenue recognition, (vi) a decrease of approximately $0.7 million in accounts receivable resulted from our better collection efforts, and (vii) approximately $0.3 million of non-cash operating activities, which include stock-based compensation, depreciation and amortization expense, amortization of right-of-use asset, and inventory obsolescence provision.

Net cash provided by operating activities for the year ended December 31, 2024 was approximately $3.3 million of cash resulting from (i) an increase of approximately $3.7 million in deferred service revenue liability as our customers generally prepaid our 5-year optional extended service protection plan in advance for future warranty revenue recognition; (ii) an increase of approximately $5.0 million in accrued expenses and other current liabilities as a result of increased sales tax payable and customers down payment; (iii) approximately $1.5 million of non-cash operating activities, which include stock-based compensation, depreciation and amortization expense, inventory obsolescence provision, and amortization of right-of-use asset, (iv) a decrease of approximately $0.4 million in accounts receivable resulted from better collection efforts (v) a decrease of approximately $1.2 million in inventory resulted from better inventory management, which was offset by (vi) a net loss of approximately $7.6 million and (vii) an increase of approximately $0.9 million in prepaid expenses and other current assets resulted from more prepayments to our vendors for securing our inventory purchase.

Net cash used in operating activities for the year ended December 31, 2023 was approximately $2.1 million resulting from (i) a net loss of approximately $5.2 million, (ii) in increase of approximately $0.4 million in accounts receivable as we had extended credits to a few of our customers, (iii) a decrease of approximately $0.2 million in accrued expenses and other current liabilities as we recognized sales of the customer down payments in 2023 timely, which was offset by (iv) a decrease of approximately $1.2 million in inventory resulted from better inventory management, (v) an increase of approximately $0.4 million in accounts payable as we were behind on payments for a few of our vendors, (vi) an increase of approximately $1.1 million in deferred service revenue liability as our customers generally prepaid our 5-year optional extended service protection plan in advance for future warranty revenue recognition, and (vii) approximately $1.1 million of non-cash operating activities, which include stock-based compensation, depreciation and amortization expense, inventory obsolescence recovery, and amortization of right-of-use asset.

Cash Flows from Investing Activities

Net cash used in investing activities for the three months ended March 31, 2025 was approximately $3,000, primarily driven by purchases of equipment.

Net cash used in investing activities for the three months ended March 31, 2024 was approximately $30,000 primarily driven by purchases of equipment.

Net cash used in investing activities for the year ended December 31, 2024 was approximately $0.2 million, primarily driven by purchases of property and equipment.

Net cash provided by investing activities for the year ended December 31, 2023 was approximately $47,000, primarily resulting from the proceeds from the sale of property and equipment of $60,000, offset by the purchase of property and equipment for approximately $13,000.

Cash Flows from Financing Activities

Net cash used in financing activities for the three months ended March 31, 2025 was approximately $300,000, primarily driven by repayments of loans payable — related party.

We have no cash flows used in financing activities for the three months ended March 31, 2024.

Net cash provided by financing activities for the year ended December 31, 2024 was $2.0 million, primarily resulting from proceeds from loan payable — related party of $2.8 million, offset by the repayment of loans payable — related party of $0.8 million.

Net cash provided by financing activities for the year ended December 31, 2023 was approximately $2.4 million, mainly attributable to the proceeds from loans payable — related party of approximately $2.9 million, and the proceeds from loans payable of approximately $0.6 million, and offset by the repayments of loans payable — related party of approximately $1.1 million, and the repayments of loan payable of approximately $0.1 million.

Recent Financings — Related Party Loans

Loan Payable — related party, limited liability company

In March 2020, the Company entered into a promissory note with a related party limited liability company controlled by the Company’s ultimate major shareholder, with proceeds to the Company of $1,205,951 and an interest rate of zero percent and to be due on demand. As of March 31, 2025, December 31, 2024 and 2023, the balance of the related party loan payable is $1,205,951, $1,205,951 and $1,205,951, respectively.

Loan payable — related party, shareholders

In February 2023, the Company entered into a promissory note with a related party entity, shareholder A, with proceeds to the Company of $200,000 and an interest rate of zero percent. As of March 31, 2025, December 31, 2024 and 2023, the balance of the noncurrent related party loan payable is $0, $0 and $200,000, respectively and the balance of the current related party loan payable is $200,000, $200,000 and $0, respectively.

Loan payable — related party lenders

In August 2023, the Company entered into a short-term promissory note with a related party, lender B, with proceeds to the Company of $300,000 and an interest rate of zero percent. In March 2024, the Company repaid the entire note in the amount of $300,000 and as of March 31, 2025, December 31, 2024 and 2023, the balance of the current related party loan payable was zero, zero and $300,000, respectively.

In March 2024, the Company entered into a long-term promissory note with a related party, lender C, with proceeds to the Company of $300,000 and an interest rate of zero percent. In April and May 2024, the Company entered into two short-term promissory notes for $500,000 each with lender C, with proceeds to the Company of $1,000,000 and an interest rate of zero percent. In October 2024 and March 2025, the Company repaid the short-term promissory notes in the amount of $500,000 and $300,000, respectively. As of March 31, 2025 and December 31, 2024, the balances of the current related party loans were $500,000 and $500,000, respectively. As of March 31, 2025 and December 31, 2024, the balances of the noncurrent related party loans were $0 and $300,000, respectively.

In June 2024, the Company entered into a short-term promissory note with a related party, lender D, with proceeds to the Company of $500,000 and an interest rate of zero percent. As of March 31, 2025 and December 31, 2024, the balance of the current related party loan was $500,000 and $500,000, respectively.

In August 2024, the Company entered into a promissory note with a related party, lender E, with proceeds to the Company of $1,000,000 and an interest rate of zero percent; as of March 31, 2025 and December 31, 2024, the balance of the noncurrent related party loan was $1,000,000 and $1,000,000, respectively.

Critical Accounting Estimates

Our significant accounting policies are more fully described in the notes to our unaudited condensed consolidated financial statements for the three months ended March 31, 2025 and the audited financial statements for the fiscal year ended December 31, 2024, included elsewhere in this proxy statement/information statement/prospectus. We believe that the accounting estimates below are critical for one to fully understand and evaluate our financial condition and results of operations.

Use of Estimates

The financial statements have been prepared in accordance with U.S. GAAP and necessarily include amounts based on estimates and assumptions by management. Actual results could differ from those amounts. Significant estimates include amounts for warranty reserves, inventory, recognition of right of use asset and lease liabilities, accounts receivable exposures, and stock-based compensation expense.

Accounts Receivable, net

Accounts receivable is stated at the net amount expected to be collected. All customers are granted credit on a short-term basis and related credit risks are considered minimal. We maintain an allowance for expected credit losses resulting from the inability of its customers to make required payments. Our allowance is established based on historical patterns of accounts receivable collections and expected losses, including consideration of general economic conditions. Outstanding accounts receivable balances are reviewed quarterly or more frequently when circumstances indicate a review is warranted, for example if there is a significant change in the aging of our receivables or a customer’s financial condition. Write-offs are recorded at the time a customer receivable is deemed uncollectible and collection efforts have been exhausted. As of March 31, 2025 and December 31, 2024, management estimated that an allowance for expected credit losses was not necessary based on historical collection trends and customer credit evaluations and the allowance amount was $0.

Inventory, net

Finished goods, work-in-process, and raw materials inventories are valued at the lower of cost or market, as determined by the moving average unit cost method. Manufacturing and maintenance supplies are valued at cost. Inventory costs include material, labor and manufacturing overhead. The need for a provision for estimated losses from obsolete, excess or slow-moving inventories is reviewed periodically. As of March 31, 2025 and December 31, 2024, management used our inventory usage rate to estimate its losses from obsolete, excess or slow-moving inventories and recognized $0 inventory obsolescence provision for the three months ended March 31, 2025 and approximately $0.6 million inventory obsolescence provision for the year ended December 31, 2024.

Leases

With the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 842 — Accounting for Leases (“ASC 842”), operating lease agreements are required to be recognized on the balance sheet as Right-of-Use (“ROU”) assets and corresponding lease liabilities. ROU assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The lease terms may include options to extend or terminate the lease if it is reasonably certain that the Company will exercise that option.

One of the estimates required to be developed of recognizing the ROU and corresponding lease liabilities is the interest rate. The interest rate implicit in our lease contract entered in November 2024 was not readily determinable. As such, we used an incremental borrowing rate based on the information available on November 1, 2024. In the development of the discount rate, we considered our internal borrowing rate, treasury security rates, collateral, and credit risk specific to it, and rates applicable to other recently formed Companies of our size. This resulted in an IBR of approximately 7.85% for the lease entered on November 1, 2024, which we believe is most represented of a collateralized term loan of an equal duration in a similar geographic location.

Stock-Based Compensation

Per the guidance in ASC 718, Compensation — Stock Compensation (“ASC 718”), we measure stock-based compensation expense related to awards to employees at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures of awards are recognized as a component of compensation cost as they occur.

We used the Binomial model (or lattice model) as the method for determining the estimated fair value of stock-based awards. The assumptions that we used in the Binomial model include 1) the fair value of the options refers to the fair value of the ordinary shares as of the equity valuation dates; 2) the exercise price is determined according to each share option agreement; 3) the risk-free interest rate is based on the rates available at the time of the grant for zero-coupon U.S. government issues with a remaining term equal to the option’s expected life; 4) the average life of an option is based on both historical and projected exercise and lapsing data; 5) expected volatility is based on implied volatilities from historical volatilities of comparable companies; and 6) dividend yield is based on the option’s exercise price and annual dividend rate at the time of grant, which is zero.

Warranty Reserve

We may record a warranty reserve or liability on the balance sheet related to its known and potential exposure to warranty claims in the event its products fail to perform as expected, and in the event it may be required to participate in certain costs incurred by customers. The recorded warranty reserve balance involves judgment and estimates, and our reserve estimate would be based on an analysis of historical warranty data as well as current trends and information. As of December 31, 2024, no warranty reserve is recorded.

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2021, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates into the Codification several disclosures and presentation requirements currently residing in SEC Regulations S-X and S-K. As a result, the ASU is not expected to significantly affect entities currently subject to these SEC requirements. However, certain disclosures currently presented outside the financial statements as a result of Regulation S-K may need to be relocated into the financial statements. Conversely, the ASU adds requirements for private and not-for-profit entities, including new disclosures about i) the accounting policy for presentation of derivative instruments and their related gains and losses in the statement of cash flows, ii) assets mortgaged, pledged or subject to lien and the obligations collateralized, iii) amounts and terms of unused lines of credit and unfunded commitments, iv) material prior-period adjustments and the effect on retained earnings when there has been a change in reporting entity in interim period financial statements and v) repurchase and reverse repurchase agreements. Disclosure of the weighted-average interest rates on short-term borrowings and repurchase liabilities is required only for public business entities. If by June 30, 2027, the SEC has not removed the existing disclosure requirement from Regulations S-X or S-K, the corresponding disclosure pending requirement will be removed from the Codification and will not become effective for any entities. The ASU is applied prospectively; the Company does not expect this standard to have a material impact on the Company’s financial statements.

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications discussed below. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company does not expect this standard to have a material impact on the Company’s financial statement.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to disclose additional information about specific expense categories. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted and should be applied either prospectively or retroactively. The Company is currently evaluating the impact of this standard.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues, or operating results during the periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements are based on the Goldenstone Acquisition Limited (“Goldenstone”) historical financial statements and Infintium Fuel Cell Systems, Inc. (“Infintium”) historical financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2025. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and the year ended December 31, 2024 give effect to the Business Combination as if it had occurred on January 1, 2024, the beginning of the earliest period presented. The transactions contemplated under the Business Combination Agreement relating to the Business Combination are referred to in this proxy statement/prospectus as the “Business Combination” and Goldenstone after the Business Combination is referred to in this proxy statement/prospectus as “New Infintium” or the “Combined Company.” Furthermore, given the differing fiscal year ends of December 31 and March 31 for Infintium and Goldenstone, respectively, Article 11 permits the ending date of the periods included for the target company to differ from those of the registrant by up to 93 days. New Infintium has selected December 31 to continue as the fiscal year end for the Combined Company.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company reflecting the Business Combination.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 has been prepared using, and should be read in conjunction with, the following:

•        Goldenstone’s audited consolidated balance sheet as of March 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Infintium’s unaudited balance sheet as of March 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 has been prepared using, and should be read in conjunction with, the following:

•        Goldenstone’s historical information for the three months ended March 31, 2025, which was derived from Goldenstone’s statement of operations for the year ended March 31, 2025, and subtract from Goldenstone’s statement of operations for the nine months ended December 31, 2024. The year ended March 31, 2025 financial statements and the related notes are included elsewhere in this proxy statement/prospectus. The historical information for the nine months ended December 31, 2024 were derived from the information included in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2024, filed with the Securities and Exchange Commission on February 14, 2025; and

•        Infintium’s unaudited statement of operations three months ended March 31, 2025 and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 has been prepared using, and should be read in conjunction with, the following:

•        Goldenstone’s historical information for the year ended December 31, 2024, which was derived from Goldenstone’s statement of operations for the nine months ended December 31, 2024, plus Goldenstone’s statement of operations for the year ended March 31, 2024, and subtract from Goldenstone’s statement of operations for the nine months ended December 31, 2023. The year ended March 31, 2024 financial statements and the related notes are included elsewhere in this proxy statement/prospectus. The historical information for the nine months ended December 31, 2024 and 2023 were derived from the information included in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2024, filed with the Securities and Exchange Commission on February 14, 2025; and

•        Infintium’s statement of operations for the year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Goldenstone is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of our common stock, par value $0.0001 per share (the “Common Stock”) will be asked to approve, among other things, the Business Combination Agreement, dated as of June 26, 2024 and amended on January 28, 2025 (as amended, the “Business Combination Agreement”), by and among Goldenstone, Pacifica Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Goldenstone (“Merger Sub”), Infintium Fuel Cell Systems, Inc., a Delaware corporation (“Infintium”) and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the stockholders of Infintium (the “Securityholder Representative”), and the other related proposals. Upon the closing (the “Closing”) of the transactions contemplated in the Business Combination Agreement, Merger Sub will merge with and into Infintium, with Infintium surviving the merger as a wholly-owned subsidiary of Goldenstone. In addition, in connection with the consummation of the Business Combination, Goldenstone will be renamed “Infintium Fuel Cell Systems Holdings, Inc.”

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Goldenstone will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Infintium’s Shareholders are expected to have a majority of the voting power of the Combined Company, Infintium will comprise all of the ongoing operations of the Combined Company, Infintium will comprise a majority of the governing body of the Combined Company, and Infintium’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Infintium issuing shares for the net assets of Goldenstone, accompanied by a recapitalization. The net assets of Goldenstone will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Infintium.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of Goldenstone Common Stock:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no Public Shareholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that a maximum redemption of 175,466 Public Shares issued and outstanding as of the Closing to satisfy the $5.0 million cash balance of closing condition, resulting in an aggregate cash payment of approximately $2.1 million from the Trust Account based on an assumed redemption price of $12.00 per share. This scenario requires a $5.0 million senior secured convertible note financing for the Business Combination to occur. As of the date of this proxy statement/prospectus, the redemption price increased from $11.91 per share as of March 31, 2025 to $12.00 per share which reflects three of $50,000 non-interest bearing loans from the Sponsor and deposited into the Trust Account in order to extend the available time to complete the Business Combination to July 21, 2025.

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the two levels of redemptions by the Public Shareholders and the following assumptions:

	Pro Forma Combined (Assuming No Redemptions) Ownership in shares	Ownership %	Pro Forma Combined (Assuming Maximum Redemptions) Ownership in shares	Ownership %
Goldenstone Public Shareholders(1)	1,017,996	6.3%	842,530	5.2%
Goldenstone Initial Shareholders(2)	1,823,875	11.2%	1,823,875	11.3%
Representative Shares(3)	407,500	2.5%	407,500	2.5%
Infintium Shareholders	13,000,000	80.0%	13,000,000	81.0%
Total	16,249,371	100.0%	16,073,905	100.0%

____________

(1)      Including the issuance of 575,000 shares converted from the Goldenstone public rights.

(2)      Including the issuance of 35,125 shares converted from the Goldenstone private rights.

(3)      Includes 350,000 shares of Common Stock to be issued upon consummation of the Business Combination to the representative as a repayment of the deferred underwriting discounts and commissions.

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public Shareholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all Goldenstone Warrants, which are exercisable for one share of Goldenstone common stock at a price of $11.50 per share, (ii) the entitlement of Infintium Earnout Shares in full as a result of the achievement of all of the Triggering Events during the applicable time periods, (iii) the issuance of representative shares underlying from the Unit Purchase Option (“UPO”), (iv) the conversion of the Goldenstone $5.0 million senior secured convertible note at the closing of the Business Combination with the assumed conversion price of $11.50 per share, (v) the exercise of the New Infintium Warrants, and (vi) the shares initially reserved for issuance under the Equity Incentive Plan. The following table illustrates estimated ownership levels in the Combined Company based on the two levels of redemptions by the Public Shareholders with all possible sources of dilution and the following assumptions:

	Pro Forma Combined (Assuming No Redemptions) Ownership in shares	Ownership %	Pro Forma Combined (Assuming Maximum Redemptions) Ownership in shares	Ownership %
Goldenstone Public Shareholders(4)	3,892,996	13.1%	3,717,530	12.6%
Goldenstone Initial Shareholders(5)	1,999,500	6.7%	1,999,500	6.8%
Representative Shares(6)	839,900	2.8%	839,900	2.9%
Shares underlying from the Senior Secured Convertible Note Investor(7)	434,783	1.5%	434,783	1.5%
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note(8)	127,396	0.4%	127,396	0.4%
Infintium Shareholders(9)	19,329,593	65.4%	19,329,593	65.6%
Shares initially reserved for issuance under the Equity Incentive Plan	3,000,000	10.1%	3,000,000	10.2%
Total	29,624,168	100.0%	29,448,702	100.0%

(4)      Including the exercise of 5,750,000 of Goldenstone Public Warrants, for which, each warrant entitles the holder thereof to purchase one-half share of Goldenstone common stock at an exercise price of $11.50 per full share and the issuance of 575,000 shares converted from the Goldenstone public rights.

(5)      Including the exercise of 351,250 of Goldenstone private warrants, for which, each warrant entitles the holder thereof to purchase one-half share of Goldenstone common stock at an exercise price of $11.50 per full share and the issuance of 35,125 shares converted from the Goldenstone private rights.

(6)      Including the issuance of 270,250 Goldenstone common stock, the exercise of 270,250 warrants, for which, each warrant entitles the holder thereof to purchase one-half share of Goldenstone common stock at an exercise price of $11.50 per full share, and the issuance of 27,025 shares converted from the rights underlying from the UPO.

(7)      Including the assumed conversion of the $5.0 million senior secured convertible note using an assumed conversion price of $11.50 at the closing of the Business Combination based on the non-binding term sheet entered by Goldenstone with an investor. The Business Combination requires a $5.0 million senior secured convertible note financing to occur.

(8)      In connection with the execution of the Convertible Note, Goldenstone will issue a warrant to the lender to purchase 127,396 shares at a per share exercise price of $11.50 per share.

(9)      Including the consideration of the issuance of 1,500,000 Infintium Earnout Shares as a result of the achievement of the Triggering Events during the applicable time periods and the exercise of the existing 34,464,079 Infintium Warrants equivalent to 4,829,593 New Infintium Warrants based on a conversion rate of 0.1401341.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2025

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(1) Goldenstone (Historical)	(2) Infintium (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$14,692	$2,685,242	$4,650,000	(B)	$7,106,389	$(2,106,378)	(L)	$5,000,011
			5,043,421	(D)
			(150,000)	(E)
			(1,320,000)	(G)
			(690,000)	(H)
			(3,126,966)	(I)
Accounts receivable, net	—	46,072	—		46,072	—		46,072
Inventory, net	—	2,586,356	—		2,586,356	—		2,586,356
Prepaid expenses and other current assets	2,500	1,709,260	(200,000)	(J)	1,511,760	—		1,511,760
Prepaid income taxes	287,911	—	—		287,911	—		287,911
Prepaid franchise taxes	26,165	—	—		26,165	—		26,165
Contract assets	—	6,053,507	—		6,053,507	—		6,053,507
Total current assets	331,268	13,080,437	4,206,455		17,618,160	(2,106,378)		15,511,782
Property and equipment, net		439,350	—		439,350	—		439,350
Right of use asset	—	2,955,036	—		2,955,036	—		2,955,036
Other non-current assets	—	36,333	—		36,333	—		36,333
Dividend receivable	66,155	—	(66,155)	(D)	—	—		—
Investments held in Trust Account	18,666,931	—	150,000	(A)	—	—		—
			(13,839,665)	(C)
			(4,977,266)	(D)
Total Assets	$19,064,354	$16,511,156	$(14,526,631)		$21,048,879	$(2,106,378)		$18,942,501

Liabilities, Temporary Equity, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$—	$1,044,975	$—		$1,044,975	$—		$1,044,975
Accrued expenses and other current liabilities	884,628	4,507,736	(820,000)	(G)	4,522,364	—		4,522,364
			(50,000)	(H)
Loans payable – related party, current	2,976,966	2,405,951	150,000	(A)	2,405,951	—		2,405,951
			(3,126,966)	(I)
Loans payable, current	—	11,233	—		11,233	—		11,233
Due to related parties	25,000	—	—		25,000	—		25,000
Senior secured convertible note	—	—	4,650,000	(B)	4,650,000	—		4,650,000
Deferred service revenue liability, current	—	1,091,227	—		1,091,227	—		1,091,227
Lease liability, current	—	26,622	—		26,622	—		26,622
Business combination deposits	200,000	—	(200,000)	(J)	—	—		—
Franchise tax payable	—	—	—		—	—		—
Excise tax payable	462,021	—	138,397	(C)	600,418	—		600,418
Total current liabilities	4,548,615	9,087,744	741,431		14,377,790	—		14,377,790

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2025 — (Continued)

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(1) Goldenstone (Historical)	(2) Infintium (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Deferred service revenue liability, non-current	—	3,449,596	—		3,449,596	—		3,449,596
Lease liability, non-current	—	3,113,293	—		3,113,293	—		3,113,293
Loans payable – related party, non-current	—	1,000,000	—		1,000,000	—		1,000,000
Deferred tax liability	13,893	—	—		13,893	—		13,893
Deferred underwriting discounts and commissions	2,012,500	—	(2,012,500)	(E)	—	—		—
Total Liabilities	6,575,008	16,650,633	(1,271,069)		21,954,572	—		21,954,572

Commitments and Contingencies

Common stock subject to possible redemption	19,007,601	—	150,000	(A)	—	—		—
			(13,839,665)	(C)
			(5,317,936)	(L)

Stockholders’ Equity (Deficit):
Preferred stock	—		—		—	—		—
Common stock	185	9,277	35	(E)	1,625	(18)	(L)	1,607
			61	(F)
			(7,977)	(K)
			44	(L)
Additional paid-in capital	—	36,917,248	(138,397)	(C)	36,158,685	(2,106,360)	(L)	34,052,325
			1,862,465	(E)
			(6,668,501)	(F)
			(500,000)	(G)
			(640,000)	(H)
			7,977	(K)
			5,317,892	(L)
Accumulated deficit	(6,518,440)	(37,066,002)	(150,000)	(A)	(37,066,002)	—		(37,066,002)
			6,668,440	(F)
Total Stockholders’ Equity (Deficit)	(6,518,255)	(139,477)	5,752,040		(905,692)	(2,106,378)		(3,012,070)
Total Liabilities, Temporary Equity, and Stockholders’ Equity (Deficit)	$19,064,354	$16,511,156	$(14,526,631)		$21,048,879	$(2,106,378)		$18,942,501

____________

(1)      Derived from the consolidated balance sheet of Goldenstone Acquisition Limited (“Goldenstone”) as of March 31, 2025. See Goldenstone’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)      Derived from the unaudited condensed balance sheet of Infintium Fuel Cell Systems, Inc. (“Infintium”) as of March 31, 2025. See Infintium’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025

			Scenario 1 Assuming No Redemptions			Scenario 3 Assuming Maximum Redemptions
	(1) Goldenstone (Historical)	(2) Infintium (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	$—	$364,171	$—		$364,171	$—		$364,171
Cost of goods sold	—	344,420	—		344,420	—		344,420
Gross profit	—	19,751	—		19,751	—		19,751
Operating expenses:
Selling, general and administrative	205,191	1,435,488	—		1,640,679	—		1,640,679
Research and development	—	112,000	—		112,000	—		112,000
Depreciation and amortization	—	29,972	—		29,972	—		29,972
Franchise tax credit	(78,760)	—	—		(78,760)	—		(78,760)
Total operating expenses	126,431	1,577,460	—		1,703,891	—		1,703,891
Loss from Operations	(126,431)	(1,557,709)	—		(1,684,140)	—		(1,684,140)
Other income
Income from business combination deposits forfeited by the former target company	—	—	—		—	—		—
Interest earned on investment held in Trust Account	193,515	—	(193,515)	(AA)	—	—		—
Interest expense	—	(1,087)	—		(1,087)	—		(1,087)
Other income, net	—	—	—		—	—		—
Total other income	193,515	(1,087)	(193,515)		(1,087)	—		(1,087)
Income (loss) before income taxes	67,084	(1,558,796)	(193,515)		(1,685,227)	—		(1,685,227)
Provision for income taxes	57,177	—	(57,177)	(AA)	—	—		—
Net Income (Loss)	$9,907	$(1,558,796)	$(136,338)		$(1,685,227)	$—		$(1,685,227)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	1,595,871		(1,595,871)	(BB)	—	—		—
Basic and diluted net income per share, common stock subject to possible redemption	$0.07				$—			$—
Basic and diluted weighted average shares outstanding, common stock attributable to Goldenstone	1,846,250		14,403,121	(BB)	16,249,371	(175,466)	(BB)	16,073,905
Basic and diluted net loss per share, common stock attributable to Goldenstone	$(0.06)				$(0.10)			$(0.10)

Basic and diluted weighted average number of common shares outstanding		92,768,284
Basic and diluted loss per share per common share		$(0.02)

____________

(1)      Derived from the historical information of Goldenstone for the three months ended March 31, 2025.

(2)      Derived from the unaudited statement of operations of Infintium for the three months ended March 31, 2025. See Infintium’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

			Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	(1) Goldenstone (Historical)	(2) Infintium (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined	Additional Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	$—	$5,055,110	$—		$5,055,110	$—		$5,055,110
Cost of goods sold	—	5,139,308	—		5,139,308	—		5,139,308
Gross profit	—	(84,198)	—		(84,198)	—		(84,198)

Operating expenses:
Selling, general and administrative	660,009	6,633,652	500,000	(CC)	7,793,661	—		7,793,661
Research and development	—	616,397	—		616,397	—		616,397
Depreciation and amortization	—	234,374	—		234,374	—		234,374
Franchise tax expenses	135,038	—	—		135,038	—		135,038
Total operating expenses	795,047	7,484,423	500,000		8,779,470	—		8,779,470
Loss from Operations	(795,047)	(7,568,621)	(500,000)		(8,863,668)	—		(8,863,668)
Other income
Income from business combination deposits forfeited by the former target company	125,000	—	—		125,000	—		125,000
Interest earned on investment held in Trust Account	1,848,205	—	(1,848,205)	(AA)	—	—		—
Interest expense	—	(26,613)			(26,613)	—		(26,613)
Bad debt expense	—	—	—		—	—		—
Other income, net	—	5,670	—		5,670	—		5,670
Total other income	1,973,205	(20,943)	(1,848,205)		104,057	—		104,057
Income (loss) before income taxes	1,178,158	(7,589,564)	(2,348,205)		(8,759,611)	—		(8,759,611)
Provision for income taxes	386,922	—	(386,922)	(AA)	—	—		—
Net income (loss)	$791,236	$(7,589,564)	$(1,961,283)		$(8,759,611)	$—		$(8,759,611)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	3,186,682		(3,186,682)	(BB)	—	—		—
Basic and diluted net income per share, common stock subject to possible redemption	$0.41				$—			$—
Basic and diluted weighted average shares outstanding, common stock attributable to Goldenstone	1,846,250		14,403,121	(BB)	16,249,371	(175,466)	(BB)	16,073,905
Basic and diluted net loss per share, common stock attributable to Goldenstone	$(0.28)				$(0.54)			$(0.54)

Basic and diluted weighted average number of common shares outstanding		92,644,850
Basic and diluted loss per share per common share		$(0.08)

____________

(1)      Derived from the historical information of Goldenstone for the twelve months ended December 31, 2024.

(2)      Derived from the statement of operations of Infintium for the year ended December 31, 2023. See Infintium’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Goldenstone will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Infintium issuing shares for the net assets of Goldenstone, accompanied by a recapitalization. The net assets of Goldenstone will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2025. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2024, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 has been prepared using, and should be read in conjunction with, the following:

•        Goldenstone’s audited consolidated balance sheet as of March 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Infintium’s unaudited balance sheet as of March 31, 2025 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 has been prepared using, and should be read in conjunction with, the following:

•        Goldenstone’s historical information for the three months ended March 31, 2025, which was derived from Goldenstone’s statement of operations for the year ended March 31, 2025, and subtract from Goldenstone’s statement of operations for the nine months ended December 31, 2024. The year ended March 31, 2025 financial statements and the related notes are included elsewhere in this proxy statement/prospectus. The historical information for the nine months ended December 31, 2024 were derived from the information included in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2024, filed with the Securities and Exchange Commission on February 14, 2025; and

•        Infintium’s unaudited statements of operations for the three months ended March 31, 2025 and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 has been prepared using, and should be read in conjunction with, the following:

•        Goldenstone’s historical information for the year ended December 31, 2024, which was derived from Goldenstone’s statement of operations for the nine months ended December 31, 2024, plus Goldenstone’s statement of operations for the year ended March 31, 2024, and subtract from Goldenstone’s statement of operations for the nine months ended December 31, 2023. The year ended March 31, 2024 financial statements and the related notes are included elsewhere in this proxy statement/prospectus. The historical information for the nine months ended December 31, 2024 and 2023 were derived from the information included in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2024, filed with the Securities and Exchange Commission on February 14, 2025, and;

•        Infintium’s statements of operations for the year ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Goldenstone and Infintium.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of Goldenstone common stock:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no Public Shareholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that a maximum redemption of 175,466 Public Shares issued and outstanding as of the Closing to satisfy the $5.0 million cash balance of closing condition, resulting in an aggregate cash payment of approximately $2.1 million from the Trust Account based on an assumed redemption price of $12.00. This scenario requires a $5.0 million senior secured convertible note financing for the Business Combination to occur. As of the date of this proxy statement/prospectus, the redemption price increased from $11.91 per share as of March 31, 2025 to $12.00 per share which reflects three of $50,000 non-interest bearing loans from the Sponsor and deposited into the Trust Account in order to extend the available time to complete the Business Combination to July 21, 2025.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that New Infintium believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Management believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). New Infintium has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 are as follows:

(A)    Reflects the extension loans of approximately $0.2 million provided by Goldenstone’s Sponsor and the deposits made in the Trust Account to extend the date by which Goldenstone can complete the Business Combination;

(B)    Reflects the issuance of approximately $5.0 million senior secured convertible note, net of 7% original issuance discount, to an investor at the closing of the Business Combination.

(C)    Reflects the redemption of 1,152,875 shares of Goldenstone’s common stock by Goldenstone’s stockholders at approximately $12.00 per share in July 2025, along with the related 1% excise tax;

(D)    Reflects the reclassification of cash held in the Trust Account and the transfer from the Trust Account to the operating account of the Combined Company that becomes available for general use following the Business Combination;

(E)    Reflects the settlement of $2,012,500 deferred underwriting discounts and commissions that becomes due and payable upon the consummation of the Business Combination, of which, 1) $150,000 paid in cash, 2) 350,000 shares of Goldenstone common stock issued at $10.00 per share with a fair value of $3,500,000 and 3) the recognition of the stock compensation expenses of $1,637,500 and the transfer of Goldenstone’s historical accumulated deficit of Goldenstone, the accounting acquiree, into Infintium’s additional paid-in capital upon the consummation of the Business Combination;

(F)    Reflects the elimination of the historical accumulated deficit of Goldenstone, the accounting acquiree, into Infintium’s additional paid-in capital upon the consummation of the Business Combination and reflects the issuance of 610,125 shares of Goldenstone common stock at $0.0001 par value from the conversion of 6,101,250 rights upon consummation of a Business Combination.

(G)    Reflects the settlement of approximately $1.3 million of total Goldenstone’s estimated transaction costs related to the Business Combination, of which, 1) approximately $0.8 million of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet and 2) approximately $0.5 million of transaction costs classified as an adjustment to Goldenstone’s accumulated deficit and subsequently reclassify to the Combined Company’s additional paid-in capital at the time of the consummation of the Business Combination;

(H)    Reflects the settlement of approximately $0.7 million of total Infintium’s estimated transaction costs related to the Business Combination, of which, 1) approximately $0.1 million of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet, and 2) approximately $0.6 million transaction costs related to the Business Combination to be recognized against additional paid-in capital at the time of the consummation of the Business Combination;

(I)     Reflects the repayments of promissory notes from Goldenstone’s Sponsor of approximately $3.1 million;

(J)     Reflects the elimination of the business combination deposits of $0.2 million;

(K)    Reflects the recapitalization of Infintium through issuance of (a) shares of Goldenstone common stock at $0.0001 par value to Infintium’s stockholders and (b) the consideration of the issuance of 1,500,000 Earnout shares of Goldenstone common stock, subject to the vesting schedule set forth in the Merger Agreement, deemed to be as equity instruments in accordance with ASC 815; and

(L)    In Scenario 1, reflects the reclassification of 442,996 shares of Goldenstone common stock subject to possible redemption to permanent equity at $0.0001 par value with no redemptions. In Scenario 2, which assumes the same facts as described in Items A through K above, but reflects the assumption that the maximum number of 175,466 shares of Goldenstone common stock are redeemed for cash by Goldenstone stockholders to satisfy the $5.0 million cash balance of closing condition. Scenario 2 requires a $5.0 million senior secured convertible note financing for the Business Combination to occur.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024 are as follows:

(AA) Represents an adjustment to eliminate interest earned on investment held in Trust Account, net of income tax effect, as if the Business Combination had been consummated on January 1, 2024, the beginning of the earliest period presented;

(BB) The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination had been consummated on January 1, 2024. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. In Scenario 2, this calculation is retroactively adjusted to eliminate the number of 175,466 shares of Goldenstone common stock redeemed for cash by Goldenstone shareholders for the entire period; and

(CC) Reflects the approximately $0.5 million of Goldenstone’s transaction costs to be incurred subsequent to March 31, 2025. This is a non-recurring item.

Note 4 — Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Potentially dilutive securities not considered in weighted average shares outstanding calculations due to the periods having a net loss.

Basic and diluted loss per share is computed by dividing pro forma net loss by the weighted average number of the shares of Goldenstone common stock outstanding during the periods.

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the three months ended March 31, 2025:

	For the Three Months Ended March 31, 2025
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to the Shareholders	$(1,685,227)	$(1,685,227)
Weighted average shares outstanding – basic and diluted	16,249,371	16,073,905
Pro forma loss per share – basic and diluted	$(0.10)	$(0.10)

Weighted average shares calculation, basic and diluted
Common Stock
Goldenstone Public Shareholders	1,017,996	842,530
Goldenstone Initial Shareholders	1,823,875	1,823,875
Representative Shares	407,500	407,500
Infintium Shareholders	13,000,000	13,000,000
Total weighted average shares outstanding	16,249,371	16,073,905

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the year ended December 31, 2024:

	For the Year Ended December 31, 2024
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to the Shareholders	$(8,759,611)	$(8,759,611)
Weighted average shares outstanding – basic and diluted	16,249,371	16,073,905
Pro forma loss per share – basic and diluted	$(0.54)	$(0.54)

Weighted average shares calculation, basic and diluted
Common Stock
Goldenstone Public Shareholders	1,017,996	842,530
Goldenstone Initial Shareholders	1,823,875	1,823,875
Representative Shares	407,500	407,500
Infintium Shareholders	13,000,000	13,000,000
Total weighted average shares outstanding	16,249,371	16,073,905

The following table represents the anti-dilutive outstanding securities not included in the table above with respect to the determination of pro forma loss per share calculation for the three months ended March 31, 2025:

	For the Three Months Ended March 31, 2025
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Share count underlying the warrants held by Goldenstone’s public shareholders	2,875,000	2,875,000
Share count underlying the warrants held by Goldenstone’s private shareholders	175,625	175,625
Shares underlying from the Representative UPO	432,400	432,400
Shares underlying from the Goldenstone Senior Secured Convertible Note Investor	434,783	434,783
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note	127,396	127,396
Infintium Shareholders’ potential earnout shares to be issued	1,500,000	1,500,000
Infintium Warrants(1)	1,043,192	1,043,192
Shares initially reserved for issuance under the Equity Plan	3,000,000	3,000,000
Total potentially dilutive outstanding securities	9,588,396	9,588,396

The following table represents the anti-dilutive outstanding securities not included in the table above with respect to the determination of pro forma loss per share calculation for the year ended December 31, 2024:

	For the Year Ended December 31, 2024
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Share count underlying the warrants held by Goldenstone’s public shareholders	2,875,000	2,875,000
Share count underlying the warrants held by Goldenstone’s private shareholders	175,625	175,625
Shares underlying from the Representative UPO	432,400	432,400
Shares underlying from the Goldenstone Senior Secured Convertible Note Investor	434,783	434,783
Shares Underlying the Warrant associated with the Goldenstone Senior Secured Convertible Note	127,396	127,396
Infintium Shareholders’ potential earnout shares to be issued	1,500,000	1,500,000
Infintium Warrants(1)	1,043,192	1,043,192
Shares initially reserved for issuance under the Equity Plan	3,000,000	3,000,000
Total potentially dilutive outstanding securities	9,588,396	9,588,396

____________

(1)      Upon the closing of the Business Combination exchange, the outstanding 34,464,079 number of Infintium Warrants will be automatically cancelled, extinguished, and converted into 4,829,593 number of new Infintium Warrants, which excluding 27,019,837 unvested number of Infintium warrants, based on Infintium’s Equity Value and based on a conversion rate of 0.1401341 at March 31, 2025.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION

For the Three Months Ended March 31, 2025	Goldenstone	Infintium	Assuming No Redemptions	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Net income (loss) attributable to common stockholders	$9,907	$(1,558,796)	$(1,685,227)	$(1,685,227)	$(1,685,227)	$(1,685,227)	$(1,685,227)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	1,595,871
Basic and diluted net income (loss) per share, common stock subject to possible redemption	$0.07
Basic and diluted weighted average shares outstanding, common stock attributable to Goldenstone	1,846,250	92,768,284	16,249,371	16,205,504	16,161,638	16,117,771	16,073,905
Basic and diluted net loss per share, common stock attributable to Goldenstone	$(0.06)	$(0.02)	$(0.10)	$(0.10)	$(0.10)	$(0.10)	$(0.10)
For the Year Ended December 31, 2024	Goldenstone	Infintium	Assuming No Redemptions	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Net income (loss) attributable to common stockholders	$791,236	$(7,589,564)	$(8,759,611)	$(8,759,611)	$(8,759,611)	$(8,759,611)	$(8,759,611)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	3,186,682
Basic and diluted net income (loss) per share, common stock subject to possible redemption	$0.41
Basic and diluted weighted average shares outstanding, common stock attributable to Goldenstone	1,846,250	92,644,850	16,249,371	16,205,504	16,161,638	16,117,771	16,073,905
Basic and diluted net loss per share, common stock attributable to Goldenstone	$(0.28)	$(0.08)	$(0.54)	$(0.54)	$(0.54)	$(0.54)	$(0.54)

GOLDENSTONE’S DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

Name	Age	Title
Eddie Ni	61	Director, Chief Executive Officer, Chief Financial Officer, and President
Ray Chen	59	Director
Jonathan McKeage	70	Independent Director
Pin Tai	70	Independent Director
Nan Sun	43	Independent Director

Below is a summary of the business experience of each of our executive officers and directors:

Eddie Ni.    Mr. Ni has been our President and Chief Executive Officer since March 2021, and has been our Chief Financial Officer since January 2024. He has more than 30 years of investment, business management and entrepreneurial experience. He has been the chairman and chief executive officer of Windfall Group since December 2009. Windfall Group, an Ohio corporation, has a large business portfolio involved in a variety of industries in U.S., including real estate, building supply, construction, and import/export of construction materials and home building structures such as granite and cabinet. Under the management of Windfall Group, Mr. Ni has raised, invested, and managed over hundred-million-dollar assets including commercial real estates across the Midwest to the south states of United States from the State of Ohio, Illinois to Georgia and South Carolina, and New York City and New Jersey. Mr. Ni was the chairman and chief executive officer of Direct Import Home Décor from November 2003 to November 2009. Prior to Windfall Group and Direct Import Home Décor, from May 1990 to October 2003, Mr. Ni was the founder and chief executive officer of Ni’s Dynasty focusing on investing and managing in the food and beverage industry. We believe that Mr. Ni is qualified to serve on our board of directors based on his expertise in business management and his transaction experience.

Ray Chen.    Mr. Chen has been our director since March 2021. He has served as chief operating officer of Goldenbridge Acquisition Limited since August 2020. Mr. Chen served as director and chief operating officer of Wealthbridge Acquisition Limited, a special purpose acquisition company, from February 2018 until its business combination with Scienjoy Inc. in May 2020, and has served as the investor relation officer of Scienjoy since then. Mr. Chen served as chief executive officer at Fortissimo Film International Ltd., a privately-owned film development and production company from August 2016 to January 2018. From January 2013 to February 2016, Mr. Chen was chief executive officer of Beijing Galloping Horse Film & TV Production Co., Ltd. From January 2010 to March 2013, Mr. Chen was the head of sales in the Beijing Office of Star Jet Co., Ltd. Prior to his Star Jet experience, Mr. Chen was the executive board member and head of sales in Asia Jet Partners Limited, a privately-owned holding company specializing in general aviation and aircraft leasing. Mr. Chen joined Asia Jet after his service as chief executive officer at ABC International Inc., a business consulting company based in Cleveland, Ohio. Mr. Chen attended business and marketing courses at Cleveland State University from September 1991 to June 1995. We believe Mr. Chen is well-qualified to serve as a member of the board given his public company experience, including other similarly structured blank check companies, business leadership, operational experience and contacts.

Jonathan McKeage.    Mr. McKeage has been our director since July 2021. has over 30 years of experience in the areas of M&A, corporate finance, equity analysis, trading and investor relations. Mr. McKeage has held executive positions at publicly traded U.S. corporations, including Vice President of Corporate Development for NASDAQ-quoted, Minneapolis-based Digital Angel Corporation, where for seven years (2004-2010) he coordinated acquisitions and divestitures and served as in-house investor relations manager for this international RFID and GPS technology group. During this time, he also served as CEO and Director of New Jersey-based Digital Angel subsidiary InfoTech USA, an OTC-quoted provider of information technology and consulting services to small and medium sized businesses, where he led a business model restructuring and eventual sale to a private equity group, as part of the parent company’s program of divestiture of non-core assets. Before this, Mr. McKeage for two years was an Account Manager with Allen & Caron, a New York and London based investor relations firm, where he led roadshows and wrote press releases for the firm’s small cap client base, and advised C-suite executives on IR strategies. In the early 1990s Mr. McKeage spent three years with Kalb Voorhis, a New-York based brokerage and specialist operation, where he acted as floor broker on the NYSE and client relationship manager with the firm’s AMEX specialist unit, as well as on the firm’s equity sales desk “upstairs” executing customer trades on these exchanges. Following this, he spent two years with Niederhoffer Investments, a New York-based financial group engaged primarily in commodities trading, where he engaged in commodities research and ADR trading, as well as managing the firm’s private company exclusive sale business. Mr. McKeage’s investment banking experience includes seven years (1995-2002) as a Managing Director in the Corporate Finance department of New York-based Dominick & Dominick LLC, where he was involved in a number of domestic and international M&A and equity funding assignments and also led European roadshows for US clients in conjunction with Dominick’s then-extensive European branch network. During this time Mr. McKeage also published a number of research reports on small cap technology companies. Prior to his time with Dominick, Mr. McKeage was an Associate with Morgan Grenfell Inc., the New York office of Morgan Grenfell plc, the British merchant bank, where he participated in domestic and cross-border M&A transactions, and also participated in a roadshow for the launch of Morgan Grenfell’s London-based merchant banking fund (1986-1990). Mr. McKeage began his investment banking career in the Municipal Finance division of PaineWebber in New York, where he was a member of a team structuring tax-exempt municipal bonds. More recently (since 2015), Mr. McKeage has been involved in educational services, as a corporate executive, teacher and consultant. He has served as CEO, Director and Senior Advisor for American Education Center, Inc., a New York-based, OTC-quoted provider of college application advice, and acclimation and business services to Chinese students studying in the US and their families. During this time, he also taught online courses in Equity Analysis, Personal Investing, US Capital Markets, M&A, and the Global Investment Banking Industry. Mr. McKeage holds a BA degree from Rice University, MA and PhD degrees from Harvard University and a Certificate in Business Administration from The Wharton School. We believe Mr. McKeage is well-qualified to serve as a member of our board of directors given his experience, relationships and contacts.

Pin Tai.    Mr. Tai has been our director since April 2021. He has over 38 years of commercial banking experience in U.S., Hong Kong and mainland China. Mr. Tai joined Cathay Bank in 1999 as general manager of its New York region, and was instrumental in the development of its east coast presence in New York, Boston, Maryland, New Jersey and Chicago. He took on more responsibilities within the bank as executive vice president of eastern regions including Texas and was appointed chief lending officer in 2013. In 2015, he was invited to join the board of directors and was appointed as president of Cathay Bank. In 2016, he was named chief executive officer and president of Cathay General Bancorp and Cathay Bank. During his tenure as chief executive officer and president, Cathay Bank was ranked top 10 Best Banks in 2018 and within the top 20 Best Banks in America for 5 consecutive years by Forbes Magazine. Mr. Tai retired from Cathay Bank in September 2020. Subsequently he was invited to join GPI Investment Group and became chairman of GPI Real Estate Opportunity Fund, a private equity focusing on investment in multi-family, student housing and undervalued real estate assets. Prior to joining Cathay Bank, he worked for Bank of China, USA for 13 years in charge of credit and business development, marketing and correspondent banking. Before that, he was with Bank of America in Hong Kong and mainland China providing international banking services to Chinese state-owned banks and companies as well as multinational companies. He was amongst the earliest group of American bankers entering China market in 1980. Mr. Tai graduated from the University of Rochester with a bachelor of science degree in Chemical Engineering and received his master’s degree in business administration with Honor from Northwestern University’s Kellogg School of Management. He also completed the Directors Training Program at UCLA Anderson School of Business. He was former vice chair and board member of NY Chinatown Partnership Local Development Corporation, director of NY Chinese Bankers Association, director of Cathay General Bancorp, Cathay Bank and Cathay Bank Foundation, Western Bankers Association, California Bankers Association, Foothill Family Services at Pasadena and Worldwide Christian Churches Ministries. Mr. Tai was invited to become a member of the Committee of 100 in 2019. We believe Mr. Tai is well-qualified to serve as a member of our board of directors given his experience, relationships and contacts.

Nan Sun.    Mr. Sun has been our director since April 2021. Mr. Sun currently serves as general manager of H-Bar Continuous Cast Iron Corp. from 2014. Mr. Sun has been a professor in Xi’an University of Technology, China and a guest professor in University of Notre Dame, U.S. since August 2017. Prior to that Mr. Sun was an associate professor in Jiangsu University, China from April 2015 to August 2017. Mr. Sun was a post-doctorate research associate in Department of Physics, Purdue University, U.S., from December 2011 to March 2012, and in Harper Cancer Center, University of Notre Dame, U.S., from March 2012 to June 2015. Mr. Sun has a list of publications on various meetings, conferences and journals. Mr. Sun obtained two patents, one for inventing a new device for Fumric acid recycling in 2014 and one for inventing a new method for waste water treatment, recycle, and chemical extraction for profits in 2012. He has been a member of The Minerals, Metals & Materials Society (TMS), Society of Photo-Optical Instrumentation Engineers (SPIE), and American Physical Society (APS). Mr. Sun graduated with a bachelor’s degree in Intensive Instruction (a special program for cultivating scientists) from Nanjing University, China in 2003. Mr. Sun earned his Ph.D and master’s degree in Physics from University of Notre Dame, U.S. in 2012 and 2007, respectively. We believe Mr. Sun is well-qualified to serve as a member of our board of directors given his experience, relationships and contacts.

Number of Officers and Directors

The Board of Directors currently is consisted of five (5) members. Each member of our board of directors will be elected at our annual meetings.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including, without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the board of directors.

Director Independence

Utilizing the Nasdaq listing standards for determining director independence, a majority of our board of directors is independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Jonathan McKeage, Pin Tai, and Nan Sun are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee, and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. We have established an audit committee of the board of directors, which consists of Jonathan McKeage, Pin Tai, and Nan Sun, each of whom is an independent director under Nasdaq’s listing standards. Jonathan McKeage is the Chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Pin Tai qualified as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

We have established a nominating committee of the board of directors, which consists of Jonathan McKeage, Pin Tai, and Nan Sun, each of whom is an independent director under Nasdaq’s listing standards. Nan Sun is the Chairperson of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our certificate of incorporation. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

We have established a compensation committee of the board of directors, which consists of Jonathan McKeage, Pin Tai, and Nan Sun, each of whom is an independent director under Nasdaq’s listing standards. Jonathan McKeage is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our Code of Ethics as an exhibit to our Registration Statement on Form S-1. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

In relation to the foregoing, our amended and restated certificate of incorporation provides that:

•        we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities that are presented to us or our officers or directors or stockholders or affiliates thereof, including but not limited to, our initial stockholders and its affiliates, except as may be prescribed by any written agreement with us; and

•        our officers and directors will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any of our initial stockholders or its affiliates to the fullest extent permitted by Delaware law.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor these fiduciary obligations under applicable law. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Company	Affiliation	Priority/Preference relative to Goldenstone Acquisition Limited
Eddie Ni	Windfall Group	Chief Executive Officer and Chairman	Windfall Group
Jonathan McKeage	American Education Center, Inc.	Chief Executive Officer	American Education Center, Inc.
Nan Sun	H-Bar Continuous Cast Iron Corp	General Manager	H-Bar Continuous Cast Iron Corp

Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        Our sponsors, executive officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the consummation of our initial business combination. Additionally, our sponsors, executive officers and directors have agreed to waive their redemption rights with respect to their founder shares if we fail to consummate our initial business combination within 15 months after the closing of the IPO, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units will be used to fund the redemption of our public shares, and the private placement units will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our initial stockholders until the earlier of (1) one year after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares will be released from the lock-up. With certain limited exceptions, the private placement units and the securities underlying such units will not be transferable, assignable or salable by our initial stockholders until

30 days after the completion of our initial business combination. Since our initial stockholders and officers and directors may directly or indirectly own common stock and warrants following the IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        Our initial stockholders, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our initial stockholders or an affiliate of our initial stockholders or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be, at the option of the lender, convertible into placement units at a price of $1.00 per unit. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period.

•        Our initial stockholders, officers and directors may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which would only be repaid if we complete an initial business combination.

The conflicts described above may not be resolved in our favor.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our initial stockholders, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our Public Stockholders for a vote, our sponsors, executive officers, and directors have agreed to vote their founder shares and any public shares purchased in or after the IPO in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will obtain a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW INFINTIUM AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

The following table sets forth certain information relating to the persons who will serve as executive officers and directors of New Infintium, as well as the Surviving Corporation, immediately following the consummation of the Business Combination.

Name	Age	Position/Title
Yan (Chris) Feng	61	Chief Executive Officer and Director
Eddie Ni	61	Director
Curtis Rusu	65	Director
Nan Sun	43	Director
Christian Cline	27	Director
Robert Clippard	49	Vice President of Business and Engineering Development
Shuo Wang	47	Interim Chief Financial Officer
Scott Blackburn	55	Vice President of Operations

Pursuant to New Infintium’s Amended Charter and bylaws, directors of New Infintium will serve for a term of one year and until their successors are elected at its annual meeting of stockholders meeting and are qualified, subject to removal by the stockholders. Each executive officer will serve at the pleasure of the board of directors, for a term of one year and until his or her successor is elected at a meeting of the board of directors and is qualified.

Biographies of Executive Officers and Directors

Set forth below are brief accounts of the business experience during at least the past five years of each intended executive officer and director of New Infintium.

Yan (Chris) Feng.    Yan (Chris) Feng will serve as our Chief Executive Officer and a director of New Infintium. Mr. Feng has over 30 years of experience in engineering and management in the technology, automotive and automation fields. He has served as Infintium’s Chairman, President, and Chief Executive Officer since 2022. Prior to Infintium, Mr. Feng served as President of Haosen Automation North America (“Haosen”) for over six (6) years. Haosen is a business focused on powertrain, hydrogen fuel cell and battery assembly technologies.

Prior to Haosen, Chris was the President of Fuyao Automotive North America (“Fuyao”), a leading automobile glass manufacturing company. He founded Fuyao in Michigan and built its team to several hundred employees over the course of seven (7) years. Under Mr. Feng’s leadership, Fuyao won General Motors’ prestigious “Supplier of the Year” award four (4) times. Mr. Feng helped Fuyao secure a $400 million investment in 2014, which was the largest investment into a glass supplier company in Ohio state history.

Mr. Feng previously worked for 12 years at Chrysler/Daimler-Chrysler with various responsibilities from manufacturing engineering to body system design engineering.

Mr. Feng holds a Bachelor of Science in Mechanical Engineering and a Master’s degree in Mechatronics from Dalian University of Technology. He also spent two years at University of Michigan as a mechanical engineering researcher.

Eddie Ni.    Mr. Ni will serve as a director of New Infintium. He currently serves as the President and Chief Executive Officer of Goldenstone, positions he has held since March 2021. He has also served as Goldenstone’s Chief Financial Officer since January 2024.

Mr. Ni has more than 30 years of investment, business management and entrepreneurial experience. He has been the Chairman and Chief Executive Officer of Windfall Group since December 2009. Windfall Group, an Ohio corporation, has a large business portfolio involved in a variety of industries in U.S., including real estate, building supply, construction, and import/export of construction materials and home building structures such as granite and cabinet. Under the management of Windfall Group, Mr. Ni has raised, invested, and managed over hundred-million-dollar assets including commercial real estates across the Midwest to the south states of United States from the State of Ohio, Illinois to Georgia and South Carolina, and New York City and New Jersey. Mr. Ni was the Chairman and Chief Executive Officer of Direct Import Home Décor from November 2003 to November 2009. Prior to Windfall Group and Direct

Import Home Décor, from May 1990 to October 2003, Mr. Ni was the founder and chief executive officer of Ni’s Dynasty focusing on investing and managing in the food and beverage industry. We believe that Mr. Ni is qualified to serve on the board of directors of New Infintium based on his expertise in business management and his transaction experience.

Curtis Rusu.    Curtis Rusu will serve as an independent director of New Infintium. Mr. Rusu has 45 years of automation, robotics, and sales experience with the vision of developing new market opportunities. Curtis is currently employed with Nachi Robotic Systems Inc. (North American Robot Division of Nachi-Fujikoshi) (“Nachi”), a company he has spent the last 30 years at. He currently serves as Vice President of Sales and Board member, positions he has held since 2018. His past positions at the company included President & COO.

Throughout his thirty-year career with Nachi, Curtis has generated multiple sales records with over 300 million in sales to various industries. During the last 8 years, Mr. Rusu’s focus at Nachi has been to expand Nachi’s distributor network and establish a business division to supply turn-key automation solutions to customers. Prior to his 30-year career with Nachi, Curtis compiled his automation experience from his 15 years at Comau Inc. (International Automation Systems and Robotics company), working as a Designer and Project Manager.

Nan Sun.    Nan Sun will serve as an independent director of New Infintium. Mr. Sun currently serves as general manager of H-Bar Continuous Cast Iron Corp. from 2014. Mr. Sun has been a professor in Xi’an University of Technology, China and a guest professor in University of Notre Dame, U.S. since August 2017. Prior to that Mr. Sun was an associate professor in Jiangsu University, China from April 2015 to August 2017. Mr. Sun was a post-doctorate research associate in Department of Physics, Purdue University, U.S., from December 2011 to March 2012, and in Harper Cancer Center, University of Notre Dame, U.S., from March 2012 to June 2015. Mr. Sun has a list of publications on various meetings, conferences and journals. Mr. Sun obtained two patents, one for inventing a new device for recycle Fumric acid recycle in 2014 and one for inventing a new method for waste water treatment, recycle, and chemical extraction for profits in 2012. He has been a member of The Minerals, Metals & Materials Society (TMS), Society of Photo-Optical Instrumentation Engineers (SPIE), and American Physical Society (APS). Mr. Sun graduated with a bachelor’s degree in Intensive Instruction (a special program for cultivating scientists) from Nanjing University, China in 2003. Mr. Sun earned his Ph.D and master’s degree in Physics from University of Notre Dame, U.S. in 2012 and 2007, respectively. We believe Mr. Sun is well-qualified to serve as a member of our board of directors given his experience, relationships and contacts.

Christian Cline.    Christian Cline will serve as an independent director of New Infintium. Mr. Cline brings a wealth of experience and a deep-rooted commitment to the material handling industry. As a second-generation member of the industry, he was exposed to multiple facets of material handling before his formal education began. Currently, Mr. Cline is the Director of Automated Solutions at Southeast Industrial Equipment, Inc., a role he has served in since September of 2024. As Director of Automated Solutions, Mr. Cline oversees the company’s estimation and implementation groups and directly manages sales for technically complex systems. Prior to Southeast Industrial Equipment, Inc., Mr. Cline was Account Executive for System Solutions at Slate River Systems, Inc., a role he held from March 2022 to September 2024. As Account Executive for System Solutions, he worked with clients to understand their needs and formulate situations, and his responsibilities included engineering and project management and customary sales duties as well as managing cross functions within engaged projects. From December 2019 to March 2022, Mr. Cline was an Account Manager at Dematic Corporation, where his responsibilities included overseeing and selling products within Autostore, a storage system. After assisting in the sale of over 60 million dollars’ worth of such products, Mr. Cline was awarded Dematic Global Sales Newcomer of the Year and during his service for Dematic Corporation, Mr. Cline also led sales in Canada, Mexico and Central and Western United States. From December 2018 to December 2019, Mr. Cline was a part-time Project Manager at Winston Water Cooler, Ltd., and prior to that an Associate E-commerce Developer at the same firm from August 2018 to December 2018.

Mr. Cline graduated from the University of Dallas in 2018 with a Bachelor of Arts in Business and an MBA in Finance from the same institution in 2019.

Beyond his professional achievements, Christian is also a respected member of his local planning and zoning commission board, where he contributes to community development.

Robert Clippard.    Robert Clippard will serve as the Vice President of Engineering and Business Development of New Infintium. He currently serves as Vice President of Engineering and Business Development of Infintium, a role in which he leads the technology development of HFC power units and steers the company’s strategic sales vision. Before taking on this role, Mr. Clippard served as Director of Engineering at Infintium from July 2021 to May 2022, a role in which he was responsible for all engineering design, development, and field support operations. As Director of Engineering, he played a key role in the reorganization of the company’s engineering department and processes to ensure high quality repeatable designs of its HFC power units.

Prior to joining Infintium, Mr. Clippard held multiple roles with Proterra Inc. (“Proterra”), an electric vehicle and powertrain manufacturing company, for over seven (7) years. From January 2019 to June 2021, Mr. Clippard was the Manager of Control Systems Integration at Proterra, a role in which he led a team of engineers to develop bus integration software, provided support and mentorship for new engineers to electric vehicle control systems and optimization. His team worked with large, cross functional groups to provide overall system engineering insight, Design Failure Mode and Effects Analysis leadership, and robust, reliable designs. From October 2017 to January 2019, Mr. Clippard led a team of engineers to develop a battery electric transit bus, and focused on vehicle integration of multiple high and low voltage systems to provide robust transportation solutions. He started at Proterra as a Controls Engineer from March 2014 to October 2017, a role in which he developed and tested vertical integration software and hardware, including inverter controls, low voltage system control, thermal management, and diagnostics and led the development of an offboard service application to allow service technicians an easier transition into electric vehicles from internal combustion powered vehicles.

Mr. Clippard also worked for Daimler Trucks North America (“Daimler”) from September 2011 to March 2014 as a Senior Design and Test Engineer, where he helped to validate and prototype the latest designs for school buses, walk-in vans, motor homes. Prior to Daimler, he worked at PowerSecure, Inc. as an Embedded Systems Engineer, a role in which he helped to develop a novel remote telemetry, data acquisition, and control system that helped facilitate rapid adoption of remote power generation and load shedding equipment.

Mr. Clippard earned his PhD in Automotive Engineering from Clemson University in 2011, his Master of Science in Computer Engineering from North Carolina State University, and a Bachelor’s of Science degree in Electrical Engineering from North Carolina State University in 2002.

Shuo Wang.    Ms. Wang joined Infintium in 2024 bringing with her extensive experience across both public practice and industry sectors. With a career spanning over two decades in China, the UK and the United States, Ms. Wang has built a reputation as a strategic business partner known for delivering fiscally responsible solutions, driving corporate growth, and ensuring regulatory compliance.

Prior to joining Infintium, from January 2023 to November 2024, Ms. Wang was the accounting manager for a family office of an ultra-high-net-worth individual. In that role, she maintained and updated valuations for an investment portfolio comprising investments in over 400 companies, with a total value of over $2 billion. From May 2021 to January 2023, Ms. Wang was the controller for Silk Home, Inc. a wholesaler, with $30 million plus in annual revenues, that manufactures and imports home textile products and distributes its products through major US retailers such as Costco and Walmart. From July 2020 to September 2021, Ms. Wang was the finance manager for Ingrid Design LLC, a marketing and design agency with $10 million in annual revenues.

Ms. Wang’s earlier roles in the UK and China included managing financial operations, supervising audits, and delivering substantial cost-saving initiatives.

Additionally, Ms. Wang is a fellow member of the Association of Chartered Certified Accountants (ACCA) and holds advanced degrees in accounting and finance from institutions in both the UK and China.

Scott Blackburn.    Scott Blackburn joined Infintium Fuel Cell Systems, Inc. in 2020, bringing with him over 20 years of extensive experience in the automotive manufacturing industry. With a proven track record in multi-departmental leadership, Scott has successfully managed and optimized key operational areas, including quality assurance and control, supply chain management, production and materials oversight, as well as service management.

In his previous role at Infintium, Scott was instrumental in driving quality excellence by overseeing the Quality Management Systems (QMS), spearheading continuous improvement initiatives, and enhancing product and process capabilities. His expertise in manufacturing quality functions has played a crucial role in elevating operational efficiencies and ensuring compliance with industry standards.

Prior to joining Infintium, Scott built a career in the automotive sector, serving as a Senior Quality Engineer for both Tier 1 and Tier 2 suppliers. In these roles, he was responsible for implementing robust quality systems, leading cross-functional teams, and driving process improvements that resulted in measurable gains in productivity, cost reduction, and defect prevention.

Scott possesses deep technical expertise in root cause analysis, continuous improvement methodologies, certified quality engineering, ISO standards, and advanced product quality planning (APQP/PPAP). He is trained in Six Sigma Green and Black Belt certifications, further reinforcing his ability to develop data-driven solutions that enhance operational performance.

Scott earned his Bachelor of Science in IDS from the University of South Carolina, with a major focus on Business and a minor in Statistics. His strong analytical skills, combined with his leadership acumen, make him a key driver of operational excellence at Infintium.

As Vice President of Operations, Scott remains committed to fostering a culture of continuous improvement, innovation, and operational efficiency, ensuring Infintium’s sustained growth and success in the competitive manufacturing landscape.

Family Relationships

There are no family relationships between or among any of the persons who will serve as directors or executive officers of New Infintium.

No Classified Board of Directors

New Infintium’s Board of Directors will have one class of directors, with each director being elected in each year and serving a one-year term.

Committees of the Board of Directors

The standing committees of Combined Company’s Board of Directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of [•], [•], and [•], each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. [•], will serve as chairman of the Audit Committee. Our Board has determined that [•], qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties will be specified in an Audit Committee Charter.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of [•], [•], and [•], each of whom is an independent director under Nasdaq’s listing standards will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of [•], and [•], each of whom is an independent director under Nasdaq’s listing standards [•] will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees will be specified in a Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

We anticipate that, upon the consummation of the Business Combination, the New Infintium Board of Directors will adopt Infintium’s code of ethics, which applies to Infintium’s employees, officers, and directors, as its own. A copy of such code of ethics is available upon written request to Infintium.

Officer and Director Compensation Following the Business Combination

While we do not expect any material differences in the compensation of Infintium’s current executive officers once they become executive officers of the Surviving Corporation, we have not determined whether and to what extent directors of New Infintium and the Surviving Corporation will be paid for their service as directors.

Compensation of Directors and Executive Officers

The following table sets forth the compensation earned by Infintium’s directors and executive officers who will continue to serve in such capacities for New Infintium after consummation of the Business Combination for their services rendered in all capacities during the fiscal years ended December 31, 2024 and 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Yan (Chris) Feng	2024	$253,000	$100,000	$—	$590,026	$—	$943,026
	2023	$253,000	$—	$—	$498,675	$—	$751,675

Robert Clippard	2024	$215,000	$70,000	$—	$83,149	$—	$368,149
	2023	$194,632	$12,000	$—	$63,580	$—	$270,212

Employment Agreements

Other than written offers of employment with Yan (Chris) Feng and Robert Clippard, Infintium does not have any other employment agreements with such individuals.

Compensation of Directors

Infintium does not compensate its directors for their service on the board of directors.

Stock Option Plans — Outstanding Equity Awards at Fiscal Year End

Yan (Chris) Feng held 3,100,000 of unexercised options to purchase stock of Infintium with grant date fair value of $2,360,104 and unvested 1,027,083 shares of Infintium Stock at December 31, 2024.

Robert Clippard held 320,000 of unexercised options to purchase stock of Infintium with grant date fair value of $332,597 and unvested 152,500 shares of Infintium Stock at December 31, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of [•], 2025 pre-Business Combination and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Goldenstone to be the beneficial owner of more than 5% of the shares of Common Stock as of [•], 2024 (pre-Business Combination) or of shares of Common Stock upon the Closing;

•        each of Goldenstone’s executive officers and directors;

•        each person who will become an executive officer or director of New Infintium upon the Closing;

•        all of our current executive officers and directors as a group; and

•        all executive officers and directors of New Infintium as a group upon the Closing.

As of the Record Date, there were 2,289,246 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Goldenstone believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Common Stock subject to options or Warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, the percentage ownership of outstanding shares is based on 17,402,246 shares of Common Stock to be outstanding upon consummation of the Business Combination, assuming no redemption of Public Shares and 15,904,631 shares of Common Stock to be outstanding in the maximum redemption scenario but does not take into account any Infintium Warrants or options or other convertible securities of Infintium issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), these ownership percentages will be different.

The expected beneficial ownership of New Infintium Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the 442,996 Public Shares that remain outstanding have been redeemed. The expected beneficial ownership of New Infintium Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes that 1,497,615 of the remaining outstanding Public Shares have been redeemed which represents the maximum number of Public Shares that may be redeemed in connection with the closing of the Business Combination while still enabling the parties to pay expected transaction expenses from the proceeds remaining in the Trust Account following redemptions of Public Shares.

	Pre-Business Combination		Post-Business Combination
			Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares	%	Number of Shares of Common Stock	%	Number of Shares of Common Stock	%
Directors and Executive Officers of Goldenstone(1)
Eddie Ni	1,217,195	35.38
Ray Chen	187,813	5.46
Jonathan McKeage	15,000	*
Pin Tai	15,000	*
Nan Sun	15,000	*
All directors and executive officers prior to the Business Combination as a group (5 individuals)	1,450,788	42.15
5% or Greater Stockholders
TD Securities (USA) LLC(2)	175,227	5.09	175,227
Hudson Bay Capital Management(3)	322,651	9.37	322,651
Eddie Ni(1)	1,217,195	35.38
Ray Chen(1)	187,813	5.46
Directors and Executive Officers of New Infintium(4)
Yan (Chris) Feng	—	*
Eddie Ni	—	*
Curtis Rusu	—	*
Nan Sun	—	*
Christiane Cline	—	*
Robert Clippard	—	*
Shuo Wang	—	*
Scott Blackburn	—	*
All directors and executive officers prior to the Business Combination as a group (7 individuals)

Five Percent Holders of New Infintium
Ancheng	—	—	9,178,000	52.74	9,178,000	57.11
Fuxin Chuang Fu	—	—	930,800	5.35	930,800	5.79
Jiern Li	—	—	1,254,500	7.21	1,254,500	7.81

____________

*        Less than 1%.

(1)      The business address of each of the individuals is c/o Goldenstone Acquisition Limited, 4360 East New York Street, Aurora, Illinois 60504.

(2)      Based on a Schedule 13G filed with the SEC on February 14, 2025. The business address of the reporting person is One Vanderbilt Avenue, New York, New York 10017.

(3)      Based on a Schedule 13G filed with the SEC on November 8, 2024. The business address of the reporting person is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(4)      The business address of each of the individuals is c/o Infintium Fuel Cell Systems, Inc., _________, ________, ______, South Carolina ______.

(5)      Goldenstone Holding, LLC, a Delaware limited liability company, the Sponsor, is controlled by Mr. Eddie Ni, who is our CEO and director.

DESCRIPTION OF GOLDENSTONE’S SECURITIES

General

Pursuant to our Certificate of Incorporation, our authorized stock consists of 15,000,000 shares of Common Stock, par value $0.0001. As of the date of this proxy statement/prospectus, 7,303,594 shares of Common Stock are issued and outstanding. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our Certificate of Incorporation, bylaws, our warrant agreement, and to the applicable provisions of Delaware law.

Units and Public Shares

Each Unit consists of one Public Share, one Warrant and one Right. Each whole Warrant entitles the holder to purchase one share of Common Stock.

The Units will continue to trade as a Unit consisting of one share of Common Stock, and one Warrant and one Right until we consummate an initial business combination, at which time they (to the extent not redeemed) will automatically separate and the Units will no longer be outstanding.

Common Stock

Holders of record of shares of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our insiders, officers, and directors, have agreed to vote their respective shares of Common Stock in favor of the Business Combination.

Pursuant to our Certificate of Incorporation, we have until June 21, 2026 to complete our if initial business combination. If we cannot complete an initial business combination during that time period we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Initial Stockholders have agreed to waive their rights to share in any distribution with respect to their founder shares and shares of Common Stock included in the Private Units, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time period.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock, except that Public Stockholders have the right to sell their shares to us in any tender offer or have their shares of Common Stock redeemed to cash equal to their pro rata share of the Trust Account if they vote on a proposed business combination and the business combination is completed. If we hold a stockholder vote to amend any provisions of our Certificate of Incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which we have to complete a business combination), we will provide our Public Stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding Public Shares, in connection with any such vote. In either of such events, redeeming stockholders would be paid their pro rata portion of the Trust Account promptly following consummation of the business combination or the approval of the amendment to the certificate of incorporation. Public stockholders who sell or redeem their stock for their share of the Trust Account still have the right to exercise the redeemable warrants and convert the rights that they received as part of the Units. If we do not consummate a business combination or our stockholders do not approve the amendment, stockholders will not be paid such amounts.

Insider Shares

The insider shares are identical to the shares of Common Stock included in the Units, and our insiders have the same stockholder rights as Public Stockholders, except that (i) the insider shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our insiders have agreed (A) to vote their insider shares, private shares and any Public Shares acquired in or after the IPO in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our Certificate of Incorporation that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within nine months from the closing of the IPO (or up to 15 months, if we extend the time to complete a business combination), unless we provide our Public Stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of taxes payable, divided by the number of then outstanding Public Shares, (C) not to redeem any shares (including the insider shares) for cash from the Trust Account in connection with a stockholder vote to approve our initial business combination (or sell any shares they hold to us in a tender offer in connection with an initial business combination) or a vote to amend the provisions of our Certificate of Incorporation relating to the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by June 21, 2026, and (D) that the founder shares and private shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if we do not consummate a business combination.

On the date of the completion of the IPO, the insider shares were placed into an escrow account with Continental Stock Transfer & Trust Company as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the consummation of our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The limited exceptions referred to above include (i) transfers among the insiders, to our officers, directors, advisors and employees, (ii) transfers to an insider’s affiliates or its members upon its liquidation, (iii) transfers to relatives and trusts for estate planning purposes, (iv) transfers by virtue of the laws of descent and distribution upon death, (v) transfers pursuant to a qualified domestic relations order, (vi) private sales made at prices no greater than the price at which the securities were originally purchased or (vii7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause (vii)) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the insider shares.

Warrants

Public Warrants

There are 5,750,000 Public Warrants outstanding. Each redeemable warrant entitles the holder thereof to purchase one-half of one share of Common Stock at a price of $11.50 per full share, subject to adjustment. The Public Warrants will become exercisable on the later of the completion of an initial business combination and March 21, 2023. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days from the closing of our initial business combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

In addition, if (i) we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Board), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (iii) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

We may redeem the outstanding Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

•        if, and only if, the last reported sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such Warrant.

The redemption criteria for the Warrants have been established at a price that is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

We will not redeem the Warrants unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Warrants become redeemable, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the fair market value by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants. For example, if a holder held 300 Warrants to purchase 300 shares and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 70 shares without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants (including the Private Warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Warrants and receive the applicable shares of Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable and we will not be obligated to issue Common Stock underlying such Public Warrants unless at the time a holder seeks to exercise such Warrant, a prospectus relating to the Common Stock issuable upon exercise of the Warrants is current and the Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York.

Private Warrants

The Private Warrants have terms and provisions that are identical to those of the Warrants sold with the Units in the IPO except that the Private Warrants are entitled to registration rights. The Private Warrants (including the Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until after the completion of our initial business combination except to permitted transferees.

Rights

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-tenth of one share of Common Stock upon consummation of our initial business combination, even if the holder of a public right converted all shares of Common Stock held by him, her or it in connection with the initial business combination or an amendment to our Certificate of Incorporation with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth of one share underlying such Right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of Rights in order to receive his, her or its additional shares of Common Stock upon consummation of an initial business combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Common Stock will receive in the transaction on an as-converted into Common Stock basis.

We will not issue fractional shares in connection with an exchange of Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the DGCL. As a result, you must hold Rights in multiples of 10 in order to receive shares for all of your Rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their Rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

Our Transfer Agent, Warrant Agent and Rights Agents

The transfer agent for our, Units and Common Stock and the warrant agent and rights agent for our Warrants and Rights is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of our Securities

The Units, Public Shares, Warrants and Rights are currently quoted on the OTC Markets under the symbols “GDSTU,” “GDST,” “GDSTW” and “GDSTR,” respectively. Prior to March 26, 2025, the Units, Public Shares, Warrants and Rights were traded on Nasdaq.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Interested Stockholder Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•        the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•        on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum For Certain Lawsuits

Our Certificate of Incorporation requires that, unless Goldenstone consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Goldenstone, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or the bylaws, or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (A) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or the Securities Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees.

This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New Infintium or its directors, officers, or other employees, which may discourage lawsuits against New Infintium and its directors, officers, and other employees as it may increase the costs to a stockholder of pursuing any claims it may have.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our president or by our chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

This section describes the material differences between the rights of Goldenstone stockholders before the consummation of the Business Combination and the rights of New Infintium stockholders after the Business Combination. These differences in stockholder rights result from the differences between the respective governing documents of Infintium and Goldenstone, on the one hand, and New Infintium, on the other hand (and assumes the approval of the Amended Charter by Goldenstone’s stockholders.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. This summary is qualified in its entirety by reference to the full text of Infintium’s, Goldenstone’s and New Infintium’s governing documents as well as the relevant provisions of the DGCL.

The following table sets forth a summary of the principal proposed changes and the differences between Goldenstone stockholders’ rights under the Current Charter and the Amended Charter. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this Amended Charter as Annex B. We urge you to read the Amended Charter in its entirety for a complete description of the rights and preferences of the New Infintium’s securities following the Business Combination.

	Current Charter or Current Bylaws	Proposed Bylaws or Amended Charter
Number of Authorized Shares	The Current Charter provides that the total number of authorized shares of all classes of capital stock is 15,000,000 shares, consisting entirely of common stock, par value $0.0001 per share.	The total number of stock shall be 210,000,000 shares, consisting of (a) 200,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock.
	See Article Fifth of the Current Charter.	See Article Fifth of the Amended Charter.
Common Stock

Under the Current Charter and the DGCL, holders of Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of Common Stock redeemed in connection with a business combination.

[No change].
See Articles Fifth and Sixth of the Current Charter.
Preferred Stock	None authorized.	10,000,000 shares of preferred stock are authorized to be issued in one or more series
Voting Power

Except as otherwise required by law, the holders of Common Stock possess all voting power for the election of Goldenstone’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

[No change]
See Article Fifth of the Current Charter.
Director Elections	Currently, the entire Goldenstone board of directors is elected each year. See Article III Section 2 of the Current Bylaws.	[No change]
Dividends

Subject to applicable law, holders of Common Stock are entitled to receive dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the Goldenstone board of directors from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions.

[No change]

	Current Charter or Current Bylaws	Proposed Bylaws or Amended Charter
Supermajority Voting Provisions

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock of Goldenstone entitled to vote generally in the election of directors, voting together as a single class.

See paragraph E of Article Seventh of the Current Charter.

[Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of capital stock of New Infintium entitled to vote generally in the election of directors, taken at a special meeting of the stockholders called and held for that purpose, or by the affirmative vote of two-thirds of the directors then in office. See paragraph E of Article Sixth of the Amended Charter.]

The Current Charter provides that unless Goldenstone consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware generally shall be the sole and exclusive forum the following claims or causes of action under the Delaware statutory or common law (i) any derivative claim or cause of action brought on behalf of Goldenstone, (ii) any action asserting a claim of breach of a fiduciary duty owned by any director, officer or other employee of Goldenstone to Goldenstone or Goldenstone’s stockholders, (iii) any action asserting a claim against Goldenstone, its directors, officers or employees arising pursuant to any provision of the DGCL, the Current Charter, or the bylaws of Goldenstone, or (iv) any action asserting a claim against Goldenstone, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Securities Exchange Act of 1934, as amended, or Securities Act of 1933, as amended.

Subject to applicable law, in the event of Goldenstone’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of Goldenstone available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Special Shareholder Meetings	Our bylaws provide that special meetings of stockholders may be called by the Board of Directors, any two directors, or the President.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Goldenstone Related Person Transactions

Founder Shares.    In March 2021, the Company issued 1,437,500 shares of Common Stock to our initial stockholders, for an aggregate purchase price of $25,874, or approximately $0.018 per share. In January 2022, in connection with the possible increase in the size of the offering, the Company declared a 20% stock dividend on each outstanding share. This resolution was subsequently rescinded and no additional shares were issued.

Private Units.    Our sponsor purchased from us an aggregate of 351,250 private units at $10.00 per private unit (for a total purchase price of $3,512,500). These purchases took place on a private placement basis simultaneously with the consummation of the IPO. All of the proceeds we received from these purchases were placed in the trust account described below. The private units are identical to the units sold in the IPO except as otherwise described herein. The purchasers have agreed not to transfer, assign or sell any of the private units or the underlying securities (except to the same permitted transferees as the insider shares) until the completion of our initial business combination.

Administrative Services Agreement.    We were obligated, commencing on the closing date of the offering and for 12 months, to pay our sponsor’s affiliate and officers, a total monthly fee of $25,000. The payment is for general and administrative services including office space, utilities, secretarial support and officers’ services to us. Specifically, $2,000 will be paid to our sponsor’s affiliate, Windfall Plaza Management, LLC, for the office space, utilities, and secretarial support; $10,000, $8,000 and $5,000 will be paid to Mr. Yongsheng Liu, Mr. Eddie Ni, and Mr. Ray Chen respectively. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial business combination.

Registration Rights Agreement.    We have entered into a registration rights agreement with respect to insider shares, the private units and its underlying securities, the units issuable upon conversion of working capital loans (if any) and the shares of common stock issuable upon exercise of the foregoing.

Other.    Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

If needed to finance transaction costs in connection with searching for a target business or consummating an intended initial business combination, our initial stockholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $600,000 of the notes may be converted upon consummation of our business combination into private units at a price of $10.00 per unit. Our stockholders have approved the issuance of the units and underlying securities upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of our initial business combination. If we do not complete a business combination, the loans would be repaid out of funds not held in the trust account, and only to the extent available.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Related Party Policy

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board of Directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. A form of our code of ethics was filed as an exhibit to the registration statement in connection with our IPO.

In addition, our audit committee, pursuant to a written charter is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter that was adopted was filed as an exhibit to the registration statement in connection with our IPO. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

The audit committee of our board of directors has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our insiders, officers or directors unless we have obtained an opinion from an independent investment banking firm and the approval of a majority of our disinterested and independent directors (if we have any at that time) that the business combination is fair to our unaffiliated stockholders from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to our sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination. However, the following payments will be made to our sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of this offering held in the trust account prior to the completion of our initial business combination:

•        repayment of an aggregate of up to $300,000 in loans made to us by our sponsor to cover offering-related and organizational expenses;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        repayment of loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $600,000 of such working capital loans may be convertible into units at a price of $10.00 per unit at the option of the lender.

Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

LEGAL MATTERS

The validity of the shares of Common Stock to be issued pursuant to the Business Combination Agreement will be passed upon by Loeb & Loeb LLP, counsel to Goldenstone.

EXPERTS

The consolidated financial statements of Goldenstone Acquisition Limited as of March 31, 2025 and 2024 and for the years ended March 31, 2025 and 2024, appearing in this proxy statement/prospectus have been audited by Marcum Asia CPAs LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to the substantial doubt about the ability of Goldenstone Acquisition Limited to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Infintium Fuel Cell Systems, Inc. as of December 31, 2024 and 2023 and for the years then ended, included in this proxy statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:

ADVANTAGE PROXY, INC.
P.O. Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Goldenstone Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Goldenstone Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2025 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2024 annual meeting and not later than the later of (i) the close of business on the 90th day before the 2024 annual meeting or (ii) the close of business on the 10th day following the first day on which we publicly announce the date of the 2024 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2025 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Goldenstone must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, Goldenstone files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read Goldenstone’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Goldenstone Special Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

ADVANTAGE PROXY, INC.
P.O. Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com

If you are a stockholder of Goldenstone and would like to request documents, please do so by [•], 2025, in order to receive them before the Goldenstone Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement of Goldenstone for the Goldenstone Special Meeting. Neither Goldenstone nor Infintium has authorized anyone to give any information or make any representation about the Business Combination, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

GOLDENSTONE ACQUISITION LIMITED

INFINTIUM FUEL CELL SYSTEMS, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Goldenstone Acquisition Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Goldenstone Acquisition Limited (the “Company”) as of March 31, 2025 and 2024, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before June 21, 2025. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to June 21, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond June 21, 2025 and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2023.

New York, NY

June 16, 2025

Firm ID#: 5395

GOLDENSTONE ACQUISITION LIMITED
CONSOLIDATED BALANCE SHEETS

	March 31, 2025	March 31, 2024
ASSETS
Current assets:
Cash	$14,692	$30,823
Prepaid expenses	2,500	60,750
Prepaid income taxes	287,911	—
Prepaid franchise taxes	26,165	—
Total current assets	331,268	91,573

Dividend receivable	66,155	243,073
Investments held in Trust Account	18,666,931	55,495,253
TOTAL ASSETS	$19,064,354	$55,829,899

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$884,628	$492,826
Working capital and extension loans – related party	2,976,966	1,791,000
Due to related parties	25,000	25,000
Business combination deposits	200,000	200,000
Income tax payable	—	358,882
Franchise tax payable	—	12,300
Excise tax payable	462,021	81,578
Total current liabilities	4,548,615	2,961,586

Deferred tax liability	13,893	51,045
Deferred underwriting discounts and commissions	2,012,500	2,012,500
TOTAL LIABILITIES	6,575,008	5,025,131

Commitments and contingencies

Common stock subject to possible redemption, 1,595,871 and 4,991,461 shares at redemption value of $11.91 and $11.10 per share as of March 31, 2025 and 2024, respectively	19,007,601	55,426,618

Stockholders’ deficit:
Common stock, $0.0001 par value, 15,000,000 shares authorized, 1,846,250 shares issued and outstanding as of March 31, 2025 and 2024	185	185
Additional paid-in capital	—	—
Accumulated deficit	(6,518,440)	(4,622,035)
Total stockholders’ deficit	(6,518,255)	(4,621,850)
TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT	$19,064,354	$55,829,899

The accompanying notes are an integral part of these consolidated financial statements.

GOLDENSTONE ACQUISITION LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended March 31, 2025	For the Year Ended March 31, 2024
Formation and operating costs	$(971,217)	$(717,167)
Franchise tax credit (expenses)	37,275	(129,953)
Loss from operations	(933,942)	(847,120)

Other income:
Income from business combination deposits forfeited by the former target company	—	125,000
Interest earned on investments held in Trust Account	1,330,551	2,934,879
Income before income taxes	396,609	2,212,759
Income taxes provision	(287,243)	(616,192)
Net income	$109,366	$1,596,567

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	2,349,413	5,379,021
Basic and diluted net income per share, common stock subject to possible redemption	$0.33	$0.41
Basic and diluted weighted average shares outstanding, common stock attributable to Goldenstone Acquisition Limited	1,846,250	1,846,250
Basic and diluted net loss per share, common stock attributable to Goldenstone Acquisition Limited	$(0.36)	$(0.34)

The accompanying notes are an integral part of these consolidated financial statements.

GOLDENSTONE ACQUISITION LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – March 31, 2023	1,846,250	$185	$—	$(2,097,374)	$(2,097,189)
Accretion of subsequent measurement of common stock subject to redemption value	—	—	—	(4,039,650)	(4,039,650)
Excise tax payable attributable to redemption of common stock	—	—	—	(81,578)	(81,578)
Net income	—	—	—	1,596,567	1,596,567
Balance – March 31, 2024	1,846,250	185	—	(4,622,035)	(4,621,850)
Accretion of subsequent measurement of common stock subject to redemption value	—	—	—	(1,625,328)	(1,625,328)
Excise tax payable attributable to redemption of common stock				(380,443)	(380,443)
Net income	—	—	—	109,366	109,366
Balance – March 31, 2025	1,846,250	$185	$—	$(6,518,440)	$(6,518,255)

The accompanying notes are an integral part of these consolidated financial statements.

GOLDENSTONE ACQUISITION LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended March 31, 2025	For the Year Ended March 31, 2024
Cash Flows from Operating Activities:
Net income	$109,366	$1,596,567
Adjustments to reconcile net income to net cash used in operating activities:
Income from business combination deposits forfeited by the former target company	—	(125,000)
Interest earned on investments held in Trust Account	(1,330,551)	(2,934,879)
Deferred tax (benefit) provision	(37,152)	2,975
Change in operating assets and liabilities:
Prepaid expenses	58,250	(8,250)
Prepaid income taxes	(287,911)	—
Prepaid franchise taxes	(26,165)	—
Accrued expenses	391,802	287,945
Income tax payable	(358,882)	105,456
Franchise tax payable	(12,300)	300
Net Cash Used in Operating Activities	(1,493,543)	(1,074,886)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for payment to redeeming stockholders	38,044,345	8,157,801
Purchase of investment held in Trust Account	(700,000)	(1,275,000)
Withdrawal of investment held in Trust Account to pay taxes	991,446	698,946
Net Cash Provided by Investing Activities	38,335,791	7,581,747

Cash Flows from Financing Activities:
Redemption of common stock	(38,044,345)	(8,157,801)
Proceeds from working capital and extension loans from related party	1,415,966	1,471,000
Repayments of working capital loans from related party	(230,000)	—
Business combination deposits	—	200,000
Net Cash Used in Financing Activities	(36,858,379)	(6,486,801)

Net Change in Cash	(16,131)	20,060
Cash at beginning of year	30,823	10,763
Cash at end of year	$14,692	$30,823

Supplemental Cash Flow Information
Cash paid for income taxes	$971,189	$506,854

Supplemental Disclosure of Non-cash Financing Activities
Excise tax payable attributable to redemption of common stock	$380,443	$81,578
Accretion of subsequent measurement of common stock subject to redemption value	$1,625,328	$4,039,650

The accompanying notes are an integral part of these consolidated financial statements.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Goldenstone Acquisition Limited (the “Company”) is a Delaware corporation incorporated as a blank check company on September 9, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination.

On June 2, 2022, Goldenstone Merger Sub, Inc. (“Merger Sub 1”) was incorporated in the state of Delaware as a corporation and is wholly-owned by the Company. Merger Sub 1 was formed in connection with the execution of a business combination agreement that was subsequently terminated. It has not conducted any activities and is inactive.

On June 20, 2024, Pacifica Acquisition Corp (“Merger Sub 2”) was incorporated in the state of Delaware as a corporation and is wholly-owned by the Company. Merger Sub 2 was formed in connection with the execution of the June 26, 2024 Business Combination Agreement described below. It has not conducted any activities and is inactive.

The Company has selected March 31 as its fiscal year end. As of March 31, 2025 and 2024, the Company had not commenced any operations. For the period from September 9, 2020 (inception) to March 31, 2025, the Company’s efforts have been limited to organizational activities as well as activities related to the Initial Public Offering (as defined below) and to consummate a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

On March 21, 2022, the Company closed its initial public offering of 5,750,000 units, which includes the full exercise of the underwriters’ over-allotment option. The units were sold at a price of $10.00 per unit, resulting in total gross proceeds of $57,500,000. Each unit consists of one share of common stock, one redeemable warrant and one right to receive one-tenth (1/10) of one share of common stock. Each redeemable warrant entitles the holder thereof to purchase one-half (1/2) of one share of common stock, and each ten (10) rights entitle the holder thereof to receive one share of common stock at the closing of a Business Combination. The exercise price of the warrants is $11.50 per full share.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 351,250 units (the “Private Units”) to the Sponsor as defined below, Ray Chen, our former Chief Financial Officer, and Yongsheng Liu, our former Chief Operating Officer, each through their respective affiliated entities. Each Private Unit consists of one share of common stock, one warrant (“Private Warrant”) and one right (each, a “Private Right”). Each Private Warrant entitles the holder to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share. Each Private Right entitles the holder to receive one-tenth of one share of common stock at the closing of a Business Combination. The Private Units were sold at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $3,512,500. The Private Units are identical to the Public Units sold in the Initial Public Offering, except that the holders of the Private Units have agreed not to transfer, assign or sell any of the Private Units and the underlying securities (except to certain permitted transferees) until the completion of the Company’s initial Business Combination.

The Company also issued 57,500 shares of Common Stock (the “Representative Shares”) to Maxim Group LLC and/or its designees (“Maxim”) as part of representative compensation. The representative shares are identical to the Common Stock sold as part of the Public Units, except that Maxim Group LLC has agreed not to transfer, assign or sell any such representative shares until the completion of the Company’s initial Business Combination. In addition, Maxim Group LLC has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within 12 months (or up to 21 months if the Company extends the period of time to consummate a Business Combination) from the effective date of its registration statement. The shares have been deemed compensation by FINRA and are

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales of the offering pursuant to Rule 5110(e)(1) of FINRA’s Rules. Pursuant to FINRA Rule 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated nor may they be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of this offering except to any underwriter and selected dealer participating in the offering and their officers or partners, registered persons or affiliates. The Company used a Black-Scholes option-pricing Model that values the Representative Shares granted to Maxim Group LLC and/or its designees. The key inputs into the Binomial model were (i) risk- free interest rate of 0.75%, (ii) volatility of 12.96%, (iii) expected life of 1 year, and (iv) 85% probability of business combination. According to the Black-Scholes option-pricing model, the fair value of the 57,500 Representative Shares was approximately $441,025 or $7.67 per share, and were recorded as offering costs during the three months ended March 31, 2022.

The Company also sold to Maxim, for $100, a Unit Purchase Option (“UPO”) to purchase 270,250 Units exercisable at $11.00 per Unit, for an aggregate exercise price of $2,972,750, commencing on the later of the first anniversary of the effective date of the registration statement related to the Initial Public Offering and the consummation of a Business Combination. The UPO may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement related to the Initial Public Offering. The Units issuable upon exercise of the option are identical to those offered in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of the $100 cash payment and the fair value of $208,093, or $7.67 per Unit, as a cost of the Initial Public Offering resulting in a charge directly to stockholders’ equity. The fair value of the UPO granted to Maxim was estimated as of the date of grant using the following assumptions: (1) expected volatility of 12.96%, (2) risk-free interest rate of 1.61%, (3) expected life of 5 years and (4) 85% probability of successful combination.

Transaction costs amounted to $4,331,021, consisting of $1,150,000 of underwriting discounts and commissions, $2,012,500 of deferred underwriting discounts and commissions, $519,403 of other offering costs, $441,025 fair value of the 57,500 representative shares and $208,093 fair value of the UPO, and were considered as part of the transaction costs and were recognized during the three months ended March 31, 2022.

Following the closing of the Initial Public Offering and the issuance and the sale of Private Units on March 21, 2022, $58,362,500 ($10.15 per Public Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of Private Units was placed in a Trust Account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, LLC as a trustee and invested in U.S. government treasury bills, bonds or notes having a maturity of 185 days or less, or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and that invest solely in United States government treasuries, so that we are not deemed to be an investment company under the Investment Company Act. The proceeds held in the Trust Account will not be released until the earlier of: (1) the completion of the Company’s initial Business Combination within the required time period and (2) its redemption of 100% of the outstanding public shares if the Company has not completed a Business Combination in the required time period. Therefore, unless and until the Company’s initial Business Combination is consummated, the proceeds held in the Trust Account will not be available for the Company’s use for any expenses related to the Initial Public Offering or expenses which the Company may incur related to the investigation and selection of a target business and the negotiation of an agreement in connection with its initial Business Combination.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the shareholders meeting on extension of the time to complete the Business Combination or upon the completion of an initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of its initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to certain limitations. The amount in the Trust

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Account was anticipated to be $10.15 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The common stock subject to redemption was initially being recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

For the years ended March 31, 2025 and 2024, the Company withdrew $991,446 and $698,946 to pay for income taxes and franchise taxes, respectively.

As of March 31, 2025, the Company over withdrew $19,067 of its federal income tax payment from the Trust Account. The Company will deduct this balance from the next estimated income tax payment withdrawal from the Trust Account.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.15 per share), plus any pro rata interest earned on the funds held in the Trust Account.

The Company’s initial stockholders (the “initial stockholders”) have agreed (a) to vote the founders shares and the common stock (“Insider Shares”) underlying the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation that would stop the public stockholders from converting or selling their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period unless the Company provides dissenting public stockholders with the opportunity to convert their Public Shares into the right to receive cash from the Trust Account in connection with any such vote; (c) not to convert any Insider Shares and Private Units (including underlying securities) (as well as any Public Shares purchased during or after the Initial Public Offering) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or sell any shares in a tender offer in connection with a Business Combination) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Insider Shares and Private Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the initial stockholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company initially had until 12 months from the closing of the Initial Public Offering (until March 21, 2023) and further provided that the Company could extend the Business Combination Period for up to 9 additional months in three-month increments provided that the Company deposited into trust $575,000 for each three-month extension. On September 21, 2023, the Charter and the Trust Agreement were amended to extend the date by which the Company

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

has to consummate a business combination up to nine (9) times, each such extension for an additional one (1) month period, from September 21, 2023 to June 21, 2024, provided that the Company deposited into the trust the sum of $100,000 for each one month extension. On June 18, 2024, the Charter and the Trust Agreement were further amended to extend the date by which Company has to consummate a business combination to June 21, 2025 provided that the Company deposits a sum of $50,000 for each one month extended (for a total of up to 39 months to complete a Business Combination) (the “Combination Period”).

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s public warrants, public rights, or private rights. The warrants and rights will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.15.

Goldenstone Holding, LLC, the Company’s sponsor (“Sponsor”), has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business (except for the Company’s Independent Registered Public Accountants), execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On January 12, 2024, the Company entered into a nonbinding LOI for a potential business combination with Infintium Fuel Cell Systems, Inc., a Delaware corporation (“Infintium”) and Infintium made a non-refundable earnest money deposit of $200,000 (“Earnest Money”) to proceed with the Company for the potential business combination. Such deposit is intended to cover the business combination expenses of the Company for which Infintium is responsible. If the potential business combination fails to occur and the LOI or the LOI or any subsequent definitive agreements are terminated by either party due to reasons not attributable to Infintium, the Company will be required to return the Earnest Money to Infintium.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

On June 26, 2024, the Company entered into a Business Combination Agreement (the “Agreement”) with Infintium, Pacifica Acquisition Corp., a Delaware corporation (“Merger Sub 2”) and wholly-owned subsidiary of the Registrant, and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of Infintium Securityholders (the “Securityholder Representative,” and, together with Infintium, the Company, Merger Sub, the “Parties”), pursuant to which Merger Sub 2 will merge with and into Infintium (the “Merger”), with Infintium surviving the Merger as a wholly-owned subsidiary of the Company. In connection with the Merger, the Company will change its name to “Infintium Fuel Cell Systems Holdings, Inc.” The board of directors of the Company has unanimously (i) approved and declared advisable the Agreement, the Merger and the other transactions contemplated by the Agreement and (ii) resolved to recommend approval of the Agreement and related matters by the stockholders of the Registrant once the Registration Statement has been declared effective. The Company filed its initial Form S-4 Registrant Statement on January 30, 2025 and filed two amendments to the Form S-4 on April 24, 2025 and May 14, 2025, however, there is no assurance that the Registration Statement will be declared effective or that the Business Combination will be completed.

Extension of the Deadline to Complete an Initial Business Combination

Pursuant to the terms of our Amended and Restated Certificate of Incorporation and the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company, LLC (“Continental”), the Company may elect to extend the time available to consummate its initial business combination, provided that its sponsor or its affiliates or designees must, upon ten days advance notice prior to the applicable deadline, deposit $575,000 into the Trust Account ($0.10 per share) on or prior to the date of the applicable deadline, for each three month extension (or up to an aggregate of $1,725,000, or $0.30 per share if we extend for the full nine months) ten days advance notice prior to the applicable deadline.

On March 14, 2023, the Company announced that it had extended the period of time by which it may complete an initial business combination by an additional three months (the “Extension”). In accordance with its amended and restated certificate of incorporation, a deposit of $575,000 was made into the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders. Pursuant to the Extension, the new deadline for completion of an initial business combination was extended to June 21, 2023.

On June 20, 2023, the Company announced that it had extended the period of time by which it may complete an initial business combination by an additional three months (the “Second Extension”). In accordance with its amended and restated certificate of incorporation, on June 14, 2023, a deposit of $575,000 was made into to the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders. Pursuant to the Second Extension, the new deadline for completion of an initial business combination was September 21, 2023.

On September 21, 2023, the Company’s stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a business combination up to nine (9) times (the “Third Extension”), each such extension for an additional one (1) month period (each an “Extension”), from September 21, 2023 to June 21, 2024 (such date actually extended being referred to as the “Extended Termination Date”). The Company’s stockholders also approved an amendment to the Investment Management Trust Agreement, dated March 16, 2022 by and between the Company and Continental Stock Transfer & Trust Company, to provide that the time for the Company to complete its initial business combination (the “Business Combination Period”) under the Trust Agreement from September 21, 2023 to June 21, 2024 (the “Trust Amendment”) provided that the Company deposits into the Trust Account established in connection with the Company’s initial public offering (the “Trust Account”) the sum of $100,000 for each one month extended. In addition, the Company’s stockholders approved an amendment (the “NTA Amendment”) to Article Sixth, Paragraph D of the Charter to modify the net tangible asset requirement (the “NTA Requirement”) to state that the Company will not consummate any business combination unless it (i) has net tangible assets of at least $5,000,001 upon consummation of such business combination, or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). As a result, from September 2023 through May 2024, a total of nine

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

deposits of $100,000 was made into to the Trust Account established at the time of the Company’s initial public offering for the benefit of the public stockholders. Pursuant to the Third Extension, the new deadline for completion of an initial business combination was extended to June 21, 2024, the ninth additional month of the Third Extension.

In connection with the votes to approve the Company’s Amended and Restated Certificate of Incorporation, 758,539 shares of Common Stock of the Company were tendered for redemption for an aggregate payment of approximately $8.2 million in October 2023.

On June 18, 2024, the Company’s stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation, as previously amended on September 21, 2023, to extend the date by which the Company has to consummate a business combination up to twelve (12) times (the “Fourth Extension”), each such extension for an additional one (1) month period, from June 21, 2024 to June 21, 2025. In connection with the stockholders’ vote at the Annual Meeting, 3,395,590 shares of common stock were tendered for redemption. As a result, $38,044,345 (approximately $11.20 per share) has been removed from the Company’s Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company, such as United States income taxes and franchise taxes, but not including any excise tax, since that date. On June 18, 2024, the Company filed a second amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the “Charter Amendment”), to extend the date to consummate a business combination until June 21, 2025, as approved by the Company’s stockholders at the Annual Meeting. Pursuant to the Fourth Extension, through the date of this filing, the Company has deposited a total of twelve payments of $50,000 in the Trust Account, to initially extend the date by which the Company can complete an initial business combination by twelve months to June 21, 2025.

Liquidity and Going Concern

As of March 31, 2025, the Company had $14,692 in cash held outside its Trust Account available for the Company’s payment of expenses related to working capital purposes subsequent to the Initial Public Offering and working deficit of $4,217,347.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, Presentation of Financial Statements — Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The management’s plan in addressing this uncertainty is through the Working Capital Loans, as defined below (see Note 6). In addition, if the Company is unable to complete a Business Combination within the Combination Period by June 21, 2025, if not further extended, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

At this time, it has been determined that the IR Act tax provisions have an impact to the Company’s years ended March 31, 2025 and 2024 excise tax expense as there were redemptions by the public stockholders in June 2024 and October 2023; as a result, the Company recorded $462,021 and $81,578 excise tax liability as of March 31, 2025 and 2024, respectively, with corresponding charge to accumulated deficit. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s charge to accumulated deficit in future periods. The excise tax return for the year ended March 31, 2024 in the amount of $81,578 are required to be filed by October 31, 2024. The excise tax return for the year end ending March 31, 2025 in the amount of $380,443 are required to be filed by July 31, 2025. As of the date of this filing, the Company has not filed its March 31, 2025 and 2024 excise tax return and estimated that the interest and penalties will be immaterial to the Company’s consolidated financial statements.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statement are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances are eliminated in consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

In preparing these consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, Actual results may differ from these estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2025 and 2024.

Dividend receivable

Dividend receivable represents Trust earnings from the last month of the reporting period that are not added to the balance of the Trust Account until the next month.

Investments Held in Trust Account

As of March 31, 2025 and 2024, $18,666,931 and $55,495,253, respectively, of the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

The Company classifies its U.S. Treasury and equivalent securities as trading securities in accordance with ASC Topic 320 “Investments — Debt Securities.” Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Rights

The Company accounts for rights as either equity-classified or liability-classified instruments based on an assessment of the rights’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the rights are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the rights meet all of the

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

requirements for equity classification under ASC 815, including whether the rights are indexed to the Company’s own common stock and whether the rights holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of rights issuance and as of each subsequent quarterly period end date while the rights are outstanding. The Company accounted for the rights as equity instruments in accordance with ASC 480 and ASC 815-40.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company accounted for the 5,750,000 warrants issued with the IPO as equity instruments in accordance with ASC 480 and ASC 815.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in additional paid-in capital (or accumulated deficit in the absence of additional paid-in capital) over an expected 12-month period leading up to a Business Combination.

As discussed in Note 1, in connection with the votes to approve the Company’s Amended and Restated Certificate of Incorporation, 3,395,590 shares and 758,539 of Common Stock of the Company were tendered for redemption resulting in $38,030,691 and $8,157,801 paid from the Trust Account to redeeming stockholders in June 2024 and October 2023, respectively. In June 2024, the Company distributed additional $13,653 from the Trust Account in connection with the 758,539 shares of Common Stock of the Company that were tendered for redemption in October 2023. As a result of the redemptions, as of March 31, 2025 and 2024, the Company has 1,595,871 and 4,991,461 shares, respectively, of common stock subject to possible redemption at the redemption amount that were presented at redemption value as temporary equity, outside of the stockholders’ (deficit) equity section of the Company’s balance sheet that are subject to redemption. See Note 4 for further details.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurement” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•        Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•        Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. Federal tax returns filed in fiscal years ended March 31, 2023 through 2025 remain subject to examination by any applicable tax authorities.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable Common Stock and non-redeemable Common Stock and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable Common Stock. Any remeasurement of the accretion to redemption value of the Common Stock subject to possible redemption was considered to be dividends paid to the public stockholders. For the years ended March 31, 2025 and 2024, the Company has not considered the effect of a) the Public and Private Warrants sold in the Initial Public Offering to purchase an aggregate of 6,101,250 shares, b) the Public and Private Rights that will automatically convert into an aggregate of 610,125 shares upon consummation of its initial Business Combination, c) the Unit Purchase Option (“UPO”) to purchase up to 270,250 Units, which include option to purchase 270,250 shares, option to purchase an aggregate of 270,250 shares from the exercise of warrants, and 27,025 shares automatically converted from the 270,250 rights upon consummation of its initial Business Combination, and d) up to 232,500 Private Units upon optional conversion of the Working Capital and Extension Loans, in the calculation of diluted net income (loss) per share, since the exercise of the Public and Private Warrants, the effect of the Public and Private Rights, the exercise of the UPO, and the conversion of the Working Capital and Extension Loans are contingent upon the occurrence of future events and the inclusion of these financial securities would be anti-dilutive. The Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic (income) loss per share for the periods presented.

The net income (loss) per share presented in the statement of operations is based on the following:
	For the Year Ended March 31, 2025	For the Year Ended March 31, 2024
Net income	$109,366	$1,596,567
Accretion of redeemable common stock to redemption value	(1,625,328)	(4,039,650)
Net loss including accretion of redeemable common stock to redemption value	$(1,515,962)	$(2,443,083)

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Year Ended March 31, 2025		For the Year Ended March 31, 2024
	Redeemable Common Stock	Non- Redeemable Common Stock	Redeemable Common Stock	Non- Redeemable Common Stock
Basic and diluted net loss per share:
Numerators:
Allocation of net loss	$(848,882)	(667,080)	$(1,818,810)	$(624,273)
Accretion of initial and subsequent measurement of common stock subject to redemption value	1,625,328	—	4,039,650	—
Allocation of net income (loss)	$776,446	(667,080)	$2,220,840	$(624,273)
Denominators:
Weighted-average shares outstanding	2,349,413	1,846,250	5,379,021	1,846,250
Basic and diluted net income (loss) per share	$0.33	(0.36)	$0.41	$(0.34)

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280)” (“ASU 2023-07” or “Topic 280). The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision useful financial analyses. Topic 280 requires a public entity to report a measure of segment profit or loss that the chief operating decision maker (CODM) uses to assess segment performance and make decisions about allocating resources. Topic 280 also requires other specified segment items and amounts, such as depreciation, amortization, and depletion expense, to be disclosed under certain circumstances. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, adopted retrospectively. The Company adopted ASU 2023-07 for the year ended March 31, 2025 (See Note 10 — Segment information).

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on the Company’s consolidated financial statements and related disclosures.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — CASH AND INVESTMENTS HELD IN TRUST ACCOUNT

As of March 31, 2025 and 2024, assets held in the Trust Account were comprised of $18,666,931 and $55,495,253, respectively, in cash and money market funds which are invested in U.S. Treasury Securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2025	March 31, 2024
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$18,666,931	$55,495,253

NOTE 4 — INITIAL PUBLIC OFFERING

On March 21, 2022, the Company closed its Initial Public Offering of 5,750,000 units, which includes the full exercise of the underwriters’ over-allotment option. The units were sold at a price of $10.00 per unit, resulting in total gross proceeds of $57,500,000. Each unit consists of one share of common stock, one redeemable warrant and one right to receive one-tenth (1/10) of one share of common stock. Each redeemable warrant entitles the holder thereof to purchase one-half (1/2) of one share of common stock, and each ten (10) rights entitle the holder thereof to receive one share of common stock at the closing of a Business Combination. The exercise price of the warrants is $11.50 per full share. The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

All of the 5,750,000 public shares sold as part of the Public Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Common Stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes over the period from the date of issuance to the earliest redemption date of the instrument of twelve months. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). Interest earned on investment held in Trust Account, net of applicable taxes, and the extension payments made by the Company are subject to subsequent accretion of carrying value to redemption value.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 4 — INITIAL PUBLIC OFFERING (cont.)

As of March 31, 2025 and 2024, the common stock subject to possible redemption reflected on the balance sheet is reconciled in the following table:

Common stock subject to possible redemption, March 31, 2023	$59,544,769
Redemption of common stock	(8,157,801)
Plus:
Subsequent accretion of carrying value to redemption value	4,039,650
Common stock subject to possible redemption, March 31, 2024	55,426,618
Redemption of common stock	(38,044,345)
Plus:
Subsequent accretion of carrying value to redemption value	1,625,328
Common stock subject to possible redemption, March 31, 2025	$19,007,601

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 351,250 units (the “Private Units”) to the Sponsor, Ray Chen, our former Chief Financial Officer, and Yongsheng Liu, our former Chief Operating Officer, each through their respective affiliated entities. Each Private Unit consists of one share of common stock, one warrant (“Private Warrant”) and one right (each, a “Private Right”). Each Private Warrant entitles the holder to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share. Each Private Right entitles the holder to receive one-tenth of one share of common stock at the closing of a Business Combination. The Private Units were sold at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $3,512,500. The Private Units are identical to the Public Units sold in the Initial Public Offering, except that the holders of the Private Units have agreed not to transfer, assign or sell any of the Private Units and the underlying securities (except to certain permitted transferees) until the completion of the Company’s initial Business Combination.

NOTE 6 — RELATED PARTY TRANSACTIONS

Insider Shares

On March 23, 2021, the Company issued 1,437,500 shares of the Company’s common stock (the “Insider Shares”), for an aggregate purchase price of $25,874, or approximately $0.018 per share.

As of March 31, 2025 and 2024, there were 1,437,500 Insider Shares issued and outstanding.

The initial stockholders have agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until the earlier of 180 days after the completion of our initial business combination or the date on which we complete a liquidation, merger, stock exchange or other similar transactions after our initial business combination that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Working Capital and Extension Loans

In addition, in order to finance transaction costs in connection with searching for a target business or consummating an intended initial business combination, the initial stockholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of its initial business combination, without interest, or, at

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

the lender’s discretion, up to $600,000 of the notes may be converted upon consummation of the Company’s business combination into private units at a price of $10.00 per unit. The Company concluded the embedded conversion feature within the working capital and extension loans is not required to be bifurcated and accounted for as a liability in its entirely with the working capital and extension loans.

The Company had until 12 months from the closing of the Initial Public Offering to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 12 months, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of up to 21 months to complete a Business Combination). Pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement to be entered into between the Company and the trustee, in order to extend the time available for the Company to consummate its initial Business Combination, its sponsor or its affiliates or designees, upon ten days advance notice prior to the applicable deadline, must deposit into the Trust Account $575,000 ($0.10 per share) on or prior to the date of the applicable deadline, for each three month extension (or up to an aggregate of $1,725,000, or $0.30 per share if the Company extends for the full nine months). On September 21, 2023, the Company’s stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a business combination up to nine (9) times, each such extension for an additional one month period, from September 21, 2023 to June 21, 2024, and must deposit into the Trust Account in the sum of $100,000 for each one month extended. On June 18, 2024, the Company’s stockholders approved a second amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a business combination up to twelve (12) times, each such extension for an additional one month period, from June 21, 2024 to June 21, 2025, and must deposit into the Trust Account in the sum of $50,000 for each one month extended. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of its initial Business Combination. If the Company completes its initial Business Combination, the Company would either repay such loaned amounts out of the proceeds of the Trust Account released to the Company, or up to $1,725,000 of such loans may be convertible into private units at a price of $10.00 per unit at the option of the lender.

As of March 31, 2025 and 2024, the Company had $2,976,966 and $1,791,000, respectively, of borrowings under the working capital and extension loans.

Administrative Services Agreement and Service Fees

The Company is obligated, commencing from the closing of the Initial Public Offering and for 12 months, to pay the sponsor’s affiliate and officers of the Company, a monthly fee of $25,000 for general and administrative services including office space, utilities, secretarial support and officers’ services to the Company. The Administrative Services Agreement and the service fees to be paid to the officers will terminate upon completion of the Company’s Business Combination or the liquidation of the Trust Account to public stockholders. Such administrative services agreement and services fees was ended on March 31, 2023. As both of March 31, 2025 and 2024, the balance due to the officers of the Company for general and administrative services amounted to $25,000.

Representative Shares

The Company issued 57,500 shares of Common Stock (the “Representative Shares”) to Maxim as part of representative compensation. The Representative Shares are identical to the Common Stock sold as part of the Public Units, except that Maxim Group LLC has agreed not to transfer, assign or sell any such representative shares until the completion of the Company’s initial Business Combination. In addition, Maxim Group LLC has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within 12 months (or up to 21 months if the Company extends the period of time to consummate a Business Combination) from the effective date of its registration

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

statement. The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales of the offering pursuant to Rule 5110(e)(1) of FINRA’s Rules. The lock-up period has expired.

NOTE 7 — COMMITMENTS & CONTINGENCIES

Risks and Uncertainties

As a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, and conflict between Isreal and Hamas, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Insider Shares issued and outstanding on the date of this filing, as well as the holders of the Private Units (and all underlying securities) and any securities our initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to the Company, will be entitled to registration rights pursuant to an agreement prior to or on the date of Initial Public Offering. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans (or underlying securities) or loans to extend our life can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $2,012,500 until the closing of the Business Combination. The deferred fee can be paid in cash, stock or a combination of both (at the underwriter’s discretion). Any stock issued as a part of the deferred fee will be issued to the underwriters at the value per share in the Company’s Trust Account, subject to any additional increases in the amount in trust per the Company’s trust extensions. Stock to be issued to the underwriters will have unlimited piggyback registration rights and the same rights afforded other holders of the Company’s common stock.

The underwriters have agreed to waive their rights to the deferred underwriting commission of 3.5% of the gross proceeds of the Initial Public Offering, or $2,012,500, held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period.

Unit Purchase Option

The Company also sold to Maxim for $100 a Unit Purchase Option (“UPO”) to purchase 270,250 Units exercisable at $11.00 per Unit, an aggregate exercise price of $2,972,750, commencing on the later of the first anniversary the effective date of the registration statement related to the Initial Public Offering and the consummation of a Business Combination. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 7 — COMMITMENTS & CONTINGENCIES (cont.)

expires five years from the effective date of the registration statement related to the Initial Public Offering. The Units issuable upon exercise of the option are identical to those offered in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment and the fair value of $208,093, or $7.67 per Unit, as a cost of the Initial Public Offering resulting in a charge directly to stockholders’ equity. The fair value of the UPO granted to Maxim was estimated as of the date of grant using the following assumptions: (1) expected volatility of 12.96%, (2) risk-free interest rate of 1.61%, (3) expected life of five years and (4) 85% probability of successful combination.

The option and such units purchased pursuant to the option, as well as the common stock underlying such units, the rights included in such units, the shares of common stock that are issuable for the rights included in such units, the warrants included in such units, and the shares underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

NOTE 8 — STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue up to 15,000,000 shares of common stock, par value $0.0001 per share. As of March 31, 2025 and 2024, there were 1,846,250 shares of common stock issued and outstanding, respectively.

Rights

As of March 31, 2025 and 2024, there were 5,750,000 Public Rights and 351,250 Private Rights outstanding. Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of its initial Business Combination. In the event the Company will not be the surviving company upon completion of its initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware law. As a result, the holder must hold rights in multiples of 10 in order to receive shares for all of their rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company redeems the public shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless. The Company accounted for the 5,750,000 rights issued with the IPO as equity instruments in accordance with ASC 480 and ASC 815. The Company accounted for the rights as an expense of the IPO resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the rights is approximately $4.4 million, or $0.76 per Unit, using the Black-Scholes Option Pricing Model. The fair value of the rights is estimated as of the date of grant using the following assumptions: (1) expected volatility of 12.96%, (2) risk-free interest rate of 0.75%, (3) expected life of 1 year, (4) exercise price of $0.00 and (5) stock price of $9.03.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 8 — STOCKHOLDERS’ DEFICIT (cont.)

Warrants

As of March 31, 2025 and 2024, there were 5,750,000 Public Warrants and 351,250 Private Warrants outstanding. Each redeemable warrant entitles the holder thereof to purchase one-half (1/2) of one share of common stock at a price of $11.50 per full share, subject to adjustment as described in this prospectus. The warrants will become exercisable on the later of the completion of an initial Business Combination and 12 months from the closing of the Initial Public Offering. However, no public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the common stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of the Company’s initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of the Company’s initial Business Combination at 5:00 p.m., New York City time or earlier redemption.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination, and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 165% of the Market Price.

The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 8 — STOCKHOLDERS’ DEFICIT (cont.)

Except as described above, no warrants will be exercisable and the Company will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure that it will be able to do so and, if the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

The private warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the Initial Public Offering except that the private warrants will be entitled to registration rights. The private warrants (including the common stock issuable upon exercise of the private warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination except to permitted transferees.

The Company accounted for the warrant as a cost of the IPO resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the warrants is approximately $1.2 million, or $0.21 per Warrant, using the Black-Scholes Option Pricing Model. The fair value of the warrants is estimated as of the date of grant using the following assumptions: (1) expected volatility of 12.96%, (2) risk-free interest rate of 1.16%, (3) expected life of 5 years, (4) exercise price of $11.50 and (5) stock price of $9.03.

NOTE 9 — INCOME TAXES

The Company’s taxable income primarily consists of interest earned on investment held in Trust Account.

The income tax provision (benefit) consists of the following:

	For the Year Ended March 31, 2025	For the Year Ended March 31, 2024
Current
Federal	$324,395	$613,217
State	—	—
Deferred
Federal	(37,152)	2,975
State	—	—
Income tax provision	$287,243	$616,192

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Year Ended March 31, 2025	For the Year Ended March 31, 2024
U.S. statutory rate	21.0%	21.0%
Change in valuation allowance	51.4%	6.8%
Effective tax rate	72.4%	$27.8%

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 9 — INCOME TAXES (cont.)

The Company’s net deferred tax assets (liabilities) were as follows as of:

	March 31, 2025	March 31, 2024
Deferred tax assets:
Start-up/organization costs	$575,740	$371,785
Deferred tax liability:
Accrued dividend income	(13,892)	(51,045)
Total deferred tax assets	561,848	320,740
Valuation allowance	(575,740)	(371,785)
Deferred tax liability, net	$(13,892)	$(51,045)

As of March 31, 2025 and 2024, the Company had $2,741,621 and $1,770,404 of U.S. federal and state gross deferred tax assets on start-up/organization costs carryovers available to offset future taxable income over the period of 180 months upon the consummation of the Business Combination. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance of $575,740 and $371,785 as of March 31, 2025 and 2024, respectively. The valuation allowance increased by $203,955 from March 31, 2024 to March 31, 2025.

As of March 31, 2025 and 2024, the Company prepaid income taxes of $287,911 and $0, respectively. The Company withdrew the prepaid income taxes balance from the Trust Account as the Company was required to pay estimated federal income taxes payments for the year ending March 31, 2025 based on the actual year ending March 31, 2024 federal income taxes payments. The Company is expected to refund the prepaid income taxes balance when it will file the federal income tax return in July 2025.

NOTE 10 — SEGEMNT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance. The Company has adopted the guidance in ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures for the year ended March 31, 2025, in the accompanying consolidated financial statements using the retrospective method of adoption.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment.

GOLDENSTONE ACQUISITION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 10 — SEGEMNT INFORMATION (cont.)

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Year Ended March 31, 2025	For the Year Ended March 31, 2024
Professional service fee in connection with the Business Combination	$(343,250)	$(15,000)
Other formation and operating costs	(627,967)	(702,167)
Franchise tax credit (expenses)	37,275	(129,953)
Income from business combination deposits forfeited by the former target company	—	125,000
Interest earned on investment held in Trust Account	1,330,551	2,934,879
Income taxes provision	(287,243)	(616,192)
Net income	$109,366	$1,596,567

The key measures of segment profit or loss reviewed by the Company’s CODM are interest earned on investment in Trust Account and formation and operating expenses. The CODM reviews interest earned on investment in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Within formation and operating costs, the CODM specifically reviews professional service fees in connection with the business combination, which are a significant segment expense, and include legal fees, and advisory fees, as these represent significant costs affecting the Company’s consummation of the Business Combination. Other formation and operating costs, including accounting expenses, printing expenses, and regulatory filing fees, are reviewed in aggregate to ensure alignment with budget and contractual obligations. These expenses are monitored to manage and forecast cash available to complete a business combination within the required period.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through June 16, 2025 when these consolidated financial statements were issued. Based on this review, except as disclosed below, the Company did not identify any other subsequent events that would require adjustment or disclosure in the consolidated financial statements.

In April 2025, the Company issued an unsecured promissory note in the principal amount of $50,000 to the Sponsor. The proceeds of the promissory note were deposited into the Company’s Trust Account for the public stockholders, which enables the Company to extend the period of time it has to consummate its initial Business Combination from April 21, 2025 to May 21, 2025.

In May 2025, the Company issued an unsecured promissory note in the principal amount of $50,000 to the Sponsor. The proceeds of the promissory note were deposited into the Company’s Trust Account for the public stockholders, which enables the Company to extend the period of time it has to consummate its initial Business Combination from May 21, 2025 to June 21, 2025.

INFINTIUM FUEL CELL SYSTEMS, INC.
UNAUDITED CONDENSED BALANCE SHEETS

	As of March 31, 2025	As of December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$2,685,242	$6,026,829
Accounts receivable	46,072	606,517
Inventory, net	2,586,356	1,090,961
Prepaid expenses and other current assets	1,709,260	956,254
Contract assets	6,053,507	—
Total Current Assets	13,080,437	8,680,561

Property and equipment, net	439,350	464,954
Right of use asset	2,955,036	3,165,797
Other non-current assets	36,333	43,530
Total Assets	$16,511,156	$12,354,842

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,044,975	$603,044
Accrued expenses and other current liabilities	4,507,736	5,279,299
Deferred service revenue liability, current	1,091,227	1,091,227
Lease liability, current	26,622	113,954
Loans payable, current	11,233	11,233
Loans payable – related party, current	2,405,951	2,405,951
Total Current Liabilities	9,087,744	9,504,708

Deferred service revenue liability, non-current	3,449,596	3,722,403
Lease liability, non-current	3,113,293	3,132,404
Loans payable – related party, non-current	1,000,000	1,300,000
Total Liabilities	16,650,633	17,659,515

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Class A Common stock ($0.0001 par value, Authorized, 145,000,000 shares; 92,768,284 and 91,266,505 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively)	9,277	9,277
Additional paid-in capital	36,917,248	30,193,256
Accumulated deficit	(37,066,002)	(35,507,206)
Total Stockholders’ Deficit	(139,477)	(5,304,673)
Total Liabilities and Stockholders’ Deficit	$16,511,156	$12,354,842

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INFINTIUM FUEL CELL SYSTEMS, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2025	March 31, 2024
Revenues	$364,171	$254,638
Cost of revenues	344,420	405,561
Gross (loss) profit	19,751	(150,923)

Operating expenses:
Selling, general and administrative	1,435,488	1,665,177
Research and development	112,000	213,619
Depreciation and amortization	29,972	58,646
Total operating expenses	1,577,460	1,937,442

Loss from operations	(1,557,709)	(2,088,365)

Other income (expense)
Interest expense	(1,087)	(8,784)
Other income	—	1,121
Total other expense, net	(1,087)	(7,663)

Loss before provision for income taxes	(1,558,796)	(2,096,028)

Provision for income taxes	—	—

Net loss	$(1,558,796)	$(2,096,028)

Net Loss Per Share – Basic and Diluted	$(0.02)	$(0.02)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	92,768,284	92,267,691

The accompanying notes are an integral part of these unaudited condensed financial statements.

INFINTIUM FUEL CELL SYSTEMS, INC.
CONDENSED STATEMENTS OF CHANGE IN STOCKHOLDERS’ DEFICIT

	Class A Common Stock		Additional paid in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount
Balance as of December 31, 2024	92,768,284	$9,277	$30,193,256	$(35,507,206)	$(5,304,673)
Stock-based compensation	—	—	211,495	—	211,495
Stock-based compensation – warrants	—	—	6,512,497	—	6,512,497
Net loss	—	—	—	(1,558,796)	(1,558,796)
Balance as of March 31, 2025 (Unaudited)	92,768,284	$9,277	$36,917,248	$(37,066,002)	$(139,477)
	Class A Common Stock		Additional paid in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount
Balance as of December 31, 2023	91,266,505	$9,127	$27,938,345	$(27,917,642)	$29,830.00
Issuance of shares upon conversion of debt	1,501,779	150	(150)	—	—
Stock-based compensation	—	—	265,771	—	265,771
Net loss	—	—	—	(2,096,028)	(2,096,028)
Balance as of March 31, 2024 (Unaudited)	92,768,284	$9,277	$28,203,966	$(30,013,670)	$(1,800,427)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INFINTIUM FUEL CELL SYSTEMS, INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31, 2025	March 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,558,796)	$(2,096,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	29,099	57,253
Stock-based compensation	211,495	265,771
Inventory obsolescence provision	—	424
Amortization of right of use asset	56,907	19,520
Gain from early termination of an operating lease	(6,425)	—
Change in operating assets and liabilities
Accounts receivable	560,445	667,769
Inventory	(1,495,395)	32,427
Prepaid expenses and other current assets	(753,006)	(238,624)
Contract assets	18,366	—
Other non-current assets	7,198	873
Accounts payable	624,217	(281,507)
Accrued expenses and other current liabilities	(513,225)	829,136
Deferred service revenue liability	(272,807)	750,961
Lease liability	53,835	(19,739)
Net cash used in operating activities	(3,038,092)	(11,764)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,495)	(30,497)
Net cash used in investing activities	(3,495)	(30,497)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of loans payable – related party	(300,000)	—
Net cash used in financing activities	(300,000)	—

NET CHANGE IN CASH	(3,341,587)	(42,261)
Cash – Beginning of period	6,026,829	876,407
Cash – End of period	$2,685,242	$834,146

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$64,026

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock-based compensation – warrants	$6,512,497	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Infintium Fuel Cell Systems, Inc. (“Infintium” or the “Company”) was incorporated on November 9, 2017 under the laws of Delaware and its corporate headquarters are located in Greenville, South Carolina. Infintium is a developer and provider of advanced hydrogen fuel cell (“HFC”) technologies and power systems built upon proton exchange membranes (“PEM”) for heavy transportation applications; the Company engages in the design, engineering, commercialization, manufacturing, marketing, sales and after-sale services of its HFC systems, which are sold and deployed in large factories and warehouses primarily for material handling applications for its automotive, industrial and retail distribution customers. The Company’s mission is to develop reliable, innovative, and efficient HFCs to accelerate the development of the hydrogen economy for clean energy transition.

In June 2024, the Board of Directors of the Company entered into a Business Combination Agreement (“BCA”) with Goldenstone Acquisition Limited, a Delaware corporation (“Goldenstone”), a wholly owned direct subsidiary of Goldenstone (“Merger Sub”), the Corporation, and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Company Securityholders (as such term is defined in the BCA), pursuant to which Merger Sub will merge with and into the Corporation (the “Merger”), with the Corporation surviving the Merger as a wholly owned subsidiary of Goldenstone, and Goldenstone will change its name to “Infintium Fuel Cell Systems Inc.”, which will continue as a public corporation after the closing of the Merger.

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These unaudited condensed financial statements have been prepared on the same basis as its annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2025, or for any other interim period or for any other future year. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year end date is December 31.

Use of Estimates

The unaudited condensed financial statements have been prepared in accordance with U.S. GAAP and include amounts based on estimates and assumptions by management. Actual results could differ from those amounts. Significant estimates include amounts for inventory reserves, allowances for credit losses and stock-based compensation expense.

Segments

The Company uses the management approach in determining reportable operating segments. The management approach considers the internal reporting used by our chief operating decision maker for making operating decisions about the allocation of resources and the assessment of performance in determining our reportable operating segments. Management has determined that the Company has one operating segment.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits and other investments that are highly liquid with original maturities of three months or less when purchased. As of March 31, 2025 and December 31, 2024, the Company had no cash equivalents.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company may maintain bank balances in excess of $250,000, which is currently the maximum amount insured by the Federal Deposit Insurance Corporation (“FDIC”) for interest bearing accounts. The Company has not experienced any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to its cash. The amount in excess of the FDIC insurance was approximately $2.1 million and $5.8 million as of March 31, 2025 and December 31, 2024, respectively.

Accounts Receivable

Accounts receivable is stated at the net amount expected to be collected. All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company evaluates accounts receivable regularly based on historical collection patterns and general economic conditions. Outstanding balances are reviewed quarterly or more frequently if circumstances warrant, such as significant changes in the aging of receivables or a customer’s financial condition. Write-offs are recorded when a receivable is deemed uncollectible and collection efforts have been exhausted. As of March 31, 2025 and December 31, 2024, the Company determined that an allowance for expected credit losses was not necessary based on historical collection trends and customer credit evaluations and the balance was $0.

Inventory, net

Finished goods, work-in-process, and raw materials inventories are valued at the lower of cost or net realizable value, as determined by the moving average unit cost method. Manufacturing and maintenance supplies are held for resale or consumed in production. These supplies are valued at the lower of cost or market; inventory costs include material, labor, and manufacturing overhead. The need for a provision for estimated losses from obsolete, excess or slow-moving inventories is reviewed periodically.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of prepayments to service providers, prepayments to vendors, and security deposits for business combination.

Contract Assets

Contract assets represent the warrant fair value associated with the vested Warrants Shares (as defined in Note 14) in excess of the sales discounts recognized as a reduction to revenue based on the Company’s related sales transactions with the customer. As of March 31, 2025 and December 31, 2024, contract assets amounted to $6,053,507 and $0, respectively.

Property and Equipment

Property, plant and equipment additions are recorded at cost, including applicable freight, interest, construction and installation costs. Depreciation and amortization are recorded on a straight-line basis over the estimate useful lives of the assets. The following table shows estimated useful lives of property and equipment:

Classification	Estimated Useful Lives
Equipment	3 to 10 years
Tools	3 years
Leasehold improvements	Shorter of the lease term or expected life of the improvement

Gains and losses on the retirement of assets are included in operating income. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets that are held and used is measured by net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the amount by which the carrying value exceeds the fair value of the assets, which is based on a discounted cash flow model. As of March 31, 2025 and December 31, 2024, no assets were impaired. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Leases

With the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 842 — Accounting for Leases (“ASC 842”), operating lease agreements are required to be recognized on the balance sheet as Right-of-Use (“ROU”) assets and corresponding lease liabilities. ROU assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The lease terms may include options to extend or terminate the lease if it is reasonably certain that the Company will exercise that option.

Fair Value Measurement

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

•        Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Revenue Recognition

Revenue is accounted for in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized as control of goods and/or services are transferred to customers in an amount that reflects the consideration an entity expects to receive in exchange for the goods and/or services.

Contracts with Customers

The Company’s revenues are derived primarily from i) manufactured product sales in the form of finished power cell units and raw materials/parts in the form of service-related parts that coincide with the delivery of the product(s) and ii) an optional extended service protection plan on finished power cell units that is recognized over the life of the extended service protection plan.

The Company recognizes revenue from manufactured product sales in the form of finished power cell units and raw materials/parts upon the transfer of control, which is generally upon shipment of the goods. Title and risk pass to the customer upon Free on Board (“FOB”) shipping point or FOB destination depending on the contract terms with its customer. The Company recognizes the revenue related to the sale of the products, net of any sales discounts and variable considerations, including (but not limited to) price concessions, volume discounts, rebates and incentives. For the three months ended March 31, 2025, the Company recognized a sale incentive discount in the amount of $18,366 in

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

connection with Warrants Shares (as defined in Note 14) issued to its customer in January 2025 and does not have any other variable considerations. For the three months ended March 31, 2024, the Company does not have any variable considerations.

The Company recognizes revenue related to extended service protection plans on finished power cell units ratably over the term of the agreement, which is typically a 5-year service period starting upon the installation date at the customer’s site. The company will provide services that are covered under the agreement for the entire duration of the contract with no additional costs to the customer beyond the contract price; payments are generally received upfront and recorded as deferred revenue and amortized over the term of the agreement.

The Company’s customers are allowed to return the products within a reasonable period of time, generally 30 days or less, after delivery of the product(s). Its customer a) may retain any or all of such goods for correction by the Company, b) return any or all of such goods with or without instruction for correction or replacement, or c) procure replacement goods from a third party and require the Company to reimburse its customers for its associated costs and expenses. Historically, sales returns and warranty expenses in connection with its assurance-type warranties are insignificant to the Company’s statements of operations.

Furthermore, the manufactured product sales normally include assurance-type warranties that the Company’s performance is free from material defect and consistent with the specifications of the Company’s contract, which do not give rise to a separate performance obligation. To the extent the warranty terms provide the customer with an additional service, such as extended service protection plan, such warranty is accounted for as a separate performance obligation even though it is embedded in the sales contract, which is generally 5-year service period after installation. Revenue generated from the manufactured product sales and the extended service protection plan are not clearly observable in the sale contract with these two performance obligations. As such, the Company used the residual approach to determine the standalone selling price of the manufactured product revenue and the extended service protection plan revenue.

Cost of Revenues

Cost of revenues mainly consists of costs for purchases of products, related inbound freight and delivery fees, indirect costs such as overhead and burden, and direct labor.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of compensation, employee benefits and stock-based compensation of employees, as well as travel expenses and general office expenses.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740 — Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The provision for income taxes was $0 for both the three months ended March 31, 2025 and 2024.

Stock-Based Compensation

Per the guidance in ASC 718, Compensation — Stock Compensation (“ASC 718”), the Company measures stock-based compensation expense related to awards to employees at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures of awards are recognized as a component of compensation cost as they occur.

The Company uses the Black-Scholes model as the method for determining the estimated fair value of stock-based awards. Refer to Note 14 for more information on assumptions used in estimated stock-based compensation expense.

Warranty Reserve

The Company may record a warranty reserve or liability on the balance sheet related to its known and potential exposure to warranty claims in the event its products fail to perform as expected, and in the event it may be required to participate in certain costs incurred by customers. The recorded warranty reserve balance involves judgment and estimates, and the Company’s reserve estimate would be based on an analysis of historical warranty data as well as current trends and information.

As of March 31, 2025 and December 31, 2024, no warranty reserve is recorded.

Net Loss per Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the number of additional common shares that would have been outstanding if the common share equivalents had been issued (computed using the treasury stock or if converted method), if dilutive. Dilutive potential common shares also consist of the average number of incremental shares of common shares issuable upon the exercise of the stock options and warrants. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings/loss per shares.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrants accounted for as equity instruments represent the warrants issued to the Company’s customer as discussed in Note 14 under the subsection “Warrants”. The Company adopted FASB ASU 2019-08, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606), which requires entities to measure and classify share-based payment awards granted to a customer.

Litigation

The Company accounts for litigation losses in accordance with ASC 450 — Contingencies (“ASC 450”). Under ASC 450, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. Legal fees are recorded as incurred.

Concentration of Risk and Guarantees

The Company had two customers for the three months ended March 31, 2025 that accounted for approximately 46% and 31% of its revenue. These same two customers represented approximately 25% and 0% of the Company’s accounts receivable as of March 31, 2025, respectively. For the three months ended March 31, 2024, the Company had one customer that accounted for approximately 81% of its revenue, and approximately 49% of its accounts receivable as of March 31, 2024.

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2021, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates into the Codification several disclosures and presentation requirements currently residing in SEC Regulations S-X and S-K. As a result, the ASU is not expected to significantly affect entities currently subject to these SEC requirements. However, certain disclosures currently presented outside the financial statements as a result of Regulation S-K may need to be relocated into the financial statements. Conversely, the ASU adds requirements for private and not-for-profit entities, including new disclosures about i) the accounting policy for presentation of derivative instruments and their related gains and losses in the statement of cash flows, ii) assets mortgaged, pledged or subject to lien and the obligations collateralized, iii) amounts and terms of unused lines of credit and unfunded commitments, iv) material prior-period adjustments and the effect on retained earnings when there has been a change in reporting entity in interim period financial statements and v) repurchase and reverse repurchase agreements. Disclosure of the weighted-average interest rates on short-term borrowings and repurchase liabilities is required only for public business entities. If by June 30, 2027, the SEC has not removed the existing disclosure requirement from Regulations S-X or S-K, the corresponding disclosure pending requirement will be removed from the Codification and will not become effective for any entities. The ASU is applied prospectively; the Company does not expect this standard to have a material impact on the Company’s unaudited condensed financial statements.

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications discussed below. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company does not expect this standard to have a material impact on the Company’s year ended December 31, 2025 financial statement.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to disclose additional information about specific expense categories. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted and should be applied either prospectively or retroactively. The Company is currently evaluating the impact of this standard.

NOTE 3 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of March 31, 2025, the Company had $2,685,242 in its operating bank account and a working capital of $3,992,693. To date, the Company has been funding operations through a combination of ownership contributions, proceeds from loans payables, advances from related parties and the issuance of common stock. The Company’s ability to continue as a going concern is dependent on many factors, including, among other things, the ability to comply with the covenants in its existing debt agreements and the ability to pay, retire, amend, replace, or refinance indebtedness as defaults occur or as interest and principal payments come due. Despite the terms of the ownership contributions and the Company’s current operations and expectations for continued growth, it believes that cash generated from operating activities will not be adequate to meet current and expected operating needs, anticipated capital investment and debt service obligations for the next twelve months from the issuance date of these unaudited condensed financial statements.

The accompanying unaudited condensed financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these unaudited condensed financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2025, the Company has an accumulated deficit of $37,006,002 and has experienced losses from continuing operations. Based on the Company’s cash balance as of March 31, 2025 and projected cash needs for the twelve months following the issuance of these unaudited condensed financial statements, management estimates that it will need to rely upon ownership contributions from stockholders, officers and directors, or their affiliates, as well as successful capital raises through equity and debt financings to cover operating and capital requirements. Although management has been successful to date in raising necessary funding and obtaining financing through investors, there can be no assurance that any required future financing can be successfully completed on a timely basis, on terms acceptable to the Company, or at all. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these unaudited condensed financial statements.

Accordingly, the accompanying unaudited condensed financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 — ACCOUNTS RECEIVABLE

The Company’s accounts receivable included the following:

	March 31, 2025	December 31, 2024
Accounts receivable	$46,072	$606,517
Less: allowance for credit losses	—	—
Total accounts receivable	$46,072	$606,517

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — INVENTORY, NET

The Company’s inventory, net included the following:

	March 31, 2025	December 31, 2024
Raw materials	$3,175,854	$1,680,459
Total inventory	3,175,854	1,680,459
Less: Reserve for obsolete and slow-moving inventory	(589,498)	(589,498)
Total inventory, net	$2,586,356	$1,090,961

NOTE 6 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

The Company’s prepaid expenses and other current assets included the following:

	March 31, 2025	December 31, 2024
Prepaid to service providers	$375,768	$67,552
Prepayments to vendors	1,133,492	688,702
Security deposits for business combination	200,000	200,000
Total prepaid expenses and other current assets	$1,709,260	$956,254

NOTE 7 — PROPERTY AND EQUIPMENT, NET

The Company’s property and equipment, net included the following:

	March 31, 2025	December 31, 2024
Equipment	$1,249,889	$1,246,394
Tools	48,805	48,805
Leasehold improvements	22,874	22,874
Total property and equipment	1,321,568	1,318,073
Less: Accumulated depreciation and amortization	(882,218)	(853,119)
Total property and equipment, net	$439,350	$464,954

The depreciation and amortization expenses for the three months ended March 31, 2025 and 2024 are $29,099 and $57,253, respectively

NOTE 8 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The Company’s accrued expenses and other current liabilities included the following:

	March 31, 2025	December 31, 2024
Customer down payments(1)	$3,661,821	$3,661,821
Tax payable	519,621	801,113
Consideration payable to a customer(2)	—	331,830
Accrued expenses	93,543	440,624
Payroll liabilities	232,751	43,911
Total accrued expenses and other current liabilities	$4,507,736	$5,279,299

____________

(1)      The Company’s customer has subsequently canceled the purchase order after deposit payments were made. In May 2025, the Company converted a portion of these deposits into two new orders with the same customer. The remaining balance of the deposits is nonrefundable due to the canceled purchase order and cannot be applied to the new orders. The Company is currently negotiating with the customer regarding the allocation of these remaining funds.

(2)      This consideration payable is in connection with the Warrant Shares (as defined in Note 14) issued to a customer in January 2025.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 — DEFERRED SERVICE REVENUE LIABILITY

The Company’s deferred service revenue included the following:

	March 31, 2025	December 31, 2024
Deferred service revenue liability:
Current	$1,091,227	$1,091,227
Non-current	3,449,596	3,722,403
Total	$4,540,823	$4,813,630

NOTE 10 — LOANS PAYABLE — RELATED PARTY

The Company’s related party accounts included the following:

Name of related party	Relationship	Term	As of March 31, 2025	As of December 31, 2024
Shareholder A	Shareholder of the Company	Non-interest bearing, maturity date February 28, 2025, converted to due on demand loan on February 28, 2025	$200,000	$200,000
Lender C	The Company’s major shareholder control this entity	Non-interest bearing, maturity date April 30, 2025, converted to due on demand loan on April 30, 2025	500,000	500,000
Lender D	The Company’s major shareholder control this entity	Non-interest bearing, maturity date June 26, 2025	500,000	500,000
A limited liability company	Controlled by the Company’s major Shareholder	Non-interest bearing, due on demand	1,205,951	1,205,951
Lender E	The Company’s major shareholder control this entity	Non-interest bearing, maturity date August 22, 2026	1,000,000	1,000,000
Lender C	The Company’s major shareholder control this entity	Non-interest bearing, maturity date March 22, 2026	—	300,000
Total loans payable – related party			$3,405,951	$3,705,951
Total loans payable – related party, current			(2,405,951)	(2,405,951)
Total loans payable – related parties, non-current			$1,000,000	$1,300,000

Minimum requited principal payments towards the loans as of March 31, 2025 are as follows:

Twelve months ended March 31,	Repayment
2026	$2,405,951
2027	1,000,000
2028	—
2029	—
2030	—
Total	$3,405,951

Loan Payable — related party, limited liability company

In March 2020, the Company entered into a promissory note with a related party limited liability company controlled by the Company’s ultimate major shareholder, with proceeds to the Company of $1,205,951 with an interest rate of zero percent and to be due on demand. As of March 31, 2025 and December 31, 2024, the balance of the related party loan payable is $1,205,951 and $1,205,951, respectively.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 10 — LOANS PAYABLE — RELATED PARTY (cont.)

Loan payable — related party, shareholders

In February 2023, the Company entered into a promissory note with a related party entity, shareholder A, with proceeds to the Company of $200,000 and an interest rate of zero percent. As of March 31, 2025 and December 31, 2024, the balance of the current related party loan payable is $200,000 and $200,000, respectively.

Loan payable — related party lenders

In March 2024, the Company entered into a long-term promissory note with a related party, lender C, with proceeds to the Company of $300,000 and an interest rate of zero percent. In April and May 2024, the Company entered into two short-term promissory notes for $500,000 each with lender C, with proceeds to the Company of $1,000,000 and an interest rate of zero percent. In October 2024 and March 2025, the Company repaid the short-term promissory notes in the amount of $500,000 and $300,000, respectively. As of March 31, 2025 and December 31, 2024, the balances of the current related party loans were $500,000 and $500,000, respectively. As of March 31, 2025 and December 31, 2024, the balances of the noncurrent related party loans were $0 and $300,000, respectively.

In June 2024, the Company entered into a short-term promissory note with a related party, lender D, with proceeds to the Company of $500,000 and an interest rate of zero percent. As of March 31, 2025 and December 31, 2024, the balance of the current related party loan was $500,000 and $500,000, respectively.

In August 2024, the Company entered into a long-term promissory note with a related party, lender E, with proceeds to the Company of $1,000,000 and an interest rate of zero percent; as of March 31, 2025 and December 31, 2024, the balance of the noncurrent related party loan was $1,000,000 and $1,000,000, respectively.

NOTE 11 — REVENUE

Revenue is accounted for in accordance with ASC 606. Revenue is recognized as control of goods and/or services are transferred to customers in an amount that reflects the consideration an entity expects to receive in exchange for the goods and/or services; see Note 2 for additional information.

Disaggregated Revenue Information

The following table disaggregates revenue by significant revenue stream as follows:

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Product sales	$—	$136,451
Warranty revenue	254,440	94,364
Component parts sales	109,731	23,823
Total revenue	$364,171	$254,638

Contract Assets and Liabilities

Contract assets and liabilities result from differences in timing of revenue recognition and customer invoicing; contract assets primarily relate to the sale of a good or service for which revenue is recognized over time. Contract liabilities typically include advance payments or rights to consideration prior to performance under a contract. As of March 31, 2025, the Company had current and noncurrent deferred revenue liability recorded in the amounts of $1,091,227 and $3,449,596, respectively, as well as customer down payments (See Note 8 — Accrued expenses and other current liabilities) recorded in the amount of $3,661,821. As of December 31, 2024, the Company had current and noncurrent deferred revenue liability recorded in the amounts of $1,091,227 and $3,722,403, respectively, as well as customer down payments recorded in the amount of $3,661,821.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 11 — REVENUE (cont.)

Remaining Performance Obligations

As of March 31, 2025, the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) was approximately $4,540,822; the Company expects to recognize revenue on these remaining performance obligations over the next sixty months.

The performance obligations primarily reflect the sale of extended service protection plans related to previously sold equipment; the Company has applied the practical expedient described in ASC 606-10-50-14 and has not included remaining performance obligations related to contracts with original expected durations of one year or less.

NOTE 12 — LEASES

On November 1, 2021, the Company entered into a five-year agreement with a lessor for the rental of a building located at 3271 Brushy Creek, Greer, SC 29650, where the Company manufactures its goods. The lease was classified as an operating lease and has a monthly base rent of approximately $7,500, with a base rent increase of approximately three percent each year. The Company with its landlord mutually agreed to terminate this lease early in January 2025, and the Company recognized a gain of $6,425 resulted from the derecognition of operating ROU and lease liability. There was no penalties and additional interest charges associated with this early termination.

In October 2024, the Company entered into a lease agreement with a lessor for a term of one hundred twenty-six months for the rental of a building that is approximately 80,000 square feet located in Greenville, South Carolina, where the Company may install a hydrogen supply system for consumption by products and testing. The lease was classified as an operating lease and has a monthly base rent of approximately $34,000, with a base rent increase of approximately three percent each year.

In accordance with ASC 842, Leases, the Company recognized an ROU asset and corresponding lease liability on the balance sheet for long-term office leases.

See below for lease information:

	As of March 31, 2025	As of December 31, 2024
Operating Leases
Operating lease right-of-use assets	$2,955,036	$3,165,797
Current liabilities – lease liability, current	$26,622	$113,954
Non-current liabilities – lease liability, non-current	3,113,293	3,132,404
Total operating lease liabilities	$3,139,915	$3,246,358

Finance Leases
Property and equipment, at cost	$—	$7,002
Accumulated depreciation	—	(7,002)
Property and equipment, net	$—	$—

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 12 — LEASES (cont.)

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Operating Lease Cost
Amortization of right-of-use assets	$56,906	$19,000
Interest on lease liabilities	61,910	4,668
Total operating lease cost	118,816	23,668

Finance Lease Cost
Amortization of right-of-use assets	$—	$520
Interest on lease liabilities	—	6
Total finance lease cost	$—	$526

The following table includes supplemental information:

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Weighted Average Remaining Lease Term (in years)
Operating leases	10.0	1.6
Financing leases	—	—

Weighted Average Discount Rate
Operating Leases	7.85%	7.80%
Financing Leases	—%	7.80%

Maturities of lease liabilities as of March 31, 2025:

For the year ended March 31,	Operating Lease
2026	$372,535
2027	417,578
2028	430,105
2029	443,009
2030	456,299
Thereafter	2,539,416
Total lease payments	4,658,942
Less: imputed interest	(1,519,027)
Present value of lease liabilities	$3,139,915

NOTE 13 — EQUITY INCENTIVE PLAN

In 2018, the Company’s shareholders authorized the 2018 Equity Incentive Plan (“the Plan”) under which a maximum of 10,623,953 shares were available for issuance. As of March 31, 2025, approximately 3,044,766 shares remained available for future issuance.

The Plan authorizes the granting of incentive stock options, and for the three months ended March 31, 2025 and 2024, the Company granted 90,000 and 110,000 stock options, respectively. The maximum term of an option is ten years, and options generally vest at a rate of twenty-five percent after one year of service, and then in equal

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 13 — EQUITY INCENTIVE PLAN (cont.)

installments over thirty-six subsequent months. The fair market value of options is recognized as expense over the requisite service period, which may be shorter than the vesting period if an employee is retirement eligible. The Company generally issues new shares for exercises of stock options. As a policy, the Company does not purchase its shares relating to its share-based programs.

The following table summarizes stock option activity for the periods presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	7,521,687	$0.29	6.4	$—
Granted	90,000	0.29	—	—
Forfeited	(32,500)	0.29	—	—
Outstanding at March 31, 2025	7,579,187	$0.29	6.2	$—
Exercisable at March 31, 2025	6,121,689	$0.29	5.7	$—
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2023	7,526,687	$0.29	7.3	$—
Granted	110,000	0.29	—	—
Forfeited	(100,000)	0.29	—	—
Outstanding at March 31, 2024	7,536,687	$0.29	7.2	$—
Exercisable at March 31, 2024	4,712,168	$0.29	6.3	$—

Total non-cash stock compensation expense charged against income from continuing operations for the three months ended March 31, 2025 and 2024 was $211,495 and $265,771, respectively.

The table below summarizes the fair value of an option granted in the three months ended March 31, 2025 and 2024 and the assumptions included in the Black-Scholes model used to estimate the fair value:

	For the Three months ended March 31, 2025	For the Three months ended March 31, 2024
Fair value	$0.98	$0.65
Exercise price	$0.29	$0.29
Risk-free interest rate	4.58%	4.01%
Average life of options (years)	10	10
Volatility	70.00%	75.00%
Dividend yield	0%	0%

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 13 — EQUITY INCENTIVE PLAN (cont.)

The fair value of the options refers to the fair value of the ordinary shares as of the equity valuation dates, and the exercise price is determined according to each share option agreement. The risk-free interest rate is based on the rates available at the time of the grant for zero-coupon U.S. government issues with a remaining term equal to the option’s expected life, and the average life of an option is based on both historical and projected exercise and lapsing data. Expected volatility is based on implied volatilities from historical volatilities of comparable companies. Dividend yield is based on the option’s exercise price and annual dividend rate at the time of grant, which is zero.

As of March 31, 2025, the Company had 1,457,500 unvested shares with an unrecognized stock-based compensation of $1,294,456, related to unvested stock option awards, which is expected to be recognized over an estimated weighted-average period of 2.1 years.

NOTE 14 — STOCKHOLDERS’ EQUITY (DEFICIT)

Common stock

As of March 31, 2025, per an amendment and restatement of the Certificate of Incorporation, the Company is authorized to issue an aggregate of 145,000,000 shares of common stock; the authorized capital is divided into: (i) 120,000,000 shares of Class A common stock having a par value of $0.0001 per share to be issued to investors and (ii) 25,000,000 shares of Class B common stock having a par value of $0.0001 to be issued in connection with the Plan. The Company has not issued any preferred shares.

In January 2024, in exchange for the conversion of debt of $710,000 (including interest payable of $110,000), the Company issued 881,209 common shares at a fair value of $0.8057 per share for a total value of $710,000 to a related party debt holder.

In January 2024, in exchange for the conversion of debt of $500,000, the Company issued 620,570 common shares at a fair value of $0.8057 per share for a total value of $500,000 to a related party debt holder.

Warrants

On January 15, 2025 (the “Issue Date”), the Company issued a warrant (the “Warrant”) to purchase up to 34,464,079 Class B Non-Voting Common Stock shares in the Company (the “Warrant Shares”) at an exercise price of $0.65285 per Warrant Share as a sales incentive because the majority of the vesting conditions of the Warrant are based on the payment from the Warrant holder (or the Company’s customer) in connection with the Company’s sales transactions. The Warrant expires ten years from the Issue Date and the Warrant holder may exercise on either a cash or net exercise basis. The Warrant holder has agreed that it will not become a 10% or greater shareholder in the Company. 6,892,816 Warrant Shares vested and became immediately exercisable on the Issue Date. The remainder of Warrant shares vest based on payments received from the Warrant holder to the Company, up to a maximum of $225 million in payments. 275,713 Warrant Shares will vest and become immediately exercisable upon each incremental $2,250,000 in Payments from July 1, 2024 until such time as the cumulative total amount of Payments equals $225,000,000, except that the last $2,250,000 in Payments shall vest only 275,676 Warrant Shares.

The Warrant and Warrant Shares determined to be accounted for as an equity instrument in accordance with ASC 480 and ASC 815. The Company recorded the grant date fair value on January 15, 2025 of the Warrant Shares of approximately $30.2 million. Such fair value was accounted for as a variable consideration, to be recognized as a proportional reduction of revenue against the up to $225 million in potential payments from the Warrant holder.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 14 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

The table below summarizes the fair value of grant date fair value of the Warrant and the assumptions included in the Black-Scholes model used to estimate the fair value:

Grant Date January 15, 2025
Fair value	$0.87
Stock price	$1.20
Exercise price	$0.65
Risk-free interest rate	4.66%
Term (in years)	10
Volatility	75.00%
Dividend yield	0%

During the three months ended March 31, 2025, 7,444,242 of the Warrant Shares were vested. The warrant fair value associated with the vested Warrant Shares of $6.5 million was capitalized to contract assets based on the grant date fair value, among which, $440,624 were offset with the consideration payable to a customer that were previously recognized as a reduction to revenue in 2024, with the remaining value to be subsequently recognized as a reduction to revenue (see Note 2) based on the Company’s related sales transactions with the customer. As of March 31, 2025, the balance of the contract assets related to the vested Warrant Shares was $6.1 million which is recorded in contract assets in the Company’s unaudited condensed balance sheets.

The following table summarizes warrant activity for the periods presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	—	$—	—	$—
Granted	34,464,079	0.65	10.0	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Outstanding at March 31, 2025	34,464,079	$0.65	9.65	$—
Exercisable at March 31, 2025	7,444,242	$0.65	9.65	$—

NOTE 15 — LOSS PER SHARE

The following table sets forth the computation of basic and diluted loss per share as follows:

	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
Numerator:
Net loss	$(1,558,796)	$(2,096,028)

Denominator:
Weighted average shares used in computing basic and diluted loss per share	92,768,284	92,267,691

Loss per share – basic and diluted	$(0.02)	$(0.02)

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 15 — LOSS PER SHARE (cont.)

The calculation of diluted loss per share does not consider the effect of the Company’s warrants and stock options for the three months ended March 31, 2025 and 2024, respectively, as the inclusion of such securities would be anti-dilutive. There were no other anti-dilutive securities items.

The summary of anti-dilutive instruments is as follows:

Common Stock Issuable	Stock Options	Warrants	Total
For the three months ended March 31, 2025	7,579,187	7,444,242	15,023,429
For the three months ended March 31, 2024	7,536,687	—	7,536,687

NOTE 16 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

NOTE 17 — SEGMENT INFORMATION

The Company conducts business as a single operating segment which is based upon the Company’s organizational and management structure, as well as information used by the Chief Executive Officer (“CODM”) to allocate resources and other factors. The accounting policies of the segment are the same as those described in Note 2.

The key measure of segment profitability that the CODM uses to allocate resources and assess performance is net loss, as reported on the statements of operations. The following table presents the significant revenue and expense categories of the Company’s single operating segment:

	Three Months Ended March 31,
	2025	2024
Revenues	$364,171	$254,638
Less:
Cost of revenues(1)	342,369	400,893
Salary and benefits expenses	778,295	593,805
Professional fees	100,945	562,114
Other selling, general and administrative(1)	371,542	277,077
Research and development(1)	87,262	184,696
Depreciation and amortization	29,972	58,646
Interest expense	1,087	13,333
Other segment expense(2)	211,495	260,102
Net loss	$(1,558,796)	$(2,096,028)

____________

(1)      Excludes stock-based compensation expense

(2)      Includes stock-based compensation expense

NOTE 18 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of these unaudited condensed financial statements are available to be issued. There are no subsequent events identified that would require disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Infintium Fuel Cell Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Infintium Fuel Cell Systems, Inc. (the Company) as of December 31, 2024 and 2023, and the related statements of operations, change in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2024 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit, negative working capital, and has experienced losses from continuing operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2024.

New York, New York

April 23, 2025, except for Note 20, as to which the date is May 14, 2025

INFINTIUM FUEL CELL SYSTEMS, INC.
BALANCE SHEETS

	As of December 31, 2024	As of December 31, 2023
ASSETS
CURRENT ASSETS
Cash	$6,026,829	$876,407
Accounts receivable	606,517	959,069
Inventory, net	1,090,961	2,392,483
Prepaid expenses and other current assets	956,254	85,458
Total Current Assets	8,680,561	4,313,417

Property and equipment, net	464,954	500,947
Right of use asset	3,165,797	239,436
Other non-current assets	43,530	13,155
Total Assets	$12,354,842	$5,066,955

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Accounts payable	$603,044	$499,355
Accrued expenses and other current liabilities	5,279,299	257,512
Deferred service revenue liability, current	1,091,227	228,109
Lease liability, current	113,954	78,684
Loans payable, current	11,233	500,000
Loans payable – related party, current	2,405,951	1,505,951
Total Current Liabilities	9,504,708	3,069,611

Deferred service revenue liability, non-current	3,722,403	878,477
Lease liability, non-current	3,132,404	167,804
Loans payable, non-current	—	721,233
Loans payable – related party, non-current	1,300,000	200,000
Total Liabilities	17,659,515	5,037,125

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ (DEFICIT) EQUITY
Common stock ($0.0001 par value, Authorized, 145,000,000 shares; 92,768,284 and 91,266,505 shares issued and outstanding at December 31, 2024 and 2023, respectively)	9,277	9,127
Additional paid-in capital	30,193,256	27,938,345
Accumulated deficit	(35,507,206)	(27,917,642)
Total Stockholders’ (Deficit) Equity	(5,304,673)	29,830
Total Liabilities and Stockholders’ (Deficit) Equity	$12,354,842	$5,066,955

The accompanying notes are an integral part of these financial statements.

INFINTIUM FUEL CELL SYSTEMS, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2024	December 31, 2023
Revenues	$5,055,110	$2,803,215
Cost of revenues	5,139,308	3,264,888
Gross loss	(84,198)	(461,673)

Operating expenses:
Selling, general and administrative	6,633,652	4,122,472
Research and development	616,397	97,428
Depreciation and amortization	234,374	274,157
Allowance for credit losses	—	164,699
Total operating expenses	7,484,423	4,658,756

Loss from operations	(7,568,621)	(5,120,429)

Other income (expense)
Interest expense	(26,613)	(65,154)
Other income (expense), net	5,670	(9,776)
Total other expense, net	(20,943)	(74,930)

Loss before provision for income taxes	(7,589,564)	(5,195,359)

Provision for income taxes	—	—

Net loss	$(7,589,564)	$(5,195,359)

Net Loss Per Share – Basic and Diluted	$(0.08)	$(0.06)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	92,644,850	81,940,826

The accompanying notes are an integral part of these financial statements.

INFINTIUM FUEL CELL SYSTEMS, INC.
STATEMENTS OF CHANGE IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Class A Common Stock		Additional paid in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount
Balance as of December 31, 2022	81,915,206	$8,192	$19,564,183	$(22,722,283)	$(3,149,908)
Net loss	—	—	—	(5,195,359)	(5,195,359)
Issuance of shares upon conversion of debt	9,351,299	935	7,533,511	—	7,534,446
Stock-based compensation	—	—	840,651	—	840,651
Balance as of December 31, 2023	91,266,505	9,127	27,938,345	(27,917,642)	29,830
Net loss	—	—	—	(7,589,564)	(7,589,564)
Issuance of shares upon conversion of debt	1,501,779	150	1,209,850	—	1,210,000
Stock-based compensation	—	—	1,045,061	—	1,045,061
Balance as of December 31, 2024	92,768,284	$9,277	$30,193,256	$(35,507,206)	$(5,304,673)

The accompanying notes are an integral part of these financial statements.

INFINTIUM FUEL CELL SYSTEMS, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2024	December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,589,564)	$(5,195,359)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	230,363	274,157
Stock-based compensation	1,045,061	840,651
Inventory obsolescence provision (recovery)	136,720	(112,982)
Gain on sale of property and equipment	—	(761)
Amortization of right of use asset	132,720	75,648
Change in operating assets and liabilities
Accounts receivable	352,552	(377,598)
Inventory	1,164,802	1,237,672
Prepaid expenses and other current assets	(870,797)	(52,614)
Other non-current assets	(30,376)	—
Accounts payable	79,290	405,569
Accrued expenses and other current liabilities	5,046,188	(237,038)
Deferred service revenue liability	3,707,043	1,106,586
Lease liability	(59,210)	(73,368)
Net cash provided by (used in) operating activities	3,344,792	(2,109,437)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(194,370)	(12,775)
Proceeds from disposal of property and equipment	—	60,000
Net cash (used in) provided by investing activities	(194,370)	47,225

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	—	620,000
Proceeds from loans payable – related party	2,800,000	2,942,937
Repayments of loans payable	—	(120,000)
Repayments of loans payable – related party	(800,000)	(1,050,000)
Net cash provided by financing activities	2,000,000	2,392,937

NET CHANGE IN CASH AND CASH EQUIVALENT	5,150,422	330,725
Cash – Beginning of year	876,407	545,682
Cash – End of year	$6,026,829	$876,407

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$263
Cash paid for income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of debt to equity	$1,210,000	$7,534,446
Right of use asset acquired under new operating lease	$3,059,081	$—

The accompanying notes are an integral part of these financial statements.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Infintium Fuel Cell Systems, Inc. (“Infintium” or the “Company”) was incorporated on November 9, 2017 under the laws of Delaware and its corporate headquarters are located in Greenville, South Carolina. Infintium is a developer and provider of advanced hydrogen fuel cell (“HFC”) technologies and power systems built upon proton exchange membranes (“PEM”) for heavy transportation applications; the Company engages in the design, engineering, commercialization, manufacturing, marketing, sales and after-sale services of its HFC systems, which are sold and deployed in large factories and warehouses primarily for material handling applications for its automotive, industrial and retail distribution customers. The Company’s mission is to develop reliable, innovative, and efficient HFCs to accelerate the development of the hydrogen economy for clean energy transition.

In June 2024, the Board of Directors of the Company entered into a Business Combination Agreement (“BCA”) with Goldenstone Acquisition Limited, a Delaware corporation (“Goldenstone”), a wholly owned direct subsidiary of Goldenstone (“Merger Sub”), the Corporation, and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Company Securityholders (as such term is defined in the BCA), pursuant to which Merger Sub will merge with and into the Corporation (the “Merger”), with the Corporation surviving the Merger as a wholly owned subsidiary of Goldenstone, and Goldenstone will change its name to “Infintium Fuel Cell Systems Inc.”, which will continue as a public corporation after the closing of the Merger.

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements of the Company have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The Company’s fiscal year end date is December 31.

Use of Estimates

The financial statements have been prepared in accordance with U.S. GAAP and include amounts based on estimates and assumptions by management. Actual results could differ from those amounts. Significant estimates include amounts for inventory reserves, allowances for credit losses and stock-based compensation expense.

Segments

The Company uses the management approach in determining reportable operating segments. The management approach considers the internal reporting used by our chief operating decision maker for making operating decisions about the allocation of resources and the assessment of performance in determining our reportable operating segments. Management has determined that the Company has one operating segment.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits and other investments that are highly liquid with original maturities of three months or less when purchased. As of December 31, 2024 and 2023, the Company had no cash equivalents.

The Company may maintain bank balances in excess of $250,000, which is currently the maximum amount insured by the Federal Deposit Insurance Corporation (“FDIC”) for interest bearing accounts. The Company has not experienced any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to its cash. The amount in excess of the FDIC insurance was approximately $5.8 million and $0.6 million as of December 31, 2024 and 2023, respectively.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable

Accounts receivable is stated at the net amount expected to be collected. All customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company evaluates accounts receivable regularly based on historical collection patterns and general economic conditions. Outstanding balances are reviewed quarterly or more frequently if circumstances warrant, such as significant changes in the aging of receivables or a customer’s financial condition. Write-offs are recorded when a receivable is deemed uncollectible and collection efforts have been exhausted. As of December 31, 2024, and 2023, the Company determined that an allowance for expected credit losses was not necessary based on historical collection trends and customer credit evaluations and the balance was $0.

Inventory, net

Finished goods, work-in-process, and raw materials inventories are valued at the lower of cost or net realizable value, as determined by the moving average unit cost method. Manufacturing and maintenance supplies are held for resale or consumed in production. These supplies are valued at the lower of cost or market; inventory costs include material, labor, and manufacturing overhead. The need for a provision for estimated losses from obsolete, excess or slow-moving inventories is reviewed periodically.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of prepayments to service providers, prepayments to vendors, and security deposits for business combination.

Property and Equipment

Property, plant and equipment additions are recorded at cost, including applicable freight, interest, construction and installation costs. Depreciation and amortization are recorded on a straight-line basis over the estimate useful lives of the assets. The following table shows estimated useful lives of property and equipment:

Classification	Estimated Useful Lives
Equipment	3 to 10 years
Tools	3 years
Leasehold improvements	Shorter of the lease term or expected life of the improvement

Gains and losses on the retirement of assets are included in operating income. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets that are held and used is measured by net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value exceeds the fair value of the assets, which is based on a discounted cash flow model. As of December 31, 2024 and 2023, no assets were impaired. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Leases

With the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 842 — Accounting for Leases (“ASC 842”), operating lease agreements are required to be recognized on the balance sheet as Right-of-Use (“ROU”) assets and corresponding lease liabilities. ROU assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The lease terms may include options to extend or terminate the lease if it is reasonably certain that the Company will exercise that option.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurement

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

•        Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Revenue Recognition

Revenue is accounted for in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized as control of goods and/or services are transferred to customers in an amount that reflects the consideration an entity expects to receive in exchange for the goods and/or services.

Contracts with Customers

The Company’s revenues are derived primarily from i) manufactured product sales in the form of finished power cell units and raw materials/parts in the form of service-related parts that coincide with the delivery of the product(s) and ii) an optional extended service protection plan on finished power cell units that is recognized over the life of the extended service protection plan.

The Company recognizes revenue from manufactured product sales in the form of finished power cell units and raw materials/parts upon the transfer of control, which is generally upon shipment of the goods. Title and risk pass to the customer upon Free on Board (“FOB”) shipping point or FOB destination depending on the contract terms with its customer. The Company recognizes the revenue related to the sale of the products, net of any sales discounts and variable considerations, including (but not limited to) price concessions, volume discounts, rebates and incentives. For the year ended December 31, 2024, the Company recognized a sale incentive discount in the amount of $440,624 in connection with Warrants Shares (as defined in Note 20) issued to its customer in January 2025 and does not have any other variable considerations. For the year ended December 31, 2023, the Company does not have any variable considerations.

The Company recognizes revenue related to extended service protection plans on finished power cell units ratably over the term of the agreement, which is typically a 5-year service period starting upon the installation date at the customer’s site. The company will provide services that are covered under the agreement for the entire duration of the contract with no additional costs to the customer beyond the contract price; payments are generally received upfront and recorded as deferred revenue and amortized over the term of the agreement.

The Company’s customers are allowed to return the products within a reasonable period of time, generally 30 days or less, after delivery of the product(s). Its customer a) may retain any or all of such goods for correction by the Company, b) return any or all of such goods with or without instruction for correction or replacement, or c) procure replacement goods from a third party and require the Company to reimburse its customers for its associated costs and expenses. Historically, sales returns and warranty expenses in connection with its assurance-type warranties are insignificant to the Company’s statements of operations.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Furthermore, the manufactured product sales normally include assurance-type warranties that the Company’s performance is free from material defect and consistent with the specifications of the Company’s contract, which do not give rise to a separate performance obligation. To the extent the warranty terms provide the customer with an additional service, such as extended service protection plan, such warranty is accounted for as a separate performance obligation even though it is embedded in the sales contract, which is generally 5-year service period after installation. Revenue generated from the manufactured product sales and the extended service protection plan are not clearly observable in the sale contract with these two performance obligations. As such, the Company used the residual approach to determine the standalone selling price of the manufactured product revenue and the extended service protection plan revenue.

Cost of Revenues

Cost of revenues mainly consists of costs for purchases of products, related inbound freight and delivery fees, indirect costs such as overhead and burden, and direct labor.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of compensation, employee benefits and stock-based compensation of employees, as well as travel expenses and general office expenses.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740 — Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The provision for income taxes was $0 for both the years ended December 31, 2024 and 2023.

Stock-Based Compensation

Per the guidance in ASC 718, Compensation — Stock Compensation (“ASC 718”), the Company measures stock-based compensation expense related to awards to employees at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures of awards are recognized as a component of compensation cost as they occur.

The Company uses the Black-Scholes model as the method for determining the estimated fair value of stock-based awards. Refer to Note 14 for more information on assumptions used in estimated stock-based compensation expense.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warranty Reserve

The Company may record a warranty reserve or liability on the balance sheet related to its known and potential exposure to warranty claims in the event its products fail to perform as expected, and in the event it may be required to participate in certain costs incurred by customers. The recorded warranty reserve balance involves judgment and estimates, and the Company’s reserve estimate would be based on an analysis of historical warranty data as well as current trends and information.

As of December 31, 2024 and 2023, no warranty reserve is recorded.

Net Loss per Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the number of additional common shares that would have been outstanding if the common share equivalents had been issued (computed using the treasury stock or if converted method), if dilutive. Dilutive potential common shares also consist of the average number of incremental shares of common shares issuable upon the exercise of the stock options and warrants. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings/loss per shares.

Litigation

The Company accounts for litigation losses in accordance with ASC 450 — Contingencies (“ASC 450”). Under ASC 450, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. Legal fees are recorded as incurred.

Concentration of Risk and Guarantees

The Company had two customers for the year ended December 31, 2024 that accounted for approximately 59% and 37% of its revenue. These same two customers represented approximately 91% and 3% of the Company’s accounts receivable as of December 31, 2024, respectively. For the year ended December 31, 2023, the Company had one customer that accounted for approximately 81% of its revenue, and approximately 60% of its accounts receivable as of December 31, 2023.

Reclassification

One item from other expense in the statements of operations of comparative period have been reclassified to operating expense to conform to the financial statements for the current period. The reclassification has no impact on the Company’s net loss or cash flows.

Certain items from accounts payable in the balance sheets of comparative period have been reclassified to accrued expenses and other current liabilities to conform to the financial statements for the current period. The reclassification has no impact on the Company’s current and total liabilities.

One non-current related party loan of $1,205,951 in the balance sheets of comparative period have been reclassified to current related party loan to conform to the financial statements for the current period. The reclassification has no impact on the Company’s total liabilities.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2021, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates into the Codification several disclosures and presentation requirements currently residing in SEC Regulations S-X and S-K. As a result, the ASU is not expected to significantly affect entities currently subject to these SEC requirements. However, certain disclosures currently presented outside the financial statements as a result of Regulation S-K may need to be relocated into the financial statements. Conversely, the ASU adds requirements for private and not-for-profit entities, including new disclosures about i) the accounting policy for presentation of derivative instruments and their related gains and losses in the statement of cash flows, ii) assets mortgaged, pledged or subject to lien and the obligations collateralized, iii) amounts and terms of unused lines of credit and unfunded commitments, iv) material prior-period adjustments and the effect on retained earnings when there has been a change in reporting entity in interim period financial statements and v) repurchase and reverse repurchase agreements. Disclosure of the weighted-average interest rates on short-term borrowings and repurchase liabilities is required only for public business entities. If by June 30, 2027, the SEC has not removed the existing disclosure requirement from Regulations S-X or S-K, the corresponding disclosure pending requirement will be removed from the Codification and will not become effective for any entities. The ASU is applied prospectively; the Company does not expect this standard to have a material impact on the Company’s financial statements.

On November 27, 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments were designed to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable investors to better understand an entity’s overall performance and assess potential future cash flows. The ASU applies to all public entities that are required to report segment information in accordance with ASC 280. The Company adopted this standard for the year ended December 31, 2024. See Note 19 — Segment Information.

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications discussed below. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company does not expect this standard to have a material impact on the Company’s financial statement.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to disclose additional information about specific expense categories. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted and should be applied either prospectively or retroactively. The Company is currently evaluating the impact of this standard.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of December 31, 2024, the Company had $6,026,829 in its operating bank account and a working capital deficit of $824,147. To date, the Company has been funding operations through a combination of ownership contributions, proceeds from loans payables, advances from related parties and the issuance of common stock. The Company’s ability to continue as a going concern is dependent on many factors, including, among other things, the ability to comply with the covenants in its existing debt agreements and the ability to pay, retire, amend, replace, or refinance indebtedness as defaults occur or as interest and principal payments come due. Despite the terms of the ownership contributions and the Company’s current operations and expectations for continued growth, it believes that cash generated from operating activities will not be adequate to meet current and expected operating needs, anticipated capital investment and debt service obligations for the next twelve months from the issuance date of these financial statements.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2024, the Company has an accumulated deficit of $35,507,206 and has experienced losses from continuing operations. Based on the Company’s cash balance as of December 31, 2024 and projected cash needs for the twelve months following the issuance of these financial statements, management estimates that it will need to rely upon ownership contributions from stockholders, officers and directors, or their affiliates, as well as successful capital raises through equity and debt financings to cover operating and capital requirements. Although management has been successful to date in raising necessary funding and obtaining financing through investors, there can be no assurance that any required future financing can be successfully completed on a timely basis, on terms acceptable to the Company, or at all. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

Accordingly, the accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 — ACCOUNTS RECEIVABLE

The Company’s accounts receivable included the following:

	December 31, 2024	December 31, 2023
Accounts receivable	$606,517	$959,069
Less: allowance for credit losses	—	—
Total accounts receivable	$606,517	$959,069

NOTE 5 — INVENTORY, NET

The Company’s inventory, net included the following:

	December 31, 2024	December 31, 2023
Raw materials	$1,680,459	$2,845,261
Total inventory	1,680,459	2,845,261
Less: Reserve for obsolete and slow-moving inventory	(589,498)	(452,778)
Total inventory, net	$1,090,961	$2,392,483

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

The Company’s prepaid expenses and other current assets included the following:

	December 31, 2024	December 31, 2023
Prepaid to service providers	$67,552	$11,068
Prepayments to vendors	688,702	74,390
Security deposits for business combination	200,000	—
Total prepaid expenses and other current assets	$956,254	$85,458

NOTE 7 — PROPERTY AND EQUIPMENT, NET

The Company’s property and equipment, net included the following:

	December 31, 2024	December 31, 2023
Equipment	$1,246,394	$1,059,171
Tools	48,805	41,659
Leasehold improvements	22,874	22,874
Total property and equipment	1,318,073	1,123,704
Less: Accumulated depreciation and amortization	(853,119)	(622,757)
Total property and equipment, net	$464,954	$500,947

The depreciation and amortization expenses for years ended December 31, 2024 and 2023 are $230,363 and $274,157, respectively

NOTE 8 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The Company’s accrued expenses and other current liabilities included the following:

	December 31, 2024	December 31, 2023
Customer down payments(1)	$3,661,821	$—
Tax payable	801,113	—
Consideration payable to a customer(2)	440,624	—
Accrued expenses	331,830	140,111
Payroll liabilities	43,911	117,401
Total accrued expenses and other current liabilities	$5,279,299	$257,512

____________

(1)      The Company’s customer has subsequently canceled the purchase order after deposits payment were made. The Company is in the process of negotiating a new purchase order with the customer and to convert these down payments into a new order.

(2)      This consideration payable is in connection with the Warrant issued to a customer in January 2025 (See Note 20).

NOTE 9 — DEFERRED SERVICE REVENUE LIABILITY

The Company’s deferred service revenue included the following:

	December 31, 2024	December 31, 2023
Deferred service revenue liability:
Current	$1,091,227	$228,109
Non-current	3,722,403	878,477
Total	$4,813,630	$1,106,586

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — LOANS PAYABLE

The Company’s loans payable, current and non-current included the following:

	December 31, 2024	December 31, 2023
Loans payable, current – individual lenders	$—	$500,000
Loans payable, non-current – individual lenders	—	600,000
Interest payable, current – individual lenders	11,233	—
Interest payable, non-current – individual lenders	—	121,233
Total loans payable	$11,233	$1,221,233

Prior to January 1, 2022, the Company entered into a promissory note with an individual, lender A, with proceeds to the Company of $600,000 and an interest rate of 5% per annum. As of December 31, 2023, the balances of the loan payable and interest payable connected to this note were $600,000 and $110,000, respectively; in January 2024, lender A and the Company entered into loan conversion agreements, whereby the entire amounts of the loan payable and the related interest payable were converted into shares of common stock at a price per share of $0.8057 for an aggregate number of shares of 881,209. Upon conversion, both the loan payable and interest payable were deemed to be repaid in full and the Company has no further obligation in connection with these loans to lender A. As of December 31, 2024, the balances of the loan payable and interest payable connected to this note are $0; interest expense accrued on the loan was $0 and $30,000 for the years ended December 31, 2024 and 2023, respectively.

In October 2023, the Company entered into a promissory note with an individual shareholder, lender B, with proceeds to the Company of $500,000 and an interest rate of 10% per annum. As of December 31, 2023, the balances of the related party loan payable and interest payable connected to this note were $500,000 and $11,233, respectively; in January 2024, lender B and the Company entered into a loan conversion agreement, whereby the entire amount of the loan payable was converted into shares of common stock at a price per share of $0.8057 for an aggregate number of shares of 620,570. Upon conversion, the loan payable was deemed to be repaid in full and the Company has no further obligation in connection with the loan to lender B. As of December 31, 2024, the balance of the loan payable and interest payable are $0 and $11,233; interest expense on the loan was $0 and $11,233 for the years ended December 31, 2024 and 2023, respectively.

NOTE 11 — LOANS PAYABLE — RELATED PARTY

The Company’s related party accounts included the following:

Name of related party	Relationship	Term	As of December 31, 2024	As of December 31, 2023
Shareholder A	Shareholder of the Company	Non-interest bearing, maturity date February 28, 2025, converted to due on demand loan on February 28, 2025	$200,000	$200,000
Lender B	Controlled by the company’s ultimate major Shareholder	Non-interest bearing, maturity date August 14, 2025	—	300,000
Lender C	The Company’s major shareholder control this entity	Non-interest bearing, maturity date April 30, 2025	500,000	—
Lender D	The Company’s major shareholder control this entity	Non-interest bearing, maturity date June 26, 2025	500,000	—
A limited liability company	Controlled by the Company’s major Shareholder	Non-interest bearing, due on demand	1,205,951	1,205,951
Lender E	The Company’s major shareholder control this entity	Non-interest bearing, maturity date August 22, 2026	1,000,000	—

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — LOANS PAYABLE — RELATED PARTY (cont.)

Name of related party	Relationship	Term	As of December 31, 2024	As of December 31, 2023
Lender C	The Company’s major shareholder control this entity	Non-interest bearing, maturity date March 22, 2026	300,000	—
Total loans payable – related party			$3,705,951	$1,705,951
Total loans payable – related party, current			(2,405,951)	(1,505,951)
Total loans payable – related parties, non-current			$1,300,000	$200,000

Loan Payable — related party, limited liability company

In March 2020, the Company entered into a promissory note with a related party limited liability company controlled by the Company’s ultimate major shareholder, with proceeds to the Company of $1,205,951 with an interest rate of zero percent and to be due on demand. As of December 31, 2024 and 2023, the balance of the related party loan payable is $1,205,951 and $1,205,951 as of both dates.

Loan payable — related party, shareholders

In February 2023, the Company entered into a promissory note with a related party entity, shareholder A, with proceeds to the Company of $200,000 and an interest rate of zero percent. As of December 31, 2024 and 2023, the balance of the noncurrent related party loan payable is $0 and $200,000, respectively and the balance of the current related party loan payable is $200,000 and $0, respectively.

Loan payable — related party lenders

In August 2023, the Company entered into a short-term promissory note with a related party, lender B, with proceeds to the Company of $300,000 and an interest rate of zero percent. In March 2024, the Company repaid the entire note in the amount of $300,000 and as of December 31, 2024 and 2023, the balance of the current related party loan payable was $0 and $300,000, respectively.

In March 2024, the Company entered into a long-term promissory note with a related party, lender C, with proceeds to the Company of $300,000 and an interest rate of zero percent. In April and May 2024, the Company entered into two short-term promissory notes for $500,000 each with lender C, with proceeds to the Company of $1,000,000 and an interest rate of zero percent. In October 2024, the Company repaid the short-term promissory notes in the amount of $500,000. As of December 31, 2024, the balances of the current and noncurrent related party loans were $500,000 and $300,000, respectively.

In June 2024, the Company entered into a short-term promissory note with a related party, lender D, with proceeds to the Company of $500,000 and an interest rate of zero percent. As of December 31, 2024, the balance of the current related party loan was $500,000.

In August 2024, the Company entered into a long-term promissory note with a related party, lender E, with proceeds to the Company of $1,000,000 and an interest rate of zero percent; as of December 31, 2024, the balance of the noncurrent related party loan was $1,000,000.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — REVENUE

Revenue is accounted for in accordance with ASC 606. Revenue is recognized as control of goods and/or services are transferred to customers in an amount that reflects the consideration an entity expects to receive in exchange for the goods and/or services; see Note 2 for additional information.

Disaggregated Revenue Information

The following table disaggregates revenue by significant revenue stream as follows:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Product sales	$4,274,639	$2,724,818
Warranty revenue	587,091	36,760
Component parts sales	198,343	100,687
Other (including sales returns)	(4,963)	(59,050)
Total revenue	$5,055,110	$2,803,215

Contract Assets and Liabilities

Contract assets and liabilities result from differences in timing of revenue recognition and customer invoicing; contract assets primarily relate to the sale of a good or service for which revenue is recognized over time. Contract liabilities typically include advance payments or rights to consideration prior to performance under a contract. As of December 31, 2024, the Company had current and noncurrent deferred revenue liability recorded in the amounts of $1,091,227 and $3,722,403, respectively, as well as customer down payments (See Note 8 — Accrued expenses and other current liabilities) recorded in the amount of $3,661,821. As of December 31, 2023, the Company had current and noncurrent deferred revenue liability recorded in the amounts of $228,109 and $878,477, respectively, as well as customer down payments recorded in the amount of $0.

Remaining Performance Obligations

As of December 31, 2024, the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) was approximately $4,813,630; the Company expects to recognize revenue on these remaining performance obligations over the next sixty months.

The performance obligations primarily reflect the sale of extended service protection plans related to previously sold equipment; the Company has applied the practical expedient described in ASC 606-10-50-14 and has not included remaining performance obligations related to contracts with original expected durations of one year or less.

NOTE 13 — LEASES

On November 1, 2021, the Company entered into a five-year agreement with a lessor for the rental of a building located at 3271 Brushy Creek, Greer, SC 29650, where the Company manufactures its goods. The lease was classified as an operating lease and has a monthly base rent of approximately $7,500, with a base rent increase of approximately three percent each year. The Company mutually agreed to terminate this lease early with its landlord in January 2025. There was no penalties and additional interest charges associated with this early termination.

In October 2024, the Company entered into a lease agreement with a lessor for a term of one hundred twenty-six months for the rental of a building that is approximately 80,000 square feet located in Greenville, South Carolina, where the Company may install a hydrogen supply system for consumption by products and testing. The lease was classified as an operating lease and has a monthly base rent of approximately $34,000, with a base rent increase of approximately three percent each year.

In accordance with ASC 842, Leases, the Company recognized an ROU asset and corresponding lease liability on the balance sheet for long-term office leases.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 13 — LEASES (cont.)

See below for lease information for the years ending December 31:

	2024	2023
Operating Leases
Operating lease right-of-use assets	$3,165,797	$238,916
Current liabilities – lease liability, current	$113,954	$78,145
Non-current liabilities – lease liability, non-current	3,132,404	167,804
Total operating lease liabilities	$3,246,358	$245,949

Finance Leases
Property and equipment, at cost	$7,002	$7,002
Accumulated depreciation	(7,002)	(6,482)
Property and equipment, net	$—	$520
Current liabilities	—	539
Other liabilities	—	—
Total finance lease liabilities	$—	$539

Operating Lease Cost
Amortization of right-of-use assets	$132,200	$72,483
Interest on lease liabilities	36,424	22,181
Total operating lease cost	168,624	94,664

Finance Lease Cost
Amortization of right-of-use assets	$577	$3,232
Interest on lease liabilities	6	179
Total finance lease cost	583	3,411

The following table includes supplemental information:

	2024	2023
Weighted Average Remaining Lease Term (in years)
Operating leases	9.8	2.8
Financing leases	—	0.2

Weighted Average Discount Rate
Operating Leases	7.85%	7.80%
Financing Leases	7.80%	7.80%

Maturities of lease liabilities:

Fiscal Year	Operating Lease	Finance Lease
2025	$368,249	$—
2026	497,350	—
2027	426,966	—
2028	439,775	—
2029	452,968	—
Thereafter	2,653,767	—
Total lease payments	4,839,075	—
Less: imputed interest	(1,592,717)	—
Present value of lease liabilities	$3,246,358	$—

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 14 — EQUITY INCENTIVE PLAN

In 2018, the Company’s shareholders authorized the 2018 Equity Incentive Plan (“the Plan”) under which a maximum of 10,623,953 shares were available for issuance. As of December 31, 2024, approximately 3,102,266 shares remained available for future issuance.

The Plan authorizes the granting of incentive stock options, and in the years ended December 31, 2024 and 2023, the Company granted 830,000 and 1,215,000 stock options, respectively. The maximum term of an option is ten years, and options generally vest at a rate of twenty-five percent after one year of service, and then in equal installments over thirty-six subsequent months. The fair market value of options is recognized as expense over the requisite service period, which may be shorter than the vesting period if an employee is retirement eligible. The Company generally issues new shares for exercises of stock options. As a policy, the Company does not purchase its shares relating to its share-based programs

The following table summarizes stock option activity for the periods presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2023	7,526,687	$0.29	7.3	$—
Granted	830,000	0.29		—
Forfeited	(835,000)	0.29		—
Outstanding at December 31, 2024	7,521,687	$0.29	6.4	$—
Exercisable at December 31, 2024	5,867,599	$0.29	5.9	$—
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2022	6,346,687	$0.29	7.9	$—
Granted	1,215,000	0.29		—
Forfeited	(35,000)	0.29		—
Outstanding at December 31, 2023	7,526,687	$0.29	7.3	$—
Exercisable at December 31, 2023	4,424,733	$0.29	6.5	$—

Total non-cash stock compensation expense charged against income from continuing operations for the years ended December 31, 2024 and 2023 was $1,045,061 and $840,651, respectively.

The table below summarizes the fair value of an option granted in 2024 and 2023 and the assumptions included in the Black-Scholes model used to estimate the fair value:

	Year ended December 31, 2024	Year ended December 31, 2023
Fair value	$0.64 – $0.77	$0.79 – $1.25
Exercise price	$0.29	$0.29
Risk-free interest rate	3.63% – 4.58%	3.39% – 4.88%
Average life of options (years)	10	10
Volatility	70.00% – 80.00%	72.40% – 75.59%
Dividend yield	0%	0%

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 14 — EQUITY INCENTIVE PLAN (cont.)

The fair value of the options refers to the fair value of the ordinary shares as of the equity valuation dates, and the exercise price is determined according to each share option agreement. The risk-free interest rate is based on the rates available at the time of the grant for zero-coupon U.S. government issues with a remaining term equal to the option’s expected life, and the average life of an option is based on both historical and projected exercise and lapsing data. Expected volatility is based on implied volatilities from historical volatilities of comparable companies. Dividend yield is based on the option’s exercise price and annual dividend rate at the time of grant, which is zero.

As of December 31, 2024, the Company had 1,654,090 unvested shares with an unrecognized stock-based compensation of $1,447,617, related to unvested stock option awards, which is expected to be recognized over an estimated weighted-average period of 2.1 years.

NOTE 15 — EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Numerator:
Net loss attributable to Infintium	$(7,589,564)	$(5,195,359)

Denominator:
Weighted average shares used in computing basic and diluted earnings per share	92,644,850	81,940,826

Earnings per share – basic and diluted	$(0.08)	$(0.06)

The calculation of diluted loss per share does not consider the effect of the 7,521,687 and 7,526,687 issued and outstanding stock options for the years ended December 31, 2024 and 2023, respectively, as the inclusion of such securities would be anti-dilutive. There were no other anti-dilutive securities items.

NOTE 16 — STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2024, per an amendment and restatement of the Certificate of Incorporation, the Company is authorized to issue an aggregate of 145,000,000 shares of common stock; the authorized capital is divided into: (i) 120,000,000 shares of Class A common stock having a par value of $0.0001 per share to be issued to investors and (ii) 25,000,000 shares of Class B common stock having a par value of $0.0001 to be issued in connection with the Plan. The Company has not issued any preferred shares.

In December 2023, in exchange for the conversion of a technology development loan, the Company issued an aggregate of 7,622,470 common shares at a fair value of $0.8057 per share for a total value of $6,141,510 to five related party investors/loan holders.

In December 2023, in exchange for the conversion of debt totaling $1,392,937, the Company issued 1,728,829 common shares at a fair value of $0.8057 per share for a total value of $1,392,937 to a related party loan holder.

In January 2024, in exchange for the conversion of debt of $710,000 (including interest payable of $110,000), the Company issued 881,209 common shares at a fair value of $0.8057 per share for a total value of $710,000 to a related party debt holder.

In January 2024, in exchange for the conversion of debt of $500,000, the Company issued 620,570 common shares at a fair value of $0.8057 per share for a total value of $500,000 to a related party debt holder.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 17 — INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

Significant components of the Company’s deferred tax assets are summarized below.

	As of December 31, 2024	As of December 31, 2023
Deferred tax assets/liabilities:
Lease asset amortization	$16,918	$918
Deferred revenue	—	114,338
Reserve accounts	—	112,968
Net operating loss – state	1,971,480	1,047,508
Net operating loss – federal	10,049,429	7,336,277
Depreciation/Amortization	(58,052)	(51,662)
Total net deferred tax asset	11,979,775	8,560,347
Valuation allowance	(11,979,775)	(8,560,347)
Total net deferred tax asset, net	$—	$—

As of December 31, 2024, the Company had net operating loss carry-forwards for federal and state income tax reporting (tax effected) purposes of $10,049,429 and $1,971,480, respectively. As of December 31, 2023, the Company had net operating loss carry-forwards for federal and state income tax reporting (tax effected) purposes of $7,336,277 and $1,047,508, respectively. As a result of the Tax Cuts Job Act 2017 (the “Act”), certain future carryforwards do not expire. The Company has not performed a formal analysis but believes its ability to use such net operating losses and tax credit carryforwards in the future is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which will significantly impact its ability to realize these deferred tax assets.

The Company recorded a valuation allowance in the full amount of its net deferred tax assets. The management believed it is more likely than not that the tax benefit will not be utilized. The valuation allowance increased $3,419,428 and $1,084,406 during the years ended December 31, 2024 and 2023, respectively.

A reconciliation of the statutory federal income tax benefit to actual tax benefit is as follows:

	As of December 31, 2024	As of December 31, 2023
Federal statutory blended income tax rates	21.00%	21.00%
State statutory income tax rate, net of federal benefit	5.00%	5.00%
Change in valuation allowance	(26.00)%	(26.00)%
Effective tax rate	$—%	$—%

As of the date of this filing, the Company has not filed its 2024 federal and state corporate income tax returns. The Company expects to file these documents as soon as practicable.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 18 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

NOTE 19 — SEGMENT INFORMATION

The Company conducts business as a single operating segment which is based upon the Company’s organizational and management structure, as well as information used by the Chie Executive Officer (“CODM”) to allocate resources and other factors. The accounting policies of the segment are the same as those described in Note 2.

The key measure of segment profitability that the CODM uses to allocate resources and assess performance is net loss, as reported on the statements of operations. The following table presents the significant revenue and expense categories of the Company’s single operating segment:

	Year Ended December 31,
	2024	2023
Revenues	$5,055,110	$2,803,215
Less:
Cost of revenues(1)	5,120,826	3,264,888
Salary and benefits expenses	2,865,011	2,431,448
Professional fees	1,510,719	75,090
Other selling, general and administrative(1)	1,338,732	775,283
Research and development(1)	509,008	97,428
Depreciation and amortization	234,374	274,157
Allowance for credit losses	—	164,699
Interest expense	26,613	65,154
Other segment expense(2)	1,039,391	850,427
Net loss	$(7,589,564)	$(5,195,359)

____________

(1)      Excludes stock-based compensation expense

(2)      Includes stock-based compensation expense

NOTE 20 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements are available to be issued. Other than below, there are no subsequent events identified that would require disclosure in the financial statements.

On January 15, 2025 (the “Issue Date”), the Company issued a warrant (the “Warrant”) to purchase up to 34,464,079 Class B Non-Voting Common Stock shares in the Company (the “Warrant Shares”) at an exercise price of $0.65285 per Warrant Share as a sales incentive because the majority of the vesting conditions of the Warrant are based on the payment from the Warrant holder (or the Company’s customer) in connection with the Company’s sales transactions. The Warrant expires ten years from the Issue Date and the Warrant holder may exercise on either a cash or net exercise basis. The Warrant holder has agreed that it will not become a 10% or greater shareholder in the company. 6,892,816 Warrant Shares vested and became immediately exercisable on the Issue Date. The remainder of Warrant shares vest based on payments received from the Warrant holder to the Company, up to a maximum of $225 million in payments. 275,713 Warrant Shares will vest and become immediately exercisable upon each incremental $2,250,000 in Payments from July 1, 2024 until such time as the cumulative total amount of Payments equals $225,000,000, except that the last $2,250,000 in Payments shall vest only 275,676 Warrant Shares. The Warrant and Warrant Shares will be accounted for as an equity instrument. The Company recorded the grant date fair value on January 15, 2025 of the Warrant Shares as approximately $29.0 million. Such fair value was accounted for as a variable consideration,

INFINTIUM FUEL CELL SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 20 — SUBSEQUENT EVENTS (cont.)

to be recognized as a proportional reduction of revenue against the up to $225 million in potential payments from the Warrant holder. The table below summarizes the fair value of grant date fair value of the Warrant and the assumptions included in the Black-Scholes model used to estimate the fair value:

Grant Date January 15, 2025
Fair value	$0.87
Stock price	$1.20
Exercise price	$0.65
Risk-free interest rate	4.66%
Term (in years)	10
Volatility	75.00%
Dividend yield	0%

In March 2025, the Company repaid the related party loan payable from Lender C in the full amount of $300,000 as disclosed in Note 11.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

GOLDENSTONE ACQUISITION LIMITED,

PACIFICA ACQUISITION CORP.,

and

INFINTIUM FUEL CELL SYSTEMS, INC.

Dated as of June 26, 2024

Annex A-i

Annex A-ii

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of June 26, 2024 (this “Agreement”), is entered into by and among Goldenstone Acquisition Limited, a Delaware corporation (“Goldenstone”), Pacifica Acquisition Corp., a Delaware corporation (“Merger Sub”), Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”), and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Company Securityholders (the “Securityholder Representative”). Goldenstone, Merger Sub, the Company and the Securityholder Representative are sometimes referred to herein individually as a “party” and, collectively, as the “parties.”

WHEREAS, Goldenstone is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned, direct Subsidiary of Goldenstone;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Goldenstone and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger (“Surviving Corporation”) as a wholly owned Subsidiary of Goldenstone, and Goldenstone will change its name to “Infintium Fuel Cell Systems Holdings, Inc.”, which will continue as the public corporation after the Closing;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company once the Registration Statement (as defined below) has been declared effective;

WHEREAS, the Board of Directors of Goldenstone (the “Goldenstone Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Goldenstone;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, in connection with the transactions contemplated by this Agreement, Goldenstone Holding, LLC, an Ohio limited liability company (the “Sponsor”) and Goldenstone shall enter into a Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote its shares of Goldenstone Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Company Stockholder Support Agreement with Goldenstone and the Company, substantially in the form attached hereto as Exhibit B (the “Company Stockholder Support Agreement”), providing that, among other things, Key Company Stockholders holding at least fifty and one tenth percent (50.1%) of the Company Common Stock have agreed to vote their shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, prior to the Closing, the Company shall deliver Company Lock-Up Agreements substantially in the form attached hereto as Exhibit C (the “Company Lock-Up Agreement”) effective as of the Closing and executed by certain individuals set forth in Exhibit C (such individuals, the “Lock-Up Parties”), restricting the sale, transfer or other disposition of the shares of Goldenstone Common Stock received by Lock-Up Parties at the Closing in connection with the Merger; and

Annex A-1

WHEREAS, Goldenstone and the Company intend, for United States federal income Tax purposes, (i) that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), (ii) that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations and (iii) to file the statement required by Treasury Regulations Section 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Closing Merger Consideration” means a number of shares of Goldenstone Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value, divided by (b) $10.00.

“Aggregate Closing Merger Consideration Value” means one hundred and thirty million dollars ($130,000,000.00).

“Ancillary Agreements” means the Company Stockholder Support Agreement, the Sponsor Support Agreement, the Company Lock-Up Agreements, and the Sponsor Lock-Up Agreement, and all other agreements, certificates and instruments executed and delivered by or on behalf of Goldenstone, Merger Sub, the Company, or the Securityholder Representative in connection with the Transactions and or as specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other applicable anti-corruption/anti-bribery laws and regulations.

“Available Cash” means, as of immediately prior the Closing, an amount of cash and cash equivalents equal to: (a) the sum of (i) the funds in the Trust Account following the exercise of any Redemption Rights by the stockholders of Goldenstone, plus (ii) cash and cash equivalents available to Goldenstone from any other sources, including the proceeds of any equity or debt financing arrangement to be entered into by Goldenstone following the date of this Agreement and consummated in connection with the Closing and the Bridge Financing, plus (iii) Company Closing Cash.

“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local applicable Law).

“Bridge Financing” means a financing of the Company obtained by Goldenstone subject to the provisions of Section 7.17 and mutually agreeable by the parties, which would have a minimum aggregate principal amount of $3,000,000.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which the electronic funds transfer systems, including for wire transfers, of commercial banks are not required or authorized to close in New York, NY.

Annex A-2

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Change in Control” means, with respect to any Person, (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of such Person or (ii) a sale or disposition of all or substantially all of the assets of such Person and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of such Person (or any successor to such Person) immediately following the closing of such transaction (or series of related transactions) being beneficially owned (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the Equity Interests of such Person (or any successor to such Person) immediately prior to such transaction (or series of related transactions).

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.0001 per share.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted as of the date of this Agreement.

“Company Common Stock” means, collectively, the Company’s Class A Common Stock and Class B Common Stock.

“Company Equity Securityholder” means the holder, as of immediately prior to the Effective Time, of any Company Securities.

“Company Fully Diluted Capital Stock” means, the sum, without duplication of: (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, plus (b) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock (excluding any shares to be cancelled pursuant to Section 3.01(a)(ii)).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and licensed to the Company or to any Company Subsidiary, whether exclusively, non-exclusively, through a license, through a covenant, or on any other basis.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) prevents, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social

Annex A-3

conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, except in the cases of clauses (i) through (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all options to purchase shares of Company Common Stock that are outstanding as of the date hereof and as of immediately prior to the Effective Time, including such options granted under the Company Option Plan.

“Company Option Plan” means the Infintium Fuel Cell Systems, Inc. 2018 Equity Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries and all Intellectual Property for which applicable Law precludes an employee, consultant, contractor or other Person from assigning Intellectual Property to the Company where such employee, contractor, consultant or other Person grants to the Company, in lieu of such prohibited assignment, exclusive, irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property.

“Company Products” means any and all products that are currently manufactured, distributed, sold, licensed, or otherwise offered or commercialized by the Company or any Company Subsidiary.

“Company Securityholder” means each Person who holds Company Securities.

“Company Securities” means any Company Common Stock, Company Share Awards or securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock.

“Company Services” means all services, products and related software that are currently developed, delivered, provided, offered or commercialized by the Company or any Company Subsidiary.

“Company Software” means Software that consists of Company-Owned IP.

“Company Stockholder” means each Person who holds Company Common Stock.

“Confidential Information” means all information constituting or relating to Intellectual Property, technology, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors. Confidential Information includes any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Goldenstone or its Subsidiaries (as applicable) that is not already generally available to the public. Notwithstanding the foregoing, “Confidential Information” shall not include (a) issued Patents and published Patent applications or (b) information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other technology subject to such license, that such Software or other technology subject to such license, or other Software or other technology incorporated into, derived from, used or distributed with such Software or other technology subject to such license (a) in the case of Software, be made available or distributed in a form other than

Annex A-4

binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products, other products or Software, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Environmental Laws” means any United States federal, state or local or non-United States laws, including common law, relating to: (a) the Release of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, generation, packaging, registration, distribution, formulation, labelling, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources; including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and their implementing regulations and any state analogs, each as amended from time to time.

“Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the Company Fully Diluted Capital Stock.

“Fraud” means an actual and intentional misrepresentation by a party of a representation or warranty expressly stated in Article IV of this Agreement; which satisfies each of the following conditions: (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made; (b) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made; (c) such party had the specific intent to deceive another party and induce such other party to enter into this Agreement and (d) such other party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement.

“Goldenstone Certificate of Incorporation” means the Certificate of Incorporation of Goldenstone filed with the Secretary of the State of the State of Delaware on September 9, 2020, as such has been amended, supplemented or modified from time to time.

“Goldenstone Common Stock” means Goldenstone’s common stock, par value $0.0001 per share.

“Goldenstone Disclosure Schedules” means the disclosure schedules delivered by Goldenstone in connection with this Agreement.

“Goldenstone Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of Goldenstone; or (b) would prevent, materially delay or materially impede the performance by Goldenstone or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Goldenstone Material Adverse Effect: (i) any change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries in which Goldenstone operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption

Annex A-5

of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by Goldenstone as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction; or (viii) any actions taken, or failures to take action, or such other changes or events; in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Goldenstone is materially and disproportionately affected thereby as compared with other participants in the industry in which Goldenstone operates.

“Goldenstone Organizational Documents” means the Goldenstone Certificate of Incorporation, Bylaws, the Trust Agreement and other agreements entered into in connection with Goldenstone’s initial public offering, in each case as amended, modified or supplemented from time to time.

“Goldenstone Rights” means rights of Goldenstone, each right entitling the holder to receive one tenth of one share of Goldenstone Common Stock, and each ten rights entitling the holder thereof to receive one share of Goldenstone Common Stock at the Closing.

“Goldenstone Units” means units of Goldenstone, each consisting of one share of Goldenstone Common Stock, one Goldenstone Warrant, and one Goldenstone Right.

“Goldenstone Warrants” means warrants of Goldenstone, each exercisable for one half of one share of Goldenstone Common Stock at an exercise price of $11.50.

“Hazardous Substances” means: (a) any substances defined in, classified in or regulated under any Environmental Law, including the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) diesel fuel, natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, radioactive materials and radon; and (e) any substance, pollutant, contaminant, material or waste in any amount or concentration which are regulated by any Governmental Authority or for which liability may be imposed pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP Licenses” means all contracts pursuant to which the Company or any Company Subsidiary has received a license or sublicense, or has otherwise been granted rights in, to, or under any Intellectual Property from any person, or otherwise received from any person any immunity, authorization, release, covenant not to sue or other right with respect to any such Intellectual Property, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental Trademark and feedback licenses, (iii) contracts for Off-the-Shelf Software, and (iv) licenses for Open Source Materials.

“Indebtedness” means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (vii) all guarantees by such Person of the Indebtedness of another Person (other than any guarantee by the Company or a Company Subsidiary of the Indebtedness of the Company or another Company Subsidiary), (viii) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (ix) any unfunded or underfunded liabilities pursuant to

Annex A-6

any retirement or nonqualified deferred compensation plan or arrangement, and any earned but unpaid compensation (including salary, bonuses and paid time off), other than earned but unpaid compensation outstanding as of the end of the current monthly period, (x) long term and short term deferred revenue, (xi) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (xii) any agreement to incur any of the same.

“Intellectual Property” means: all intellectual property rights, anywhere in the world, whether statutory, common law or otherwise.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“IRS” means the United States Internal Revenue Service.

“Key Company Stockholders” means the persons and entities listed on Schedule 7.03.

“knowledge” or “to the knowledge” of a person shall mean, in the case of the Company, the actual and constructive knowledge of the persons listed on Schedule 1.01 after reasonable inquiry, and in the case of Goldenstone, the actual and constructive knowledge of the persons listed in Goldenstone Disclosure Schedule 1.02 after reasonable inquiry.

“Law” means any applicable U.S. federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Consideration Earnout Share Pool” means one million and five hundred thousand (1,500,000) shares of Goldenstone Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination.

“Merger Consideration Earnout Shares” means an aggregate of one million and five hundred thousand (1,500,000) shares of Goldenstone Common Stock which the Company Equity Securityholders are eligible to receive after the Closing pursuant to the terms of Section 3.07 hereof.

“Merger Sub Organizational Documents” means the certificate of incorporation and Bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Off-the-Shelf Software” means Software, software-as-a-service, or other technology that is licensed or otherwise made available on a non-exclusive basis under a “shrink-wrap” or “click-through” contract or other contract containing standard terms and Software or software-as-a-service for which the Company and Company Subsidiaries have paid a one-time license fee of less than $10,000 per license.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative), the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any substantially similar license, including any license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

Annex A-7

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“order” means, if the context permits, any applicable order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“ordinary course of business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency).

“Outbound IP Licenses” means contracts pursuant to which the Company or any Company Subsidiary has licensed or sublicensed or otherwise granted rights in, to, or under any material Company IP to any person, or granted to any person any immunity, authorization, release, covenant not to sue or other right with respect to any Company IP, excluding (i) non-disclosure agreements entered into the ordinary course of business, (ii) incidental feedback licenses, and (iii) non-exclusive licenses granted to the Company’s service providers or vendors solely for the purpose of providing services to the Company.

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Patents” means any domestic or foreign patents, utility models and applications, drafts and disclosures relating thereto (and any patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens identified in the Financial Statements; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

Annex A-8

“Personal Information” means all data relating to one or more individual(s), including patients and employees, that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual) or capable of identifying a specific device or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device. This definition includes any “personally identifiable information,” “PII,” “personal information,” “protected health information,” and “personal data” as defined by Privacy Laws.

“Pre-Closing Investment” means an investment into the Company either in the form of equity or debt, obtained by Goldenstone subject to the provisions of Section 7.17 and mutually agreeable by the parties, which would have a minimum aggregate principal amount of $3,000,000, which may be the Bridge Financing.

“Processing” means any operation performed on Personal Information such as collection, recording, organization, sale, structuring, storage, adaptation or alteration, retrieval, consultation, use, access, security, disclosure, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Paragraph E of Article Sixth of Goldenstone’s Amendment to the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 21, 2023.

“Registered Company IP” means Company-Owned IP for which registrations have been obtained or applications for registration have been filed with any Governmental Authority or Domain Name.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or migrating through, in, on, under, or into the environment (including, without limitation, indoor or outdoor ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of the Class A Common Stock, voting together as a single class.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Representative” has the meaning set forth in the Recitals.

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof; (b) development tools, descriptions and flow charts; (c) data, metadata, databases and compilations of data, whether machine readable or otherwise; and (d) documentation, product user manuals, and training materials used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Subsidiary” or “Subsidiaries” with respect to any Person means each entity of which at least 50% of the capital stock or other equity or voting securities are controlled or owned, directly or indirectly, by such Person.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” or “Taxes” means all U.S. federal, state, local, foreign, or other income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, escheat or unclaimed property, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, whether computed on a separate or combined, unitary, or consolidated basis or in any other manner, together with all interest, deficiencies, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

Annex A-9

“Tax Returns” means all returns, statements, claims for refund, and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

“Trade Secrets” means (i) all know-how, confidential, proprietary and non-public information, however documented and whether or not documented and (ii) all trade secrets within the meaning of Applicable Law. The term “Trade Secrets” includes concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case that has or derives economic value, actual or potential, as a result of being a secret and not known to the public, whether patentable or not and whether or not reduced to practice.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Trading Day” means a day on which the Exchanges are open for trading.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedules, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Goldenstone, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of Goldenstone at such time.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Section
2025 Earnout Shares	Section 3.07(c)(i)
2026 Earnout Shares	Section 3.07(c)(ii)
2027 Earnout Shares	Section 3.07(c)(iii)
Action	Section 4.10
Agreement	Preamble
Alternative Transaction	Section 7.05(a)
Antitrust Laws	Section 7.13(a)
Awards	Section 7.06
Blue Sky Laws	Section 4.05(b)
Business Combination Proposal	Section 7.05(b)
Certificate of Merger	Section 2.02(a)

Annex A-10

Defined Term	Section
Certificates	Section 3.02(b)
Claims	Section 6.03
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Company	Preamble
Company Board	Recitals
Company D&O Tail Insurance	Section 7.07(b)
Company Disclosure Schedules	Article IV
Company Permits	Section 4.06
Company Share Awards	Section 4.03(a)
Company Stockholder Approval	Section 4.20
Company Subsidiaries	Section 4.01(b)
Company Transaction Expenses
Section 3.04(a)
Confidentiality Agreement	Section 7.04(b)
Contingent Worker	Section 4.12(g)
Contribution	Section 4.14(e)
DGCL	Recitals
Effect	Section 1.01
Effective Time	Section 2.02(a)
Environmental Permit	Section 4.16
Equity Plan	Section 7.06
ERISA	Section 4.11(a)
ERISA Affiliate	Section 4.11(c)
Estimated Closing Statement	Section 3.06(a)
Exchange Act	Section 4.23
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Exchanges	Section 7.10
Extension	Section 7.18
Financial Statements	Section 4.08(b)
GAAP	Section 4.08(a)
Goldenstone	Preamble
Goldenstone Board	Recitals
Goldenstone Proposals	Section 7.01(a)
Goldenstone SEC Reports	Section 5.07(a)
Goldenstone Stockholders’ Meeting	Section 7.01(a)
Governmental Authority	Section 4.05(b)
Health Plan	Section 4.11(k)
Improvements	Section 1.01
Initial Equity Plan Pool	Section 7.06
Intended Tax Treatment	Recitals
Land	Section 1.01
Law(s)	Section 4.05(a)
Lease	Section 4.13(b)
Lease Documents	Section 4.13(b)
Letter of Transmittal	Section 3.02(b)
Lock-Up Agreement	Recitals
Lock-Up Parties	Recitals
Material Contracts	Section 4.17(a)

Annex A-11

Defined Term	Section
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 5.03(b)
Negotiation Period	Section 9.01(i)
OFAC	Section 4.18(b)
Outside Date	Section 9.01(b)
PCAOB Financial Statements	Section 7.14
Per Share Merger Consideration	Section 3.01(a)(i)
Plans	Section 4.11(a)
PPACA	Section 4.11(k)
Prior Financial Statements	Section 4.08(a)
Privacy Requirements	Section 4.14(i)
Pro Rata Share	Section 3.07(e)
Property	Section 4.14(k)
Proxy Statement	Section 7.01(a)
Registration Statement	Section 7.01(a)
Remedies Exceptions	Section 4.04
Representatives	Section 7.04(a)
SEC	Section 5.07(a)
Securities Act	Section 5.07(a)
Security Incident	Section 4.14(m)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Standards Organizations	Section 4.14(x)
Stockholder Support Agreement	Recitals
Surviving Corporation	Section 2.01, Recitals
Surviving Corporation Board	Section 2.05(a)
Tail Policies	Section 7.07(e)
Terminating Company Breach	Section 9.01(b)
Terminating Goldenstone Breach	Section 9.01(g)
Top Customer	Section 4.14(y)
Top Supplier	Section 4.14(y)
Transfer Agent Cancellation	Section 3.02(b)
Transfer Taxes	Section 7.11(d)
Trust Account	Section 5.17
Trust Agreement	Section 5.17
Trust Fund	Section 5.17
Trustee	Section 5.17
WARN Act	Section 4.12(c)
Written Consent	Section 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and all schedules, exhibits, or other attachments referred to

Annex A-12

therein, and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) Any reference to a numbered schedule means the same-numbered section of the disclosure schedules to this Agreement. Any reference in a schedule contained in the disclosure schedules to this Agreement delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. Nothing in the schedules to this Agreement constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules to this Agreement do not purport to be complete and are qualified in their entirety by the written document itself.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.
AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, the Company shall continue as the Surviving Corporation of the Merger and as a wholly-owned Subsidiary of Goldenstone, and the name of the Surviving Corporation shall be “Infintium Fuel Cell Systems, Inc. or such other name as shall be designated by the Surviving Corporation by notice to Goldenstone. For the sake of clarity, all references to the Company for periods after the Effective Time shall include the term “Surviving Corporation.”

Section 2.02 Effective Time; Closing.

(a) Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Unless this Agreement is earlier terminated in accordance with Article IX, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII or at such other time, date and location as Goldenstone and the Company agree in writing, a closing (the “Closing”) shall be held remotely by exchanging the closing deliverables and signatures via email, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Annex A-13

Section 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, by virtue of filing of the Certificate of Merger pursuant to the provisions of Section 2.02(a), the Company’s certificate of incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, Goldenstone shall amend and restate, effective as of the Effective Time, the Goldenstone Certificate of Incorporation in substantially the form set forth as Exhibit E, which shall, among other things, result in Goldenstone being renamed as “Infintium Fuel Cell Systems Holdings, Inc.”

Section 2.05 Board of Directors. Each of the parties hereto shall take reasonable action and make recommendations to their respective stockholders that, effective as of the Closing, (i) the Goldenstone board of directors (the “Goldenstone Board”) shall consist of a minimum of five (5) directors, one director to be designated by the Sponsor prior to the Closing who shall initially be Eddie Ni, one independent director to be designated by the Sponsor prior to Closing with the consent of the Company (not be unreasonably delayed, conditioned or withheld), and three directors to be designated by the Company prior the Closing. In addition, the initial directors and officers of the Surviving Corporation shall be mutually agreed by Goldenstone and the Company, to be effective immediately after the Closing.

SECTION 2.06  U.S. Tax Treatment. The Merger is intended to qualify for the Intended Tax Treatment. The parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.15(n) and 5.19(p), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

Article III.
EFFECTS OF THE MERGER

Section 3.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Goldenstone, Merger Sub, the Company or the holders of any of the following securities or rights:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Options prior to the Effective Time and excluding any shares to be cancelled pursuant to Section 3.01(a)(ii) and excluding any Dissenting Shares) shall be canceled and converted into (A) the right to receive a number of shares of Goldenstone Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (B) the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.07;

(ii) each share of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation; and

Annex A-14

(iv) Each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of Glodenstone Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time; provided however, that the exercise price and the number of shares of Goldenstone Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, however, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Goldenstone Common Stock purchasable pursuant to such Exchanged Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 3.01(a)(iv).

(v) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any holder of Company Securities pursuant to Section 3.01(a)(i)  shall be calculated on an aggregate basis with respect to all shares of Company Common Stock, and (ii) after such aggregation, any fractional share of Goldenstone Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded down to the nearest whole share of Goldenstone Common Stock.

Section 3.02 Delivery of Shares.

(a) On the Closing Date, Goldenstone shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Goldenstone and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Company Equity Securityholders, for exchange in accordance with this Article III, the Aggregate Closing Merger Consideration (such shares of Goldenstone Common Stock, and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). Goldenstone shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) and Section 3.07, the Exchange Fund shall not be used for any other purpose.

(b) As promptly as practicable following the Effective Time, Goldenstone shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal prior to the Closing, which shall be in a form reasonably acceptable to Goldenstone and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company, (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and the Surviving Corporation shall cause the Exchange Agent to deliver, the Per Share Merger Consideration with respect thereto in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01(a)(i) shall be deemed at all times after the Effective Time to represent only (A) the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01(a)(i) and (B) the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.07.

(c) No dividends or other distributions declared or made after the Effective Time with respect to the Goldenstone Common Stock with a record date after the Effective Time shall be paid from the Exchange Fund to the holder of any unsurrendered Certificate with respect to the shares of Goldenstone Common Stock represented thereby

Annex A-15

until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Surviving Corporation shall pay or cause to be paid to the holder of the Certificates representing shares of Goldenstone Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Goldenstone Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Goldenstone Common Stock.

(d) The Per Share Merger Consideration payable upon conversion of the Company Securities in accordance with the terms of this Agreement shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Securities.

(e) The Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Goldenstone Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(f) Except as set forth in Section 3.07 hereto, any portion of the Exchange Fund that remains undistributed to the Company Equity Securityholders for one year after the Closing Date shall be delivered to Goldenstone, upon demand, and any Company Equity Securityholders who have not theretofore complied with this Section 3.02 shall thereafter look only to Goldenstone for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by the applicable Company Equity Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Goldenstone free and clear of any claims or interest of any person previously entitled thereto.

(g) None of the Exchange Agent, Goldenstone or the Surviving Corporation shall be liable to any Company Securityholder for any such Company Securities (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Goldenstone shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by Goldenstone, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. If Goldenstone intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding) on amounts treated as compensation for applicable Tax purposes, Goldenstone shall use reasonable best efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required. Goldenstone and any Company Equity Securityholder, as applicable, shall use commercially reasonable efforts to reduce or seek an exemption from any withholding to the extent permitted by applicable Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01(a)(i).

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Surviving Corporation for any reason shall be converted into (a) the Per Share Merger Consideration in accordance with the provisions of Section 3.01(a)(i) and (iv) the contingent right to receive a portion of the Merger Consideration Earnout Shares if, as and when payable in accordance with the provisions of Section 3.07.

Annex A-16

Section 3.04 Payment of Expenses. Except as otherwise expressly set forth herein, including Section 9.03, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if the Closing does not take place, each party shall be solely responsible for its own fees and expenses; and (b) if the Closing occurs, then all of the unpaid fees and expenses incurred by the parties shall be paid at the Closing.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration or the contingent right to receive any portion of the Merger Consideration Earnout Shares, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive (i) the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(a)(i), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock, and a portion of the Merger Consideration Earnout Shares if, as and when payable in accordance with the provisions of Section 3.07.

(b) Prior to the Closing, the Company shall give Goldenstone (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Goldenstone (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.06 Closing Calculations.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Goldenstone a statement prepared by the Company in good faith and certified by an executive officer of Company (the “Closing Statement”) setting forth the following:

(i) the name and address of record of each Company SecurityHolder and the number and class, type, or series of shares held by each;

(ii) the number of shares of Company Fully Diluted Capital Stock;

(iii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration payable to each named Company Securityholder;

(B) the Exchange Ratio; and

(C) for each Company Securityholder, its pro rata portion of the Closing Merger Consideration Shares for its Company Securities;

(iv) any explanatory or supporting information, including calculations, as Goldenstone may reasonably request.

(b) The Closing Statement delivered hereunder shall be true complete and correct and shall contain the same information described in this Section 3.06, subject to Goldenstone’s rights pursuant to Section 3.06(a)(v).

Annex A-17

(c) The contents of the Closing Statement delivered by the Company hereunder shall be subject to reasonable review and comment by Goldenstone and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Closing Statement. Under no circumstances shall Goldenstone or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Closing Statement and the parties agree that Goldenstone and Merger Sub shall be entitled to rely on the Closing Statement in making payments under Article III.

(d) Prior to the Closing, the Company shall update the Closing Statement, and deliver such updated Closing Statement to Goldenstone, as promptly as practicable after the occurrence of any event that would change the information set forth in the latest version of the Closing Statement that it previously delivered to Goldenstone.

(e) Nothing contained in this Section 3.06 or in the Closing Statement shall be construed or deemed to: (i) modify the Company’s obligations pursuant to this Agreement to obtain Goldenstone’s prior consent to the issuance of any securities; or (ii) alter or amend the definition of the Merger Consideration Shares. For the avoidance of doubt, in no event shall the aggregate merger consideration payable to the Company Stockholders exceed the Aggregate Closing Merger Consideration.

Section 3.07 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, Company Stockholders (but excluding holders of Dissenting Shares) shall have the contingent right to receive additional shares of Goldenstone Common Stock based on the performance of Surviving Corporation if the requirements as set forth in this Section 3.07 are achieved. The Merger Consideration Earnout Shares shall be allocated among the Company Stockholders in accordance with this Section 3.07.

(b) The Merger Consideration Earnout Shares shall be issued as follows:

(i) an aggregate of 500,000 Merger Consideration Earnout Shares (the “2025 Earnout Shares”) will be promptly issued to Company Stockholders in accordance with their respective Pro Rata Shares if, and only if, within 12 months from the Closing Date the closing share price of Goldenstone Common Stock was greater than or equal to $11.50 for any 20 consecutive Trading Days within such 12-month period, and if such condition is met, the 2025 Earnout Shares will be issued on or before the 30th day after the end of the 12-month period set forth in this Section 3.07(b)(i).

(ii) an aggregate of 500,000 Merger Consideration Earnout Shares (the “2026 Earnout Shares”) will be promptly issued to Company Stockholders in accordance with their respective Pro Rata Shares if, and only if, within 24 months from the Closing Date the closing share price of Goldenstone Common Stock was greater than or equal to $13.00 for any 20 consecutive Trading Days within such 24-month period, and if such condition is met, the 2026 Earnout Shares will be issued on or before the 30th day after the end of the 24-month period set forth in this Section 3.07(b)(ii).

(iii) an aggregate of 500,000 Merger Consideration Earnout Shares (the “2027 Earnout Shares”) will be promptly issued to Company Stockholders in accordance with their respective Pro Rata Shares if, and only if, within 36 months from the Closing Date the closing share price of Goldenstone Common Stock was greater than or equal to $15.00 for any 20 consecutive Trading Days within such 24-month period, and if such condition is met, the 2027 Earnout Shares will be issued on or before the 30th day after the end of the 24-month period set forth in this Section 3.07(b)(iii).(iv) each issuance made pursuant to Section 3.07(b)(i), Section 3.07(b)(ii) and Section 3.07(b)(iii) may only occur once.

(c) The Goldenstone Common Stock price targets set forth in Section 3.07(b) and the number of shares of Goldenstone Common Stock to be issued and released pursuant to Section 3.07(b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Goldenstone Common Stock after the date of this Agreement.

(d) As used in this Section 3.07, the term “Pro Rata Share” means, with respect to each Company Stockholder, a ratio calculated by dividing (i) the total number of shares of Company Common Stock held by such Company Stockholder as of immediately prior to the Effective Time by (ii) the total number of shares of Company Common Stock held by all Company Stockholders as of immediately prior to the Effective Time.

Annex A-18

(e) Notwithstanding anything to the contrary set forth in this Agreement, any fractional Merger Consideration Earnout Share that would otherwise be issuable to any person pursuant to this Section 3.07 shall be rounded up to a whole share of Goldenstone Common Stock.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedules delivered by the Company in connection with this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Goldenstone and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation or other organization duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect. The Company and each of the Company’s Subsidiaries has offices located only at the addresses set forth on Schedule 4.01(a). Schedule 4.01(a) sets forth a list of all jurisdictions where the Company has qualified to do business as a foreign corporation.

(b) A true and complete list of all of the Company’s Subsidiaries (“Company Subsidiaries“), together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Schedule 4.01(b) of the Company Disclosure Schedules. Except as set forth in Schedule 4.01(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred and forty-five million (145,000,000) shares of Company Common Stock, of which (120,000,000) is Class A Common Stock and twenty five million (25,000,000) is Class B Common Stock. As of the date hereof, (i) 92,768,284 shares of Class A Common Stock are issued and outstanding and are owned of record by the Company Security Holders set forth on Schedule 4.03(a) in the amounts set forth opposite their respective names, (ii) no shares of Class B Common Stock are issued and outstanding, (iii) no shares of Company Common Stock are held in the treasury of the Company, and (iv) 10,623,953 shares of Class B Common Stock are reserved for grants of Options, Restricted Stock Units, and Restricted Stock Awards (each of the terms in subclauses (A), (B), and (C) of this paragraph as defined in the Company Option Plan) pursuant to the Company Option Plan (such grants, the “Company Share Awards”). No other shares of capital stock or other voting or non-voting securities of the Company are authorized or reserved for issuance or issued or outstanding. All issued and outstanding shares of Company capital stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Certificate of Incorporation and the Company’s Bylaws. No shares of Company capital stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound

Annex A-19

(b) Other than the Company Options, there are no Company Share Awards outstanding or other options, restricted shares, restricted share units, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, issued or outstanding. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(c) Schedule 4.03(c) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the following information with respect to each Company Share Award outstanding: (i) the Company identification with respect to each Company Share Award; (ii) the number of shares of the Company subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, (iv) the date on which such Company Share Award was granted; (v) the vesting schedule of such Company Share Award; and (vi) the date on which such Company Share Award expires. The Company has made available to Goldenstone an accurate and complete copy of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all award agreements evidencing such Company Share Awards.

(d) No Company Option was granted with an exercise price per share less than the fair market value (pursuant to Section 409A or Section 422, as applicable, of the Code) of the underlying Class B Common Stock as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No Company Options are “early exercisable” as of the date of this Agreement. The treatment of Company Options under Section 3.01(a)(iv) is permitted under the Company Option Plan, applicable Laws, and the underlying individual agreements for such Company Option without obtaining the consent of any holder thereof.

(e) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(f) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the Transactions, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards and Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(g) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities and their respective organizational documents.

(h) The Company Equity Securityholders set forth on Schedule 4.03(a) collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock). Except for the shares of Company Common Stock held by the Company Equity Securityholders set forth on Schedule 4.03(a), no other shares or other equity or voting interest of the Company are authorized or issued and outstanding, and no options, warrants or other rights to acquire any shares or other equity or voting interest, of the Company though authorized and reserved are issued and outstanding.

Annex A-20

(i) All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and (C) the Company’s governing documents and authorization of the respective board of directors.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Goldenstone and Merger Sub or the other applicable parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. No other state takeover statute is applicable to the Merger or the other Transactions. The Company Stockholder Approval is the only vote or consent of any of the holders of Company capital stock or any other class or series of capital stock of the Company that is necessary in order for the Company to consummate the Merger and the other transactions contemplated hereby.

Section 4.05 No Conflict; Required Filings and Consents.

(a) Except for the filing and recordation of appropriate merger documents as required by the DGCL, the execution, delivery or performance of this Agreement and Ancillary Agreements by the Company will not (i) conflict with or violate the Certificate of Incorporation or Bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, binding guidance, judgment, decree or other order, in each case, of any Governmental Authority or self-regulatory body (“Law(s)”) applicable to the Company or any Company Subsidiary, by which any property or asset of the Company or any Company Subsidiary is bound or affected or which the Company or any Company Subsidiary has agreed to comply with, or (iii) except as set forth in Schedule 4.05(a), result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and Ancillary Agreements by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, provincial, county, municipal or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, ministry, authority, body or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

(c) The Contracts listed on Schedule 4.05(a) are the only Contracts requiring a consent, approval, authorization, Order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreements to which the Company or a Company Subsidiary is or will be a party or

Annex A-21

the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”), except for any consent, approval, authorization, Order or other action, the absence of which would not, individually or in the aggregate, reasonably be expected to be material the Company or, after the Closing, to Goldenstone or the Surviving Corporation.

Section 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals, clearances, exemptions, registrations, listings, and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is or, since January 1, 2023, has been in material conflict with, or in material default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 4.07 Regulatory Matters.

(a) All of the Company Products are being and have been manufactured, processed, developed, packaged, labeled, promoted, marketed, sold, stored, tested, distributed, imported and exported in material compliance with all applicable requirements under any applicable Law.

(b) The Company has timely filed with the applicable Governmental Authorities all material filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, required to be filed by it under applicable Law. All such filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, documents, declarations, listing, registrations, reports, statements, amendments, supplements or submissions. Each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Authority.

(c) Except as set forth on Schedule 4.07(c) of the Company Disclosure Schedules, the Company has not received any notification of any pending or, to the knowledge of the Company, threatened (i) action, suit, claim, investigation, proceeding or order alleging potential or actual non-compliance with any Company Permits or Laws; or (ii) non-ordinary course audit, inspection or investigation by any Governmental Authority.

(d) No Company Product has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing and there are no facts or circumstances reasonably likely to cause the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such Company Product are pending or, to the knowledge of the Company, threatened against the Company.

(e) The Company has not received or been subject to any action, notice, warning, administrative proceeding, review, or investigation by a Governmental Authority that (i) alleged or asserted that the Company violated any applicable Laws, (ii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to withdraw a premarket clearance or investigational device exemption of any Company Product or product candidate, (iii) commenced, or threatened to initiate, any action, suit, claim, investigation, proceeding or order to enjoin manufacture or distribution of any Company Product or product candidate; or (iv) commenced, or threatened to initiate any action, suit, claim, investigation, proceeding or order to change the labeling or classification of any Company Product or product candidate.

Annex A-22

(f) Neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents (i) is or has been debarred under 21 USC § 335a or excluded pursuant to 42 U.S.C. § 1320a-7, or equivalent actions under the Laws in any jurisdiction, (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 USC § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7 or equivalent actions under the Laws in any jurisdiction, or (iii) has been convicted of, charged with or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary duty, financial misconduct, controlled substances or obstruction of an investigation.

(g) To the knowledge of the Company, neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents has (i) made an untrue statement of material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for a Governmental Authority to allege a violation of any applicable Law. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or agents is the subject of any pending or threatened investigation by any Government Entity pursuant to any similar Law.

Section 4.08 Financial Statements.

(a) The Company has made available to Goldenstone true and complete copies of the consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the years ended December 31, 2023 and December 31, 2022,1 which are attached as Schedule 4.08(a) of the Company Disclosure Schedules (collectively, the “Prior Financial Statements”). Each of the Prior Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presents, in all material respects, the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to the absence of notes.

(b) Except as and to the extent set forth on the Prior Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2023, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party (none of which, with respect to the liabilities described in clause (i) and this clause (ii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law or this Agreement),.

(c) Except as set forth on Schedule 4.08(c), the Company and the Company Subsidiaries do not have any Indebtedness.

(d) Since December 31, 2023, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Sec. 1514A(a).

Annex A-23

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the Prior Financial Statements or arising after December 31, 2023 have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Prior Financial Statements. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the Prior Financial Statements, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(g) Except as set forth in Schedule 4.08(g) of the Company Disclosure Schedules, all accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the Prior Financial Statements are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the Prior Financial Statements, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(h) The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.09 Absence of Certain Changes or Events. Since the date of the Prior Financial Statements and until the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.10 Absence of Litigation. Except as set forth in Schedule 4.10, there is no litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any directors, officers or employees thereof in their respective capacities as such, or any property or asset of the Company or any Company Subsidiary before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case.

Section 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Schedules lists all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, and with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or may have any obligation and true, correct and complete copies have been made available to Goldenstone in the virtual data room. Schedule 4.11(a) of the Company Disclosure Schedules lists, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, employment, consulting, fringe benefit, sick pay and vacation or paid time off plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed

Annex A-24

to or sponsored by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant, or other eligible service provider, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to Goldenstone, if applicable, (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the filed IRS Form 5500 annual report and accompanying schedules for the last three years for each Plan, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years, (vi) nondiscrimination and other compliance testing reports for each Plan for the last three years, and (vii) any written reports constituting a valuation of the shares of Company Common Stock for purposes of Section 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm. Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is, nor does the Company, a Company Subsidiary nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, and (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is or, pursuant to its current terms, will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement (or any related event, such as termination of employment, preceding or following this Agreement), nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual (or any related event, such as termination of employment, preceding or following this Agreement).

(e) None of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical, life, disability or other health benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is established, administered, and funded in compliance with its terms and, in all material respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company, any Company Subsidiary and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely to result in liability to the Company or any Company Subsidiary. No Action is pending or, to the knowledge of the Company, any Company Subsidiary or ERISA Affiliate, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, any Company Subsidiary or ERISA Affiliate, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, any Company Subsidiary or ERISA Affiliate, no

Annex A-25

fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries. Neither the Company, any Company Subsidiary nor ERISA Affiliate maintains, administers or has any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA or other applicable Law. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company, any Company Subsidiary and each of its ERISA Affiliates has each complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company, any Company Subsidiary and each of its ERISA Affiliates, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is in material compliance with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any Company Subsidiary or any ERISA Affiliate or any Health Plan to any liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

(m) The Company does not have any agreements that provide for, nor has it made any promises to “gross up” any person for any taxes, including any taxes pursuant to Section 409A or Section 4999 of the Code.

(n) Neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any plan that has been adopted or maintained, whether formally or informally, for the benefit of service providers who primarily perform services outside of the United States of America.

Section 4.12 Labor and Employment Matters.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, paid or unpaid, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) location and employing entity; (iii) hire date; (iv) exemption treatment by the Company under applicable wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) commission, transaction bonus, retention bonus, other bonus or other incentive based compensation opportunity, and the actual amounts paid for such compensation in the past two (2) years; (vii) average weekly work hours; (viii) accrued paid time off; and (ix) visa or authorization to work and expiration date of such authorization if applicable. All employees of the Company have acknowledged their status as employees at will. All compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

Annex A-26

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or other service providers, nor have there been any such Actions in the past three (3) years; (ii) neither the Company nor any Company Subsidiary is bound by or is negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities, efforts, or proceedings of any labor union to organize any such employees, nor have there been any such activities, efforts, or proceedings in the past three (3) years; (iii) there are no complaints threatened or pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar state or foreign labor relations agency, the Equal Employment Opportunity Commission, or any similar Governmental Authority, nor have there been any such complaints in the past three (3) years; and (iv) there is not now and has not been in the past three (3) years any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and have been in material compliance with all applicable Laws and contracts relating to employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, termination and discharge, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law (collectively, the “WARN Act”)), reasonable accommodation, disability rights or benefits, immigration, hiring, meal and rest breaks, overtime, payroll documents and wage statements, pay equity, affirmative action obligations, proper classification of employees and other service providers, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements, wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority. Neither the Company or any Company Subsidiary are liable for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing Laws. The Company and each of the Company Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986. All current and former employees of the Company and the Company Subsidiaries, as applicable, have at all times been properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws, and all current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, have been properly classified and treated as such. There have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedules, there has been (i) no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act and (ii) no termination of employment (including by resignation or otherwise) of any key employees in the six-month period prior to Closing.

(e) No officer or key employee of the Company or the Company Subsidiaries has given written notice to the Company or the Company Subsidiaries as of the date of this Agreement that such employee intends to terminate his or her employment.

(f) In the past five (5) years, there have been no allegations of harassment or misconduct involving any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of harassment or sexual misconduct by any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

(g) Schedule 4.12(h) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of all of the independent contractors, consultants, temporary employees, leased employees and other agents employed or used by the Company or any Company Subsidiary and classified by the Company or any Company Subsidiary as other than employees, or compensated other than through wages paid by the Company or any subsidiary through such entity’s payroll department (each, a “Contingent Worker”) of the Company and each Company Subsidiary and for each, (a) such individual’s compensation arrangement (including whether paid on an hourly or project basis), (b) such individual’s initial date of engagement, (c) a description of services provided, (d) identification of the staffing company or agency through which they are engaged (if applicable), (e) location where services are provided, (f) average hours worked per week, or alternatively, the total hours worked by such Contingent

Annex A-27

Worker, and (g) whether engaged as an individual or through an entity. As of the date hereof, all compensation payable to all Contingent Workers of the Company and its Company Subsidiaries for services performed on or before the date of this Agreement has been paid in full and there are no outstanding agreements, understandings, or commitments of the Company regarding any compensation.

Section 4.13 Real Property; Title to Assets.

(a) The Company has no Owned Real Property.

(b) Schedule 4.13(b) of the Company Disclosure Schedules lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to Goldenstone in the virtual data room prior to the date hereof. The Lease Documents are the only Contracts pursuant to which the Company or any Company Subsidiary leases any Real Property or right in any Real Property. Except as otherwise set forth in Schedule 4.13(b) of the Company Disclosure Schedules, (i) there are no leases, subleases, concessions, or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, allow the landlord under such Lease to terminate such Lease or otherwise be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Except as set forth on Schedule 4.13(d), all items of tangible personal property are, to the knowledge of the Company and Company Subsidiaries, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case in all material respects. All of the tangible personal property is located at the offices or properties of the Company or Company Subsidiaries.

(e) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have not breached or violated any local zoning ordinance, and no notice from any Person has been received by any member of the Company or the Company Subsidiaries or served upon any member of the Company or the Company Subsidiaries claiming any violation of any local zoning ordinance.

Section 4.14 Intellectual Property.

(a) Schedule 4.14(a) of the Company Disclosure Schedules contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) a high level description of any Trade Secrets; and (iii) all material unregistered trademarks used as names for Company Products, owned by the Company or used by the Company in connection with the Company’s business. The Company has delivered to Goldenstone correct and complete copies of all registrations and applications for Registered Company IP, as amended to date.

Annex A-28

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and all Company Software. The consummation of the Transactions will not result in (a) any loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company IP, including any loss of exclusivity or decrease in license scope, (b) any increase in royalty or other payment obligations of the Company or of any Company Subsidiary, (c) the grant of any new license, or an increase in the scope of any license granted by the Company or any Company Subsidiary, or (d) any other change in the terms or conditions applicable to the Company IP immediately prior to the Closing. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, is valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements. The Intellectual Property rights have been properly maintained and all applicable maintenance fees and renewal fees have been paid.

(c) The Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain, protect and enforce Intellectual Property rights in and to all Company-Owned IP, all Company Software, all Company Products, and all Company Services, including the secrecy, confidentiality and value of its Trade Secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information that is material to the business of the Company and/or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets and Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Software, Company Products, and/or Company Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) no person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP; and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her, or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons have presently and irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution and, to the extent applicable, waived moral rights without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company or the applicable Company Subsidiary and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. To the knowledge of the Company, no current or former officer, employee, or Contingent Worker of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee or Contingent Worker being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee or Contingent Worker has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP; or

Annex A-29

(C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee or Contingent Worker has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, any other person is in breach or in default of any agreement required to be disclosed in Schedules 4.14(f) or 4.14(k) of the Company Disclosure Schedules.

(g) Open Source.

(i) All use, licensing, providing, delivery and distribution of Company Software, Company Products, Company Services and Open Source Materials by or through the Company and each of the Company Subsidiaries is in compliance in all material respects with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(ii) The Company has not incorporated, embedded, bundled, used, distributed, linked, or otherwise provided any Open Source Materials into, with, or in connection with any Company Software, Company Products and/or Company Services in a manner that requires any Company Software or other Company-Owned IP, or any portion thereof, to be subject to Copyleft Licenses, or requires the Company, any Company Subsidiary, to grant any Patent license or other Patent rights with respect to Company-Owned IP.

(h) The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards or open source organization, body, working group, project, or similar organization (a “Standards Organization”), and neither the Company, nor any Company-Owned IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any Standards Organization. The Company has provided accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s membership in, contribution to, or affiliation with, any Standards Organization.

(i) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. In the past three (3) years, there has not been a material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintain commercially reasonable business continuity and disaster recovery plans. The Software included in the Company IP does not and shall not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s or any Person’s ability to use such Software or the Company IP, including after a specific or random number of years or copies or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such Software or Company IP. The Company IP is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor.

(j) The Company and each of the Company Subsidiaries comply with all applicable federal, state, local and foreign laws, rules and regulations pertaining to data protection, cyber security, recording, surveillance, biometrics, location, artificial intelligence, machine learning, automated decision marking, and e-commerce (collectively, “Privacy Requirements”).

(k) The Company and the Company Subsidiaries license, obtain and/or purchase all Personal Information in accordance with Privacy Requirements and required any Persons providing Personal Information to the Company and the Company Subsidiaries to comply with applicable Privacy Requirements. The Company and the Company Subsidiaries have provided notifications to, obtained consent from, and honored any opt-out or other privacy request from persons regarding the Processing of Personal Information where such action is required by Privacy Requirements. There has been no interception, disclosure of, recording of, improper transfer of, provision of access to, or other Processing of electronic communications or other information in violation of any Privacy Requirements by or for the Company.

Annex A-30

(l) The Company and the Company Subsidiaries have not (i) received direct written communication from any site, application, device, or platform (“Property”) owner or operator that Company’s or Company Subsidiaries’ access to the Property is unauthorized; (ii) entered into an agreement with any owner or operator prohibiting scraping or other activity; (iii) accessed any information through circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a Property that prohibits such activity through terms or Laws.

(m) Except as provided in Schedule 4.14(l), the Company and the Company Subsidiaries do not sell, share, rent, or otherwise make available any Personal Information to a person for the persons’ own use, and do not collect biometric data, biometric information or location data.

(n) The Company and the Company Subsidiaries have each implemented and maintained, and to the Company’s knowledge, have required third parties that process material Personal Information on their behalf to implement and maintain, a written information security program and commercially reasonable physical, technical and administrative security safeguards (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures) designed to protect in all material respects the security and integrity of its Personal Information, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices. The Company and the Company Subsidiaries have remediated all critical and high findings. Neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized Processing or unavailability of Personal Information including those that were required to be reported under applicable Privacy Requirements; (y) received a demand for or paid any ransomware or experienced a successful phishing, social engineering, or business email compromise incident ((x) or (y), a “Security Incident”). The Company has not provided any notices to, nor has it been legally required to provide any such notices, to any Person as a result of any such Security Incident. Neither the Company nor any Company Subsidiaries has been subject to nor received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any written claims or complaints alleging the violation of any applicable Privacy Requirements.

(o) The Company is, and at all times has been in compliance with all U.S. federal and state laws and regulations pertaining to sales, marketing, and electronic communications.

(p) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) have all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

(q) All current officers, management employees, technical and professional employees, and Contingent Workers of the Company and the Company Subsidiaries are under obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, and Contingent Workers of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(r) Neither this Agreement nor any Transactions will result in the following under or pursuant to any contracts to which the Company or any of the Company Subsidiaries is a party, or by which any assets or properties of the Company or of any of the Company Subsidiaries are bound: any person being granted rights or access to, or the placement in or release from escrow of, any Company Software source code or other technology.

(s) Schedule 4.14(s) of the Company Disclosure Schedules sets forth a true, correct and complete list of all contracts pursuant to which any person (i) has been provided any Company Software in source code format, or (ii) has obtained or may obtain rights to receive any Company Software in source code form through or from the Company or any Company Subsidiary, any escrow agent or any other person. The Company has not disclosed or delivered to any escrow agent or any other person any source code for any Company Software, and no person has any right to obtain access to or use any such source code.

Annex A-31

(t) No Governmental Authority, and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution provided or provides funding, facilities, personnel, Intellectual Property, technology, research, equipment, or other resources for the invention, creation, development or registration of any Company-Owned IP or has any rights to any Company-Owned IP.

(u) The Company has not received any opinion of counsel that a third party has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company-Owned IP, Company Software, Company Products, and/or Company Services. The Company has not made any claim against any person alleging any infringement, misappropriation, misuse or violation of any Company-Owned IP, Company Software, Company Products, and/or Company Services.

(v) Neither the Company nor any Company Subsidiary has received any written notice or request to indemnify, defend or hold harmless any person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property.

(w) Schedule 4.14(w) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Outbound IP Licenses.

(x) Schedule 4.14(x) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Inbound IP Licenses. The Company has paid, in full, all mandatory compensation the Company is required to pay to employees, contractors and consultants of the Company in relation to all Company-Owned IP, and neither this Agreement nor any Transactions will result in any further amounts being payable to any current or former employees, contractors or consultants of the Company in relation to any Company-Owned IP.

(y) The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations) that would obligate the Company or any Company Subsidiary to grant licenses to any person or otherwise impair or limit the Company’s or any of the Company’s Subsidiaries’ control of any Company-Owned IP.

(z) Schedule 4.14(z) of the Company Disclosure Schedules sets forth a true and complete list of (i) the three (3) largest customers of the Company and of the Company Subsidiaries, on a consolidated basis, based on Dollar volume of sales for each of the years ended December 31, 2022 and 2023 (each, a “Top Customer”) and (ii) the five (5) largest suppliers of or vendors to the Company, as determined by Dollar value of supply or vendor arrangements with such suppliers or vendors, for each of the years ended December 31, 2022 and December 31, 2023 (each, a “Top Supplier”).

Section 4.15 Taxes.

(a) The Company and each Company Subsidiary: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes (whether or not shown on any Tax Return) that they were obligated to pay, except with respect to current Taxes not yet due and payable, Taxes that are being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company or any Company Subsidiary that have not been paid, whether or not shown as being due on any Tax Return, and will not, as of the Closing Date, exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement the primary purpose of which does not

Annex A-32

relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement, or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) The Company and each Company Subsidiary have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, Contingent Worker, creditor, shareholder or other third party and have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to Taxes), or otherwise.

(g) Neither the Company nor any Company Subsidiary (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(h) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) The Company is, and has been at all times since its formation, properly classified as a domestic corporation for U.S. federal and applicable state and local income Tax purposes, and each Company Subsidiary is, and has been at all times since its formation, properly classified either as a domestic corporation or a domestic disregarded entity for U.S. federal and applicable state and local income Tax purposes.

(j) Neither the Company nor any Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law.

(k) Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l) Neither the IRS nor any other Tax authority has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes. Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

Annex A-33

(m) Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

(o) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(p) The Company and each Company Subsidiary has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(q) Neither the Company nor any Company Subsidiary has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company or any Company Subsidiary and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company or any Company Subsidiary up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(r) None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 4.16 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries is in material violation of any Environmental Law or any permit, license or other authorization issued to each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permit”); (b) there has been no Release of Hazardous Substances at any of the properties or facilities currently, or to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary or at any location or facility where wastes from the business or assets of the Company or the Company Subsidiaries are disposed of or recycled; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, or to the knowledge of the Company, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material Environmental Permits required under applicable Environmental Law; (e) all material Environmental Permits are in full force and effect and there are no facts or circumstances that would be reasonably expected to result in the revocation or modification of any material Environmental Permit; (f) none of the Company nor any of the Company Subsidiaries is the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and to the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to result in any material future claims, liabilities or actions; (g) none of the Company or any of the Company Subsidiaries is subject to any material outstanding order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award of any Governmental Authority under Environmental Laws; (h) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions; (i) none of the Company or any of the Company Subsidiaries assumes, undertakes or provides an unexpired indemnity with respect to any material liability, in each case relating to Hazardous Substances or relating to Environmental Laws; and (j) there are no any landfills, disposal areas, aboveground storage tanks or underground storage tanks at any of the Company’s currently or formerly owned, leased or operated properties.

Annex A-34

Section 4.17 Material Contracts.

(a) Schedule 4.17(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following types of currently active contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth Schedule 4.17(a) of the Company Disclosure Schedules along with any Plan listed on Schedule 4.11(a) of the Company Disclosure Schedules being the “Material Contracts”):

(i) each contract with each Top Customer, and all other contracts with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $50,000, in the aggregate, over the past 12 months;

(ii) each contract with each Top Supplier, and all other contracts involving expenditures paid or payable by the Company or any Company Subsidiary of more than $50,000, in the aggregate, over the past 12 months;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that require annual payments of $25,000 or more by the Company or any Company Subsidiary;

(iv) all (x) management and employment contracts (excluding at-will contracts for employment or at-will offer letters that do not contain any severance or change of control provisions) and (y) contracts with Contingent Workers, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by any member of the Company or any Company Subsidiary (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi) all collective bargaining agreements or other contracts with any labor union;

(vii) all contracts and agreements evidencing Indebtedness for borrowed money with a principal amount greater than $25,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary;

(viii) all strategic alliance, limited liability company or partnership agreements or other joint venture agreements, or any contract involving a distributor, reseller, sales representative, marketing, or advertising arrangement in an amount greater than $25,000;

(ix) all contracts relating to the settlement of any material internal complaint, grievance, claim, investigation, or other dispute with the Company or any of its Company Subsidiaries in an amount greater than $25,000;

(x) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary non-solicitation and non-hire provisions, and customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xii) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xiii) all leases or master leases of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period;

Annex A-35

(xiv) each Outbound IP License;

(xv) each Inbound IP License;

(xvi) each Outbound IP License that includes any grant by the Company or any Company Subsidiary to any person of any express license, right or covenant not to sue with respect to any Patents, other than a nonexclusive license granted incidental to a sale of Company Products, license of Company Software, or provision of Company Services.

(xvii) any contract with any Governmental Authority required to be disclosed in Schedule 4.14(t) of the Company Disclosure Schedules;

(xviii) any contract that grants any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase, license or receive any Company Product, Company Software and/or Company Service;

(xix) any contract providing for any minimum or guaranteed payments by the Company to any Person;

(xx) all contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company or any Company Subsidiary, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than standard contracts;

(xxi) all contracts with or pertaining to the Company or any Company Subsidiary to which any Affiliate of the Company or any Company Subsidiary is a party;

(xxii) all contracts relating to the voting or control of the equity interests of any member of the Company or any Company Subsidiary or the election of directors of the Company or any Company Subsidiary (other than the organizational or constitutive documents of the Company or any Company Subsidiary);

(xxiii) any contract that requires a consent (including any assignment consent) to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the Transactions; and

(xxiv) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company and Company Subsidiaries have not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto (other than, in each case, to the Company or another Company Subsidiary). The Company has furnished or made available to Goldenstone true and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

(c) Each of the Company and Company Subsidiaries is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness to which it is a party. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness, other than to the extent any such event of default would not have a Company Material Adverse Effect.

Annex A-36

Section 4.18 International Trade Laws.

(a) The Company and the Company Subsidiaries are in compliance in all material respects with all International Trade Laws applicable to them, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all material export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any applicable International Trade Laws, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in material compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or to the knowledge of the Company, threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) The Company and the Company Subsidiaries have not, to their knowledge:

(i) exported, re-exported, transferred, licensed, or brokered the sale or license of any goods, software, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the International Trade Laws;

(ii) exported, re-exported, licensed, or transferred any goods, software, services, technology, or technical data to, on behalf of, or for the benefit of any sanctioned person or entity, or person or entity identified on any restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals and Blocked Persons List, and Foreign Sanctions Evaders List, maintained by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Denied Persons List, Entity List, Military End User List, or Unverified List, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security;

(iii) exported, re-exported, licensed, or transferred any goods, software, services, technology, or technical data that have been or will be (A) used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, military, military-intelligence or terrorist activities, or (B) used, transshipped, or diverted contrary to applicable International Trade Laws;

(iv) exported, re-exported, transferred, licensed, or imported any goods, software, services, technology, or technical data to or from Burma/Myanmar, Cuba, Crimea, Iran, North Korea, Sudan, Syria or Venezuela during a time at which such country or region and/or its government was subject to U.S. comprehensive trade embargoes under OFAC regulations, the Export Administration Regulations, or any other applicable statute, regulation or executive order;

(v) manufactured, exported or brokered any defense article or defense service as defined in the International Traffic in Arms Regulations, including within the United States and without regard to whether such defense article or defense service was subsequently exported, without the Company or Company Subsidiaries being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; or

(vi) received from any governmental authority or any other person any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a governmental authority concerning any actual or potential violation or wrongdoing related to International Trade Laws.

(c) Except as would constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary or, to the Company’s knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by OFAC. The Company and the Company Subsidiaries have not, directly or indirectly in the last five years, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any transactions, sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Annex A-37

Section 4.19 Insurance.

(a) Schedule 4.19(a) of the Company Disclosure Schedules sets forth, with respect to each insurance policy and bonds under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of such Insurance Policies have previously been made available to Goldenstone or its Representatives via the virtual data room, including in each case the applicable coverage limits, deductibles and the policy expiration dates. All Insurance Policies are of at least like character and amount as are carried by like businesses similarly situated.

(b) With respect to each such insurance of the Insurance Policies: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no insurer has indicated in writing or, to the knowledge of the Company otherwise, that it will be cancelling or reducing coverage, (v) all premiums and other charges due have been paid; and (vi) no coverage is on an audited, retrospective, or similar premium basis.

(c) All occurrences, circumstances, and claims have been noticed under applicable insurance policies or bonds that would cover such matters or losses arising from them. With regard to any noticed occurrence, circumstance, or claim that relates to an ongoing or potentially ongoing matter, no insurer has denied or questioned coverage.

Section 4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by a unanimous vote of the full board of directors at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, when executed and delivered, would qualify as the Company Stockholder Approval and no additional approval, or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.21 Compliance with Anti-Corruption Laws.

(a) The Company and the Company Subsidiaries are in compliance with all applicable Anti-Corruption Laws.

(b) Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company or any Company Subsidiary, any officers, directors, executives, employees, shareholders, agents, or representatives or other party acting for or on behalf of any of the Company or any Company Subsidiary, has at any time (i) offered, authorized, promised, provided, or received any payments or anything else of value, whether directly or indirectly through a third party, in violation of the Anti-Corruption Laws, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or made any false, incomplete, or misleading entries on any books or records for any purpose, (iii) used or is using, directly or indirectly through a third party, any corporate funds for any illegal contributions, gifts, entertainment, payments, travel, or other unlawful expenses, (iv) directly or indirectly through a third party, offered, authorized, promised, or provided anything else of value for the purpose of obtaining, retaining, and/or securing an improper advantage for the Company or any Company Subsidiary, or (v) has been or currently is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws or applicable Laws that prohibit fraud, money laundering, or other improper payments.

(c) The Company and all Company Subsidiaries have and maintain adequate policies, procedures, and controls to ensure that the Company and all Company Subsidiaries have been and remain in compliance with all Anti-Corruption Laws.

Annex A-38

(d) The Company and all Company Subsidiaries maintain accounting and financial controls adequate to ensure that: (i) all payments and activities are accurately recorded in the books, records and accounts for the Company and each of the Company Subsidiaries; (ii) there is no false, inaccurate, misleading, or incomplete entries made in the books, records, and accounts of the Company and all Company Subsidiaries; and (iii) the Company and all Company Subsidiaries do not establish or maintain any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and each of the Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and all Company Subsidiaries do not maintain any bank or other financial account that is not accurately disclosed in their books, records, and accounts.

(e) Neither the U.S. government nor any other Governmental Authority, nor any other entity or person, has notified the Company or any Company Subsidiary of any actual or alleged violation or breach of Anti-Corruption Laws or applicable laws that prohibit fraud, money laundering, or other improper payments. Neither the Company nor any Company Subsidiary is undergoing any review, investigation, inspection, or examination of records relating to the Company’s or any Company Subsidiary’s compliance with Anti-Corruption Laws. Neither the Company nor any Company Subsidiary is now subject to any actual or potential administrative, civil, or criminal investigation, prosecution, or indictment, and are not party to any actions involving alleged false statements, false claims or other improprieties relating to compliance with Anti-Corruption Laws.

Section 4.22 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements in the ordinary course of business, no current or former director, officer, employee, or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, holds, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Schedule 4.17(a) of the Company Disclosure Schedules; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company do not have credit arrangements in the form of a personal loan to or for any director or executive officer of the Company.

Section 4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.24 Sufficiency of Assets. The Company and Company Subsidiaries own, have the right to use, or have good and valid title to and have full power and right, free and clear of all Liens (other than Permitted Liens) of any kind or nature all of the assets necessary and sufficient to operate the business, as currently conducted and as proposed to be conducted.

Section 4.25 Directors and Officers. Schedule 4.25 sets forth a complete and correct list of all directors and officers of each of the Company and Company Subsidiaries.

Section 4.26 Brokers. Except as set forth in Schedule 4.26 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedules), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Goldenstone, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Goldenstone, its affiliates or any of their respective Representatives of future revenues, future results of

Annex A-39

operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Goldenstone, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V.
REPRESENTATIONS AND WARRANTIES OF GOLDENSTONE AND MERGER SUB

Except as set forth in the Goldenstone SEC Reports, Goldenstone hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of Goldenstone and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Goldenstone Material Adverse Effect.

(b) Merger Sub is the only subsidiary of Goldenstone. Except for Merger Sub, Goldenstone does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Certificate of Incorporation and Bylaws. Each of Goldenstone and Merger Sub has heretofore furnished to the Company complete and correct copies of the Goldenstone Organizational Documents and the Merger Sub Organizational Documents. The Goldenstone Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Goldenstone nor Merger Sub is in violation of any of the provisions of the Goldenstone Organizational Documents and the Merger Sub Organizational Documents, respectively.

Section 5.03 Capitalization.

(a) The authorized capital stock of Goldenstone consists of fifteen million (15,000,000) shares of Goldenstone Common Stock. As of the date of this Agreement (i) 2,289,246 shares of Goldenstone Common Stock are issued and outstanding (inclusive of Goldenstone Common Stock included in any outstanding Goldenstone Units but excluding 3,395,590 shares of Goldenstone Common Stock that have been submitted for redemption), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Goldenstone Common Stock are held in the treasury of Goldenstone, (iii) 6,101,250 Goldenstone Warrants are issued and outstanding (inclusive of Goldenstone Warrants included in any outstanding Goldenstone Units), and (iv) 6,101,250 Goldenstone Rights are issued and outstanding (inclusive of Goldenstone Rights included in any outstanding Goldenstone Units). Goldenstone also sold to Maxim Group LLC a Unit Purchase Option (“UPO”) to purchase 270,250 Goldenstone Units exercisable at $11.00 per Unit upon the consummation of a Business Combination. 3,050,625 shares of Goldenstone Common Stock are reserved for future issuance with respect to the Goldenstone Warrants. 610,125 shares of Goldenstone Common Stock are reserved for future issuance with respect to Goldenstone Rights.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights and are held by Goldenstone free and clear of all Liens, other than transfer restrictions under applicable securities laws, the Lock-Up Agreements, and the Merger Sub Organizational Documents.

(c) All outstanding Goldenstone Units, shares of Goldenstone Common Stock, Goldenstone Warrants, and Goldenstone Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Goldenstone Organizational Documents.

Annex A-40

(d) The Per Share Merger Consideration being delivered by Goldenstone pursuant to this Agreement, when issued in accordance with the terms of this Agreement shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens imposed by Goldenstone, other than transfer restrictions under applicable securities laws and the Goldenstone Organizational Documents.

(e) Except for securities issued by Goldenstone set forth in Goldenstone Disclosure Schedule 1.01, Goldenstone does not have any issued and outstanding options, warrants, preemptive rights, calls, convertible securities or other rights, and is not subject to agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Goldenstone or obligating Goldenstone to issue or sell any shares of capital stock of, or other equity interests in, Goldenstone. All shares of Goldenstone Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Goldenstone nor any subsidiary of Goldenstone is a party to, or otherwise bound by, and neither Goldenstone nor any subsidiary of Goldenstone has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Lock-Up Agreements, Goldenstone is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Goldenstone Common Stock or any of the equity interests or other securities of Goldenstone or any of its subsidiaries. Except as provided for in the Goldenstone Certificate of Incorporation, there are no outstanding contractual obligations of Goldenstone to repurchase, redeem or otherwise acquire any shares of Goldenstone Common Stock. There are no outstanding contractual obligations of Goldenstone to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of Goldenstone and Merger Sub have the requisite power and authority to execute and deliver this Agreement and Ancillary Agreements, and, subject to the receipt of the requisite approval of stockhholders, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and Ancillary Agreements by each of Goldenstone and Merger Sub and the consummation by each of Goldenstone and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Goldenstone or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Goldenstone Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Goldenstone Common Stock and the amendment and restatement of the Goldenstone Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Goldenstone Common Stock). This Agreement has been duly and validly executed and delivered by Goldenstone and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Goldenstone and Merger Sub, enforceable against Goldenstone and Merger Sub in accordance with its terms, subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Goldenstone and Merger Sub do not, and the performance of this Agreement by each of Goldenstone and Merger Sub will not, (i) conflict with or violate the Goldenstone Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Goldenstone or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Goldenstone or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Goldenstone or Merger Sub is a party or by which each of Goldenstone or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Goldenstone Material Adverse Effect.

Annex A-41

(b) The execution and delivery of this Agreement by each of Goldenstone and Merger Sub do not, and the performance of this Agreement by each of Goldenstone and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Goldenstone or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither Goldenstone nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Goldenstone or Merger Sub or by which any property or asset of Goldenstone or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Goldenstone or Merger Sub is a party or by which Goldenstone or Merger Sub or any property or asset of Goldenstone or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Goldenstone Material Adverse Effect. Each of Goldenstone and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any Governmental Authority necessary for Goldenstone or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Goldenstone has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 16, 2022 through the date of this Agreement, together with any amendments, restatements or supplements thereto (collectively, the “Goldenstone SEC Reports”). Goldenstone has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Goldenstone with the SEC to all agreements, documents and other instruments that previously had been filed by Goldenstone with the SEC and are currently in effect. As of their respective dates, the Goldenstone SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of Goldenstone, each director and executive officer of Goldenstone has filed with the SEC on a timely basis all documents required with respect to Goldenstone by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Goldenstone SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Goldenstone as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Goldenstone has no off-balance sheet arrangements that are not disclosed in the Goldenstone SEC Reports. No financial statements other than those of Goldenstone are required by GAAP to be included in the consolidated financial statements of Goldenstone.

(c) Neither Goldenstone nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Goldenstone’s and Merger Sub’s business.

(d) Goldenstone is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Annex A-42

(e) Goldenstone has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Goldenstone and other material information required to be disclosed by Goldenstone in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Goldenstone’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Goldenstone’s principal executive officer and principal financial officer to material information required to be included in Goldenstone’s periodic reports required under the Exchange Act.

(f) Goldenstone maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Goldenstone maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Goldenstone has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Goldenstone to Goldenstone’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Goldenstone to record, process, summarize and report financial data. Goldenstone has no knowledge of any fraud or whistle-blower allegations, whether material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Goldenstone. Since March 16, 2022, there have been no material changes in Goldenstone internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Goldenstone to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Goldenstone. Goldenstone has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Goldenstone (including any employee thereof) nor Goldenstone’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Goldenstone, (ii) any fraud, whether or not material, that involves Goldenstone’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Goldenstone, or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Goldenstone SEC Reports. To the knowledge of Goldenstone, none of the Goldenstone SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 5.08 Absence of Certain Changes or Events. Since March 16, 2022, except as expressly contemplated by this Agreement, (a) Goldenstone has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Goldenstone Material Adverse Effect.

Section 5.09 Business Activities.

(a) Since inception, Goldenstone has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Goldenstone Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents, there is no agreement, commitment or order binding upon Goldenstone or to which Goldenstone is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Goldenstone or any acquisition of property by Goldenstone or the conduct of business by Goldenstone as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not constitute a Goldenstone Material Adverse Effect.

Annex A-43

(b) None of Goldenstone or Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, Goldenstone has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c) Except for (i) what is reflected or reserved for on the financial statements or disclosed in the notes thereto included in the filings that Goldenstone made with the SEC since Goldenstone’s formation, and (ii) this Agreement and the agreements expressly contemplated hereby, Goldenstone is not, and at no time has been, party to any contract with any other person that would require payments by Goldenstone in excess of $50,000 monthly, $250,000 in the aggregate annually with respect to any individual contract or more than $500,000 in the aggregate annually when taken together with all other contracts (other than, this Agreement and the Transaction Documents expressly).

(d) Except as set forth in the Merger Sub Organizational Documents, there are no agreements, commitments, or order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement or the Transaction Documents.

Section 5.10 Investment Company Act. Neither Goldenstone nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11 Affiliate Agreements. Except as described in Goldenstone SEC Reports, neither Goldenstone nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of Goldenstone or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Goldenstone or Merger Sub or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act).

SECTION 5.12  [Reserved].

SECTION 5.13 Absence of Litigation. There is no Action pending or, to the knowledge of Goldenstone, threatened against Goldenstone, or any property or asset of Goldenstone before any Governmental Authority. Neither Goldenstone nor any material property or asset of Goldenstone is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Goldenstone, continuing investigation by, any Governmental Authority.

SECTION 5.14 Board Approval; Vote Required.

(a) The Goldenstone Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held or by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Goldenstone and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the stockholders of Goldenstone approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Goldenstone at the Goldenstone Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Goldenstone necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Goldenstone Common Stock.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their

Annex A-44

advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.15 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.16 Brokers. Except for the Persons identified on Schedule 5.16, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Goldenstone or Merger Sub.

SECTION 5.17 Goldenstone Trust Fund. As of the date of this Agreement, Goldenstone has no less than $17,873,794 in the trust fund established by Goldenstone for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Continental Stock Transfer & Trust Company (such account, the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 16, 2022, between Goldenstone and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Goldenstone has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Goldenstone or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Goldenstone and the Trustee that would cause the description of the Trust Agreement in the Goldenstone SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Goldenstone, that would entitle any person (other than stockholders of Goldenstone who shall have elected to redeem their shares of Goldenstone Common Stock pursuant to the Goldenstone Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Goldenstone Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Goldenstone, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Goldenstone shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Goldenstone as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Goldenstone due and owing or incurred at or prior to the Effective Time shall be paid as and when due and prior to the release, including all amounts payable (a) to stockholders of Goldenstone who shall have exercised their Redemption Rights; (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law; (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Goldenstone in connection with its efforts to effect the Merger.

SECTION 5.18 Employees. Goldenstone and Merger Sub have no unsatisfied material liability with respect to any employee, officer, or director. Goldenstone and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any liability, actual or contingent, including through association with an ERISA Affiliate, under any employment agreement, or any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, fringe benefit, sick pay, and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement by Goldenstone nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in the payment of severance or any other amount to any employee, director, officer or independent contractor of Goldenstone or Merger Sub, (ii) accelerate the time of

Annex A-45

payment or vesting, or increase the amount, of any benefit or other compensation due to any individual by Goldenstone or Merger Sub, (iii) result in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of Goldenstone or Merger Sub for any Taxes imposed under Section 409A or Section 4999 of the Code or otherwise.

SECTION 5.19 Taxes.

(e) Goldenstone and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes (whether or not shown on any Tax Return) that they were obligated to pay, except with respect to current Taxes not yet due and payable, Taxes that are being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Goldenstone, for any material Taxes of Goldenstone that have not been paid, whether or not shown as being due on any Tax Return.

(f) Neither Goldenstone nor Merger Sub is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (excluding any agreement, contract, or arrangement the primary purpose of which does not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement, or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(g) Neither Goldenstone nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(h) Neither Goldenstone nor Merger Sub has been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which Goldenstone was the common parent).

(i) Neither Goldenstone nor Merger Sub has any material liability for the Taxes of any person (other than Goldenstone or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding any contract the primary purpose of which does not relate to Taxes), or otherwise.

(j) Neither Goldenstone nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between Goldenstone and/or Merger Sub, on the one hand, and any Tax authority, on the other hand; or (ii) has entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements with any Tax authority.

(k) Neither Goldenstone nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Annex A-46

(l) Neither Goldenstone nor Merger Sub has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign.

(m) Neither Goldenstone nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) Neither the IRS nor any other Tax authority has asserted in writing or, to the knowledge of Goldenstone, has threatened to assert against Goldenstone or Merger Sub any deficiency or claim for any material Taxes. Neither Goldenstone nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Goldenstone or Merger Sub does not file Tax Returns stating that Goldenstone or Merger Sub is or may be subject to Tax in such jurisdiction.

(o) There are no Tax liens upon any assets of Goldenstone or Merger Sub except for Permitted Liens.

(p) Each of Goldenstone and Merger Sub has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(q) Each of Goldenstone and Merger Sub is, and has been at all times since formation, treated as a C corporation for U.S. federal income Tax purposes.

(r) Neither Goldenstone nor Merger Sub (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(s) Neither Goldenstone nor Merger Sub has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of Roth or Merger Sub and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of Roth or Merger Sub up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(t) Neither Goldenstone nor Merger Sub has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of Goldenstone, no facts or circumstances exist that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

SECTION 5.20. Listing. The issued and outstanding Goldenstone Units, Goldenstone Common Stock, Goldenstone Warrants, and Goldenstone Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GDSTU,” “GDST,” “GDSTW,” and “GDSTR,” respectively. As of the date of this Agreement, except as described in Goldenstone SEC Reports, there is no Action pending or, to the knowledge of Goldenstone, threatened in writing against Goldenstone by the Nasdaq or the SEC with respect to any intention by such entity to shares of Goldenstone Common Stock, Goldenstone Units, Goldenstone Warrants, or Goldenstone Rights, or terminate the listing of Goldenstone on the Nasdaq. None of Goldenstone or any of its affiliates has taken any action in an attempt to terminate the registration of the Goldenstone Common Stock, Goldenstone Units, Goldenstone Warrants, or Goldenstone Rights under the Exchange Act.

SECTION 5.21 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by Goldenstone Disclosure Schedules), Goldenstone and Merger Sub hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Goldenstone and Merger Sub, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, Goldenstone and Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Goldenstone and Merger Sub nor any other person on behalf of Goldenstone and Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any

Annex A-47

of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Goldenstone and Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article VI.
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Schedule 6.01(a) attached hereto, or (3) as required by applicable Law, unless Goldenstone shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and key Contingent Workers of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.01(b) attached hereto, and (3) as required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Goldenstone (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents or engage in any reorganization, reclassification, liquidation, dissolution, or similar transaction;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any Company Subsidiary, other than (1) the exercise or settlement of any Company Options, (2) the capital stock or note with respect to the Pre-Closing Investment, (3) the convertible note with respect to the Bridge Financing;

(iii) sell, pledge, dispose of, encumber, or authorize the sale, pledge, disposition or encumbrance of any material assets of the Company or any Company Subsidiary except in the ordinary course of business and consistent with past practice;

(iv) make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(v) declare, set aside, make, promise to pay, or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vii) (v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(viii) suffer or incur any Lien, except for Permitted Liens, on its assets;

Annex A-48

(ix) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to it, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business);

(x) terminate or allow to lapse any insurance policy protecting any of the Company or Company Subsidiaries, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xi) institute, settle or agree to settle any action before any Governmental Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xii) change its principal place of business or jurisdiction of organization;

(xiii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xiv) fail to duly observe and conform to any applicable Laws and orders;

(xv) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(xvi) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Schedule 4.11(a) of the Company Disclosure Schedules, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary;

(xvii) adopt, amend, and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business that are consistent in cost and benefits provided previously;

(xviii) make any changes with respect to accounting policies or procedures, other than as required by GAAP;

(xix) make, change or revoke any material Tax election, adopt or change any accounting method concerning Taxes, change any Tax accounting period, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, fail to pay any material Tax when due (including estimated Taxes), enter into any Tax allocation, Tax sharing, Tax indemnity, Tax claim or other controversy relating to Taxes, surrender or forfeit any claim for a refund of Taxes, waive or extend the statute of limitations in respect of Taxes, or prepare any Tax Return in a manner inconsistent in any material aspect with past practices;

(xx) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a matter that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xxi) make any material alterations or improvements to the Owned Real Property or the Leased Real Property, or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

(xxii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP, except in the ordinary course of business;

(xxiii) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director; or

Annex A-49

(xxiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by Goldenstone and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, and except as required by applicable Law, Goldenstone agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Goldenstone and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or as required by applicable Law, neither Goldenstone nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Goldenstone Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Goldenstone other than Merger Sub, except as contemplated herein or to extend the period to consummate an initial business combination of Goldenstone set forth in the Goldenstone Certificate of Incorporation;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Goldenstone Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Goldenstone Common Stock or Goldenstone Warrants except for redemptions from the Trust Fund that are required pursuant to the Goldenstone Organizational Documents;

(d) (i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Goldenstone or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Goldenstone or Merger Sub or (ii) amend any term of any Goldenstone Warrants, Goldenstone Units, or Goldenstone Rights, provided that Goldenstone may agree to issue up to 4,000,000 shares of Goldenstone Common Stock to persons that have agreed to enter into financing arrangements with Goldenstone, Merger Sub and/or the Company;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person; or sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) except for such indebtedness as is necessary to amend the Goldenstone Certificate of Incorporation to the extent the period to consummate an initial business combination of Goldenstone set forth in the Goldenstone Certificate of Incorporation and to provide working capital to Goldenstone through such period, including for such payables as have been incurred but not paid by Goldenstone as reported in the Goldenstone SEC Reports, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Goldenstone, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

Annex A-50

(i) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(j) take any action where such action could reasonably be expected to prevent or impede the transactions contemplated in this Agreement from qualifying for the Intended Tax Treatment;

(k) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Goldenstone or Merger Sub;

(l) settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against Goldenstone or Merger Sub, (B) any stockholder litigation or dispute against Goldenstone or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions, in each case, if the amount of such settlement, litigation, investigation, arbitration, dispute or other proceeding exceeds $150,000 individually or in the aggregate;

(m) amend the Trust Agreement or any other agreement related to the Trust Account other than the Extension;

(n) (n) (i) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director; or

(o) enter into any formal or informal agreement or otherwise make a binding commitment to take any of the actions set forth in subsections (a) to (n) of this Section 6.02.

Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Goldenstone on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Goldenstone, Merger Sub or any other person for legal relief against monies or other assets of Goldenstone or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Goldenstone shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Goldenstone prevails in such action or proceeding.

Article VII.
ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financial Statements, (i) Goldenstone (with the assistance and cooperation of the Company as reasonably requested by Goldenstone, including delivery of the PCAOB Financial Statements in accordance with Section 7.14) shall prepare and file with the SEC a joint proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Goldenstone and from which the Company may derive an information statement that it can send to the stockholders of the Company relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to Goldenstone’s stockholders, the meeting of Goldenstone’s stockholders (the “Goldenstone Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the second amended and restated Goldenstone Certificate of Incorporation as set forth on Exhibit E, (3) the Equity Plan (as defined below), (4) the classes of the members of the Goldenstone Board as of immediately following the Effective Time, (5) the election of

Annex A-51

the Initial Post-Closing Goldenstone Directors to serve as the members of the Goldenstone Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified, and (6) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Goldenstone Proposals”) and (ii) Goldenstone shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Goldenstone Common Stock to be issued to the stockholders of the Company pursuant to this Agreement. The Company shall furnish all information concerning the Company as Goldenstone may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Goldenstone and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Goldenstone shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Goldenstone Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective, each of the Company and Goldenstone shall mail the Proxy Statement to their respective stockholders. Each of Goldenstone and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement, will be made by Goldenstone without the approval of the Company (such approval not to be unreasonably withheld, conditioned, or delayed). Goldenstone and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Goldenstone Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Goldenstone and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) Goldenstone represents that the information supplied by Goldenstone for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Goldenstone, (iii) the time of the Goldenstone Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Goldenstone or Merger Sub, or their respective officers or directors, should be discovered by Goldenstone which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Goldenstone shall promptly inform the Company. All documents that Goldenstone is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Goldenstone, (iii) the time of the Goldenstone Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Goldenstone.

Annex A-52

All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Without the prior written consent of the Company, the Goldenstone Proposals shall be the only matters (other than procedural matters) which Goldenstone shall propose to be acted on by Goldenstone stockholders at the Goldenstone Stockholders’ Meeting.

Section 7.02 Goldenstone Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) Goldenstone shall call and hold the Goldenstone Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting upon the Goldenstone Proposals, and Goldenstone shall use its reasonable best efforts to hold the Goldenstone Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 45 days after the date on which the Proxy Statement is mailed to stockholders of Goldenstone). Goldenstone shall use its reasonable best efforts to obtain the approval of the Goldenstone Proposals at the Goldenstone Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the Goldenstone Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Goldenstone Board shall recommend to its stockholders that they approve the Goldenstone Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, Goldenstone shall approve and adopt this Agreement and approve the Merger and the other Transactions, as the sole stockholder of Merger Sub.

Section 7.03 Company Stockholders’ Written Consent. The Company’s Board of Directors shall recommend that the holders of Company Common Stock vote in favor of the approval of this Agreement and any other related matters that the Company submits to the holders of Company Common Stock, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Goldenstone, the recommendation of the Company’s Board of Directors. Upon the terms set forth in this Agreement, the Company shall deliver to the Company’s stockholders (a) an information statement derived from the Proxy Statement seeking the irrevocable written consent, in form and substance reasonably acceptable to Goldenstone, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other Transactions (the “Written Consent”), together with (b) the Registration Statement, as soon as reasonably practicable after the Registration Statement becomes effective, but no later than ten (10) Business Days prior to the Goldenstone Stockholders’ Meeting, provided that the Goldenstone Stockholders’ Meeting is not held less than ten (10) Business Days after the Registration Statement is declared effective. The Company shall not send the Registration Statement prior to it being declared effective by the SEC to the stockholders of the Company, other than Key Company Stockholders as set forth in Schedule 7.03 which may be provided drafts of the Registration Statement by the Company. As promptly as reasonably practicable after the Registration Statement becomes effective and in any event within two Business Days following the date that the Registration Statement becomes effective (the “Company Written Consent Deadline”), the Company shall obtain and deliver to Goldenstone a true, complete and correct copy of the Written Consent evidencing the Company Stockholder Approval that is duly executed by Company Stockholders and Key Company Stockholders that represent the Requisite Approval (the “Company Stockholder Written Consent”).

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Goldenstone shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Goldenstone shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law or

Annex A-53

(ii) require providing access that would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated December 8, 2023 (the “Confidentiality Agreement”), between Goldenstone and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor regarding the Intended Tax Treatment and Tax structure of the Transactions and may disclose to any other person, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including opinions or other Tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company, (2) the issuance or acquisition of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities of the Company, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him, or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide Goldenstone with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

(b) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement, Goldenstone shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective affiliates and Representatives. Goldenstone shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Annex A-54

Section 7.06 Employee Benefits Matters. The parties shall cooperate to establish an equity incentive award plan for Goldenstone with an award pool of 3,000,000 shares of Goldenstone Common Stock (the “Initial Equity Plan Pool”), , and which plan shall become effective upon, or as soon as practicable following, the Closing (the “Equity Plan”). The Equity Plan will provide that awards made pursuant to it by Goldenstone may be in the form of options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards (the “Awards”). The shares issuable under the (i) Exchanged Options and (ii) the shares issuable to Fusion Park LLC (“Fusion Park”) pursuant to the Consulting Agreement between the Company and Fusion Park dated March 1, 2024 will be reserved under the Initial Equity Plan Pool. The parties expect that up to eighty percent (80)% of the Initial Equity Plan Pool would be reserved for issuance of Awards by Goldenstone to individuals who were employees or other service providers of the Company as of the Closing, and remain continuously employed or engaged by Goldenstone at the time of the issuance of such Awards following the Closing. Goldenstone shall take all steps necessary to submit the Equity Plan for approval by the stockholders of Goldenstone prior to Closing.

Section 7.07 Directors’ and Officers’ Indemnification; Tail Insurance.

(a) The second amended and restated certificate of incorporation and amended and restated bylaws of Goldenstone shall contain provisions no less favorable with respect to exculpation, indemnification, advancement of expenses or expense reimbursement existing in favor of the current or former directors and officers of Company than are set forth in the organizational documents of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by applicable Law; provided, the foregoing shall only apply with regard to pre-Closing Date acts or omissions or matters by reason of pre-Closing Date service of such Persons. Goldenstone further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to exculpation, indemnification, advancement of expenses or expense reimbursement existing in favor of the current or former directors and officers of the Company Subsidiaries and each Person who served as a director, officer, manager, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company under any organizational documents, indemnification, employment or other similar agreements between any such Person and the Company, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, managers, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise of such Company Subsidiary, unless such modification shall be required by applicable Law; provided, the foregoing shall only apply with regard to pre-Closing Date acts or omissions or matters by reason of pre-Closing Date service of such Persons.

(b) For the benefit of the Company and the Company Subsidiaries’ directors and officers, the Company shall prior to the Effective Time obtain and fully pay the premium for a “tail” insurance policy that provides coverage with respect to such entities for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”).

(c) After the Closing Date, Goldenstone shall maintain director and officer insurance policies on behalf of its then current directors and officers of Goldenstone, the Surviving Corporation and the other Company Subsidiaries, and Surviving Corporation shall timely pay or caused to be paid all premiums with respect to such director and officer insurance policies.

(d) On the Closing Date, Goldenstone shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Goldenstone with the post-Closing directors and officers of Goldenstone, the Company and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(e) On and after the Closing Date, for a period of no less than six years, Goldenstone shall maintain public company directors’ and officers’ liability insurance with full, continuous prior acts coverage for pre-Closing acts, errors, omissions, or claims based on the status, of Goldenstone’s directors and officers (such insurance, together with the Company D&O Tail Insurance, the “Tail Policies”). Such coverage shall be at least the equivalent, including with
Annex A-55

respect to amount and coverage terms, as that provided under Goldenstone’s public company D&O insurance just prior to Closing; for clarity, this requirement is satisfied by the purchase and maintenance of the extended reporting period on such coverage.

(f) On and after the Closing Date, for a period of no less than six years, Goldenstone shall, with regard to pre-Closing acts, errors, omissions of Goldenstone and the Company’s directors and officers, respectively, maintain certificates of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificates of incorporation or bylaws of Goldenstone and the Company, respectively, just prior to Closing.

(g) On and after the Closing Date, for a period of no less than six years, Goldenstone agrees that it shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions, actions, and investments contemplated by this Agreement or any Ancillary Agreements, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Notwithstanding anything herein to the contrary, the parties expressly acknowledge and agree that Sponsor shall be an express third-party beneficiary of this Error! Reference source not found.

Section 7.08 Notification of Certain Matters. The Company shall give prompt notice to Goldenstone, and Goldenstone shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

Section 7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings, or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Annex A-56

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Goldenstone and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the applicable national securities exchanges (“Exchanges”), as applicable, each of Goldenstone and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

Section 7.11 Tax Matters.

(a) Except with respect to the matters, if any, disclosed in Schedule 7.11, each of Goldenstone, Merger Sub and the Company shall use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of its Affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Goldenstone, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b) To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of Goldenstone and the Company will deliver to Sichenzia Ross Ference Carmel LLP customary Tax representation letters satisfactory to counsel, dated and executed as of such date as determined reasonably necessary by such counsel and, if required, Company shall cause Sichenzia Ross Ference Carmel LLP to furnish an opinion addressed to the Company, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, (i) Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger or the Intended Tax Treatment and (ii) except for the opinion referred to in the foregoing sentence of this Section 7.11(b), Sichenzia Ross Ference Carmel LLP is not required to provide any opinion to any party or its shareholders as to the tax consequences of any of such parties resulting from the Merger or any transactions preceding or related to the Merger.

(c) Tax Matters Cooperation. Each of the parties to this Agreement shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit or examination relating to the matters contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be paid by Goldenstone. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 7.12 Stock Exchange Listing. Goldenstone will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the Exchange, at Closing. During the period from the date of this Agreement until the Closing, Goldenstone shall use its reasonable best efforts to keep the Goldenstone Units, Goldenstone Common Stock, Goldenstone Warrants, and Goldenstone Rights listed for trading on any of the Exchanges.

Annex A-57

Section 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use commercially reasonable efforts to take any other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as reasonably practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside legal counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver: (a) not later than July 20, 2024, true and complete copies of (i) audited Prior Financial Statements, and (ii) the reviewed unaudited consolidated financial statements of the Company and the Company Subsidiaries for the three (3) month period ended March 31, 2024 prepared in accordance with GAAP (collectively, the “PCAOB Financial Statements”). The PCAOB Financial Statements shall have been prepared by an auditor that is duly registered with the PCAOB and in accordance with the requirements of the PCAOB. The Company shall also provide such other interim financial statements, financial data and other disclosure as is required by the rules and regulations of the SEC and Form S-4. Notwithstanding anything in this Agreement to the contrary, Goldenstone shall grant the Company a deadline extension to deliver the PCAOB Financial Statements by August 5, 2024 upon the Company’s submission of a written request to Goldenstone.

Section 7.15 Trust Account. At least 72 hours prior to the Effective Time, Goldenstone shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and, at the Effective Time, the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Goldenstone after payment of amounts due to stockholders who have properly exercised redemption rights (to be held as available cash on the balance sheet of Goldenstone, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Annex A-58

Section 7.16 Section 16 Matters. Prior to the Closing, Goldenstone shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of Goldenstone Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Goldenstone, to be exempt under Rule 16b-3 under the Exchange Act. Goldenstone shall provide such individuals with copies of any resolutions proposed to be adopted by the Goldenstone Board in connection with the foregoing prior to such adoption.

Section 7.17 Financing. From and after the execution and delivery of this Agreement through the Closing, Goldenstone shall use its reasonable best efforts to arrange and obtain, and the Company shall use its reasonable best efforts to cooperate with and assist Goldenstone in arranging and obtaining either the Pre-Closing Investment or Bridge Financing for the Company, on terms and conditions mutually agreeable to the parties.

Section 7.18 Deadline for Consummation of Merger Prior to Closing, Goldenstone shall use its reasonable best efforts to (i) obtain all necessary approvals of the Goldenstone Board and its shareholders to file all necessary amendments to the Goldenstone Certificate of Incorporation to extend the deadline for Goldenstone’s consummation of an initial business combination past June 21, 2024 and to a date on or after the Closing Date (such extension, the “Extension”), (ii) file all necessary amendments to the Goldenstone Certificate of Incorporation to effectuate the Extension, and (iii) take all such actions necessary to effectuate the Extension.

Section 7.19 Lock-Up Agreements Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.19(a) to enter into a Company Lock-Up Agreement with Goldenstone to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up for a period of no less than six months in accordance with the terms and conditions more fully set forth in the Company Lock-Up Agreements. Prior to the Closing, Goldenstone shall cause the Sponsor and the stockholders of Goldenstone set forth on Schedule 7.19(b) to enter into a Sponsor Lock-Up Agreement with Goldenstone to be effective as of the Closing, pursuant to which the Goldenstone Common Stock held by the Sponsor shall be subject to a lock-up for a period of no less than six months in accordance with the terms and conditions more fully set forth in the Sponsor Lock-Up Agreement.

Section 7.20 No Trading in Parent Securities During the Interim Period. The Company shall not, and it shall direct its Representatives to not, directly or indirectly: (a) purchase or sell (including entering into any hedge transaction with respect to) any Goldenstone Common Stock, Goldenstone Unit, Goldenstone Warrant or Goldenstone Right, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; or (b) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law.

Article VIII.
CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Goldenstone and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver (where permissible) by the Company and Goldenstone at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to Goldenstone and no resolutions superseding it shall have been adopted.

(b) Goldenstone Stockholders’ Approval. The Goldenstone Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Goldenstone or at any adjournment or postponement thereof in accordance with the Proxy Statement, the DGCL, the Goldenstone Organizational Documents and the rules and regulations of the Exchanges.

(c) No Order. No Governmental Authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

Annex A-59

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Schedule 4.05(a) of the Company Disclosure Schedules shall have been obtained.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The Goldenstone Common Stock shall have been conditionally approved for listing on an Exchange as of the Effective Time.

Section 8.02 Conditions to the Obligations of Goldenstone and Merger Sub. The obligations of Goldenstone and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver by Goldenstone (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.26 (Brokers) shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(d) Completion of Review. Goldenstone shall be fully satisfied, in its reasonable discretion exercised in good faith, with the results of its and its representatives’ review of the Company’s business, the Company’s capitalization and the Company and its Subsidiaries (including any review of the capitalization, assets, processes, systems, financial condition, and prospects of the Company and its Subsidiaries), provided that no such review shall affect any representation or warranty of the Company given hereunder or in any instrument related to the transactions contemplated hereby.

(e) Officer Certificate. The Company shall have delivered to Goldenstone a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b), and Section 8.02(g).

(f) Secretary Certificate. Goldenstone shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of: (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company approving this Agreement,

Annex A-60

the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) Ancillary Agreements. Each of the Company and the Company Securityholders, as applicable, shall have duly executed and delivered to Goldenstone a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h) Dissenting Shares. Not more than five percent (5%) of the issued and outstanding shares of Company capital stock shall constitute dissenting shares.

(i) Resignation. Other than those persons identified as continuing directors as per Section 2.05, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Closing Date.

(j) Company Stockholder Support Agreement. The Company Stockholder Support Agreement shall be in full force and effect on the Closing Date, and no Key Company Stockholder shall have attempted to repudiate or disclaim any of its or his/her obligations thereunder.

(k) Lock-Up Agreement. The Company has delivered, or has caused to be delivered, to Goldenstone the Lock-Up Agreement duly executed by each executive officer, director, and holder of more than 10% of its Common Stock, each as of immediately prior to the Effective Time.

(l) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Goldenstone a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Goldenstone with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(m) PCAOB Financial Statements. The Company shall have delivered to Goldenstone the PCAOB Financial Statements prior to July 20, 2024; provided, however, that if the Company submits a written request to Goldenstone for a deadline extension for the delivery of the PCAOB Financial Statements, the deadline for such delivery will be August 5, 2024.

(n) Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by the Company.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or written waiver by the Company (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Goldenstone and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement), and 0 (Brokers) shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Goldenstone Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Goldenstone and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Goldenstone Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Goldenstone Material Adverse Effect.

(b) Agreements and Covenants. Goldenstone and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with, by it on or prior to the Closing Date.

Annex A-61

(c) Material Adverse Effect. No Goldenstone Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date which is continuing and uncured.

(d) Officer Certificate. Goldenstone shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Goldenstone, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b), and Section 8.03(e).

(e) Deadline to Consummate Merger. Provided the parties anticipate that the Closing Date will occur after June 21, 2024, Goldenstone has (i) obtained all necessary approvals of the Goldenstone Board and its shareholders to file an amendment to the Goldenstone Certificate of Incorporation to effectuate the Extension, (ii) has filed an amendment to the Goldenstone Certificate of Incorporation to effectuate the Extension, and (iii) has taken all such actions necessary to effectuate the Extension.

(f) Board Composition. Goldenstone shall have taken all such actions as reasonable required such that, immediately following the Closing, the Goldenstone Board shall consist of the directors as indicated in Section 2.05.

(g) Ancillary Agreements. Goldenstone and certain Goldenstone Stockholders, as applicable, shall have duly executed and delivered to the Company a copy of each Ancillary Agreement to which Goldenstone or such Goldenstone Stockholder, as applicable, is a party.

(h) Transaction Documents. The Transaction Documents shall be in full force and effect and shall not have been rescinded by Goldenstone or Merger Sub.

(i) Sponsor Support Agreement. The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement.

(j)  Minimum Proceeds. The Available Cash shall be greater than $5,000,000.

Article IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company or Goldenstone, as follows:

(a) by mutual written consent of Goldenstone and the Company; or

(b) by written notice by either Goldenstone or the Company without liability to the other if the Closing has not occurred prior to the date that is nine (9) months following the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated without default under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by written notice by either Goldenstone or the Company without liability to the other if any Governmental Authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) [RESERVED]

(e) by written notice by either Goldenstone or the Company to the other party, if any of the Goldenstone Proposals shall fail to receive the requisite vote for approval at the Goldenstone Stockholders’ Meeting including at any adjournment or postponement thereof; or

(f) by written notice by Goldenstone to the Company, if the Company shall have failed to deliver the Written Consent to Goldenstone by the Company Written Consent Deadline; or

Annex A-62

(g) by written notice by Goldenstone to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a), Section 8.02(b) or Section 8.02(c) would not be satisfied (“Terminating Company Breach”); provided that Goldenstone has not waived such Terminating Company Breach and Goldenstone and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Goldenstone shall not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Goldenstone to the Company; or

(h) by written notice by the Company to Goldenstone upon a breach of any representation, warranty, covenant or agreement on the part of Goldenstone or Merger Sub set forth in this Agreement, or if any representation or warranty of Goldenstone or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied (“Terminating Goldenstone Breach”); provided that the Company has not waived such Terminating Goldenstone Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Goldenstone Breach is curable by Goldenstone and Merger Sub, the Company shall not terminate this Agreement under this Section 9.01(h) for so long as Goldenstone and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Goldenstone; or

(i) by written notice by Goldenstone to the Company after (i) a written notice of its intent to terminate this Agreement, which notice shall include a reasonably detailed description of the results of Goldenstone’s due diligence review, (ii) good faith negotiations between the Goldenstone and the Company for a period of two (2) weeks (the “Negotiation Period”) after receipt by the Company of such notice to address and resolve the issues identified in the due diligence review, and (ii) Goldenstone and the Company’s failure to reach a mutually satisfactory agreement regarding the identified issues within the Negotiation Period.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to written notice in Section 9.01 which shall set forth the basis of such termination including the provision of Section 9.01 under which such termination is made, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, and all rights and obligations of each party shall cease, except as set forth in Section 7.04, this Section 9.02, Section 9.03, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.03 Expenses. Except as set forth in this Section 9.03 all expenses incurred in connection with this Agreement and the Transactions shall be paid in accordance with Section 3.04, except that (i) Goldenstone and the Company shall each pay one-half of all expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act, if applicable; and (ii) if this Agreement is terminated pursuant to Section 9.01(h), Goldenstone shall promptly return to the Company the initial $200,000 deposit previously paid by the Company.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (a) Goldenstone may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Goldenstone or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Goldenstone or Merger Sub contained herein or in any document delivered by Goldenstone and/or Merger pursuant hereto, and (iii) waive compliance with any agreement of Goldenstone or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Annex A-63

Article X.
GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Goldenstone or Merger Sub at or prior to the Closing, to:

Goldenstone Acquisition Limited
4360 East New York Street
Aurora, IL 60504
Attention: Eddie Ni
Email: eddie@windfallusa.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum, Esq.; Jessica Isokawa, Esq.,
Giovanni Caruso, Esq.
Email: mnussbaum@loeb.com; jisokawa@loeb.com; gcaruso@loeb.com

If to the Company at or prior to the Closing, to:

Infintium Fuel Cell Systems, Inc.
3271 Brushy Creek Road
Greer, SC 29650
Attention: Yan (Chris) Feng
Email: cfeng@infintium.com

with a copy (which will not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Shane Wu, Esq.; Ross Carmel, Esq.
E-mail: swu@srfc.law; rcarmel@srfc.law

if to Surviving Corporation or the Surviving Corporation post-Closing, to

Infintium Fuel Cell Systems Corp.
3271 Brushy Creek Road
Greer, SC 29650
Attention: Yan (Chris) Feng

with a copy (which will not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Shane Wu, Esq.; Ross Carmel, Esq.
E-mail: swu@srfc.law; rcarmel@srfc.law

and

Annex A-64

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum, Esq.; Jessica Isokawa, Esq.,
Giovanni Caruso, Esq.
Email: mnussbaum@loeb.com; jisokawa@loeb.com; gcaruso@loeb.com

Section 10.02 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and any corresponding definitions set forth in Article I, and (c) any rights of Goldenstone to seek and obtain recovery of damages arising out of or relating to Fraud, which rights shall in no event expire or be terminated, waived, or otherwise affected by operation of this Section 10.02.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements, and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties to this Agreement further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties to this Agreement hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction

Annex A-65

of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the parties hereto, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such party. Except to the extent a party to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or Representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Goldenstone, or Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.11 Securityholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Company Securityholder shall have irrevocably authorized and appointed Securityholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement, the Ancillary Agreements and the agreements ancillary hereto and thereto. The Securityholder Representative shall act as the representative of the Company Securityholders in respect of all matters arising under this Agreement, the Ancillary Agreements and the agreements ancillary hereto and thereto, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Company Securityholders or the Securityholder Representative, including to enforce any rights granted to the Company Securityholders hereunder and thereunder, in each case as the Securityholder Representative believes is necessary or appropriate under this Agreement, the Ancillary Agreements and/or the agreements ancillary hereto and thereto, for and on behalf of the Company Securityholders. The Company Securityholders shall be bound by all such actions taken by the Securityholder Representative and the Company Securityholders shall not be permitted to take any such actions.

(b) The Securityholder Representative is serving as the Securityholder Representative solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company, any of its Subsidiaries or the Company Securityholders hereunder, and Goldenstone (on behalf of itself and its Affiliates) agrees that it will not look to the Securityholder Representative or the underlying assets of the Securityholder Representative

Annex A-66

for the satisfaction of any obligations of the Company, any of its Subsidiaries or the Company Securityholders. The Securityholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Securityholder Representative of the Securityholder Representative’s duties or the exercise by the Securityholder Representative of the Securityholder Representative’s rights and remedies under this Agreement, any Ancillary Agreement or any agreement ancillary hereto or thereto, except in the case of its intentional fraud or willful misconduct. No bond shall be required of the Securityholder Representative. The Securityholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Securityholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Ancillary Agreement or any agreement ancillary hereto or thereto. Without limiting the generality of the foregoing, the Securityholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Ancillary Agreements or any agreement ancillary hereto or thereto, and to consent to any amendment hereof or thereof on behalf of the Company Securityholders and their respective successors.

(c) The Securityholder Representative may resign at any time by giving twenty (20) days’ notice to Goldenstone and the Company Securityholders; provided, however, in the event of the resignation or removal of the Securityholder Representative, a new Securityholder Representative (who shall be reasonably acceptable to Goldenstone) shall be appointed by the vote or written consent of a majority of the shares of Goldenstone Common Stock, voting together as a single class (with each such share entitled to one vote), then held by the Company Securityholders as of immediately prior to the Effective Time.

(d) The appointment of the Securityholder Representative is coupled with an interest and shall be irrevocable by Company Securityholders in any manner or for any reason. This authority granted to the Securityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Yan (Chris) Feng hereby accepts his appointment as the initial Securityholder Representative. Any decision, act, consent or instruction taken by the Securityholder Representative in accordance with this Section 10.11 on behalf of Company Securityholders (each, an “Securityholder Representative Authorized Action”) shall be final, binding and conclusive on Company Securityholders as fully as if such Persons had taken such Securityholder Representative Authorized Action. The Indemnified Party agrees that the Securityholder Representative, as the Securityholder Representative, shall have no liability to the Indemnified Party for any Authorized Action.

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in accordance with the provisions of Section 10.06 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signatures on next page]

Annex A-67

IN WITNESS WHEREOF, the parties hereto have caused this Business Combination Agreement to be executed as of the date first written above.

GOLDENSTONE ACQUISITION LIMITED
/s/ Eddie Ni
Name:	Eddie Ni
Title:	Chief Executive Officer
PACIFICA ACQUISITION CORP.
/s/ Eddie Ni
Name:	Eddie Ni
Title:	Chief Executive Officer
INFINTIUM FUEL CELL SYSTEMS, INC.
/s/ Yan (Chris) Feng
Name:	Yan (Chris) Feng
Title:	Chief Executive Officer
SECURITYHOLDER REPRESENTATIVE
Yan (Chris) Feng
Yan (Chris) Feng, individually

Signature Page to the Business Combination Agreement

Annex A-68

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of January [__], 2025, by and among (i) Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”), Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Company Securityholders (the “Securityholder Representative”), Goldenstone Acquisition Limited, a Delaware corporation (“Goldenstone), and Pacifica Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Goldenstone (“Merger Sub” and together with the Company, Goldenstone and the Securityholder Representative, the “Parties” and each, a “Party”). Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of June 26, 2024 (the “Original Agreement”), and desire to amend the Original Agreement as set forth herein;

WHEREAS, pursuant to the Original Agreement, among other things, upon the terms and subject to the conditions thereof, Merger Sub shall merge with and into the Company, with the Company being the surviving entity, following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Goldenstone; and

WHEREAS, the Parties desire to amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time in accordance with its terms, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.      Amendments to the Agreement.

1.1    Definition of “Infintium New Warrant.”. The following definition shall be added to the Business Combination Agreement:

“Infintium New Warrant” means that certain warrant that the Company issued for 34,464,079 warrant shares (as of the warrant issue date, assuming full vesting of the warrant) dated January 15, 2025.

1.2    Definition of “Company Fully Diluted Capital Stock.” The definition of “Company Fully Diluted Capital Stock” shall be amended and restated in its entirety as follow:

“Company Fully Diluted Capital Stock” means, the sum, without duplication of: (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, plus (b) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock (excluding any shares to be cancelled pursuant to Section 3.01(a)(ii) and any shares issuable upon exercise of any portion of Infintium New Warrant that has not been exercised prior to the Effective Time).

1.3    Amendment to Section 3.01(a)(i). Section 3.01(a)(i) shall be amended and restated in its entirety as follow:

each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Options prior to the Effective Time and any shares issued upon conversion or exercise of the Infintium New Warrant prior to the Effective Time and excluding any shares to be cancelled pursuant to Section 3.01(a)(ii) and excluding any shares issuable upon exercise of any portion of Infintium New Warrant that has not been exercised prior to the Effective Time and excluding any Dissenting Shares) shall be canceled and converted into (A) the right to receive a number of shares of Goldenstone Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (B) the contingent right to receive a portion of the Merger Consideration Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.07;

Annex A-69

1.4    A new Section 3.01(a)(v) and Section 3.01(a)(vi) shall be added to the Agreement as follows:

(v) the Infintium New Warrant, if the Infintium New Warrant has not been exercised in full prior to the Effective Time, the remaining unexercised portion of the Infintium New Warrant shall be converted into a warrant to purchase Goldenstone Common Stock in accordance with the terms and conditions of the Infintium New Warrant; provided that any unexercised portion of the Infintium New Warrant immediately prior to the Effective Time, whether vested or unvested, shall be converted based a ratio equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such unexercised portion of the Infintium New Warrant immediately prior to the Effective Time and (y) the Exchange Ratio.

(vi) each share of Company Common Stock underlying the Infintium New Warrant, if the Infintium New Warrant has been exercised prior to the Effective Time, shall be converted into a number of shares of Goldenstone Common Stock equal to the Per Share Merger Consideration.

1.5    The original Section 3.01(a)(v) shall be renumbered as 3.01(a)(vii) and amended and restated in its entirety as follows:

Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any holder of Company Securities pursuant to Section 3.01(a)(i) shall be calculated on an aggregate basis with respect to all shares of Company Common Stock, and (ii) after such aggregation, any fractional share of Goldenstone Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded down to the nearest whole share of Goldenstone Common Stock.

1.6    Amendment to Section 6.01(b)(ii). Section 6.01(b)(ii) shall be amended and restated in its entirety as follows:

“issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any Company Subsidiary, other than (1) the exercise or settlement of any Company Options, (2) the Infintium New Warrant or the securities issuable upon exercise or settlement of the Infintium New Warrant, (3) the capital stock or note with respect to the Pre-Closing Investment, and (4) the convertible note with respect to the Bridge Financing;”

1.7    Amendment to Section 8.01(g). Section 8.01(g) shall be amended and restated in its entirety as follows:

“Stock Exchange Listing. The Goldenstone Common Stock shall have been conditionally approved for listing on the Nasdaq Stock Market LLC as of the Effective Time.”

1.8    Amendment to Section 9.01(b). Section 9.01(b) shall be amended and restated in its entirety as follows:

“by written notice by either Goldenstone or the Company without liability to the other if the Closing has not occurred prior to September 30, 2025 (the “Outside Date”); provided, however, that this Agreement may not be terminated without default under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date. Notwithstanding anything to the contrary herein, in the event that stockholders of Goldenstone fail to approve an extension of the deadline by which it must complete its initial business combination from June 21, 2025 to September 30, 2025, the Outside Date shall be June 21, 2025; or”

Annex A-70

1.9    All references in the Agreement to Sichenzia Ross Ference Carmel LLP shall be replaced with the following:

DHH Law Firm, P.C.

1300 Pennsylvania Ave., NW

Suite 700

Washington, DC 20004

Attention: John Tang, Esq.

Email: johntang@deheng.com

2.      Miscellaneous.

2.1    No Further Amendment. The Parties agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2    No Default. The parties acknowledge and agree that (i) as of the date of this Amendment, there has been no event of default by either party and (ii) the failure for Goldenstone to remain listed on Nasdaq during the period of time preceding the Effective Time shall not constitute an event of default or give rise to any right of termination.

2.3    Other Terms. The provisions of Article X of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Remainder of page intentionally left blank. Signature pages follow.]

Annex A-71

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Goldenstone:
GOLDENSTONE ACQUISITION LIMITED
By:	/s/ Eddie Ni
Name: Eddie Ni
Title: Chief Executive Officer
Merger Sub:
PACIFICA ACQUISITION CORP.
By:	/s/ Eddie Ni
Name: Eddie Ni
Title: Chief Executive Officer
Securityholder Representative:
YAN (CHRIS) FENG
/s/ Yan (Chris) Feng
Yan (Chris) Feng, individually
Company:
INFINTIUM FUEL CELL SYSTEMS, INC.
By:	/s/ Yan (Chris) Feng
Name: Yan (Chris) Feng
Title: Chief Executive Officer

[Signature page to amendment no. 1 to business combination agreement]

Annex A-72

EXHIBIT A

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of June 26, 2024, is entered into by and among Goldenstone Holding, LLC, an Ohio limited liability company (the “Sponsor”), Goldenstone Acquisition Limited, a Delaware corporation (“Goldenstone”), and Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, Pacifica Acquisition Corp., a Delaware corporation (“Merger Sub”), and Goldenstone are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Goldenstone;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA;

WHEREAS, the Sponsor is currently the record owner of 375,625 shares of Goldenstone Common Stock (the “Sponsor Shares”); and

WHEREAS, as a condition and inducement to the willingness of Goldenstone and the Company to enter into the BCA, Goldenstone, the Company and the Sponsor are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, Goldenstone and the Company hereby agree as follows:

AGREEMENT

1. Voting Agreement. The Sponsor agrees that, at the Goldenstone Stockholders’ Meeting, at any other meeting of the stockholders of Goldenstone (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of Goldenstone, the Sponsor shall:

a. when such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares (i) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Goldenstone under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (iii) in favor of each of the proposals and any other matters necessary or reasonably requested by Goldenstone for consummation of the Merger and the other transactions contemplated by the BCA; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Business Combination Proposal other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power

Annex A-73

of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares.

3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Business Combination Proposal or other transaction in violation of the BCA. Sponsor shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. If the Sponsor receives any inquiry or proposal with respect to a Business Combination Proposal, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such person in writing that Goldenstone is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to Goldenstone and the Company as follows:

a. The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares, free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of Goldenstone (including, without limitation, for the purposes hereof, any agreement between or among stockholders of Goldenstone).

b. Except as may be limited by the Letter Agreement and Stock Escrow Agreement entered into in connection with the initial public offering of Goldenstone, the Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

e. The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets

Annex A-74

of the Sponsor pursuant to any contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 1, under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

f. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

g. The Sponsor understands and acknowledges that each of Goldenstone and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained in this Agreement.

5. Further Assurances. From time to time, at either Goldenstone’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in Goldenstone’s capital stock by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

7. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, Goldenstone and the Company.

8. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have under this Agreement. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 9):

a.      If to Goldenstone, to:

Goldenstone Acquisition Limited
4360 East New York Street
Aurora, IL 60504
Attention: Eddie Ni
Email: eddie@windfallusa.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum, Esq.; Jessica Isokawa, Esq., Giovanni Caruso, Esq.
Email: mnussbaum@loeb.com; jisokawa@loeb.com; gcaruso@loeb.com

Annex A-75

b.      If to the Sponsor, to:

Goldenstone Holding, LLC
4360 East New York Street
Aurora, IL 60504
Attention: Eddie Ni
Email: eddie@windfallusa.com

and

c.      If to the Company, to:

Infintium Fuel Cell Systems, Inc.
3271 Brushy Creek Road
Greer, SC 29650
Attention: Yan (Chris) Feng
Email: cfeng@infintium.com

with a copy (which will not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Shane Wu, Esq.; Ross Carmel, Esq.
E-mail: swu@srfc.law; rcarmel@srfc.law

10. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matters in this Agreement and the BCA.

11. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Goldenstone and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

12. Governing Law; Venue; Waiver of Jury Trial.

a. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

b. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts

Annex A-76

in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(C).

13. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

15. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

17. Termination. This Agreement shall terminate upon the earliest of (a) the Closing of the Merger, (b) the termination of the BCA in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of Goldenstone, the Company and the Sponsor.

Annex A-77

IN WITNESS WHEREOF, the parties hereto have caused this Sponsor Support Agreement to be executed as of the date first written above.

GOLDENSTONE:
Goldenstone Acquisition Limited
By:	/s/ Eddie Ni
Eddie Ni
Chief Executive Officer
SPONSOR:
Goldenstone Holding LLC
By:	/s/ Eddie Ni
Eddie Ni
Manager

Annex A-78

IN WITNESS WHEREOF, the parties hereto have caused this Sponsor Support Agreement to be executed as of the date first written above.

THE COMPANY:
Infintium Fuel Cell Systems, Inc.
By:	/s/ Yan (Chris) Feng
Yan (Chris) Feng
Chief Executive Officer

Annex A-79

EXHIBIT B

Stockholder Support Agreement

This Stockholder Support Agreement, dated as of June 26, 2024 (this “Agreement”), by and among Goldenstone Acquisition Limited, a Delaware corporation (“Goldenstone”), Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, Goldenstone, Pacifica Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Goldenstone (“Merger Sub”), and the Company have negotiated a Business Combination Agreement in the form attached hereto as Exhibit C (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Goldenstone;

WHEREAS, as of the date of this Agreement, each Stockholder owns of record the number of shares of Class A Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Class A Common Stock and any shares of Company Common Stock of the Company of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings set forth in the BCA.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. BCA Approved; Agreement to Vote. Each Stockholder, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the Stockholders of the Company, and in any action by written consent of the Stockholders of the Company (which written consent shall be delivered promptly, and in any event within forty eight (48) hours, after the Company requests such delivery), all of the Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA. Each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the Stockholders of the Company, and to act by written consent of Company Stockholders, against any action, agreement, transaction or proposal that would cause a breach of any covenant, representation, warranty or other obligation or agreement of the Company under the BCA or that would reasonably be expected to prevent the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the BCA or this Agreement; provided that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

3. No Solicitation of Transactions. Each of the Stockholders, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the

Annex A-80

intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct his, her or its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

4. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to Goldenstone as follows:

a. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

b. As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the sole power to vote and the right, power and authority to sell, transfer and deliver such Shares, other than pursuant and subject to: (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s certificate of incorporation and bylaws, as amended and/or restated from time to time. Such Stockholder is not the registered owner of any Shares other than those set forth on Exhibit B.

c. Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder. No person not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is trust, the beneficiary(ies) thereof).

d. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

e. The Stockholder understands and acknowledges that each of Goldenstone and the Company is entering into the BCA in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained in this Agreement.

5. Further Assurances. From time to time, at either Goldenstone’s or the Company’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have under this Agreement. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

Annex A-81

7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 6):

a.      If to Goldenstone, to:

Goldenstone Acquisition Limited
4360 East New York Street
Aurora, IL 60504
Attention: Eddie Ni
Email: eddie@windfallusa.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum, Esq.; Jessica Isokawa, Esq., Giovanni
Caruso, Esq.
Email: mnussbaum@loeb.com; jisokawa@loeb.com;
gcaruso@loeb.com

b.      If to the Company, to:

Infintium Fuel Cell Systems, Inc.
3271 Brushy Creek Road
Greer, SC 29650
Attention: Chris Feng
Email: cfeng@infintium.com

with a copy (which will not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Shane Wu, Esq.; Ross Carmel, Esq.
E-mail: swu@srfc.law; rcarmel@srfc.law

c.      If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

8. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Company, Goldenstone, and the Stockholders. Notwithstanding anything to the contrary herein, this Agreement may be amended by adding additional Stockholders of the Company (“Additional Stockholders”) as parties hereto, upon such Additional Stockholders executing and delivering to Goldenstone, a Joinder to the Stockholder Support Agreement substantially in the form attached hereto as Exhibit B. Thereafter, each such Additional Stockholder shall, for all purposes, be a party hereto and all references to a “Stockholder” or the “Stockholders” herein shall thereafter also mean and refer to such Additional Stockholder, and such Additional Stockholder shall thereafter have the same rights, duties, liabilities and obligations as a Stockholder party hereto on the date hereof.

9. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matters in this Agreement and the BCA.

10. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Goldenstone in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and

Annex A-82

warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

11. Governing Law; Venue; Waiver of Jury Trial.

a. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

b. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (y) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(C).

12. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Annex A-83

14. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

16. Termination. This Agreement shall terminate upon the earliest of (a) the Closing of the Merger, (b) the termination of the BCA in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of Goldenstone, the Company and the Sponsor.

[Signature Pages Follow]

Annex A-84

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Support Agreement as of the date first written above.

GOLDENSTONE ACQUISITION LIMITED
By:	/s/ Eddie Ni
Eddie Ni
Chief Executive Officer
INFINTIUM FUEL CELL SYSTEMS, INC.
By:	/s/ Yan (Chris) Feng
Yan (Chris) Feng
Chief Executive Officer

Annex A-85

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Support Agreement as of the date first written above.

Ancheng Industries, Inc
By:	/s/ Yi Li
Name:	Yi Li
Title:	President
Address:

Email:

Annex A-86

EXHIBIT A

Stockholders of Record — Number of Shares

Stockholder of Record	Number of Shares
Ancheng Industries, Inc	65,491,786

Annex A-87

EXHIBIT B

JOINDER TO STOCKHOLDER SUPPORT AGREEMENT

This JOINDER TO STOCKHOLDER SUPPORT AGREEMENT (this “Joinder”) is made and entered into as of [•], by and among each of the stockholders of Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Joinder (each, a “Stockholder” and, collectively, the “Stockholders”), and Goldenstone Acquisition Limited, a Delaware corporation (“Goldenstone”).

RECITALS

A. Goldenstone and certain stockholders of the Company have entered into a Stockholder Support Agreement dated [DATE], 2024 (as amended, modified, supplemented, extended or restated from time to time, the “Agreement”) in regard to the support of the Merger and the other transactions contemplated by the BCA. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

B. Pursuant to the Agreement, certain stockholders of the Company have agreed, among other things, to (i) vote in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, and (ii) terminate the Terminating Rights effective immediately prior to the Closing under the BCA.

C. In order to induce Goldenstone to consummate the Merger and other transactions contemplated by the BCA, [each] Additional Stockholder hereof is willing to become a party to the Agreement and be bound by all terms and conditions thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be bound. The Additional Stockholder hereby: (a) acknowledges that he, she or it has received and reviewed a complete copy of the Agreement and understands its terms, (b) has had sufficient opportunity to review and to ask questions relating thereto and obtain the advice of his, her or its tax advisors, legal counsel and accountants and other professional advisors prior to executing this Agreement, and (c) agrees that upon execution of this Joinder, it shall become a “Stockholder” under the Agreement and shall be fully bound by, and subject to, all of the covenants, duties, obligations terms and conditions of the Agreement as though an original party thereto.

2. Governing Law. This Joinder and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

3. Counterparts. This Joinder may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-88

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Stockholder Support Agreement as of the date first above written.

[STOCKHOLDER NAME]
By:
Name:
Title:
Address:

Email:
Securities beneficially owned on the date hereof:
____________shares of Class A Common Stock

Annex A-89

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to Stockholder Support Agreement as of the date first written above.

GOLDENSTONE ACQUISITION LIMITED
By:
Eddie Ni
Chief Executive Officer

Annex A-90

STOCKHOLDER SUPPORT AGREEMENT

SPOUSAL CONSENT

I                       , spouse of                      , have read and approve the foregoing Stockholder Support Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date ___________________________________________
Signature of Spouse _____________________________
Printed Name of Spouse ___________________________________

Annex A-91

EXHIBIT C

LOCK-UP PARTIES

1.    Charles Mao

2.    Jinming (Jim) Yang

3.    Yan (Chris) Feng

4.    Sheng Jiaw (Joe) Hwang

5.    Ancheng Industries, Inc

6.    Jie Ran Li

Annex A-92

FORM OF
LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of [•], 2024 by and between the undersigned stockholder (the “Holder”) of Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”) and Goldenstone Acquisition Limited, a Delaware corporation (the “Parent”).

RECITALS

A. Parent, Pacifica Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent, the Company and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Company Securityholders, entered into a Business Combination Agreement dated as of June 26, 2024 (the “BCA”). Capitalized terms herein but not otherwise defined shall have the meanings set forth in the BCA.

B.  Pursuant to the BCA, the Company will merge with and into the Merger Sub (the “Merger”), with the Company as the surviving corporation. As a result of the Merger, Parent will become the 100% stockholder of the Company.

C.  The Holder is the record and/or beneficial owner of certain shares of Company Common Stock, which will be exchanged for shares of Goldenstone Common Stock pursuant to the BCA.

D.  As a condition of, and as a material inducement for the Parent and the Company to enter into and consummate the transactions contemplated by the BCA, the Holder has agreed to execute and deliver this Agreement, which shall be effective as of the Closing Date of the Merger.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-up.

(a) Subject to Section 1(b) below, during the Lock-up Period (as defined below), the Holder agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the Lock-up Period, the Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) The term “Lock-up Period” means the earlier of (i) the date that is six (6) months after the Closing Date, (ii) the business day following the day that the Goldenstone Common Stock has traded at or above $12.50 for any fifteen trading days in a thirty trading day period, and (iii) the business day following the day that the Goldenstone Common Stock has traded at or above $11.50 for fifteen consecutive trading days.

Annex A-93

2. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Goldenstone Common Stock, or any economic interest in or derivative of such shares, other than those shares of Goldenstone Common Stock issued pursuant to the BCA. For purposes of this Agreement, the Merger Consideration Shares (as defined below) beneficially owned by the Holder, together with any other shares of Goldenstone Common Stock, and including any securities convertible into, or exchangeable for, or representing the rights to receive Goldenstone Common Stock, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include shares of Goldenstone Common Stock acquired by such Holder in open market transactions during the Lock-up Period.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) any transfers exempt from registration under the Securities Act; (c) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (d) by virtue of the laws of descent and distribution upon death of the Holder; (e) pursuant to a qualified domestic relations order; (f) transfers to the Parent’s officers, directors or their affiliates; (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement; (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Goldenstone Common Stock or the vesting of stock-based awards; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Goldenstone Common Stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (f) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees in writing (a copy of which shall be provided by the Holder to the parties hereto and to Continental Stock and Transfer Company), to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period. The Holder hereby covenants to Parent that the Holder will give notice to Parent of any transfer of Lock-up Shares pursuant to this Section 2 of the Agreement, with such notice given in accordance with Section 5 of this Agreement.

“Merger Consideration Shares” means the Per Share Merger Consideration plus the number of Merger Earnout Consideration Shares the Holder is entitled to pursuant to Section 3.07 of the BCA.

3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

Annex A-94

5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

(a)     If to the Company, to:

Infintium Fuel Cell Systems, Inc.
3271 Brushy Creek Road
Greer, SC 29650
Attention: Yan (Chris) Feng
Email: cfeng@infintium.com

with a copy (which will not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Shane Wu, Esq.; Ross Carmel Esq.,
E-mail: swu@srfc.law; rcarmel@srfc.law

(b)    if to Parent or Merger Sub at or prior to the Closing, to:

Goldenstone Acquisition Limited
37-02 Prince Street, 2nd Floor
Flushing, NY 11354
Attention: Eddie Ni
Email: eddie@windfallusa.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum, Esq.; Jessica Isokawa, Esq.,
Giovanni Caruso, Esq.
Email: mnussbaum@loeb.com; jisokawa@loeb.com; gcaruso@loeb.com

(c)     If to the Holder, to the address set forth on the Holder’s signature page hereto.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

Annex A-95

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13. Dispute Resolution. Section 10.07 (Waiver of Jury Trial) of the BCA is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Governing Law. Section 10.06 (Governing Law) of the BCA is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with any provision in the BCA, the terms of this Agreement shall control.

[Signature page follows]

Annex A-96

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GOLDENSTONE ACQUISITION LIMITED
By:
Eddie Ni
Chief Executive Officer
HOLDER:
By:
[Name]
[Title]
[Address for notice]

Annex A-97

EXHIBIT D

FORM OF
SPONSOR LOCK-UP AGREEMENT

This Sponsor Lock-Up Agreement (this “Agreement”) is dated as of [•], 2024 by and between Goldenstone Holding, LLC, an Ohio limited liability company (the “Sponsor”) and Goldenstone Acquisition Limited, a Delaware corporation (the “Parent”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the BCA (as defined below).

RECITALS

A. Parent, Pacifica Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent, Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”) and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Company Securityholders, entered into the Business Combination Agreement dated as of June 21, 2024 (the “BCA”).

B. Pursuant to the BCA, the Company will merge with and into the Merger Sub (the “Merger”), with the Company as the surviving corporation. As a result of the Merger, Parent will become the 100% stockholder of the Company.

C. The Sponsor is the record and/or beneficial owner of certain securities of Goldenstone.

D. As a condition of, and as a material inducement for the Parent and the Company to enter into and consummate the transactions contemplated by the BCA, the Sponsor has agreed to execute and deliver this Agreement, which shall be effective as of the Closing Date of the Merger.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-up.

(a) Subject to Section 1(b) below, during the Lock-up Period (as defined below), the Sponsor agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the Lock-up Period, the Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Parent’s transfer agent not to process any attempts by the Sponsor to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) “Lock-up Period” means the earlier of (i) the date that is six (6) months after the Closing Date, (ii) the business day following the day that the Goldenstone Common Stock has traded at or above $12.50 for any fifteen trading days in a thirty trading day period, and (iii) the business day following the day that the Goldenstone Common Stock has traded at or above $11.50 for fifteen consecutive trading days.

Annex A-98

2. Beneficial Ownership. The Sponsor hereby represents and warrants that it beneficially owns, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), 200,000 shares of Goldenstone Common Stock (the “Sponsor Shares”), 175,625 private placement units (the “Sponsor Units”) with each Sponsor Unit consisting of one share of Goldenstone Common Stock, one Warrant (the “Sponsor Warrants”), and one Goldenstone Right (the “Sponsor Rights”). The Sponsor hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act) and the rules and regulations promulgated thereunder, any shares of Company Common Stock convertible into Goldenstone Common Stock pursuant to the BCA. For purposes of this Agreement, the Sponsor Shares, Sponsor Warrants, and Sponsor Rights beneficially owned by the Sponsor, together with the Sponsor Warrant Shares and any other shares of Goldenstone Common Stock, and including any securities convertible into, or exchangeable for, or representing the rights to receive Goldenstone Common Stock, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include shares of Goldenstone Common Stock acquired by the Sponsor in open market transactions during the Lock-up Period.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-up Shares in connection with (a) transfers or distributions to the Sponsor’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Sponsor’s immediate family or to a trust, the beneficiary of which is the Sponsor or a member of the Sponsor’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon death of the Sponsor; (d) pursuant to a qualified domestic relations order, (e) transfers to the Parent’s officers, directors or their affiliates, (f) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Sponsor, provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers, (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement, (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period, (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Goldenstone Common Stock or the vesting of stock-based awards; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Goldenstone Common Stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period.

3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Sponsor has independently evaluated the merits of its decision to enter into and deliver this Agreement, and the Sponsor confirms that it has not relied on the advice of the Company, the Company’s legal counsel, or any other person.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Sponsor in connection with this Agreement.

Annex A-99

5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

(a)     If to the Company, to:

Infintium Fuel Cell Systems, Inc.
3271 Brushy Creek Road
Greer, SC 29650
Attention: Yan (Chris) Feng
Email: cfeng@infintium.com

with a copy (which will not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Shane Wu, Esq.; Ross Carmel, Esq.

E-mail: swu@srfc.law; rcarmel@srfc.law

(b)    if to Parent or Merger Sub at or prior to the Closing, to:

Goldenstone Acquisition Limited
4360 East New York Street

Aurora, IL 60504
Attention: Eddie Ni
Email: eddie@windfallusa.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum, Esq.; Jessica Isokawa, Esq.,
Giovanni Caruso, Esq.
Email: mnussbaum@loeb.com; jisokawa@loeb.com; gcaruso@loeb.com

(c)     if to Sponsor, to:

Goldenstone Holding, LLC
4360 East New York Street
Aurora, IL 60504
Attention: Eddie Ni
Email: eddie@windfallusa.com

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party of original, photocopied or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Sponsor hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the Company and its successors and assigns.

Annex A-100

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party hereto.

13. Dispute Resolution. Section 10.07 (Waiver of Jury Trial) of the BCA is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Governing Law. Section 10.06 (Governing Law) of the BCA is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with any provision in the BCA, the terms of this Agreement shall control.

[Signature page follows]

Annex A-101

IN WITNESS WHEREOF, the parties hereto have caused this Sponsor Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first set forth above.

GOLDENSTONE ACQUISITION LIMITED
By:
Eddie Ni
Chief Executive Officer
GOLDENSTONE HOLDING, LLC
By:
Eddie Ni
Manager

Annex A-102

Annex B

FORM OF THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INFINTIUM FUEL CELL SYSTEMS HOLDINGS, INC.

Pursuant to Section 242 and 245 of the
Delaware General Corporation Law

Infintium Fuel Cell Systems Holdings, Inc., a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

1. The name of the corporation is Infintium Fuel Cell Systems Holdings, Inc.

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware (“Delaware Secretary of State”) on September 9, 2020.

3. The Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Delaware Secretary of State on March 16, 2022.

4. The Corporation’s Amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Delaware Secretary of State on September 21, 2023.

5. Amendment No. 2 to the Amended and Restated Certificate of Incorporation was filed in the office of the Delaware Secretary of State on June 18, 2024.

6. This Third Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

7. This Third Amended and Restated Certificate of Incorporation was duly adopted by the directors of the Corporation by written consent in accordance with the applicable provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

8. This Third Amended and Restated Certificate of Incorporation was duly adopted by the shareholders of the Corporation in accordance with the applicable provisions of Sections 211, 212, 216, 222, 242, and 245 of the General Corporation Law of the State of Delaware

9. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Infintium Fuel Cell Systems, Inc. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 3411 Silverside Road, Tatnall Building, #104, in the City of Wilmington, in the County of New Castle, Delaware 19810. The name of its registered agent at that address is Corporate Creations Network Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The name and mailing address of the incorporator is: Yan (Chris) Feng, 3271 Bushy Creek Road, Greer, South Carolina 29650.

FIFTH: The total number of shares which the Corporation shall have authority to issue is 210,000,000 shares of stock, $0.0001 par value, consisting of 200,000,000 shares of common stock (“Common Stock”) and 10,000,000 shares of preferred stock (the “Preferred Stock”). The holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The board of

Annex B-1

directors of the Corporation (“Board”) shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)   Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b)   The number of shares to constitute the class or series and the designation thereof;

(c)   The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d)  Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e)   Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f)   The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)  The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h)  Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)   Such other rights and provisions with respect to any class or series as the Board deems advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

SIXTH: The following provisions are included for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

Annex B-2

C. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware and to this Third Amended and Restated Certificate of Incorporation.

D. The bylaws of the Corporation may be amended or repealed or new bylaws may be adopted at any annual or special meeting of the stockholders by a majority of the total votes of the stockholders present in person or represented by proxy and entitled to vote on such action; provided, however, that the notice of such meeting shall have been given as provided in the bylaws.

E. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, taken at a special meeting of the stockholders called and held for that purpose, or by the affirmative vote of two-thirds of the directors then in office, and the vacancy in the Board of Directors caused by any such removal may be filled by the remaining directors or, if removal shall have been effected by a vote of the stockholders, by the stockholders.

SEVENTH:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C. Notwithstanding the foregoing provisions of this Article Seventh, no indemnification nor advancement of expenses will extend to any claims made by the Corporation’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

EIGHTH:

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the GCL or this Third Amended and Restated Certificate of Incorporation or the bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of subclauses (i) through (iv) in paragraph A of this Article Eighth, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not

Annex B-3

subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Securities Exchange Act of 1934, as amended, or Securities Act of 1933, as amended.

B. If any action the subject matter of which is within the scope of Paragraph A of this Article Eighth is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Paragraph A of this Article Eighth immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article Eighth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eighth (including, without limitation, each portion of any sentence of this Article Eighth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Annex B-4

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by Yan (Chris) Feng, its Chief Executive Officer, as of the [DAY] day of [MONTH], 2024.

By:
Yan (Chris) Feng
Chief Executive Officer

Annex B-5

Annex C

EQUITY INCENTIVE PLAN

Annex C-1

Annex D

OPINION OF FINANCIAL ADVISOR

Private and Confidential	June 21, 2024

Goldenstone Acquisition Ltd.
Attention: Eddie Niss
4360 E New York St.
Aurora, IL 60504

Fairness Opinion Letter

We understand that Goldenstone Acquisition Limited (“Goldenstone”), entered into a Business Combination Agreement (the “Business Combination Agreement”) , by and among Goldenstone, Pacifica Acquisition Corp. (“Merger Sub”) and Infintium Fuel Cell Systems, Inc. (“Infintium” or the “Company”) , pursuant to which the parties will Goldenstone consummate a business combination with Infintiun (the “Transaction”) based on a pre-money Enterprise Value of $130 Million.

The total consideration to be paid to the equity holders of the Company in the Transaction (the “Transaction Consideration”), after adjusting for debt, cash and transaction expenses, will be shares of Goldenstone common stock based on a pre-money enterprise value of the Company of $130 Million. The terms and conditions of the Transaction are more fully set forth in the Business Combination Agreement.

The Board of Directors of Goldenstone (“you”) have engaged EntrepreneurShares LLC (“ERShares Valuation Services” or “us”) to render an opinion (the “Opinion”) as to the fairness of the Transaction to the stockholders of Goldenstone from a financial point of view.

This Opinion is furnished solely to be utilized by the Board of Directors as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Board of Directors, any stockholder of Goldenstone, or any other person as to how such person should vote or act with respect to the Transaction. This Opinion is delivered to the Board of Directors subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of ERShares Valuation Services in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of ERShares Valuation Services shall be subjected to any personal liability whatsoever (other than for fraud, gross negligence, willful misconduct or bad faith) to any person, nor will any such claim be asserted by or on behalf of you or your affiliates against such person with respect to this Opinion other than ERShares Valuation Services.

We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction, (ii) Goldenstone’s underlying business decision to proceed with or effect the Transaction, (iii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Goldenstone (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Goldenstone or the Company in the Transaction, or relative to or in comparison with the Transaction Consideration, (v) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of Goldenstone, other than those set forth in this Opinion (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (vii) the fair value of the Company independent from the Transaction taken as a whole.

Annex D-1

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1)      We have reviewed the following documents and sources of information in items a through k, without limitation:

a.      Executed Non-Binding Letter of Intent referenced above dated January 12, 2024 (the “LOI”);

b.      Infintium’s Draft financial statement for the Years ended December 31, 2023, 2022 and 2021;

c.      Infintium’s Forecast Model;

d.      Infintium’s Management Presentation;

e.      Infintium’s Investor Presentation;

f.       Infintium’s Trading Comps;

g.      Various Infintium organizational and administrative documents we deemed necessary and appropriate to our analysis;

h.      Infintium’s Cap Table;

i.       Various documents related to insurance, loan and tax we deemed necessary and appropriate to our analysis;

j.       Various consulting, research and licensing agreements for Infintium we deemed necessary and appropriate to our analysis; and

k.      Prospective financial data related to the Company, for which we have no reason to dispute the underlying assumptions.

l.       Draft of the Business Combination Agreement, by and among Goldenstone, Merger Sub and Infintium (“the Business Combination Agreement)

2)      We met or otherwise communicated electronically with certain members of Goldenstone’s and Infintium’s senior and operating management to discuss Infintium’s operations, historical financial results related to their entities, future prospects, and projected operations and performance;

3)      We considered publicly available data and stock market performance data of public companies we deem comparable to Infintium and reviewed the industry in which Infintium operates; and

4)      We conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate, including economic, industry and Company-specific information.

The primary method used was a Market Method — Guideline Public Traded Companies as the basis for the fairness opinion assessment. These public comps were independently obtained by us. Management also provided comps that were reviewed as secondary comparison and found some overlaps to those used for the fairness opinion assessment.

We also used a Guideline Transaction Method to support the fairness opinion assessment. These were independently obtained and examined by us. Additional details of the analysis performed can be found in the associated proxy statement.

Finally, we completed an income method — Discounted Cash flows and examined public comps and market transaction data for key inputs. Additional details of the analysis performed can be found in the associated proxy statement.

Annex D-2

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to us by Goldenstone and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading in any material respect for the purposes of this Opinion. We have not assumed any responsibility for independent verification of such information or assurances. With respect to the Infintium Management forecasts, we have been advised by Infintium, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgements of the management of Infintium as to the future financial performance of Infintium.

Given the Company’s nature as a special purpose acquisition company, for purposes of our opinion and with Goldentsone’s consent we have assumed a value of $10.00 per Share in calculating the value of the Common Shares to be issued as the consideration under the agreement, with such $10.00 value being based on Goldenstone’s initial public offering price and Goldenstone’s approximate cash per outstanding Class A Share (excluding, for the avoidance of doubt, the dilutive impact of the Goldenstone Founder Shares, par value 0.0001 per share, (the “Founder Shares” and together with Goldenstone’s Class A Shares and the NewCo Common Shares) or any warrants issued by Goldenstone). In rendering our opinion, we do not express any view or opinion as to what the value of any Goldenstone’s Common shares will be when issued pursuant to the Transaction or the price or range of prices at which any Goldenstone Common Shares or other securities and financial instruments of or relating to Goldenstone may trade or otherwise be transferable at any time before or after announcement or consummation of the transaction.

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. We have also assumed that neither Goldenstone nor the Company are currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses. We are not responsible for conclusions based on erroneous or incomplete information provided to us.

Our Opinion is predicated on our assumption that the final executed form of the Business Combination Agreement will not differ in any material respect from the Business Combination Agreement (“BCA”) that the conditions to the Transaction as set forth in the BCA will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the BCA. We have also assumed, that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Infintium or the contemplated benefits of the Transaction.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion but was known or should have been known by Goldenstone or the Company at the date of such issuance that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by Goldenstone or NewCo with the Securities and Exchange Commission and delivered to the holders of Goldenstone’s or NewCo’s securities in connection with the Transaction.

Our assignment was finalized on June 21, 2024, Any events or information occurring after this date have not been subject to consideration.

Annex D-3

We have been retained by Goldenstone to provide this Fairness Opinion in connection with the Transaction and will receive a fixed fee for our services. Our fee is not contingent upon, or related to, the size of the transaction consideration, or whether the Transaction is consummated.

Conclusion

Based on the work performed by us, and on the statements above, we are of the opinion that the Transaction, on the date of issue of this document, is fair from a financial point of view for the stockholders of Goldenstone, other than the Sponsor, any of its affiliates and any other holder of Goldenstone Founder Shares.

Yours Sincerely,

Dr. Joel Shulman Ph.D., CFA CEO EntrepreneurShares LLC

Annex D-4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Goldenstone’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Goldenstone’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
1.1	Underwriting Agreement dated as of March 16, 2022 by and between Goldenstone Acquisition Limited and Maxim Group LLC	Form 8-K	01-41328	1.1	March 16, 2022
2.1#	Business Combination Agreement dated as of June 26, 2024, by and among Goldenstone Acquisition Limited, Pacifica Acquisition Corp., Infintium Fuel Cell Systems, Inc. and Yan (Chris) Feng, (included as Annex A to this proxy statement/prospectus)	Form S-4	333-284589	2.1	January 30, 2025
2.2#

Amendment No. 1 to the Business Combination Agreement dated as of January 28, 2025, by and among Goldenstone Acquisition Limited, Pacifica Acquisition Corp., Infintium Fuel Cell Systems, Inc. and Yan (Chris) Feng, (included as Annex A to this proxy statement/prospectus)

3.1	Amended and Restated Certificate of Incorporation of Goldenstone	Form 8-K	01-41328	3.1	March 16, 2022
3.2	Form of Second Amended and Restated Certificate of Incorporation of Goldenstone (included as Annex B to this proxy statement/prospectus).	Form S-4	333-284589	3.2	January 30, 2025
3.3	Amendment No. 3 to the Amended and Restated Certificate of Incorporation	Form 8-K	01-41328	3.1	June 24, 2025
3.4	Bylaws of Goldenstone	Form S-1	333-257209	3.4	June 21, 2021
4.1	Specimen Unit Certificate of Goldenstone Acquisition Limited	Form S-1	333-257209	4.1	June 21, 2021
4.2	Specimen Common Stock Certificate of Goldenstone Acquisition Limited	Form S-1	333-257209	4.2	June 21, 2021
4.3	Specimen Warrant Certificate of Goldenstone Acquisition Limited	Form S-1	333-257209	4.3	June 21, 2021
4.4	Specimen Right Certificate of Goldenstone Acquisition Limited	Form S-1	333-257209	4.4	June 21, 2021
4.5	Warrant Agreement, dated March 16, 2022, by and between Continental Stock Transfer & Trust Company and Goldenstone Acquisition Limited	Form 8-K	01-41328	4.1	March 16, 2022
4.6	Rights Agreement, dated March 16, 2022, by and between Continental Stock Transfer & Trust Company and Goldenstone Acquisition Limited	Form 8-K	01-41328	4.2	March 16, 2022
4.7**	Warrant Agreement	Form S-4		4.7
5.1***	Opinion of Loeb & Loeb LLP regarding the validity of the securities	Form S-4		5.1
8.1**	Tax Opinion	Form S-4		8.1
10.1	Letter Agreement, dated March 16, 2022, by and among Goldenstone Acquisition Limited and its officers, directors and initial stockholders	Form 8-K	01-41328	10.1	March 16, 2022
10.2	Investment Management Trust Agreement, dated March 16, 2022, by and between Continental Stock Transfer & Trust Company and Goldenstone Acquisition Limited	Form 8-K	01-41328	10.2	March 16, 2022
10.3	Stock Escrow Agreement, dated March 16, 2022, by and among Goldenstone Acquisition Limited, Continental Stock Transfer & Trust Company and the initial stockholders	Form 8-K	01-41328	10.3	March 16, 2022

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.4	Registration Rights Agreement, dated March 16, 2022, by and among Goldenstone Acquisition Limited, the Sponsor and the initial stockholders	Form 8-K	01-41328	10.4	March 16, 2022
10.5	Administrative Support Agreement	Form 8-K	01-41328	10.5	March 16, 2022
10.6	Unit Purchase Option dated March 21, 2022 by and between Goldenstone Acquisition Limited and Maxim Group LLC	Form 8-K	01-41328	10.7	March 16, 2022
10.9	Form of Sponsor Support Agreement	Form 8-K	01-41328	10.1	June 26, 2024
10.10	Form of Company Support Agreement	Form 8-K	01-41328	10.2	June 26, 2024
10.11	Form of Sponsor Lock-Up Agreement	Form 8-K	01-41328	10.3	June 26, 2024
10.12	Form of Company Lock-Up Agreement	Form 8-K	01-41328	10.4	June 26, 2024
10.15***	Form of Amended and Restated Registration Rights Agreement.	Form S-4
10.16**	Promissory Note Dated December 31, 2024	Form S-4	333-284589	10.16	April 24, 2025
10.17**	Promissory Note Dated March 31, 2025	Form S-4	333-284589	10.17	April 24, 2025
23.1	Consent of Marcum Asia CPAs LLP, independent registered public accounting firm of Goldenstone.	Form S-4	333-284589
23.2	Consent of UHY, LLP, independent registered public accounting firm of Infintium	Form S-4	333-284589
23.3***	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).	Form S-4
23.4**	Consent of DHH Law Firm, P.C. (included in Exhibit 8.1)	Form S-4	333-284589
24.1**	Power of Attorney (see signature page)	Form S-4	333-284589	24.1	January 30, 2025
24.2**	Power of Attorney for Infintium Fuel Cell Systems, Inc. (see signature page)	Form S-4	333-284589	24.2	January 30, 2025
99.1***	Consent of Yan (Chris) Feng_to be named as a director.
99.2***	Consent of Curtis Rusu to be named as a director.
99.3***	Consent of Christian Cline to be named as a director.
99.4**	Consent of EntrepreneurShares Valuation Services	Form S-4	333-284589	99.4	January 30, 2025
99.5***	Preliminary Proxy Card.	Form S-4
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).	Form S-4
101.SCH	Inline XBRL Taxonomy Extension Schema Document.	Form S-4
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	Form S-4
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	Form S-4
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.	Form S-4
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.	Form S-4
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).	Form S-4
107**	Filing Fee Table	Form S-4	333-284589	107	January 30, 2025

____________

*        Indicates management contract or compensatory plan or arrangement.

**      Previously filed.

***    To be filed by amendment

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on the 18th day of July, 2025.

Goldenstone Acquisition Limited
By:	/s/ Eddie Ni
Name:	Eddie Ni
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eddie Ni	Chief Executive Officer; Chief Financial Officer and Director	July 18, 2025
Eddie Ni	(Principal Executive, Financial and Accounting Officer)
*/s/ Ray Chen	Director	July 18, 2025
Ray Chen
*/s/ Jonathan McKeage	Director	July 18, 2025
Jonathan McKeage
*	Director	July 18, 2025
Pin Tai
/s/ Nan Sun	Director	July 18, 2025
Nan Sun
*By	/s/ Eddie Ni
Eddie Ni Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greer, State of South Carolina, on the 18th day of July, 2025.

Infintium Fuel Cell Systems, Inc.
By:	/s/ Yan (Chris) Feng
Name:	Yan (Chris) Feng
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yan (Chris) Feng	Chief Executive Officer; Director	July 18, 2025
Yan (Chris) Feng	(Principal Executive Officer and Principal Financial and Accounting Officer)
*/s/ Jinming (Jim) Yang	Director	July 18, 2025
Jinming (Jim) Yang
*/s/ Charles Mao	Director	July 18, 2025
Charles Mao
*/s/ Sheng Jiaw (Joe) Hwang	Director	July 18, 2025
Sheng Jiaw (Joe) Hwang
*By:	Yan (Chris) Feng
Yan (Chris) Feng Power of Attorney